As filed with the Securities and Exchange Commission on August 12, 2011

Registration No. 333-175462

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CAMCO FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	6022	51-0110823
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

814 Wheeling Avenue

Cambridge, Ohio 43725

(740) 435-2020

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James E. Huston, President and Chief Executive Officer

814 Wheeling Avenue

Cambridge, Ohio 43725

(740) 435-2020

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael D. Martz, Esq.

Vorys, Sater, Seymour and Pease LLP

52 East Gay Street

Columbus, Ohio 43215

(614) 464-6400

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $1.00 par value per share, underlying Subscription Rights(1)	$22,500,000(2)	$2,612.25(3)

(1)	This Registration Statement relates to the shares of Common Stock deliverable upon the exercise of non-transferable subscription rights pursuant to the rights offering described herein. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional shares of Common Stock as may be issued to prevent dilution of the shares of Common Stock covered hereby resulting from stock splits, stock dividends or similar transactions.
(2)	Represents the gross proceeds from the assumed exercise of all non-transferable subscription rights to be issued.
(3)	Calculated pursuant to Rule 457(o) under the Securities Act.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED [            ], 2011

PROSPECTUS

CAMCO FINANCIAL CORPORATION

Common Stock Underlying Subscription Rights

to Purchase up to

[            ] Shares of Common Stock

We are distributing, at no charge to our stockholders, non-transferable subscription rights to purchase up to [            ] shares of our common stock, $1.00 par value per share. In the rights offering, you will receive one subscription right for each share of common stock held by you of record as of 5:00 p.m. Eastern Time, on [            ], 2011, the record date of the rights offering.

Each subscription right will entitle you to purchase [        ] shares of our common stock at a subscription price of $[        ] per share, which we refer to as the basic subscription privilege. If you fully exercise your basic subscription privilege and other stockholders do not fully exercise their basic subscription privileges, you will be entitled to exercise an over-subscription privilege, subject to certain limitations and subject to allotment, to purchase a portion of the unsubscribed shares of our common stock at the same subscription price of $[        ] per share. To the extent you properly exercise your over-subscription privilege for an amount of shares that exceeds the number of the unsubscribed shares available to you, any excess subscription payments received by the subscription agent will be returned to you promptly, without interest, following the expiration of the rights offering.

The subscription rights will expire if they are not exercised by 5:00 p.m., Eastern Time, on [            ], 2011. We reserve the right to extend the expiration date one or more times, but in no event will we extend the rights offering beyond [            ], 2011. You should carefully consider whether to exercise your subscription rights before the expiration of the rights offering. All exercises of subscription rights are irrevocable. Our board of directors is making no recommendation regarding your exercise of the subscription rights. The subscription rights may not be sold, transferred or assigned.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 8 to read about factors you should consider before exercising your subscription rights.

We may offer any shares of common stock that remain unsubscribed (after taking into account all over-subscription rights exercised) at the expiration of the rights offering to the public at $[        ] per share. Any offering of shares of common stock that remain unsubscribed shall be on a best efforts basis. The public offering of unsubscribed shares of common stock shall terminate on [            ], 2011.

We may in our sole discretion cancel the rights offering at any time and for any reason. If we cancel this offering, the subscription agent will return all subscription payments it has received for the cancelled rights offering without interest or penalty.

We have engaged Registrar and Transfer Company to serve as the subscription agent and ParaCap Group LLC to serve as our financial and marketing advisor and information agent in connection with the rights offering and the public offering. The subscription agent will hold in escrow the funds we receive from subscribers until we complete or cancel the rights offering.

This is not an underwritten offering. ParaCap Group LLC is not obligated to purchase any of the shares of common stock that are being offered for sale.

Our common stock is traded on the NASDAQ Global Market under the trading symbol “CAFI.” The last reported sales price of our shares of common stock on July 7, 2011 was $1.85 per share. The shares of common stock issued in the rights offering will also be listed on the NASDAQ Global Market under the same symbol. The subscription rights will not be listed for trading on the NASDAQ Global Market or any other stock exchange or market. As of the close of business on July 7, 2011, there were 7,205,595 shares of common stock issued and outstanding.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

These shares of common stock are not savings accounts, deposits, or other obligations of our bank subsidiary or any of our non-bank subsidiaries and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this prospectus is [            ], 2011.

You should rely only on the information contained in this prospectus. We have not, and our agent, ParaCap Group LLC, has not, authorized anyone to provide you with additional or different information from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date on the front cover of this prospectus regardless of the time of delivery of this prospectus or any exercise of the rights.

The distribution of this prospectus and the rights offering and sale of shares of our common stock in certain jurisdictions may be restricted by law. This prospectus does not constitute an offer of, or a solicitation of an offer to buy, any shares of common stock in any jurisdiction in which such offer or solicitation is not permitted. No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to those jurisdictions.

In this prospectus, all references to the “Company,” “Camco,” “we,” “us” and “our” refer to Camco Financial Corporation and its subsidiaries, unless the context otherwise requires or where otherwise indicated. References to “Advantage,” “Advantage Bank” or the “Bank” mean our wholly-owned banking subsidiary. In this prospectus, we will refer to the rights offering and the public offering collectively as the “stock offering.”

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of our statements contained in this prospectus are “forward- looking statements” within the meaning of the Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of invoking these safe harbor provisions. Forward-looking statements are not guarantees of performance or results. When we use words such as “may,” “plan,” “contemplate,” “anticipate,” “believe,” “intend,” “continue,” “expect,” “project,” “predict,” “estimate,” “target,” “could,” “is likely,” “should,” “would,” “will,” and similar expressions, you should consider them as identifying forward-looking statements, although we may use other phrasing.

All statements other than statements of historical fact included in this prospectus regarding our outlook, financial position and results of operation, liquidity, capital resources and interest rate sensitivity are forward-looking statements. These forward-looking statements also include, but are not limited to:

•	anticipated changes in industry conditions created by state and federal legislation and regulations;

•	anticipated changes in general interest rates and the impact of future interest rate changes on our profitability, capital adequacy and the fair value of our financial assets and liabilities;

•	retention of our existing customer base and our ability to attract new customers;

•	the development of new products and services and their success in the marketplace;

•	the adequacy of the allowance for loan losses; and

•	statements regarding our anticipated loan and deposit account growth, expense levels, liquidity and capital resources and projections of earnings.

The forward-looking statements contained in this prospectus are based on our beliefs and assumptions and on the information available to us at the time that these disclosures were prepared and involve known and unknown risks, uncertainties and other factors which may cause our actual results to be materially different from any future results expressed or implied by such forward-looking statements. Although we believe the expectations reflected in such forward-looking statements are reasonable, we can give no assurance such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements included herein include, but are not limited to:

•	competition in the industry and markets in which we operate;

•	levels of non-performing assets;

•	changes in general interest rates;

•	loan demand;

•	rapid changes in technology affecting the financial services industry;

•	real estate values;

•	changes in government regulation; and

•	general economic and business conditions.

For other factors, risks and uncertainties that could cause our actual results to differ materially from estimates and projections contained in these forward-looking statements, please read the “Risk Factors” section of this prospectus. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary note. Any forward-looking statement speaks only as of the date which such statement was made, and, except as required by law, we expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.

QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING

The following are examples of what we anticipate will be common questions about the rights offering. The answers are based on selected information included elsewhere in this prospectus. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the rights offering. This prospectus contains more detailed descriptions of the terms and conditions of the rights offering and provides additional information about us and our business, including potential risks related to the rights offering, the common stock of the Company and our business.

What is the rights offering?

We are distributing to holders of shares of our common stock as of 5:00 p.m., Eastern Standard time, on [            ], 2011, which is the record date for the rights offering, at no charge, non-transferable subscription rights to purchase shares of our common stock. You will receive one subscription right for each share of common stock you owned as of 5:00 p.m., Eastern Time, on [            ], 2011. Each subscription right entitles the holder to a basic subscription privilege and an over-subscription privilege, which are described below. The shares to be issued in the rights offering, like our existing shares of common stock, will be traded on the NASDAQ Global Market under the symbol “CAFI.”

Why are we conducting the stock offering?

We are engaging in the stock offering to raise equity capital to improve Advantage’s capital position, and to retain additional capital at Camco. See “Use of Proceeds.” Our board of directors has chosen to raise capital through a rights offering to give our stockholders the opportunity to limit ownership dilution by buying additional shares of common stock. Our board of directors also considered several alternative capital raising methods prior to concluding that the rights offering was the appropriate option under the current circumstances. We believe that the rights offering will strengthen our financial condition by generating additional cash and increasing our capital position; however, our board of directors is making no recommendation regarding your exercise of the subscription rights. We cannot assure you that we will not need to seek additional financing or engage in additional capital offerings in the future.

What is the basic subscription privilege?

The basic subscription privilege of each subscription right gives our stockholders the opportunity to purchase [            ] shares of our common stock at a subscription price of $[        ] per share. We have granted to you, as a stockholder of record as of 5:00 p.m., Eastern Time, on the record date, one subscription right for each share of our common stock you owned at that time. Fractional shares of our common stock resulting from the exercise of the basic subscription privilege will be eliminated by rounding down to the nearest whole share. For example, if you owned 100 shares of our common stock as of 5:00 p.m., Eastern Time, on the record date, you would have received 100 subscription rights and would have the right to purchase [            ] shares of common stock for $[        ] per share. You may exercise all or a portion of your basic subscription privilege or you may choose not to exercise any subscription rights at all. However, if you exercise less than your full basic subscription privilege, you will not be entitled to purchase any additional shares by using your over-subscription privilege.

If you hold a Camco stock certificate, the number of rights you may exercise pursuant to your basic subscription privilege is indicated on the enclosed rights certificate. If you hold your shares in the name of a custodian bank, broker, dealer or other nominee, you will not receive a rights certificate. Instead, the Depository Trust Company (DTC) will issue one subscription right to the nominee record holder for each share of our common stock that you own at the record date. If you are not contacted by your custodian bank, broker, dealer or other nominee, you should contact your nominee as soon as possible.

What is the over-subscription privilege?

In the event that you purchase all of the shares of our common stock available to you pursuant to your basic subscription privilege, you may also choose to purchase a portion of any shares of our common stock that are not purchased by our other stockholders through the exercise of their basic subscription privileges. You should indicate on your rights certificate how many additional shares you would like to purchase pursuant to your over-subscription privilege.

If sufficient shares of common stock are available, we will seek to honor your over-subscription request in full. If, however, over-subscription requests exceed the number of shares of common stock available to be purchased pursuant to the over-subscription privilege, we will allocate the available shares of common stock among stockholders who over-subscribed by multiplying the number of shares requested by each stockholder through the exercise of their over-subscription privileges by a fraction that equals (x) the number of shares available to be issued through over-subscription privileges divided by (y) the total number of shares requested by all subscribers through the exercise of their over-subscription privileges. As described above for the basic subscription privilege, we will not issue fractional shares through the exercise of over-subscription privileges.

In order to properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege at the time you deliver payment related to your basic subscription privilege. Because we will not know the actual number of unsubscribed shares prior to the expiration of the rights offering, if you wish to maximize the number of shares you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares of our common stock that may be available to you. For that calculation, you must assume that no other stockholder, other than you, will subscribe for any shares of our common stock pursuant to their basic subscription privilege. See “The Rights Offering—The Subscription Rights—Over-Subscription Privilege.”

Am I required to exercise all of the subscription rights I receive in the rights offering?

No. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. If you do not exercise any subscription rights, the number of shares of our common stock you own will not change. However, if you choose not to exercise your subscription rights or you exercise less than all of your subscription rights and other stockholders fully exercise their subscription rights or exercise a greater proportion of their subscription rights than you exercise, the percentage of our common stock owned by these other stockholders will increase relative to your ownership percentage, and your voting and other rights in the Company will likewise be diluted. In addition, if you do not exercise your basic subscription privilege in full, you will not be entitled to participate in the over-subscription privilege.

How soon must I act to exercise my subscription rights?

If you received a rights certificate and elect to exercise any or all of your subscription rights, the subscription agent must receive your completed and signed rights certificate and payment (and your payment must clear) prior to the expiration of the rights offering, which is [            ], 2011, at 5:00 p.m., Eastern Time. If you hold your shares in the name of a custodian bank, broker, dealer or other nominee, your nominee may establish a deadline prior to 5:00 p.m., Eastern Time, on [            ], 2011 by which you must provide it with your instructions to exercise your subscription rights and payment for your shares. Our board of directors may, in its discretion, extend the rights offering one or more times, but in no event will the expiration date be later than [            ], 2011. Our board of directors may cancel or amend the rights offering at any time. In the event that the rights offering is cancelled, all subscription payments received will be returned promptly, without interest or penalty.

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Although we will make reasonable attempts to provide this prospectus to holders of subscription rights, the rights offering and all subscription rights will expire at 5:00 p.m., Eastern Time on [            ], 2011 (unless extended), whether or not we have been able to locate each person entitled to subscription rights.

May I transfer my subscription rights?

No. You may not sell, transfer or assign your subscription rights to anyone. Subscription rights will not be listed for trading on the NASDAQ Global Market or any other stock exchange or market. Rights certificates may only be completed by the stockholder who receives the certificate.

Are we requiring a minimum subscription to complete the rights offering?

There is no individual minimum purchase requirement in the rights offering.

Has our board of directors made a recommendation to our stockholders regarding the rights offering?

No. Our board of directors is making no recommendation regarding your exercise of the subscription rights. Stockholders who exercise subscription rights risk investment loss on new money invested. We cannot predict the price at which our shares of common stock will trade and, therefore, we cannot assure you that the market price for our common stock will be above the subscription price or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price. You are urged to make your decision based on your own assessment of our business and the rights offering. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

Are there any limits on the number of shares I may purchase in the rights offering or own as a result of the rights offering?

Each participant in this offering is subject to an overall beneficial ownership limit of 4.9%, calculated with respect to the approximately [            ] shares of common stock potentially outstanding after the consummation of this rights offering if all rights are exercised. Any rights exercised for common stock that would cause the holder to exceed the 4.9% ownership limit will not be considered exercised or subscribed for by that holder. The portion of the subscription price paid by a holder for common stock not considered subscribed for will be returned to that holder, without interest or penalty, as soon as practicable after completion of this offering.

We will also require each rights holder exercising its rights to represent to us that, together with any of its affiliates or any other person with whom it is acting in concert or as a partnership, syndicate or other group for the purpose of acquiring, holding or disposing of our securities, it will not beneficially own more than 4.9% of our outstanding shares of common stock, calculated based on the approximately [            ] shares potentially outstanding after the consummation of this rights offering if all rights are exercised.

Any rights holder found to be in violation of such representation will have granted to us with respect to any such excess shares (1) an irrevocable proxy and (2) a right for a limited period of time to repurchase such excess shares at the lesser of the subscription price and the market price for such shares, each as set forth in more detail in the subscription rights election form.

In addition, we will not issue shares of our common stock pursuant to the exercise of basic subscription rights or over-subscription rights to any person or entity who, in our sole opinion, could be required to obtain prior clearance or approval from or submit a notice to any state or federal bank regulatory authority to acquire, own or control such shares if, as of [            ], 2011, such clearance or approval has not been obtained and/or any applicable waiting period has not expired. If we elect not to issue shares in such a case, the unissued shares will become available to satisfy over-subscriptions by other stockholders pursuant to their subscription rights and will thereafter be available in the public reoffer of shares.

How do I exercise my subscription rights if I own shares in certificate form?

If you hold a Camco stock certificate and you wish to participate in the rights offering, you must take the following steps:

•	deliver a properly completed and signed rights certificate, and related subscription documents, to the subscription agent before 5:00 p.m., Eastern Time, on [ ], 2011; and

•	deliver payment to the subscription agent (as described below) before 5:00 p.m., Eastern Time, on [ ], 2011.

In certain cases, you may be required to provide additional documentation or signature guarantees.

Please follow the delivery instructions on the rights certificate. Do not deliver documents to Camco. You are solely responsible for completing delivery to the subscription agent of your subscription documents, rights certificate and payment. We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent so that they are received by the subscription agent by 5:00 p.m., Eastern Time, on [            ], 2011.

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the fullest extent possible based on the amount of the payment received, subject to the availability of shares under the over-subscription privilege and the elimination of fractional shares. Any excess subscription payments received by the subscription agent will be returned promptly, without interest, following the expiration of the rights offering.

What form of payment is required to purchase the shares of our common stock?

As described in the instructions accompanying the rights certificate, payments submitted to the subscription agent must be made in full United States currency by:

•	check payable to [ ], the subscription agent;

•	bank check or bank draft payable to [ ], the subscription agent, drawn upon a United States bank; or

•	money order payable to [ ], the subscription agent.

Payment will be deemed to have been received by the subscription agent only upon the subscription agent’s receipt of any certified check, bank check or bank draft drawn upon a United States bank or money order or, in the case of an uncertified personal check, receipt and clearance of such check.

Please note that funds paid by uncertified personal check may take at least seven business days to clear. Accordingly, if you wish to pay by means of an uncertified personal check, we urge you to make payment sufficiently in advance of the expiration date to ensure that the subscription agent receives cleared funds before that time. We also urge you to consider payment by means of a certified check, bank check, bank draft or money order.

What should I do if I want to participate in the rights offering, but my shares are held in the name of a custodian bank, broker, dealer or other nominee?

If you hold your shares of common stock through a custodian bank, broker, dealer or other nominee, then your nominee is the record holder of the shares you own. If you are not contacted by your nominee, you should contact your nominee as soon as possible. Your nominee must exercise the subscription rights on your behalf for the shares of common stock you wish to purchase. You will not receive a rights certificate. Please follow the instructions of your nominee. Your nominee may establish a deadline that may be before the 5:00 p.m., Eastern Time, [            ], 2011 expiration date that we have established for the rights offering.

When will I receive my new shares?

All shares that you purchase in the rights offering will be issued in book-entry, or uncertificated, form. When issued, the shares will be registered in the name of the subscription rights holder of record. As soon as practicable after the expiration of the rights offering period, the subscription agent will arrange for the issuance of the shares of common stock purchased in the rights offering. Subject to state securities laws and regulations, we have the discretion to delay distribution of any shares you may have elected to purchase by exercise of your rights in order to comply with state securities laws.

After I send in my payment and rights certificate, may I cancel my exercise of subscription rights?

No. All exercises of subscription rights are irrevocable unless the rights offering is terminated, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to purchase shares of our common stock in the rights offering.

Will our directors and officers participate in the rights offering?

All holders of our common stock as of the record date for the rights offering will receive, at no charge, the non-transferable subscription rights to purchase shares of our common stock as described in this prospectus. To the extent that our directors and officers held shares of our common stock as of the record date, they will receive the subscription rights and, while they are under no obligation to do so, will be entitled to participate in the rights offering. Our directors and officers have indicated that they intend to purchase a minimum of [            ] shares of our common stock in the offering.

What effects will the stock offering have on our outstanding common stock?

As of July 7, 2011, we had 7,205,595 shares of our common stock issued and outstanding. Assuming no options are exercised prior to the expiration of the rights offering and assuming all shares are sold in the rights offering, we expect approximately [            ] shares of our common stock will be outstanding immediately after completion of the stock offering.

The issuance of shares of our common stock in the stock offering will dilute, and thereby reduce, your proportionate ownership in our shares of common stock unless you fully exercise your basic subscription privilege and a certain level of your over-subscription privilege. In addition, the issuance of shares of our common stock at a subscription price which is less than the market price as of [            ], 2011 would likely reduce the price per share of shares of common stock held by you prior to the stock offering.

How much will we receive in net proceeds from the stock offering?

We expect the aggregate stock offering proceeds, net of expenses, to be between $15 million and $22 million. Subject to the Federal Reserve Board’s approval of or non-objection to the capital plan and business plan we have adopted, we intend to invest all of the net proceeds, up to a maximum of $20 million, in Advantage to improve its regulatory capital position, and retain the remainder of the net proceeds. The net proceeds we retain may be used for general corporate purposes. Please see “Use of Proceeds.”

Are there risks in exercising my subscription rights?

Yes. The exercise of your subscription rights involves risks. Exercising your subscription rights involves the purchase of additional shares of our common stock and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described under the heading “Risk Factors” in this prospectus.

If the rights offering is not completed, will my subscription payment be refunded to me?

Yes. The subscription agent will hold all funds it receives in a segregated bank account until completion of the rights offering. If the rights offering is not completed, all subscription payments received by the subscription agent will be returned promptly, without interest or penalty. If your shares are held in the name of a custodian bank, broker, dealer or other nominee, it may take longer for you to receive the refund of your subscription payment because the subscription agent will return payments through the record holder of your shares.

What is the public reoffer of shares?

If shares of common stock remain available for sale after the closing of the rights offering, we may offer and sell those remaining shares to the public on a best efforts basis at the $[        ] per share subscription price.

Will I receive interest on any funds I deposit with the subscription agent?

No. You will not be entitled to any interest on any funds that are deposited with the subscription agent pending completion or cancellation of the rights offering. If the rights offering is cancelled for any reason, the subscription agent will return this money to subscribers, without interest or penalty, as soon as practicable.

When can I sell the shares of common stock I receive upon exercise of the subscription rights?

If you exercise your subscription rights, you will be able to resell the shares of common stock purchased by exercising your subscription rights once your account has been credited with those shares, provided you are not otherwise restricted from selling the shares (for example, because you are an affiliate who holds control stock or because you possess material nonpublic information about the Company). Although we will endeavor to issue the shares as soon as practicable after completion of the rights offering, there may be a delay between the expiration date of the rights offering and the time that the shares are issued. In addition, we cannot assure you that, following the exercise of your subscription rights, you will be able to sell your common stock at a price equal to or greater than the subscription price.

What are the U.S. federal income tax consequences of exercising my subscription rights?

The receipt and exercise of subscription rights should generally not be taxable for U.S. federal income tax purposes. You should, however, seek specific tax advice from your tax advisor in light of your particular circumstances and as to the applicability and effect of any other tax laws. See “Certain Material U.S. Federal Income Tax Considerations.”

What fees or charges apply if I purchase shares of common stock in the rights offering?

We are not charging any fee or sales commission to issue subscription rights to you or to issue shares to you if you exercise your subscription rights (other than the subscription price). If you exercise your subscription rights through a custodian bank, broker, dealer or other nominee, you are responsible for paying any fees your nominee may charge you.

How much money will we receive from the rights offering and how will such proceeds be used?

The total proceeds to us from the rights offering will depend on the number of subscription rights that are exercised. If we issue all [        ] shares available in the rights offering, the total proceeds to us, before expenses, will be $22.5 million. We intend to use the proceeds of the stock offering to invest in Advantage to improve its regulatory capital position and for general corporate purposes.

What is the role of ParaCap Group LLC in the stock offering?

We have entered into an agreement with ParaCap Group LLC, pursuant to which ParaCap Group LLC is acting as our financial advisor and marketing and information agent in connection with the rights offering and will use its best efforts to assist us in soliciting the exercise of subscription rights for the purchase of shares of our common stock and in identifying and managing one or more qualifying broker-dealers to act as a selling group in connection with the solicitation of purchasers in the public reoffer of shares. Neither ParaCap Group LLC nor any other broker-dealer is acting as an underwriter or is obligated to purchase any shares of our common stock in the stock offering. We have agreed to pay certain fees to, and expenses of, ParaCap Group LLC.

Who should I contact if I have other questions?

If you have other questions regarding Camco, Advantage or the stock offering, or if you have any questions regarding completing a rights certificate or submitting payment in the rights offering, please contact our information agent, ParaCap Group LLC, at (        )         -            (toll free), Monday through Friday (except bank holidays), between 9:00 a.m. and 4:00 p.m., Eastern Time.

To whom should I send my forms and payment?

If your shares are held in the name of a broker, dealer, custodian bank or other nominee, then you should send your subscription documents and subscription payment to that record holder. If you are the record holder, then you should send your rights certificate and other documents, and subscription payment to the address provided below. If sent by mail, we recommend that you send documents and payments by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent. Do not send or deliver these materials to Camco.

By mail:	By hand or overnight courier:

You, or, if applicable, your nominee, are solely responsible for completing delivery to the subscription agent of your subscription rights election form and other documents and subscription payment. You should allow sufficient time for delivery of your subscription materials to the subscription agent and clearance of payment before the expiration of the rights offering period.

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SUMMARY

This summary highlights the information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information that you should consider before deciding whether to exercise your subscription rights. You should carefully read this entire prospectus, including the information contained in the sections entitled “Risk Factors,” “The Rights Offering” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our audited consolidated financial statements and the accompanying notes for the year ended December 31, 2010, and our unaudited consolidated financial statements for the quarter ended March 31, 2011, in their entirety before you decide to exercise your subscription rights.

Overview

Camco Financial Corporation is a bank holding company that was organized under Delaware law in 1970. Camco is engaged in the financial services business in Ohio, Kentucky and West Virginia, through its wholly-owned subsidiary, Advantage Bank. In June 2001, Camco completed a reorganization in which it combined its banking activities under one Ohio savings bank charter known as Advantage Bank.

As of March 31, 2011, Advantage had assets of approximately $792 million, $649 million in loans, $656 million in deposits and $46 million in stockholders’ equity. Our principal executive office is located at 814 Wheeling Avenue, Cambridge, Ohio 43725, and our telephone number is (740) 435-2020. We operate 23 branch offices in Ohio: four in Cincinnati, two each in Cambridge, London, Marietta and Washington Court House, and one each in Belpre, Byesville, Dover, Germantown, New Lebanon, Uhrichsville and Worthington; three in Kentucky: one each in Covington, Florence and Ft. Mitchell; and one in Vienna, West Virginia.

Advantage’s lending activities include the origination of commercial real estate and business loans, consumer loans, and residential conventional fixed-rate and variable-rate mortgage loans for the acquisition, construction or refinancing of single-family homes located in Camco’s primary market areas. Camco also originates construction and permanent mortgage loans on condominiums, two- to four-family, multi-family (over four units) and nonresidential properties. Camco continues to diversify the balance sheet through increasing commercial, commercial real estate, and consumer loans as well as retail and business checking and money market deposit accounts.

Advantage is primarily regulated by the State of Ohio Department of Commerce, Division of Financial Institutions (the “Division”), and the Federal Deposit Insurance Corporation (the “FDIC”). Advantage is a member of the Federal Home Loan Bank (the “FHLB”) of Cincinnati, and its deposit accounts are insured up to applicable limits by the Deposit Insurance Fund (the “DIF”) administered by the FDIC. Camco is regulated by the Federal Reserve Board (“FRB”).

Memorandum of Understanding

On March 4, 2009, Camco entered into a Memorandum of Understanding (the “MOU”) with the FRB. The MOU prohibits Camco from engaging in certain activities while the MOU is in effect, including, without the prior written approval of the FRB, (i) the declaration or payment of dividends to the stockholders or (ii) the repurchase of Camco stock.

FRB Agreement

On August 5, 2009, Camco entered into a written agreement with the FRB. The written agreement requires Camco to obtain FRB approval prior to: (i) declaring or paying any dividends; (ii) receiving dividends or any other form of payment representing a reduction in capital from Advantage; (iii) making any distributions of interest, principal or other sums on subordinated debentures or trust preferred securities; (iv) incurring, increasing or guaranteeing any debt; or (v) repurchasing any Camco stock. The written agreement also required Camco to develop a capital plan and submit it to the FRB for approval, which it has done.

FDIC Consent Order

Advantage entered into a consent agreement with the FDIC and the Division that provided for the issuance of an order by the FDIC and the Division. That order was executed by the FDIC and Division on July 31, 2009 (the “Consent Order”). The Consent Order requires Advantage to, among other things, (i) increase its Tier 1 risk based capital to 8%; and (ii) seek regulatory approval prior to declaring or paying any cash dividend. As a result of the Consent Order, Advantage is disqualified as a public depository under Ohio law and will incur higher premiums for FDIC insurance of its accounts. The Bank will be considered “adequately capitalized” until the Consent Order is removed by the FDIC and the Division.

Financial Results for Fiscal 2010 and First Quarter of 2011

On February 14, 2011, the Company announced its financial results for the fiscal year ended December 31, 2010 (“Fiscal 2010”), and on May 4, 2011, the Company announced its financial results for the quarterly period ended March 31, 2011. Key financial results for Fiscal 2010 and the first quarter of 2011 included the following:

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Net earnings were $652,000, or $0.09 per share, in the first quarter of 2011 compared to $129,000, or $0.02 per share, in the first quarter of 2010. Net loss was ($14.6) million, or ($2.02) per share, in Fiscal 2010 compared to ($11.2) million, or ($1.56) per share, in the fiscal year ended December 31, 2009 (“Fiscal 2009”).

•	Net interest margin was 3.63% in the first quarter of 2011 compared to 3.75% in the fourth quarter of 2010 and 3.25% in the first quarter of 2010.

•	Nonperforming assets were 5.39% of total assets as of March 31, 2011 compared with 5.38% as of December 31, 2010 and 5.47% as of December 31, 2009.

•	Nonperforming loans decreased to 4.85% of total net loans as of March 31, 2011 from 5.07% as of December 31, 2010 and 5.40% as of December 31, 2009.

•	Allowance for loan losses totaled $17.4 million at March 31, 2011 compared to $16.9 million at December 31, 2010 and $16.1 million at December 31, 2009.

•

Provision for losses on loans was $1.0 million in the first quarter of 2011 compared to $900,000 in the fourth quarter of 2010 and $900,00 in the first quarter of 2010. Provision for losses on loans was $18.5 million in Fiscal 2010 compared to $21.8 million in Fiscal 2009.

Net Interest Income

Net interest income before the provision for loan losses increased $354,000, or 5.7%, to $6.6 million for the first quarter of 2011, compared to $6.3 million for the first quarter of 2010. The increase was attributable to an increase in yield on interest earning assets combined with reductions in certificates of deposits, borrowings and the cost of funds. The Company’s yield on earning assets decreased to 5.27% in the first quarter of 2011 from 5.47% in the first quarter of 2010. Decreased yield resulted from declining loan portfolio, securities and FHLB stock balances. Planned continued runoff in certificates of deposits and the prepayment of borrowings combined with growth in core deposits resulted in a slightly reduced cost of funds. The cost of funds for the first quarter of 2011 was 1.71% compared to 1.78% for the first quarter of 2010. The Company anticipates continued declines in certificates of deposit balances over the next few quarters as maturities of single relationship accounts are not renewed.

Net interest income for Fiscal 2010 totaled $26.4 million, an increase of $2.3 million, or 9.4%, compared to Fiscal 2009, generally reflecting the effects of re-pricing of liabilities in a lower interest rate environment. Net interest margin increased 59 basis points to 3.50% for Fiscal 2010 compared to 2.91% for Fiscal 2009. The increase in net interest margin during Fiscal 2010, compared to Fiscal 2009, was due primarily to lower volume of interest-bearing liabilities and a lower cost of interest-bearing liabilities in Fiscal 2010 offset partially by a lower volume of interest-earning assets and a lower yield on those assets.

Provision for Losses on Loans and Asset Quality

A provision for losses on loans of $1.0 million was recorded for the first quarter of 2011, compared to $905,000 for the first quarter of 2010 and $936,000 for the fourth quarter of 2010. We added $18.5 million to the allowance for losses on loans in Fiscal 2010, compared to $21.8 million in Fiscal 2009.

The allowance for loan and lease loss strengthened in the first quarter of 2011 as net charge offs were less than $475,000. Non-performing assets decreased $1.2 million in the first quarter of 2011 to $43.0 million at March 31, 2011. The allowance for loan and lease losses to non-performing loans increased to 53.8% at March 31, 2011 from 49.9% at December 31, 2010 and 37.6% at March 31, 2010. The allowance for loan and lease losses was $17.4 million at March 31, 2011, compared to $16.9 million at December 31, 2010.

Loan quality has improved but the economic recovery within our market areas continues to be slow and has caused declines in the underlying value of collateral both in commercial and residential real estate and deterioration in the financial condition of some of our borrowers. These factors have made it difficult to sustain a steady reduction in classified assets and non-performing loans. A summary of certain key factors follows:

	(in thousands)
	3/31/2011	12/31/2010	3/31/2010	12/31/2009
Criticized Loans*	$60,634	$65,841	$78,607	$71,673
Non-Performing Loans	$32,298	$33,779	$42,117	$36,449
Loan Loss Reserve	$17,410	$16,870	$15,821	$16,099
Loan Loss Reserve / Total Loans	2.61%	2.46%	2.26%	2.38%

*	Includes special mention, substandard, doubtful and loss.

Other Income

Other income totaled $3.3 million for the three months ended March 31, 2011 an increase of $1.3 million, or 76.4%, from the comparable 2010 period. The increase in other income was primarily attributable to a $1.3 million increase in gain on sale of investments.

General, Administrative and Other Expense

General, administrative and other expense totaled $7.4 million for the three months ended March 31, 2011 an increase of $485,000 or 7.0%, from the comparable period in 2010. The increase in general, administrative and other expense was due to increases in real estate owned and loan expenses partially offset by decreases in professional services and franchise taxes.

The increase in real estate owned expense of $408,000 and loan expenses of $333,000 is reflective of the large real estate owned portfolio and expenses related to ownership such as real estate taxes, and upkeep of properties. These expenses were coupled with the continued falling of real estate values that have negatively impacted our portfolio values and caused a write down to fair market value. The increase in loan expenses are reflective of additional expenses related to classified assets and the legal aspects related to collection efforts or litigation.

The decrease in professional services is due to a decrease in legal expenses relating to classified assets. The decrease in franchise taxes is due to the adjusted accrual on prepaid taxes.

Balance Sheet

Total assets were $791.6 million at March 31, 2011, which is a decrease of $59.9 million or 7.0%, from March 31, 2010, and $23.4 million or 2.9% from December 31, 2010. Cash and cash equivalents increased $32.7 million from December 31, 2010. The increase was primarily attributable to the sale of investments and the prepayment of advances as we begin to restructure our balance sheet to rely less on non-core funding. Excess cash will be invested in securities which will continue to protect our liquidity position. We will also continue to focus on profitable lending opportunities.

Total assets decreased 3.3% to $815.0 million at December 31, 2010 from $842.7 million at December 31, 2009, primarily as a result of the decreases in investments and cash offset partially by an increase in loans. Loans held for sale decreased $9.9 million from the previous quarter which contributed to our gain on sale and increase in MSR values during the quarter. Total loans were $684.7 million at December 31, 2010, compared to $675.1 million at December 31, 2009. The total loan portfolio mix continues to change with a greater percentage representing commercial loans, the growth of which has been a strategic initiative for the Bank. Deposit balances were $651.8 million at December 31, 2010, compared to $659.9 million at December 31, 2009. Excluding the planned runoff of public fund and brokered deposits, our core deposit base continues to increase.

Available Information

The Company files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any materials that the Company files with the SEC at the SEC’s Public Reference Room at 100 F Street NE, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC also maintains an Internet website, at http://www.sec.gov, that contains the Company’s filed reports, proxy and information statements and other information that the Company files electronically with the SEC. Additionally, the Company makes these filings available, free of charge, on its website at http://www.camcofinancial.com as soon as reasonably practicable after the Company electronically files such materials with, or furnishes them to, the SEC. None of the information contained on, or that may be accessed through, the Company’s website is a prospectus or constitutes part of, or is otherwise incorporated into, this prospectus.

Rights Offering Summary

The following summary describes the principal terms of the rights offering, but is not intended to be complete. See the information under the heading “The Rights Offering” in this prospectus for a more detailed description of the terms and conditions of the rights offering.

Securities Offered	We are distributing to you, at no charge, one non-transferable subscription right for each share of our common stock that you owned as of 5:00 p.m., Eastern Time, on [ ], 2011, either as a holder of record or, in the case of shares held of record by custodian banks, brokers, dealers or other nominees on your behalf, as a beneficial owner of such shares.

Subscription Price	$[ ] per share of common stock. To be effective, any payment related to the exercise of a subscription right must clear prior to the expiration of the rights offering period.

Record Date	5:00 p.m., Eastern Time, on [ ], 2011.

Expiration of the Rights Offering	5:00 p.m., Eastern Time, on [ ], 2011. We may extend the rights offering without notice to you until [ ], 2011.

Use of Proceeds	We expect the aggregate net proceeds from the stock offering to be between $15 million and $22 million. We intend to use the proceeds of the stock offering to invest in Advantage to improve its regulatory capital position and for general corporate purposes.

Basic Subscription Privilege	The basic subscription privilege of each subscription right entitles you to purchase [ ] shares of our common stock at a subscription price of $[ ] per share; however, fractional shares of our common stock resulting from the exercise of the basic subscription privilege will be eliminated by rounding down to the nearest whole share. The number of rights you may exercise appears on your rights certificate.

Over-Subscription Privilege	In the event that you purchase all of the shares of our common stock available to you pursuant to your basic subscription privilege, you may also choose to subscribe for a portion of any shares of our common stock that are not purchased by our stockholders through the exercise of their basic subscription privileges. You may subscribe for shares of common stock pursuant to your over-subscription privilege, subject to the purchase and ownership limitations described below under the heading “Limitations on the Purchase of Shares.”

Limitations on the Purchase of Shares	Each participant in this offering is subject to an overall beneficial ownership limit of 4.9%, calculated based on the approximately [ ] shares of common stock potentially outstanding after the consummation of this rights offering if all rights are exercised. Any rights exercised for common stock that would cause the holder to exceed the 4.9% ownership limit will not be considered exercised or subscribed for by that holder. The portion of the subscription price paid by a holder for common stock not considered subscribed for will be returned to that holder, without interest or penalty, as soon as practicable after completion of this offering.

We will also require each rights holder exercising its rights to represent to us that, together with any of its affiliates or any other person with whom it is acting in concert or as a partnership, syndicate or other group for the purpose of acquiring, holding or disposing of our securities, it will not beneficially own more than 4.9% of our outstanding shares of common stock as a result of the exercise of rights. See “The Rights Offering — Limit on How Many Shares of Common Stock You May Purchase in the Rights Offering.”

In addition, we will not issue shares of our common stock pursuant to the exercise of basic subscription rights or over-subscription rights to any person or entity who, in our sole opinion, could be required to obtain prior clearance or approval from or submit a notice to any state or federal bank regulatory authority to acquire, own or control such shares if, as of [            ], 2011, such clearance or approval has not been obtained and/or any applicable waiting period has not expired.

Non-Transferability of Rights	The subscription rights may not be sold, transferred or assigned and will not be listed for trading on the NASDAQ Global Market or on any other stock exchange or market.

No Board Recommendation

Our board of directors is making no recommendation regarding your exercise of your subscription rights. You are urged to make your decision based on your own assessment of our business and the rights offering.

Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

Revocation	All exercises of subscription rights are irrevocable, even if you later learn of information that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to purchase shares of our common stock in the rights offering.

Material U.S. Federal Income Tax Considerations	For U.S. federal income tax purposes, you should not recognize gain or loss upon receipt or exercise of a subscription right. You should consult with your own tax advisor as to the tax consequences to you of the receipt, exercise or lapse of the rights in light of your particular circumstances.

Extension and Cancellation	Although we do not presently intend to do so, we have the option to extend the rights offering expiration date, but in no event will we extend the rights offering beyond [ ], 2011. Our board of directors may cancel the rights offering at any time. In the event that the rights offering is cancelled, all subscription payments received by the subscription agent will be returned promptly, without interest or penalty.

Public Reoffer	If shares of common stock remain available for sale after the closing of the rights offering, we may offer and sell those remaining shares to the public on a best efforts basis at the $[ ] per share subscription price.

Procedures for Exercising Rights

To exercise your subscription rights, you must take the following steps:

•         If you hold a Camco stock certificate, you must deliver payment and a properly completed and signed rights certificate to the information agent to be received before 5:00 p.m., Eastern Time, on [            ], 2011. You may deliver the documents and payment by U.S. mail or courier service. If U.S. mail is used for this purpose, we recommend using registered mail, properly insured, with return receipt requested.

•         If you are a beneficial owner of shares that are registered in the name of a custodian bank, broker, dealer or other nominee, you will not receive a rights certificate. You should instruct your nominee to exercise your subscription rights on your behalf. Please follow the instructions of your nominee, who may require that you meet a deadline earlier than 5:00 p.m., Eastern Time, on [            ], 2011.

Subscription Agent	Registrar and Transfer Company, the subscription agent, will hold funds received in payment for shares of our common stock in a segregated account pending completion of the rights offering. The subscription agent will hold this money in escrow until the rights offering is completed or is withdrawn and canceled. If the rights offering is canceled for any reason, all subscription payments received by the subscription agent will be returned promptly, without interest or penalty.

Financial Advisor and Information Agent	ParaCap Group LLC is acting as our financial advisor and marketing and information agent in connection with the rights offering. We have agreed to pay certain fees to, and expenses of, ParaCap Group LLC.

Shares of Common Stock Outstanding Before the Rights Offering	7,205,595 shares of our common stock were outstanding as of July 7, 2011.

Shares of Common Stock Outstanding After Completion of the Rights Offering	Assuming no options or warrants are exercised prior to the expiration of the rights offering and assuming all shares are sold in the rights offering at the maximum of the offering range, we expect approximately [ ] shares of our common stock will be outstanding immediately after completion of the rights offering.

NASDAQ Global Market Symbol	Shares of our common stock are currently listed for trading on the NASDAQ Global Market under the symbol “CAFI” and the shares to be issued in connection with the rights offering will also be listed on the NASDAQ Global Market under the same symbol.

Risk Factors	Before you exercise your subscription rights to purchase shares of our common stock, you should be aware that there are risks associated with your investment, including the risks described in the section entitled “Risk Factors” of this prospectus, and the risks that we have highlighted in other sections of this prospectus. You should carefully read and consider these risk factors together with all of the other information included in this prospectus before you decide to exercise your subscription rights to purchase shares of our common stock.

RISK FACTORS

An investment in our common stock involves certain risks. You should carefully consider the risks described below, together with the other information contained in this prospectus before making a decision to invest in our common stock. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. If any of the following risks actually occur, our business, results of operations and financial condition could suffer. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to the Rights Offering

The future price of our shares of common stock may be less than the $[        ] purchase price per share in the rights offering.

If you exercise your subscription rights to purchase shares of common stock in the rights offering, you may not able to sell them later at or above the $[        ] purchase price in the rights offering. The actual market price of our common stock could be subject to wide fluctuations in response to numerous factors, some of which are beyond our control. These factors include, among other things, actual or anticipated variations in our costs of doing business, operating results and cash flow, the nature and content of our earnings releases and our competitors’ earnings releases, changes in financial estimates by securities analysts, business conditions in our markets and the general state of the securities markets and the market for other financial stocks, changes in capital markets that affect the perceived availability of capital to companies in our industry, governmental legislation or regulation, currency and exchange rate fluctuations, as well as general economic and market conditions, such as downturns in our economy and recessions.

Once you exercise your subscription rights, you may not revoke them. If you exercise your subscription rights and, afterwards, the public trading market price of our shares of common stock decreases below the subscription price, you will have committed to buying shares of our common stock at a price above the prevailing market price and could have an immediate unrealized loss. Our common stock is traded on the NASDAQ Global Market under the ticker symbol “CAFI,” and the last reported sales price of our common stock on the NASDAQ Global Market on July 7, 2011 was $1.85 per share. We cannot assure you that the market price of our shares of common stock will not decline after you exercise your subscription rights. Moreover, we cannot assure you that following the exercise of your subscription rights you will be able to sell your shares of common stock at a price equal to or greater than the subscription price.

The stock offering may reduce your percentage ownership in Camco.

If you do not exercise your subscription rights or you exercise less than all of your rights, and other stockholders fully exercise their rights or exercise a greater proportion of their rights than you exercise, you will suffer dilution of your percentage ownership of our equity securities relative to such other stockholders. As of the record date, there were [            ] shares of common stock outstanding. If all of our stockholders exercise their subscription rights in full, we will issue [            ] shares of common stock in the rights offering, which represents approximately [    ]% of the [            ] shares of common stock potentially outstanding upon the completion of the rights offering.

Our directors and executive officers own, and expect to continue to own after completion of the stock offering, a significant portion of our common stock and can exert significant control over our business and corporate affairs.

Our directors and executive officers, as a group, beneficially owned approximately 6.73% of our outstanding common stock, as of July 7, 2011. Following the stock offering, our current directors and executive officers, together with their affiliates are expected to own approximately [        ]% and [        ]% of our total outstanding shares of common stock, assuming the sale at the minimum and maximum of the offering range, respectively. As a result of their ownership, the directors and executive officers will have the ability, by voting their shares in concert, to significantly influence the outcome of all matters submitted to our stockholders for approval, including the election of directors and the approval of significant corporate transactions, including potential mergers, consolidations or sales of all or substantially all of our assets.

You may not revoke your exercise of rights; we may terminate the rights offering.

Once you exercise your subscription rights, you may not revoke or change the exercise unless we are required by law to permit revocation. Accordingly, if you exercise your subscription rights and later learn information about us that you consider unfavorable, you will be committed to buying shares and may not revoke or change your exercise. We may terminate the rights offering at our discretion. If we terminate the rights offering, none of Camco, the information agent or the subscription agent will have any obligation to you with respect to the rights except to return any payment received by the subscription agent, without interest or penalty.

The subscription rights are non-transferable and thus there will be no market for them.

You may not sell, transfer or assign your subscription rights to anyone else. We do not intend to list the subscription rights on any securities exchange or any other trading market. Because the subscription rights are non-transferable, there is no market or other means for you to directly realize any value associated with the subscription rights.

If you do not act promptly and follow the subscription instructions, your exercise of subscription rights will be rejected.

Stockholders who desire to purchase shares in the rights offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent, and all payments clear, prior to the expiration of the rights offering period. If you are a beneficial owner of shares, you must act promptly to ensure that your broker, dealer, custodian bank or other nominee acts for you and that all required forms and payments are actually received by the subscription agent prior to the expiration of the rights offering period. We are not responsible if your broker, dealer, custodian bank or nominee fails to ensure that all required forms and payments are actually received by the subscription agent, and all payments clear, prior to the expiration of the rights offering period. If you fail to complete and sign the required subscription forms, send an incorrect payment amount or otherwise fail to follow the subscription procedures that apply to your exercise in the rights offering or your payment does not clear prior to the expiration of the rights offering period, the subscription agent may, depending on the circumstances, reject your subscription or accept it only to the extent of any payment that has been received and has cleared. Neither we nor the subscription agent will undertake to contact you concerning, or attempt to correct, an incomplete or incorrect subscription form. We have the sole discretion to determine whether the exercise of your subscription rights properly and timely follows the subscription procedures.

You may not be able to resell any shares of our common stock that you purchase pursuant to the exercise of subscription rights immediately upon expiration of the subscription rights offering period or be able to sell your shares at a price equal to or greater than the subscription price.

If you exercise your subscription rights, you may not be able to resell the common stock purchased by exercising your subscription rights until your account has been credited with those shares. Moreover, you will have no rights as a stockholder of the shares you purchased in the rights offering until we issue the shares to you. Although we will endeavor to issue the shares as soon as practicable after expiration of the rights offering, there may be a delay between the expiration date of the rights offering and the time that the shares are issued. In addition, we cannot assure you that, following the exercise of your subscription rights, you will be able to sell your shares of common stock at a price equal to or greater than the subscription price or at all.

Because we do not have any formal commitments from any of our stockholders to participate in the rights offering and because no minimum subscription is required, we cannot assure you of the amount of proceeds, if any, that we will receive from the rights offering.

We do not have any formal commitments from any of our stockholders to participate in the rights offering and there is no minimum subscription required. We cannot assure you that any of our stockholders will exercise all or any part of their subscription rights. Therefore, we cannot assure you of the amount of proceeds that we will receive in the rights offering. If our stockholders subscribe for fewer shares of our common stock than anticipated, the net proceeds we receive from the rights offering could be reduced and we could incur damage to our reputation.

We have broad discretion in the use of proceeds of the stock offering.

Other than an investment in Advantage, we have not designated the anticipated net proceeds of the stock offering for specific uses. Accordingly, our management will have considerable discretion in the application of the net proceeds of the stock offering and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. See “Use of Proceeds.”

Risks Related to Our Business

Camco expects to continue to be subject to restrictions and conditions of the MOU, Written Agreement and Consent Order. As a result, Camco has incurred and expect to continue to incur significant additional regulatory compliance expense that will negatively effect our results of operations.

Camco and the Bank continue to be under the conditions of the MOU, FRB Written Agreement and Consent Order as a result of various regulatory concerns as of December 31, 2010. Camco has incurred and expect to continue to incur significant additional regulatory compliance expense in connection with these directives and will incur ongoing expenses attributable to compliance with their terms, including higher FDIC premiums. These regulatory compliance expenses related to the directives could continue to have a significant adverse impact on our results of operations in the future.

Our capital levels currently do not comply with the higher capital requirements required by the Consent Order.

Under the Consent Order, the FDIC and the Division required the Bank to raise its Tier I capital to 8% by February 28, 2010. As of March 31, 2011, the Bank needed approximately $15.7 million in additional capital based on assets at such date to meet this requirement. The Company currently does not have any capital available to invest in the Bank. Camco is considering various strategies, including the rights offering, to help us achieve the required capital level, but there is no assurance that any capital raising strategy can be completed successfully in the near future. Moreover, any further increases to our allowance for loan losses and operating losses would negatively impact our capital levels and make it more difficult to achieve the capital level directed by the FDIC and the Division. Based on our failure to meet the required capital level, the FDIC or the Division could take additional enforcement action against us.

In addition to the Consent Order, the FRB Written Agreement, MOU, governmental regulation and regulatory actions against us may further impair our operations or restrict our growth.

In addition to the requirements of the Consent Order, the FRB written agreement and the MOU, Camco is subject to significant governmental supervision and regulation. These regulations are intended primarily for the protection of depositors’ funds, federal deposit insurance funds and the banking system as a whole, not security holders. These regulations affect our lending practices, capital structure, investment practices, dividend policy and growth, among other things. Congress and federal regulatory agencies continually review banking laws, regulations and policies for possible changes. Statutes and regulations affecting our business may be changed at any time and the interpretation of these statutes and regulations by examining authorities may also change.

There can be no assurance that such changes to the statutes and regulations or to their interpretation will not adversely affect our business. Such changes could subject us to additional costs, limit the types of financial services and products Camco may offer and/or increase the ability of non-banks to offer competing financial services and products, among other things.

On July 21, 2010, the Dodd-Frank Act was signed into law. The Dodd-Frank Act represents a comprehensive overhaul of the financial services industry within the United States. There are a number of reform provisions that are likely to significantly impact the ways in which banks and bank holding companies, including Camco and Advantage, do business. For example, the Dodd-Frank Act changes the assessment base for federal deposit insurance premiums by modifying the deposit insurance assessment base calculation to equal a depository institution’s consolidated assets less tangible capital and permanently increases the standard maximum amount of deposit insurance per customer to $250,000 and non-interest bearing transaction accounts will have unlimited deposit insurance through December 31, 2012. The Dodd-Frank Act creates the Consumer Financial Protection Bureau as a new agency empowered to promulgate new and revise existing consumer protection regulations which may limit certain consumer fees or otherwise significantly change fee practices. The Dodd-Frank Act also imposes more stringent capital requirements on bank holding companies by, among other things, imposing leverage ratios on bank holding companies and prohibiting new trust preferred issuances from counting as Tier I capital. The Dodd-Frank Act also repeals the federal prohibition on the payment of interest on demand deposits, thereby permitting depository institutions to pay interest on business transaction and other accounts. Other significant changes from provisions of the Dodd-Frank Act include, but are not limited to: (i) changes to rules relating to debit card interchange fees; (ii) new comprehensive regulation of the over-the counter derivatives market; (iii) reform related to the regulation of credit rating agencies; (iv) restrictions on the ability of banks to sponsor or invest in private equity or hedge funds; and (v) the implementation of a number of new corporate governance provisions, including, but not limited to, requiring companies to “claw back” incentive compensation under certain circumstances, providing stockholders the opportunity to cast a non-binding vote on executive compensation, new executive compensation disclosure requirements and considerations regarding the independence of compensation advisors.

Many provisions of the Dodd-Frank Act will not be implemented immediately and will require interpretation and rule making by federal regulators. Camco is closely monitoring all relevant sections of the Dodd-Frank Act to ensure continued compliance with laws and regulations. While the ultimate effect of the Dodd-Frank Act on Camco cannot currently be determined, the law and its implementing rules and regulations are likely to result in increased compliance costs and fees paid to regulators, along with possible restrictions on our operations, all of which may have a material adverse affect on Camco’s operating results and financial condition.

Camco may not be able to attract and retain skilled people.

Our success depends in large part on our ability to attract and retain key people. There are a limited number of qualified persons in Southeastern Ohio with the knowledge and experience required to successfully implement our recovery plan. At this time, new senior executives are required to be approved by our regulators. Suitable candidates for positions may decline to consider employment with the Company given its financial condition and the current regulatory environment. In addition, it may be difficult for us to offer compensation packages that would be sufficient to convince candidates that are acceptable to our regulators and meet our requirements to agree to become our employee and/or relocate. Our financial condition and the existing uncertainties may result in existing employees seeking positions at other companies where these issues are not present. The unexpected loss of services of other key personnel could have a material adverse impact on our business because of a loss of their skills, knowledge of our market and years of industry experience. If Camco is not able to promptly recruit qualified personnel, which Camco requires to conduct our operations, our business and our ability to successfully implement our recovery plan could be affected.

Camco has a relatively high percentage of non-performing loans and classified assets relative to our total assets. If our allowance for loan losses is not sufficient to cover our actual loan losses, our ability to become profitable will be adversely affected.

At March 31, 2011, our non-performing loans totaled $32.3 million, representing 4.9% of total loans and 4.1% of total assets. In addition, loans which management has classified as either substandard, doubtful or loss totaled $50.9 million, representing 7.9% of total loans and 6.4% of total assets. At March 31, 2011, our allowance for loan losses was $17.4 million, representing 53.9% of non-performing loans. In the event our loan customers do not repay their loans according to their terms and the collateral securing the payment of these loans is insufficient to pay any remaining loan balance, Camco may experience significant loan losses, which could have a materially adverse effect on our operating results. Camco makes various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the amount of the allowance for loan losses, Camco reviews loans and our loss and delinquency experience, and evaluates economic conditions. If our assumptions are incorrect, our allowance for loan losses may not be sufficient to cover probable losses in our loan portfolio, resulting in additions to our allowance. The additions to our allowance for loan losses would be made through increased provision for loan losses, which would reduce our income.

Since 2008, our loan quality has been negatively impacted by deteriorating conditions within the commercial real estate market and economy as a whole, which has caused declines in commercial real estate values and deterioration in financial condition of various commercial borrowers. Additionally, increases in delinquent real estate mortgage loans have occurred as a result of deteriorating economic conditions and a decline in the housing market across our geographic footprint that reflected declining home prices and increasing inventories of houses for sale. These conditions have led Camco to downgrade the loan quality ratings on various loans through its normal loan review process. In addition, several impaired loans have become under-collateralized due to reductions in the estimated net realizable fair value of the underlying collateral. As a result, Camco’s provision for loans losses, net charge-offs and nonperforming loans in recent quarters have continued to be higher than historical levels. The additional provisions for loan losses in this period were largely attributed to the aforementioned issues.

Bank regulators periodically review Advantage’s allowance for loan losses and may require it to increase the allowance for loan losses. Any increase in the allowance for loan losses as required by these regulatory authorities could have a material adverse effect on Camco’s results of operations and financial condition.

Camco may elect or be compelled to seek additional capital in the future, but that capital may not be available when it is needed.

Camco and Advantage are required by federal and state regulatory authorities to maintain adequate levels of capital to support their operations. Currently, Advantage is not in compliance with the Tier 1 capital requirement required by the Consent Order. As a result, Camco must raise additional capital. Camco has engaged an investment banking firm and is in the process of raising additional capital, but the Company has not been in compliance with neither the Consent Order nor its capital directive since June 2010. The financial condition of the Bank and the Company has declined since that time, and, on March 31, 2011, the Company’s stockholders’ equity totaled $45.9 million. Camco’s ability to raise additional capital will depend on its financial performance, conditions in the capital markets, economic conditions and a number of other factors, many of which are outside of its control. Accordingly, there can be no assurance that Camco can raise additional capital on terms it deems acceptable. If Camco cannot raise additional capital, it may have a material adverse effect on its financial condition, results of operations and prospects, and may result in further enforcement action by the FRB, FDIC or Division, including a potential federal conservatorship or receivership of the Bank, or a requirement that Camco sell or transfer its assets or take other action which would likely result in a significant loss of the value of the shares held by Camco’s stockholders.

The recent repeal of federal prohibitions on payment of interest on demand deposits could increase our interest expense.

All federal prohibitions on the ability of financial institutions to pay interest on demand deposit accounts were repealed as part of the Dodd-Frank Act. As a result, beginning on July 21, 2011, financial institutions could commence offering interest on demand deposits to compete for clients. Camco does not yet know what interest rates other institutions may offer. Camco’s interest expense will increase and its net interest margin will decrease if Camco begins offering interest on demand deposits to attract new customers or maintain current customers, which could have a material adverse effect on Camco’s business, financial condition and results of operation.

Camco is subject to examinations and challenges by tax authorities.

In the normal course of business, Camco and its subsidiaries, are routinely subject to examinations from federal and state tax authorities regarding the amount of taxes due in connection with investments made and the businesses in which Camco has engaged. Recently, federal and state tax authorities have become increasingly aggressive in challenging tax positions taken by financial institutions. These tax positions may relate to tax compliance, sales and use, franchise, gross receipts, payroll, property and income tax issues, including tax base, apportionment and tax credit planning. The challenges made by tax authorities may result in adjustments to the timing or amount of taxable income or deductions or the allocation of income among tax jurisdictions. Currently, Camco’s 2009 tax year is being audited by the Internal Revenue Service (“IRS”). If any challenges are made and are not resolved in Camco’s favor, they could have a material adverse effect on Camco’s financial condition and results of operations.

A large percentage of our loans are collateralized by real estate and continued deterioration in the real estate market may result in additional losses and adversely affect our financial results.

Our results of operations have been, and in future periods will continue to be significantly impacted by the economy in Ohio, and to a lesser extent, other markets Camco is exposed to, including Kentucky and West Virginia.

Deterioration of the economic environment Camco is exposed to, including a continued decline or worsening declines in the real estate market and single-family home re-sales or a material external shock, may significantly impair the value of our collateral and our ability to sell the collateral upon foreclosure. In the event of a default with respect to any of these loans, amounts received upon sale of the collateral may be insufficient to recover outstanding principal and interest on the loan. Over the past three years, material declines in the value of the real estate assets securing many of our real estate loans has led to significant credit losses in this portfolio. Because of our high concentration of loans secured by real estate (the majority of which were originated several years ago), it is possible that Camco will continue to experience some level of credit losses and high provisions even if the overall real estate market stabilizes or improves due to the continuing uncertainty surrounding many of the specific real estate assets securing our loans and the weakened financial condition of some of our real estate borrowers and guarantors.

Difficult economic conditions and market volatility have adversely impacted the banking industry and financial markets generally and may significantly affect our business, financial condition, or results of operation.

The continued deteriorating economic conditions in our markets may negatively affect the Company. Falling home prices and increasing foreclosures; unemployment and underemployment have negatively impacted the credit performance of mortgage loans and resulted in significant write-downs of asset values by financial institutions. The resulting write-downs to assets of financial institutions have caused many financial institutions to seek additional capital, to merge with larger and stronger institutions and, in some cases, to seek government assistance or bankruptcy protection.

Many lenders and institutional investors have reduced and, in some cases, ceased to provide funding to borrowers, including to other financial institutions because of concern about the stability of the financial markets and the strength of counterparties. It is difficult to predict how long these economic conditions will exist, which of our markets, products or other businesses will ultimately be affected, and whether management’s actions will effectively mitigate these external factors. Accordingly, the resulting lack of available credit, lack of confidence in the financial sector, decreased consumer confidence, increased volatility in the financial markets and reduced business activity could materially and adversely affect Camco’s business, financial condition and results of operations.

As a result of the challenges presented by economic conditions, Camco may face the following risks in connection with these events:

•

Inability of borrowers to make timely repayments of their loans, or decreases in value of real estate collateral securing the payment of such loans resulting in significant credit losses, which could result in increased delinquencies, foreclosures and customer bankruptcies, any of which could have a material adverse effect on our operating results.

•

Increased regulation of the financial services industry, including heightened legal standards and regulatory requirements or expectations. Compliance with such regulation will likely increase costs and may limit Camco’s ability to pursue business opportunities.

•

Further disruptions in the capital markets or other events, including actions by rating agencies and deteriorating investor expectations, may result in an inability to borrow on favorable terms or at all from other financial institutions.

•

Increased competition among financial services companies due to the recent consolidation of certain competing financial institutions and the conversion of certain investment banks to bank holding companies, which may adversely affect Camco’s ability to market our products and services.

Volatility in the economy may negatively impact the fair value of our stock.

The market price for Camco’s common stock has been volatile in the past, and several factors could cause the price to fluctuate substantially in the future, including:

•	announcements of developments related to our business;

•	fluctuations in our results of operations;

•	sales of substantial amounts of our securities into the marketplace;

•	general conditions in our markets or the worldwide economy;

•	a shortfall in revenues or earnings compared to securities analysts’ expectations;

•	our inability to pay cash dividends;

•	changes in analysts’ recommendations or projections; and

•	our announcement of other projects.

Changes in interest rates could adversely affect our financial condition and results of operations.

Our results of operations depend substantially on our net interest income, which is the difference between (i) interest income on interest-earning assets, principally loans and investment securities, and (ii) interest expense on deposit accounts and borrowings. These rates are highly sensitive to many factors beyond our control, including general economic conditions, inflation, recession, unemployment, money supply and the policies of various governmental and regulatory authorities. While Camco has taken measures intended to manage the risks of operating in a changing interest rate environment, there can be no assurance that these measures will be effective in avoiding undue interest rate risk.

Increases in interest rates can affect the value of loans and other assets, including our ability to realize gains on the sale of assets. Camco originates loans for sale and for our portfolio. Increasing interest rates may reduce the volume of origination of loans for sale and consequently the volume of fee income earned on such sales. Further, increasing interest rates may adversely affect the ability of borrowers to pay the principal or interest on loans and leases, resulting in an increase in non-performing assets and a reduction of income recognized.

In contrast, decreasing interest rates have the effect of causing clients to refinance mortgage loans faster than anticipated. This causes the value of assets related to the servicing rights on loans sold to be lower than originally anticipated. If this happens, Camco may need to write down the value of our servicing assets faster, which would accelerate our expenses and lower our earnings.

The Company relies, in part, on external financing to fund its operations and the availability of such funds in the future could adversely impact its growth strategy and prospects.

The Bank relies on deposits, advances from the FHLB and other borrowings to fund its operations. The Company also has previously issued subordinated debentures to raise additional capital to fund its operations. Although the Company considers such sources of funds adequate for its current capital needs, the Company may seek additional debt or equity capital in the future to achieve its long-term business objectives. The sale of equity or convertible debt securities in the future may be dilutive to the Company stockholders, and debt refinancing arrangements may require the Company to pledge some of its assets and enter into covenants that would restrict its ability to incur further indebtedness. Additional financing sources, if sought, might be unavailable to the Company or, if available, could be on terms unfavorable to it. If additional financing sources are unavailable, not available on reasonable terms or the Company is unable to obtain any required regulatory approval for additional debt, the Company’s growth strategy and future prospects could be adversely impacted.

Credit risks could adversely affect our results of operations.

There are inherent risks associated with our lending activities, including credit risk, which is the risk that borrowers may not repay outstanding loans or that the value of the collateral securing loans may decrease. Camco extends credit to a variety of customers based on internally set standards and judgment. Camco attempts to manage credit risk through a program of underwriting standards, the review of certain credit decisions and an on-going process of assessment of the quality of the credit already extended. However, conditions such as inflation, recession, unemployment, changes in interest rates, money supply and other factors beyond our control may increase our credit risk. Such adverse changes in the economy may have a negative impact on the ability of borrowers to repay their loans. Because Camco has a significant amount of real estate loans, decreases in real estate values could adversely affect the value of property used as collateral. In addition, substantially all of our loans are to individuals and businesses in Ohio. Consequently, any decline in the economy of this market area could have a materially adverse effect on our financial condition and results of operations.

Camco operates in an extremely competitive market, and our business will suffer if Camco is unable to compete effectively.

In our market area, Camco encounters significant competition from other commercial banks, savings associations, savings banks, insurance companies, consumer finance companies, credit unions, other lenders and with the issuers of commercial paper and other securities, such as shares in money market mutual funds. The increasingly competitive environment is a result primarily of changes in regulation and the accelerating pace of consolidation among financial service providers. Many of our competitors have substantially greater resources and lending limits than Camco does and may offer services that Camco does not or cannot provide.

The preparation of financial statements requires management to make estimates about matters that are inherently uncertain.

Management’s accounting policies and methods are fundamental to how Camco records and reports our financial condition and results of operations. Our management must exercise judgment in selecting and applying many of these accounting policies and methods in order to ensure that they comply with generally accepted accounting principles and reflect management’s judgment as to the most appropriate manner in which to record and report our financial condition and results of operations. The most critical estimates are the level of the allowance of loan losses, the valuation of mortgage servicing rights and the valuation allowance on the deferred tax asset. Due to the inherent nature of these estimates, Camco cannot provide absolute assurance that it will not significantly increase the allowance for loan losses or sustain loan losses that are significantly higher than the provided allowance, nor that it will not recognize a significant provision for the impairment of mortgage servicing rights.

Our organizational documents may have the effect of discouraging a third party from acquiring us.

Our certificate of incorporation and bylaws contain provisions that make it more difficult for a third party to gain control over or acquire us. These provisions also could discourage proxy contests and may make it more difficult for dissident stockholders to elect representatives as directors and take other corporate actions. These provisions of our governing documents may have the effect of delaying, deferring or preventing a transaction or a change in control that might be in the best interest of our stockholders.

Consumers may decide not to use banks to complete their financial transactions.

Technology and other changes are allowing parties to utilize alternative methods to complete financial transactions that historically have involved banks. For example, consumers can now maintain funds in brokerage accounts or mutual funds that would have historically been held as bank deposits. Consumers can also complete transactions such as paying bills and/or transferring funds directly without the assistance of banks. The process of eliminating banks as intermediaries could result in the loss of fee income, as well as the loss of customer deposits and the related income generated from those deposits. The loss of these revenue streams and the lower cost deposits as a source of funds could have a material adverse effect on our financial condition and results of operations.

Camco may be named as a defendant from time to time in a variety of litigation and other actions.

Camco or one of its subsidiaries may be named as a defendant from time to time in a variety of litigation arising in the ordinary course of their respective businesses. Such litigation is normally covered by errors and omissions or other appropriate insurance. However, significant litigation could cause Camco to devote substantial time and resources to defending its business or result in judgments or settlements that exceed insurance coverage, which could have a material adverse effect on Camco’s financial condition and results of operation. Further, any claims asserted against Camco, regardless of merit or eventual outcome may harm Camco’s reputation and result in loss of business. In addition, Camco may not be able to obtain new or different insurance coverage, or adequate replacement policies with acceptable terms.

The Company’s allowance for loan losses may not be adequate to cover actual losses.

The Company maintains an allowance for loan losses to provide for loan defaults and non-performance. The Company’s allowance for loan losses may not be adequate to cover actual loan losses and future provisions for loan losses could materially and adversely affect the Company’s operating results. The Company’s allowance for loan losses is based on its historical loss experience, as well as an evaluation of the risks associated with its loans held for investment. The amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates that may be beyond the Company’s control, and these losses may exceed current estimates. Federal regulatory agencies, as an integral part of their examination process, review the Company’s loans and allowance for loan losses. While the Company believes that its allowance for loan losses is adequate to cover current losses, the Company could need to increase its allowance for loan losses or regulators could require it to increase this allowance. Either of these occurrences could materially and adversely affect the Company’s earnings and profitability.

Our ability to use net operating loss carry forwards to reduce future tax payments may be limited or restricted.

Camco has generated net operating losses (“NOLs”) as a result of our recent losses. Camco generally is able to carry NOLs forward to reduce taxable income in future years. However, our ability to utilize the NOLs is subject to the rules of Section 382 of the Internal Revenue Code of 1986, as amended. Section 382 generally restricts the use of NOLs after an “ownership change.” An ownership change occurs if, among other things, the stockholders (or specified groups of stockholders) who own or have owned, directly or indirectly, 5% or more of a corporation’s common stock or are otherwise treated as 5% stockholders under Section 382 and the Treasury Regulations caused an increase in their aggregate percentage ownership of that corporation’s stock by more than 50 percentage points over the lowest percentage of the stock owned by these stockholders over a three-year rolling period. In the event of an ownership change, Section 382 imposes an annual limitation on the amount of taxable income a corporation may offset with NOL carry forwards. This annual limitation is generally equal to the product of the value of the corporation’s stock on the date of the ownership, multiplied by the long-term tax-exempt rate published monthly by the IRS. Any unused annual limitation may be carried over to later years until the applicable expiration date for the respective NOL carry forwards. Camco cannot ensure that our ability to use our NOLs to offset income will not become limited in the future. As a result, Camco could pay taxes earlier and in larger amounts than would be the case if our NOLs were available to reduce our federal income taxes without restriction.

A material breach in Camco’s security systems may have a significant effect on Camco’s business and reputation.

Camco collects processes and stores sensitive consumer data by utilizing computer systems and telecommunications networks operated by both Camco and third party service providers. Camco has security and backup and recovery systems in place, as well as a business continuity plan, to ensure the computer systems will not be inoperable, to the extent possible. Camco also has security to prevent unauthorized access to the computer systems and requires its third party service providers to maintain similar controls. However, management cannot be certain that these measures will be successful. A security breach of the computer systems and loss of confidential information, such as customer account numbers and related information could result in a loss of customers’ confidence and, thus, loss of business.

Risks Related to Ownership of Our Common Stock

Although publicly traded, our common stock has substantially less liquidity than the average liquidity of stocks listed on the NASDAQ Global Market.

Although our common stock is listed for trading on the NASDAQ Global Market, our common stock has substantially less liquidity than the average liquidity for companies listed on the NASDAQ Global Market. A public trading market having the desired characteristics of depth, liquidity and orderliness depends on the presence in the marketplace of willing buyers and sellers of our common stock at any given time. This marketplace depends on the individual decisions of investors and general economic and market conditions over which we have no control. This limited market may affect your ability to sell your shares on short notice, and the sale of a large number of shares at one time could temporarily depress the market price of our common stock. For these reasons, our common stock should not be viewed as a short-term investment.

The market price of our common stock may fluctuate in the future, and this volatility may be unrelated to our performance. General market price declines or overall market swings in the future could adversely affect the price of our common stock, and the current market price may not be indicative of future market prices.

Our ability to pay cash dividends is subject to prior FRB approval.

The MOU prohibits the Company from paying dividends without the FRB’s prior approval. Camco does not know how long this restriction will remain in place. Even if Camco is permitted to pay a dividend, Camco is dependent primarily upon the earnings of Advantage for funds to pay dividends on our common stock. The payment of dividends by Advantage is subject to certain regulatory restrictions. Currently, Advantage is prohibited from paying any dividends to Camco without the prior approval of the FDIC and the Division. In addition, federal law generally prohibits a depository institution from making any capital distributions (including payment of a dividend) to its parent holding company if the depository institution would thereafter and or continue to be undercapitalized. As a result, any payment of dividends in the future by Camco will be dependent, in large part, on Advantage’s ability to satisfy these regulatory restrictions and our subsidiaries’ earnings, capital requirements, financial condition and other factors.

We may issue additional shares of common stock or convertible securities that will dilute the percentage ownership interest of existing shareholders and may dilute the book value per share of our common stock and adversely affect the terms on which we may obtain additional capital.

Our authorized capital includes 29,900,000 shares of common stock and 100,000 shares of preferred stock. As of July 7, 2011, we had 7,205,595 shares of common stock and no shares of preferred stock outstanding, will issue up to [        ] additional shares of common stock in this rights offering, and had reserved for issuance 609,583 shares of common stock underlying options that are exercisable at an average price of $4.92 per share. In addition, as of July 7, 2011, we had the ability to issue 672,599 shares of common stock pursuant to options and restricted stock that may be granted in the future under our existing equity compensation plans. Although we presently do not have any intention of issuing additional common stock (other than pursuant to our equity compensation plans), we may do so in the future in order to meet our capital needs and regulatory requirements, and we will be able to do so without shareholder approval. Subject to applicable NASDAQ Listing Rules, our Board of Directors generally has the authority, without action by or vote of the shareholders, to issue all or part of any authorized but unissued shares of common stock for any corporate purpose, including issuance of equity-based incentives under or outside of our equity compensation plans. We may seek additional equity capital in the future as we develop our business and expand our operations. Any issuance of additional shares of common stock or convertible securities will dilute the percentage ownership interest of our shareholders and may dilute the book value per share of our common stock.

An investment in our common stock is not an insured deposit.

Our common stock is not a bank deposit and, therefore, is not insured against loss by the FDIC, any other deposit insurance fund or by any other public or private entity. Investment in our common stock is inherently risky for the reasons described in this “Risk Factors” section and elsewhere in this prospectus and is subject to the same market forces that affect the price of common stock in any company. As a result, our shareholders may lose some or all of their investment in our common stock.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The unaudited pro forma consolidated balance sheet table for March 31, 2011, and the pro forma income statement and earnings per share table for the fiscal year ended December 31, 2010 presented below have been prepared by management to illustrate the impact of:

•	the shareholder approval of an increase in the number of shares of common stock authorized to be issued from 14,900,000 shares to 29,900,000 shares; and

•	the rights offering pursuant to which stockholders of the Company are entitled to purchase up to [ ] shares of common stock at a subscription price of $[ ] per share.

Consolidated Balance Sheets

(Unaudited)

The following table presents the Company’s unaudited pro forma consolidated balance sheet adjusted for the pro forma impacts of the shareholder approval of an increase in the number of shares of common stock authorized to be issued from 14,900,000 shares to 29,900,000 shares and a fully subscribed rights offering for the periods shown. The pro forma consolidated balance sheet as of March 31, 2011 assumes that the foregoing transactions occurred on March 31, 2011.

	March 31, 2011 (as Reported)	Adjustments for Rights Offering		March 31, 2011 (Pro Forma)
ASSETS
Cash and due from banks	$12,163	$—		$12,163
Interest-bearing deposits in other financial institutions	49,614	22,000	(1)	71,614

Cash and cash equivalents	61,777	22,000		83,777
Securities available for sale, at market	13,402	—		13,402
Securities held to maturity, at cost	3,804	—		3,804
Loans held for sale - at lower of cost or fair value	1,249	—		1,249
Loans receivable – net	648,090	—		648,090
Office premises and equipment – net	9,667	—		9,667
Real estate acquired through foreclosure	10,308	—		10,308
Federal Home Loan Bank stock - at cost	9,888	—		9,888
Accrued interest receivable	3,218	—		3,218
Mortgage servicing rights – at lower of cost or market	4,111	—		4,111
Prepaid expenses and other assets	6,491	—		6,491
Cash surrender value of life insurance	19,562	—		19,562

Total assets	$791,567	$22,000		$813,567

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits	$655,597	$—		655,597
Other Borrowings	10,833	—		10,833
Advances from the Federal Home Loan Bank	68,842	—		68,842
Advances by borrowers for taxes and insurance	1,373	—		1,373
Accounts payable and accrued liabilities	9,033	—		9,033

Total liabilities	745,678	—		745,678
Commitments	—	—		—

Stockholders’ equity:
Preferred stock - $1 par value; authorized 100,000 shares; no shares outstanding	—	—		—
Common stock - $1 par value	8,885	7,206	(1)	16,091
Unearned compensation	(55)	—		(55)
Additional paid-in capital	60,418	14,794		75,212
Retained earnings	788	—		788
Accumulated other comprehensive income net of related tax effects	(33)	—		(33)
Treasury stock -1,678,913 shares at March 31, 2011, at cost	(24,114)	—		(24,114)

Total stockholders’ equity	45,889	22,000		67,889

Total liabilities and stockholders’ equity	$791,567	$22,000		813,567

(1)	Adjustment reflects net cash proceeds received by the Company as a result of the Rights Offering as follows:

Proceeds from the Rights Offering	$22,500
Estimated transaction costs from Rights Offering	(500)

$22,000

Pro Forma Income Statement and Earnings Per Share

(Unaudited)

The following table presents the Company’s unaudited pro forma earnings per share adjusted for the pro forma impacts of the shareholder approval of an increase in the number of shares of common stock authorized to be issued from 14,900,000 shares to 29,900,000 shares and a fully subscribed rights offering for the year ended December 31, 2010. Pro forma earnings per share assume that the Company completed the rights offering on January 1, 2010.

	Year Ended December 31, 2010	Adjustments for Rights Offering	Year Ended December 31, 2010
	(as reported)		(Pro Forma)
Interest and dividend income
Loans	$37,602	—	$37,602
Investment securities	1,906	—	1,906
Other interest-bearing accounts	1,313	—	1,313

Total interest income	40,821	—	40,821
Interest expense
Deposits	10,575	—	10,575
Borrowings	3,859	—	3,859

Total interest expense	14,434	—	14,434

Net interest income	26,387	—	26,387
Provision for losses on loans	18,460	—	18,460

Net interest income after provision for losses on loans	7,927	—	7,927
Other income
Rent and other	702	—	702
Title fees	950	—	950
Loan servicing fees	1,269	—	1,269
Gain on sale of loans	1,882	—	1,882
Mortgage servicing rights – net	(593)	—	(593)
Service charges and other fees on deposits	2,276	—	2,276
Gain (loss) on sale of premises and equipment	1	—	1
Income on cash surrender value life insurance	877	—	877

Total other income	7,364		7,364
General, administrative and other expense
Employee compensation and benefits	12,935	—	12,935
Occupancy and equipment	3,003	—	3,003
Federal deposit insurance premiums	2,121	—	2,121
Data processing	1,127	—	1,127
Advertising	358	—	358
Franchise taxes	928	—	928
Postage, supplies and office expenses	1,129	—	1,129
Travel, training and insurance	399	—	399
Professional services	1,981	—	1,981
Transaction processing	740	—	740
Real estate owned and other expenses	3,077	—	3,077
Loan expenses	1,534	—	1,534

Total general, administrative and other expense	29,332	—	29,332

Loss before federal income taxes	(14,041)	—	(14,041)
Total federal income taxes	518	—	518

NET LOSS	(14,559)		(14,559)

LOSS PER SHARE
Basic	$(2.02)	$1.01	$(1.01)

Diluted	$(2.02)	$1.01	$(1.01)

Weighted average shares:
Basic	7,205,595	7,205,595	14,411,190

Fully diluted	7,205,595	7,205,595	14,411,190

USE OF PROCEEDS

Although we cannot determine what the actual net proceeds from the sale of the shares of common stock in the stock offering will be until the stock offering is completed, we estimate that the aggregate net proceeds from the stock offering, after deducting estimated offering expenses, will be between $15 million and $22 million. Subject to the FRB’s approval of or non-objection to the capital plan and business plan we have adopted, we intend to invest all of the net proceeds, up to a maximum of $20 million, in Advantage to improve its regulatory capital position and to retain the remainder of the net proceeds. The net proceeds we retain may be used for general corporate purposes. Other than an investment in Advantage, we currently have no arrangements or understandings regarding any specific use of proceeds.

The net proceeds may vary because total expenses relating to the offering may be more or less than our estimates. For example, our expenses will increase if shares of common stock not purchased in the rights offering are sold in the public reoffer of shares.

CAPITALIZATION

The following table sets forth our capitalization at March 31, 2011 and as adjusted to reflect the sale of an assumed [            ] shares of our common stock at the subscription price of $[        ] per share and the receipt of the net proceeds from the rights offering after deducting estimated offering expenses in the amount of $[        ]. The table does not reflect the use of proceeds from the rights offering. The information presented in the table below should be read in conjunction with the consolidated financial statements and notes thereto contained in this prospectus.

	Actual	As Adjusted for Rights Offering
STOCKHOLDERS’ EQUITY:
Preferred stock, $1 par value; 100,000 shares authorized; no shares issued or outstanding as of March 31, 2011	—	—
Common stock, $1 par value; 24,900,000 shares authorized; 8,884,508 shares issued and 7,205,595 shares outstanding as of March 31, 2011	$8,885	$16,091
Unearned Compensation	$(55)	$(55)
Additional paid-in capital	$60,418	$75,212
Retained Earnings	$788	$788
Accumulated other comprehensive income net of related tax effects	$(33)	$(33)
Treasury Stock; 1,678,913 shares at December 31, 2010 and March 31, 2011, at cost	$(24,114)	$(24,114)

Total stockholders’ equity	$45,889	$67,889

Total liabilities and stockholders’ equity	$791,567	$813,567

Book value per share	$6.37	$4.71

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our common stock is listed and traded on the NASDAQ Global Market under the symbol “CAFI.” We had 7,205,595 shares of common stock outstanding and approximately 2,745 holders of record of the common stock at July 7, 2011. On July 7, 2011, the most recent practicable date before the date of this prospectus, the closing price of our common stock as reported on the NASDAQ Global Market was $1.85 per share.

The table below sets forth the high and low daily closing price for the common stock of Camco, together with the dividends declared per share of common stock for the periods indicated.

	Close Price		Cash Dividends
	High	Low	Declared
Fiscal Year Ending December 31, 2011
First quarter	$2.41	$1.65	$0.00
Second quarter	2.00	1.56	$0.00

Fiscal Year Ended December 31, 2010
First quarter	$3.40	$1.91	$0.00
Second quarter	3.70	2.51	$0.00
Third quarter	2.39	1.70	$0.00
Fourth quarter	2.19	1.17	$0.00

Fiscal Year Ended December 31, 2009
First quarter	$3.70	$0.85	$0.01
Second quarter	3.66	1.56	$0.01
Third quarter	2.60	2.00	$0.00
Fourth quarter	2.17	1.51	$0.00

The foregoing table shows only historical comparisons. These comparisons may not provide meaningful information to you in determining whether to purchase common stock. You are urged to obtain current market quotations for our common stock and to review carefully the other information contained in this prospectus.

Any future determination to pay dividends will be at the discretion of our board of directors, subject to applicable limitations under Delaware law and restrictions imposed by our regulators, and will be dependent upon our results of operations, financial condition, contractual restrictions and other factors deemed relevant by our board of directors.

Agreements entered into between Camco and the FRB require us to, among other things, obtain the prior written approval of the FRB prior to (i) declaring or paying any dividends to our stockholders; (ii) receiving dividends or any other form of payment representing a reduction in capital from Advantage; or (iii) repurchasing any Camco stock.

Our primary source of funds for the payment of dividends is dividends from Advantage. The Consent Order entered into by Advantage with the FDIC and the Division requires Advantage to, among other things, seek regulatory approval prior to declaring or paying any cash dividend. We do not believe that such regulatory approval is likely in the foreseeable future. As a result, our payment of dividends in 2011 and beyond is uncertain.

BUSINESS

General

Camco Financial Corporation is a bank holding company that was organized under Delaware law in 1970. Camco is engaged in the financial services business in Ohio, Kentucky and West Virginia through its wholly-owned subsidiary Advantage Bank. In June 2001, Camco completed a reorganization in which it combined its banking activities under one Ohio savings bank charter known as Advantage Bank (“Advantage” or the “Bank”). Prior to the reorganization, Camco operated five separate banking subsidiaries serving distinct geographic areas. The branch office groups in each of the regions previously served by the subsidiary banks, except for the Bank’s Ashland, Kentucky, division, which was sold in 2004, now operate as regions of Advantage. In 2003, Camco dissolved its second tier subsidiary, Camco Mortgage Corporation, and converted its offices into branch offices of the Bank. In August 2004, Camco completed a business combination with London Financial Corporation of London, Ohio, and its wholly-owned subsidiary, The Citizens Bank of London. The acquisition was accounted for using the purchase method of accounting and, therefore, the financial statements for prior periods have not been restated. At the time of the merger, Advantage Bank merged into The Citizens Bank of London and changed the name of the resulting institution to Advantage Bank. As a result, Camco became a Federal Reserve Board (“FRB”) regulated bank holding company and Advantage became an Ohio-chartered commercial bank. On March 31, 2011, Camco Financial Corporation dissolved its wholly-owned subsidiary Camco Title Agency, Inc. and sold certain of its assets to a third party. The balance sheet and results of operations of Camco Title Agency, Inc. are not material to the Corporation’s consolidated financial statements. For the three months ended 2011, Camco Title Agency, Inc.’s operations resulted in net income of $15,000.

Advantage is primarily regulated by the State of Ohio Department of Commerce, Division of Financial Institutions (the “Division”), and the Federal Deposit Insurance Corporation (the “FDIC”). Advantage is a member of the Federal Home Loan Bank (the “FHLB”) of Cincinnati, and its deposit accounts are insured up to applicable limits by the Deposit Insurance Fund (the “DIF”) administered by the FDIC. Camco is regulated by the FRB.

Advantage’s lending activities include the origination of commercial real estate and business loans, consumer loans, and residential conventional fixed-rate and variable-rate mortgage loans for the acquisition, construction or refinancing of single-family homes located in Camco’s primary market areas. Camco also originates construction and permanent mortgage loans on condominiums, two- to four-family, multi-family (over four units) and nonresidential properties. Camco continues to diversify the balance sheet through increasing commercial, commercial real estate, and consumer loans as well as retail and business checking and money market deposit accounts.

The financial statements for Camco and its subsidiaries are prepared on a consolidated basis. The principal source of revenue for Camco on an unconsolidated basis has historically been dividends from the Bank. Payment of dividends to Camco by the Bank is subject to various regulatory restrictions and tax considerations.

References in this report to various aspects of the business, operations and financial condition of Camco may be limited to Advantage, as the context requires.

Camco’s Internet site, http://www.camcofinancial.com, provides Camco’s annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 free of charge as soon as reasonably practicable after Camco has filed the report with the Securities and Exchange Commission.

Lending Activities

General. Camco’s lending activities include the origination of commercial real estate and business loans, consumer loans, and conventional fixed-rate and adjustable-rate mortgage loans for the construction, acquisition or refinancing of single-family residential homes located in Advantage’s primary market areas. Construction and permanent mortgage loans on condominiums, multifamily (over four units) and nonresidential properties are also offered by Camco.

Loan Portfolio Composition. The following table presents certain information regarding the composition of Camco’s loan portfolio at the dates indicated:

	At December 31,
	2010		2009		2008		2007		2006
	Amount	Percent of Total Loans	Amount	Percent Of Total Loans	Amount	Percent of Total Loans	Amount	Percent of Total Loans	Amount	Percent of Total Loans
	(Dollars in thousands)
Type of loan:
Construction	$26,530	4.0%	$5,798	0.9%	$19,083	2.5%	$35,162	4.3%	$29,596	3.6%
Land, Farmland, Ag Loans	12,454	1.9	23,867	3.6	27,498	3.6	26,648	3.3	27,619	3.4
Residential	375,583	56.2	434,367	65.9	526,069	69.5	552,175	68.0	590,545	72.2
Commercial	163,951	24.6	135,371	20.5	131,518	17.4	122,345	15.0	100,189	12.2
Consumer	3,828	0.6	4,068	0.6	4,354	0.7	11,848	1.5	6,328	0.8
Commercial and industrial	28,943	4.3	25,668	3.9	26,425	3.5	30,852	3.8	27,637	3.4
Multi Family	74,342	11.1	46,138	7.0	37,087	4.9	39,529	4.9	43,392	5.3

Total	$685,631	102.7	$675,277	102.4	$772,034	102.1	$818,559	100.8	$825,306	100.9

Less:
Unamortized yield adjustments	(921)	(0.1)	(156)	(0.0)	354	0.0	166	(0.0)	(8)	(0.0)
Allowance for loan losses	(16,870)	(2.6)	(16,099)	(2.4)	(15,747)	(2.1)	(6,623)	(0.8)	(7,144)	(0.9)

Total loans, net	$667,840	100.0%	$659,022	100.0%	$756,641	100.0%	$812,102	100.0%	$818,154	100.0%

Loan Maturity Schedule. The following table sets forth certain information as of December 31, 2010, regarding the dollar amount of loans maturing in Camco’s portfolio based on the contractual terms to maturity of the loans. Demand loans, loans having no stated schedule of repayments and loans having no stated maturity, are reported as due in one year or less.

	Due in one year or less	Due after one through five years	Due after five years	Total
	(In thousands)
Loans:
Construction	$3,693	$16,365	$6,472	$26,530
Land, Farmland, Ag Loans	5,949	2,668	3,837	12,454
Residential	29,471	81,956	264,156	375,583
Commercial	6,110	88,842	68,999	163,951
Consumer	629	2,342	857	3,828
Commercial and industrial	11,678	15,629	1,636	28,943
Multi Family	3,249	31,781	39,312	74,342

Total	$60,679	$239,583	$385,269	$685,631

Due after December 31, 2011 (In thousands)
Fixed rate of interest	$153,152
Adjustable rate of interest	471,700

Total	$624,852

Generally, loans originated by Advantage are on a fully-amortizing basis. Advantage has no rollover provisions in its loan documents and anticipates that loans will be paid in full by the maturity date.

Residential Loans. A large portion of the lending activity of Advantage is the origination of fixed-rate and adjustable-rate conventional loans for the acquisition, refinancing, home equity lines of credit or construction of single-family residences. Home equity loans are made at fixed and variable rates of interest for terms of up to 15 years. Excluding home equity lines of credit, approximately 41.1% of total loans as of December 31, 2010, consisted of loans secured by mortgages on one- to four-family residential properties.

Advantage’s home equity line of credit loan portfolio totaled $94.0 million, or 13.7%, of the total loan portfolio at December 31, 2010. During 2010, management continued to tighten lending standards on home equity lines of credit in response to significant economic weakness and declining home values. These actions included increasing minimum credit scores and reducing the combined LTV on new loans. At December 31, 2010, residential and home equity line of credits constituted $375.6 million, or 54.8% of Advantage’s total loans.

Federal regulations and Ohio law limit the amount which Advantage may lend in relationship to the appraised value of the underlying real estate at the time of loan origination (the “Loan-to-Value Ratio” or “LTV”). In accordance with such regulations and law, Advantage generally makes loans for its own portfolio on single-family residences up to 95% of the value of the real estate and improvements. Advantage generally requires the borrower on each loan with an LTV in excess of 80% to obtain private mortgage insurance, loan default insurance or a guarantee by a federal agency. Advantage permits, on an exception basis, borrowers to exceed a LTV of 80% without private mortgage insurance, loan default insurance or a guarantee by a federal agency.

The interest rate adjustment periods on adjustable-rate mortgage loans (“ARMs”) offered by Advantage are generally one, three, five and seven years. The interest rates initially charged on ARMs and the new rates at each adjustment date are determined by adding a stated margin to a designated interest rate index. Advantage has generally used one-year and three-year United States Treasury note yields, adjusted to a constant maturity, as the index for one-year and three-year adjustable-rate loans, respectively. Advantage has used the London Interbank Offered Rate (“LIBOR”) and FHLB advance rates as additional indices on certain loan programs to diversify its concentrations of indices that may prove beneficial during re-pricing of loans throughout changing economic cycles. The maximum adjustment on residential loans at each adjustment date for ARMs is usually 2%, with a maximum adjustment of 6% over the term of the loan.

From time to time, Advantage originates ARMs which have an initial interest rate that is lower than the sum of the specified index plus the margin. Such loans are subject to increased risk of delinquency or default due to increasing monthly payments as the interest rates on such loans increase to the fully indexed level. Advantage attempts to reduce the risk by underwriting ARMs at rates ranging from note rate on longer term ARMs to the maximum possible rate on shorter term ARMs. None of Advantage’s ARMs have negative amortization or “payment option” features.

Residential mortgage loans offered by Advantage are usually for terms of up to 30 years, which could have an adverse effect upon earnings if the loans do not reprice as quickly as the cost of funds. To minimize such effect, Advantage generally sells fixed-rate loans to Freddie Mac and Fannie Mae. Furthermore, experience reveals that, as a result of prepayments in connection with refinancing and sales of the underlying properties, residential loans generally remain outstanding for periods which are substantially shorter than the maturity of such loans.

At December 31, 2010, fixed-rate loans comprised 27.1% of the 1-4 family residential loan portfolios. Approximately 72.9% of the 1-4 family residential loan portfolios had adjustable rates tied to U.S. Treasury note yields or LIBOR.

Construction and Development Loans. Advantage offers residential construction loans both to owner-occupants and to builders for homes being built under contract with owner-occupants. Advantage also makes loans to persons constructing projects for investment purposes. Loans for developed building lots are generally made on an adjustable-rate basis for terms of up to two years with an LTV of 65% or less.

Advantage offers construction loans to owner-occupants at adjustable-rate term loans on which the borrower pays only interest on the disbursed portion during the construction period, which is usually 9 months. At December 31, 2010, approximately $26.5 million, of Advantage’s total loans consisted of construction loans of which $20.9 was undisbursed.

Construction loans for investment properties involve greater underwriting and default risks than loans secured by mortgages on existing properties or construction loans for single-family residences. Loan funds are advanced upon the security of the project under construction, which is more difficult to value before the completion of construction. Moreover, because of the uncertainties inherent in estimating construction costs, it is relatively difficult to evaluate precisely the total loan funds required to complete a project and the related LTV ratios. In the event a default on a construction loan occurs and foreclosure follows, Advantage could be adversely affected because it would have to take control of the project and either arrange for completion of construction or dispose of the unfinished project. Advantage mitigates these risks by working with experienced developers which have substantial personal liquidity. At December 31, 2010, Advantage had $26.5 million of construction loans, of which $20.9 million was undisbursed.

Nonresidential Real Estate Loans. Advantage originates loans secured by mortgages on nonresidential real estate, including retail, office and other types of business facilities. Nonresidential real estate loans are made on an adjustable-rate or fixed-rate basis for terms of up to 10 years. Nonresidential real estate loans originated by Advantage generally have an LTV of 75% or less. The largest nonresidential real estate loan outstanding at December 31, 2010 was an $8.9 million loan secured by a skilled nursing facility located in Steubenville, Ohio. Nonresidential real estate loans comprised $164.0 million, or 20.5% of total loans at December 31, 2010.

Nonresidential real estate lending is generally considered to involve a higher degree of risk than residential lending due to the relatively larger loan amounts and the effects of general economic conditions on the successful operation of income-producing properties. Advantage has endeavored to reduce this risk by carefully evaluating the credit history and past performance of the borrower, the location of the real estate, the quality of the management operating the property, the rent roll, the property’s debt service coverage, the quality and characteristics of the income stream generated by the property and appraisals supporting the property’s valuation.

Consumer and Other Loans. Advantage makes various types of consumer loans, including loans made to depositors on the security of their savings deposits, automobile loans and unsecured personal loans. Most other consumer loans are generally made at fixed rates of interest for terms of up to 10 years. The risk of default for consumer loans during an economic recession is greater than for residential mortgage loans.

Loan Solicitation and Processing. Loan originations are developed from a number of sources, including: solicitations by Advantage’s lending staff; referrals from real estate brokers, loan brokers and builders; participations with other banks; continuing business with depositors, other business borrowers and real estate developers; and walk-in customers. Advantage’s management stresses the importance of individualized attention to the financial needs of its customers.

The loan origination process for each of Advantage’s regions is centralized in the processing and underwriting of loans. Mortgage loan applications from potential borrowers are taken by loan officers originating loans, and then forwarded to the loan department for processing. The Bank typically obtains a credit report, verification of employment and other documentation concerning the borrower and orders an appraisal of the fair market value of the collateral which will secure the loan. The collateral is thereafter physically inspected and appraised by a staff appraiser or by a designated fee appraiser approved by the Board of Directors of Advantage. Upon the completion of the appraisal and the receipt of all necessary information regarding the borrower, the loan is reviewed by an underwriter or officer with appropriate loan approval authority. If the loan is approved, an attorney’s opinion of title or title insurance is obtained on the real estate which will secure the loan. Borrowers are required to carry satisfactory fire and casualty insurance and, if applicable, flood and private mortgage insurance, and to name Advantage as an insured mortgagee.

The procedure for approval of construction loans is the same as for residential mortgage loans, except that the appraiser evaluates the building plans, construction specifications and construction cost estimates. Advantage also evaluates the feasibility of the proposed construction project, often utilizing independent architects as consultants.

Consumer loans are underwritten on the basis of the borrower’s credit history and an analysis of the borrower’s income and expenses, ability to repay the loan and the value of the collateral. Centralized processing and underwriting are utilized to add adequate controls over the credit review process.

Loan Originations, Purchases and Sales. Generally, residential fixed-rate loans made by Advantage are originated with documentation which will permit a possible sale of such loans to secondary mortgage market investors. When a mortgage loan is sold to the investor, Advantage services the loan by collecting monthly payments of principal and interest and forwarding such payments to the investor, net of a servicing fee. Fixed-rate loans not sold and virtually all of the ARMs originated by Advantage are held in Advantage’s loan portfolio. During the year ended December 31, 2010, Advantage sold approximately $88.7 million in loans. Loans serviced by Advantage for others totaled $485.6 million at December 31, 2010.

The Company’s lending efforts have historically focused on loans secured by existing 1-4 family residential properties. Generally, such loans have been underwritten on the basis of no more than an 80% loan-to-value ratio, which has historically provided the Company with adequate collateral coverage in the event of default. Nevertheless, Advantage, as with any lending institution, is subject to the risk that residential real estate values could continue to deteriorate in its primary lending areas within Ohio, West Virginia and northern Kentucky, thereby further impairing collateral values.

In 2009, our Commercial Banking Division was focused on reviewing the current portfolio and assisting our Credit Administration Unit to implement aggressive strategies to decrease our non-performing loans. In 2010, our Commercial Banking Division was a key revenue driver with higher loan and origination fees and a significant amount of new commercial deposit relationships. The increased commercial loan origination is reflected in the table below.

We believe that some of the key attributes of the new commercial business include the opportunity to provide financial services to high net worth individuals, lower leveraged real estate projects and high credit quality operating companies. The Commercial Banking Division continues to be focused on relationship banking, credit quality and earning an acceptable interest rate margin.

Of the total loans originated by Advantage during the year ended December 31, 2010, 50.5% were ARM and 49.5% were fixed-rate loans. Adjustable-rate loans comprised 72.9% of Advantage’s total loans outstanding at December 31, 2010.

From time to time, Advantage sells participation interests in mortgage loans, business loans and commercial loans originated by it and purchases whole loans or participation interests in loans originated by other lenders. Advantage held whole loans and participations in loans originated by other lenders of approximately $14.4 million at December 31, 2010. Loans which Advantage purchases or participates must meet or exceed the normal underwriting standards utilized by the Bank.

The following table presents Advantage’s mortgage loan origination, purchase, sale and principal repayment activity for the periods indicated:

	Year ended December 31,
	2010	2009	2008	2007	2006

	(In thousands)
Loans originated:
Construction (purchased and originated)	$15,929	$2,310	$7,774	$41,323	$23,752
Permanent	105,427	190,662	107,776	80,900	86,613
Commercial, consumer and other	146,993	55,243	127,604	173,070	172,403

Total loans originated	268,349	245,905	243,154	295,293	282,768

Loans purchased	2,554	7,035	249	3,021	3,698

Reductions:
Principal repayments	144,598	204,502	229,330	249,922	250,409
Loans sold	88,697	108,481	45,330	49,953	50,924
Transfers from loans to real estate owned	5,991	9,631	6,574	5,490	4,092

Total reductions	(239,286)	(322,614)	(281,234)	(305,365)	(305,425)

Increase (decrease) in other items, net (1)	(21,066)	(29,655)	(18,614)	505	(959)
Net increase (decrease)	$10,551	$(99,329)	$(56,445)	$(6,546)	$(19,918)

(1)	Other items primarily consist of amortization of deferred loan origination fees and the provision for losses on loans.

Lending Limit. Federal regulations and Ohio law generally impose a lending limit on the aggregate amount that a depository institution can lend to one borrower to an amount equal to 15% of the institution’s total capital for risk-based capital purposes plus any loan reserves not already included in total capital (the “Lending Limit Capital”). A depository institution may loan to one borrower an additional amount not to exceed 10% of the institution’s Lending Limit Capital, if the additional amount is fully secured by certain forms of “readily marketable collateral.” Real estate is not considered “readily marketable collateral.” In applying this limit, the regulations require that loans to certain related or affiliated borrowers be aggregated.

The largest amount which Advantage could have loaned to one borrower at December 31, 2010, was approximately $8.2 million. The largest amount Advantage had outstanding to one borrower and related persons or entities at December 31, 2010, was $9.0 million, which consisted of loans secured by 1-4 units within seven subdivisions. The amount outstanding to one borrower at December 31, 2010 exceeded the limit because the loan was closed at a time when Advantage’s loans to one borrower limit was higher and, therefore, Advantage was in compliance at the time the loan was closed.

Loan Concentrations. Advantage has historically originated loans secured by real estate. At December 31, 2010, approximately 53.5% of total loans were secured by 1-4 family residential real estate. Home equity lines of credit comprised 13.7% of total loans at December 31, 2010. We continue to have a large amount of loans secured by real estate but there were no significant concentrations of loans to specific industries at December 31, 2010.

Regulatory guidance suggests that financial institutions not exceed 3x risk based capital in a concentration of commercial real estate. At December 31, 2010, Camco’s ratio for this concentration was 3.98x risk based capital, approximately $53.3 million over the guidance limitation. Camco has adopted a concentration management plan to monitor and control our exposure.

Loan Origination and Other Fees. In addition to interest earned on loans, Advantage may receive loan origination fees or “points” relating to the loan amount, depending on the type of loan, plus reimbursement of certain other expenses. Loan origination fees and other fees are a more volatile source of income, varying with the volume of lending and economic conditions. All nonrefundable loan origination fees and certain direct loan origination costs are deferred and recognized as an adjustment to yield over the life of the related loan.

Delinquent Loans, Nonperforming Assets and Classified Assets. Generally, after a loan payment is 15 days delinquent, a late charge of 5% of the amount of the payment is assessed and a collection officer contacts the borrower to request payment. In certain limited instances, Advantage may modify the loan or grant a limited moratorium on loan payments to enable the borrower to reorganize his or her financial affairs. Advantage generally initiates foreclosure proceedings, in accordance with applicable laws, when it appears that a modification or moratorium would not be or has not been effective.

Real estate which has been acquired by Advantage as a result of foreclosure or by deed in lieu of foreclosure is classified as “real estate owned” until it is sold. “Real estate owned” is recorded at the lower of the book value of the loan or the fair value of the property less estimated selling expenses at the date of acquisition. Periodically, “real estate owned” is reviewed to ensure that fair value is not less than carrying value, and any write-down resulting from the review is charged to earnings as a provision for losses on real estate acquired through foreclosure. All costs incurred from the date of acquisition are expensed in the period paid.

The following table reflects the amount of loans in a delinquent status as of the dates indicated:

	At December 31,
	2010	2009	2008	2007	2006
	(Dollars in thousands)
Loans delinquent for:
one — two payments	$10,545	$12,590	$13,338	$18,210	$13,833
three or more payments	23,252	29,543	25,202	19,070	18,536

Total delinquent loans	$33,797	$42,133	$38,540	$37,280	$32,369

Ratio of total delinquent loans to total net loans (1)	5.04%	6.39%	5.09%	4.59%	3.91%

(1)	Total net loans include loans held for sale.

Nonaccrual status denotes loans greater than three payments past due, loans for which, in the opinion of management, the collection of additional interest is unlikely, or loans that meet nonaccrual criteria as established by regulatory authorities. Payments received on a nonaccrual loan are either applied to the outstanding principal balance or recorded as interest income, depending on management’s assessment of the collectability of the loan.

The following table sets forth information with respect to Advantage’s nonaccrual and delinquent loans for the periods indicated.

	At December 31,
	2010	2009	2008	2007	2006
	(Dollars in thousands)
Loans accounted for on nonaccrual basis:

Construction	$1,791	$1,244	$3,676	$400	$16
Land, Farmland, Ag Loans	—	3,139	4,967	5,449	159
Residential(1)	21,498	21,604	22,165	9,336	10,379
Commercial	7,717	4,151	18,058	6,908	2,387
Consumer	39	148	86	576	42
Commercial and Industrial	706	516	1,393	455	—
Multi Family	2,028	2,046	3,139	871	4.682

Total nonaccrual loans	33,779	32,848	53,484	23,995	17,665
Accruing loans delinquent three months or more
Construction	—	305	—	—	—
Land, Farmland, Ag Loans	—	333	—	—	—
Residential(1)	—	—	44	1,520	871
Commercial	—	2,853	—	—	—
Consumer	—	—	—	—	—
Commercial and Industrial	—	110	—	—	—
Multi Family	—	—	—	—	—

Total accruing loans delinquent three months or more	—	3,601	44	1,520	871

Total nonperforming loans	33,779	36,449	53,528	25,515	18,536

Other real estate owned	10,096	9,660	5,841	5,034	3,956

Total nonperforming assets	$43,875	$46,109	$59,369	$30,549	$22,492

Allowance for loan losses	$16,870	$16,099	$15,747	$6,623	$7,144

Nonperforming loans as a percent of total net loans (2)	5.04%	5.40%	6.91%	3.13%	2.23%
Nonperforming assets to total assets	5.38%	5.47%	5.93%	2.99%	2.15%
Allowances for loan losses as a percent of nonperforming loans	49.9%	44.2%	29.4%	26.0%	38.5%
Memo section:
Troubled debt restructurings
Loans and leases restructured and in compliance with modified terms	$7,122	$16,645	$11,440	$—	$—

Loans and leases restructured and not in compliance with modified terms	$9,276	$4,783	$12,882	$—	$—

(1)	Includes loans secured by first and junior liens and home equity lines of credit
(2)	Includes loans held for sale.

The amount of interest income that would have been recorded had nonaccrual loans performed in accordance with contractual terms totaled approximately $2.2 million for the year ended December 31, 2010. Interest collected on such loans and included in net earnings was $846,000.

Federal regulations require the Bank to classify its assets on a regular basis. Problem assets are to be classified as either (i) “substandard,” (ii) “doubtful” or (iii) “loss.” Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss of principal and or interest if the deficiencies are not corrected. Doubtful assets have the same weaknesses as substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full highly questionable and improbable on the basis of existing facts, conditions and value. Assets classified as “loss” are considered uncollectible and of such little value that their treatment as assets without the establishment of a specific reserve is unwarranted. Loans classified and generally charged off in the month are identified as a loss. Regulations provide for the reclassification of assets by examiners. At December 31, 2010, the aggregate amounts of Advantage’s classified assets were as follows:

December 31, 2010
(In thousands)
Classified loans:
Substandard	$53,579
Doubtful	—
Loss	—
Total classified loans	$53,579

The interpretive guidance of the regulations also includes a “special mention” category, consisting of assets which do not currently expose an insured institution to a sufficient degree of risk to warrant classification, but which possess credit deficiencies or potential weaknesses deserving management’s close attention. Advantage had assets in the amount of $12 million designated as “special mention” at December 31, 2010 compared to $23 million at December 31, 2009.

Allowance for Loan Losses

Lending money is a substantial part of Camco’s business. However, every loan Camco makes carries a risk of non-payment. This risk is affected by, among other things: cash flow of the borrower and/or the project being financed; in the case of a collateralized loan, the changes and uncertainties as to the future value of the collateral; the credit history of a particular borrower; changes in economic and industry conditions; and the duration of the loan.

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires management to make significant estimates that affect the financial statements. One of Camco’s most critical estimates is the level of the allowance for loan losses. Due to the inherent nature of these estimates, Camco cannot provide absolute assurance that it will not be required to charge earnings for significant unexpected loan losses.

Camco maintains an allowance for loan losses that it believes is a reasonable estimate of known and inherent losses within the loan portfolio. Camco makes various assumptions and judgments about the collectability of Camco’s loan portfolio, including the creditworthiness of borrowers and the value of the real estate and other assets serving as collateral for the repayment of loans. Through a periodic review and consideration of the loan portfolio, management determines the amount of the allowance for loan losses by considering general market conditions, credit quality of the loan portfolio, the collateral supporting the loans and performance of customers relative to their financial obligations with us. The amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates, which may be beyond Camco’s control, and these losses may exceed current estimates. Camco cannot fully predict the amount or timing of losses or whether the loan loss allowance will be adequate in the future.

In originating loans, the Bank recognizes that credit losses will be experienced and that the risk of loss will vary with, among other things, the type of loan being made, the creditworthiness of the borrower over the term of the loan, general economic conditions and, in the case of a secured loan, the quality of the security for the loan. It is management’s policy to maintain an adequate allowance for loan losses based on, among other things, the Bank’s historical loan loss experience, evaluation of economic conditions and regular reviews of delinquencies and loan portfolio quality. The Bank increases its allowance for loan losses by charging provisions for loan losses against the Bank’s income.

General allowances are made pursuant to management’s assessment of risk in the Bank’s loan portfolio as a whole. Specific allowances are provided for individual loans when ultimate collection is considered questionable by management after reviewing the current status of loans which are contractually past due and considering the net realizable value of the security for the loan. Management continues to actively monitor the Bank’s asset quality and to charge off loans against the allowance for loan losses when appropriate or to provide specific loss reserves when necessary. Although management believes it uses the best information available to make determinations with respect to the allowance for loan losses, future adjustments may be necessary if economic conditions differ substantially from the economic conditions in the assumptions used in making the initial determinations.

	December 31, 2010	December 31, 2009
General allowance	$15,273	$11,700
Specific allowance	1,597	4,399

Total allowance	$16,870	$16,099

Management’s approach includes establishing a specific valuation allowance by evaluating individual non-performing loans for probable losses based on a systematic approach involving estimating the realizable value of the underlying collateral. Additionally, management established a general valuation allowance for pools of performing loans segregated by collateral type. For the general valuation allowance, management is applying a prudent loss factor based on the Bank’s historical loss experience, while considering trends based on changes to non-performing loans and foreclosure activity, and the subjective evaluation of the economic environment. The loan portfolio is segregated into categories based on collateral type and a loss factor is applied to each category. The initial basis for each loss factor is the Company’s loss experience for each category. Historical loss percentages are calculated and adjusted by taking charge-offs (net of recoveries) in each risk category during the past 12 consecutive quarters and dividing the total by the balance of each category.

The following table sets forth an analysis of Advantage’s allowance for loan losses historical loss experience:

	Year ended December 31,
	2010	2009	2008	2007	2006
	(Dollars in thousands)
Balance at beginning of year	$16,099	$15,747	$6,623	$7,144	$6,959
Charge-offs:
Construction	482	771	1,200	21	—
Land, Farmland, Agriculture	2,283	2,222	815	26	—
Residential	7,530	7,799	2,368	1,028	647
Commercial / Non-residential	3,688	7,116	354	174	—
Consumer	28	38	30	81	219
Commercial and industrial	3,399	2,052	964	25	11
Multi Family	1,535	2,548	836	742	562

Total charge-offs	18,945	22,546	6,567	2,097	1,439

Recoveries:
Construction	39	16	1	2	—
Land, Farmland, Agriculture	247	429	—	22	—
Residential	490	—	373	27	25
Commercial / Non-residential	157	13	235	4	2
Consumer	9	18	47	22	102
Commercial and industrial	211	22	223	1	30
Multi Family	103	608	20	3	25

Total recoveries	1,256	1,106	899	81	184

Net (charge-offs) recoveries	(17,689)	(21,440)	(5,668)	(2,016)	(1,255)
Provision for losses on loans	18,460	21,792	14,792	1,495	1,440

Balance at end of year	$16,870	$16,099	$15,747	$6,623	$7,144

Net (charge-offs) recoveries to average loans	(2.69)%	(3.21)%	(.74)%	(.25)%	(.15)%

The following table sets forth the allocation of Advantage’s allowance for loan losses by type of loan at the dates indicated:

	At December 31,
	2010		2009		2008		2007		2006
	Amount	Percent of Loans In each Category To Total Loans	Amount	Percent of Loans In each Category To Total Loans	Amount	Percent of Loans In each Category To Total Loans	Amount	Percent of Loans In each Category To Total Loans	Amount	Percent of Loans In each Category To Total Loans
	(Dollars in thousands)
Construction	$166	4.3%	$338	0.9%	$285	2.5%	$182	4.3%	$197	3.6%
land, Farmland, Agriculture	849	2.9	628	3.5	542	3.6	225	3.3	243	3.3
Residential	8,050	53.6	10,519	64.3	10,697	68.1	4,126	67.5	4,450	71.6
Commercial / Non-residential	3,638	22.2	3,148	20.1	2,643	17.0	1,292	14.9	1,394	12.1
Consumer	246	0.5	98	0.6	92	0.6	38	1.4	41	0.8
Commercial and industrial	1,061	4.4	637	3.8	481	3.4	252	3.8	272	3.3
Multi Family	2,860	12.1	731	6.8	1,007	4.8	508	4.8	548	5.3

Total	$16,870	100.0%	$16,099	100.0%	$15,747	100.0%	$6,623	100.0%	$7,145	100.0%

Investment and Mortgage-Backed Securities Activities

Federal regulations permit Camco to invest liquid assets, in United States Treasury obligations, securities of various U.S. Government sponsored enterprises certificates of deposit at FDIC insured banks, corporate debt and equity securities or obligations of state and local political subdivision’s and municipalities. Camco is also permitted to make limited investments in commercial paper and certain mutual funds.

The following table sets forth the composition of Camco’s investment securities portfolio, except its stock in the FHLB of Cincinnati, at the dates indicated:

	At December 31,
	2010				2009				2008
	Amortized Cost	% of Total	Fair Value	% of total	Amortized Cost	% of Total	Fair Value	% of total	Amortized Cost	% of Total	Fair Value	% of total
	(Dollars in thousands)
Held to maturity:
U.S. Government sponsored enterprises	$—	0.0%	$—	0.0%	$—	0.0%	$—	0.0%	$10,955	11.3%	$11,044	11.2%
Municipal bonds	2,608	7.9	2,604	7.5	501	.9	558	1.0	541	0.6	574	0.6
Mortgage-backed Securities	1,340	4.0	1,389	4.0	1,612	2.8	1,642	2.8	1,910	1.9	1,912	1.9

Total	3,948	11.9	3,993	11.5	2,113	3.7	2,200	3.8	13,406	13.8	13,530	13.7

Available for sale:
U.S. Government sponsored enterprises	$2,010	6.1	2,065	5.9	14,514	25.7	14,564	25.0	28,318	29.1	28,639	29.0
Municipal bonds	—	—	—	—	—	—	—	—	100	0.1	101	1.2
Corporate equity securities	157	.5	98	.3	157	.3	88	.2	157	0.2	143	0.1
Mortgage-backed securities	27,040	81.5	28,605	82.3	39,690	70.3	41,298	71.0	55,218	56.8	56,469	57.1

Total	29,207	88.1	30,768	88.5	54,361	96.3	55,950	96.2	83,793	86.2	85,352	86.3

Total investments and mortgage-backed securities	$33,155	100.0%	$34,761	100.0%	$56,474	100.0%	$58,150	100.0%	$97,199	100.0%	$98,882	100.0%

The following table presents the contractual maturities of Advantage’s investment securities, except its stock in the FHLB of Cincinnati and corporate equity securities, and the weighted-average yields for each range of maturities:

	At December 31, 2009
	One year or less			After one through five years		After five through ten years		After ten years		Total
	Amortized Cost	Average Yield		Amortized Cost	Average Yield	Amortized Cost	Average Yield	Amortized Cost	Average Yield	Amortized cost	Fair Value	Weighted- Average yield
	(Dollars in thousands)
U.S. Government Sponsored enterprises	$—		%	$2,010	2.05%	$—	0.00%	$—	0.00%	$2,010	$2,065	2.05%
Municipal bonds	250	4.20		120	4.20	70	6.65	2,168	4.28	2,608	2,604	4.33
Mortgage-backed Securities	4,126	3.88		20,973	4.98	3,281	5.34	—	—	28,380	29,994	4.86

Total	$4,376	3.90%		$23,103	4.72%	$3,351	5.37%	$2,168	4.28%	$32,998	$34,663	4.65%

Deposits and Borrowings

General. Deposits are a primary source of Advantage’s funds for use in lending and other investment activities. In addition to deposits, Advantage derives funds from interest payments and principal repayments on loans, advances from the FHLB of Cincinnati and income on earning assets. Loan payments are a relatively stable source of funds, while deposit inflows and outflows fluctuate more in response to general interest rate and money market conditions. As part of Advantage’s asset and liability management strategy, FHLB advances and other borrowings are used to fund loan originations and for general business purposes. FHLB advances are also used on a short-term basis to compensate for reductions in the availability of funds from other sources.

Deposits. Deposits are attracted principally from within Advantage’s primary market area through the offering of a broad selection of deposit instruments, including interest-bearing and non-interest bearing checking accounts, money market deposit accounts, regular savings accounts, health savings accounts, term certificate accounts and retirement savings plans. In 2006, Advantage began offering brokered certificates of deposit as an alternative to advances from the FHLB; these offerings were discontinued in the latter half of 2009. In 2010, Advantage began offerings with Qwick Rate as part of the Bank’s contingency funding plan. Qwick Rate is a non-brokered deposit listing service that provides the Bank with access to institutional certificate of deposits. The Bank pays an annual subscription fee to access the listing service. Interest rates paid, maturity terms, service fees and withdrawal penalties for the various types of accounts are established periodically by management of Advantage based on its liquidity requirements, growth goals and interest rates paid by competitors.

Interest rates paid by Advantage on deposits became subject to limitations as a result of a consent order Advantage entered into with the FDIC and Ohio Division of Financial Institutions in July 2009 (“Consent Order”). See “Regulation-Regulatory Agreements” below. Deposits solicited by the Bank cannot significantly exceed the prevailing rates in its market areas. The FDIC has implemented by regulation the statutory language “significantly exceed” as meaning more than 75 basis points. Although the rule became effective January 1, 2010, Advantage has utilized these standards since mid year 2009.

The following table sets forth the dollar amount of deposits in the various types of savings programs offered by Advantage at the dates indicated:

	At December 31,
	2010		2009		2008
	Amount	Weighted- average rate	Amount	Weighted- average rate	Amount	Weighted- average rate
	(Dollars in thousands)
Non-interest bearing demand	$46,597	—%	$38,911	—%	$37,526	—%
Interest-bearing demand	65,679	0.30	70,564	0.43	87,199	0.91
Money market demand accounts	96,294	0.69	96,172	0.68	112,749	1.35
Passbook and statement savings accounts	38,665	0.25	36,638	0.25	33,838	0.26
Total certificate accounts	404,581	1.98	417,617	2.74	452,644	3.79

Total deposits	$651,816	1.38%	$659,902	1.89%	$723,956	2.71%

Camco expects overall deposit rates to remain suppressed in 2011 in response to the FRB’s current monetary policy of keeping interest rates low. In addition to the external interest rate environment, the overall direction of rate movements in Advantage’s deposit base will largely depend on the level of deposit growth it needs to maintain adequate liquidity and competitive pricing considerations, which may be impacted by the repeal of federal prohibitions on the ability of financial institutions to pay interest on demand deposit accounts under the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”).

The following table sets forth the amount and maturities of Advantage’s time deposits in excess of $100,000 at December 31, 2010:

(In thousands)
Three months or less	$8,915
Over three to six months	48,414
Over six to twelve months	270
Over twelve months	56,380

Total	$113,979

Borrowings. The twelve regional FHLBs function as central reserve banks, providing credit for their member institutions. As a member in good standing of the FHLB of Cincinnati, Advantage is authorized to apply for advances from the FHLB of Cincinnati, provided certain standards of creditworthiness have been met. Advances are made pursuant to several different programs, each having its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based either on a fixed percentage of an institution’s regulatory capital or on the FHLB’s assessment of the institution’s creditworthiness. Under current regulations, a member institution must meet certain qualifications to be eligible for FHLB advances. FHLB advances are secured by a blanket pledge on Advantage’s 1-4 family and multifamily residential loans, home equity lines of credit, junior mortgages, commercial and FHLB stock. Advantage currently provides its notes as collateral without recourse or warranty.

Borrowings also include repurchase agreements and subordinated debentures. Repurchase agreements are collateralized by a portion of Advantage’s investment portfolio.

Competition

Advantage competes for deposits with other commercial banks, savings associations, savings banks, insurance companies and credit unions and with the issuers of commercial paper and other securities, such as shares in money market mutual funds. The primary factors in competing for deposits are interest rates and convenience of office location. In making loans, Advantage competes with other commercial banks, savings banks, savings associations, consumer finance companies, credit unions and other lenders. Advantage competes for loan originations primarily through the interest rates and loan fees it charges and through the efficiency and quality of the services it provides to borrowers. Competition is affected by, among other things, the general availability of lendable funds, general and local economic conditions, current interest rate levels and other factors which are not readily predictable.

Holding Company Capital Resources

Camco is required to act as a source of strength to the Bank. Camco is obligated to pay its expenses, as well as interest payments on the outstanding trust preferred securities. Camco has limited capital resources to meet these obligations. As a result of the written agreement entered into between Camco and the FRB discussed below, Camco was required to defer the payment of dividends on the trust preferred securities beginning in the second quarter of 2009. Advantage has not been permitted to pay dividends to Camco since 2008. Advantage does not anticipate receiving approval to pay dividends to Camco in the foreseeable future.

As of December 31, 2010, on a stand alone basis, Camco had an available cash balance of approximately $3.9 million in order to meet its ongoing obligations. $3.8 million of the total cash is due to an Internal Revenue Service refund for 2009 and amended returns related to 2007 and 2006. The tax refund was moved to the Bank on February 28, 2011.

The rights offering is expected to significantly enhance Camco Financial Corporation’s and Advantage Bank’s capital resources, and will improve their ability to meet their obligations.

Service Corporation Activities

Advantage has no operating subsidiaries. First S&L Corporation, a subsidiary of Advantage, is inactive and was capitalized on a nominal basis at December 31, 2010.

Employees

As of December 31, 2010, Camco had 228 full-time employees and 26 part-time employees. Camco believes that relations with its employees are stable. None of the employees of Camco are represented by a collective bargaining unit.

Regulation

General. As a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), Camco is subject to regulation, examination and oversight by the FRB. Advantage is a non-member of the FRB and is primarily subject to regulation by the Division and the FDIC. Camco and Advantage must file periodic reports with these governmental agencies, as applicable, concerning their activities and financial condition. Examinations are conducted annually by the applicable regulators to determine whether Camco and Advantage are in compliance with various regulatory requirements and are operating in a safe and sound manner.

Ohio Regulation. Regulation by the Division affects the internal organization of Advantage, as well as its depository, lending and other investment activities. Periodic examinations by the Division are usually conducted on a joint basis with the FDIC. Ohio law requires that Advantage maintain federal deposit insurance as a condition of doing business. The ability of Ohio chartered banks to engage in certain state-authorized investments is subject to oversight and approval by the FDIC. See “Federal Deposit Insurance Corporation — State Chartered Bank Activities.”

Any mergers involving or acquisitions of control of, Ohio banks must be approved by the Division. The Division may initiate certain supervisory measures or formal enforcement actions against Ohio chartered banks. Ultimately, if the grounds provided by law exist, the Division may place an Ohio chartered bank in conservatorship or receivership.

In addition to being governed by the laws of Ohio specifically governing banks, Advantage is also governed by Ohio corporate law, to the extent such law does not conflict with the laws specifically governing banks.

Federal Deposit Insurance Corporation

Supervision and Examination. The FDIC is responsible for the regulation and supervision of all commercial banks that are not members of the FRB (“Non-member Banks”). The FDIC is an independent federal agency that insures the deposits, up to prescribed statutory limits, of federally insured banks and thrifts and safeguards the safety and soundness of the bank and thrift industries.

Non-member Banks are subject to regulatory oversight under various state and federal consumer protection and fair lending laws. These laws govern, among other things, truth-in-lending and truth-in-savings disclosure, equal credit opportunity, fair credit reporting and community reinvestment. Failure to abide by federal laws and regulations governing community reinvestment could limit the ability of an institution to open a new branch or engage in a merger transaction.

State Chartered Bank Activities. The ability of Advantage to engage in any state-authorized activities or make any state-authorized investments, as principal, is limited if such activity is conducted or investment is made in a manner different than that permitted for, or subject to different terms and conditions than those imposed on, national banks. Engaging as a principal in any such activity or investment not permissible for a national bank is subject to approval by the FDIC. Such approval will not be granted unless certain capital requirements are met and there is not a significant risk to the FDIC insurance fund. Most equity and real estate investments (excluding office space and other real estate owned) authorized by state law are not permitted for national banks. Certain exceptions are granted for activities deemed by the FRB to be closely related to banking and for FDIC-approved subsidiary activities.

Liquidity. Advantage is not required to maintain a specific level of liquidity; however, the FDIC expects it to maintain adequate liquidity to protect safety and soundness.

Regulatory Capital Requirements. Camco and Advantage are required by applicable law and regulations to meet certain minimum capital requirements. The capital standards include a leverage limit, or core capital requirement, a tangible capital requirement and a risk-based capital requirement.

Pursuant to the Consent Order (defined below), Advantage is required to maintain Tier 1 risk based capital of 8%. “Tier 1” capital includes common stockholders equity, noncumulative perpetual preferred stock and minority interest in the equity accounts of consolidated subsidiaries, less all intangibles, other than includable purchased mortgage servicing rights and credit card relationships. For purposes of computing risk-based capital, assets and certain off-balance sheet items are weighted at percentage levels ranging from 0% to 100%, depending on their relative risk. Advantage did not meet this 8% requirement at December 31, 2010 as its Tier 1 was 5.61%. Advantage was still not in compliance at February 28, 2011, as its Tier 1 was 5.75%. This failure to comply could result in additional enforcement action by the FDIC or the Division.

Regulatory Agreements. On March 4, 2009 Camco entered into a Memorandum of Understanding (the “MOU”) with the FRB. The MOU prohibits Camco from engaging in certain activities while the MOU is in effect, including, without the prior written approval of the FRB, (i) the declaration or payment of dividends to stockholders or (ii) the repurchase of Camco’s stock.

On April 30, 2009, Camco was notified by the FRB that it had conducted a “surveillance review” as of December 31, 2008. Based on that review, the FRB notified Camco that it must (i) eliminate stockholder dividends and (ii) defer interest payments on its 30-year junior subordinated deferrable interest notes that were issued to its wholly-owned subsidiary, Camco Statutory Trust I, in its trust preferred financing that was completed in July 2007. These prohibitions were memorialized in a written agreement with the FRB on August 5, 2009. Camco and Camco Statutory Trust I are permitted to defer interest and dividend payments, respectively, for up to five consecutive years without resulting in a default. Camco may not resume these dividend or interest payments until it receives approval from the FRB.

On August 5, 2009, Camco entered into a written agreement with the FRB. The written agreement requires Camco to obtain FRB approval prior to: (i) declaring or paying any dividends; (ii) receiving dividends or any other form of payment representing a reduction in capital from Advantage; (iii) making any distributions of interest, principal or other sums on subordinated debentures or trust preferred securities; (iv) incurring, increasing or guaranteeing any debt; or (v) repurchasing any Camco stock. The written agreement also required Camco to develop a capital plan and submit it to the FRB for approval, which it has done.

Advantage entered into a consent agreement with the FDIC and the Division that provided for the issuance of an order by the FDIC and the Division. That order was executed by the FDIC and Division on July 31, 2009 (the “Consent Order”). The Consent Order requires Advantage to, among other things, (i) increase its Tier 1 risk based capital to 8%; and (ii) seek regulatory approval prior to declaring or paying any cash dividend. As a result of the Consent Order, Advantage is disqualified as a public depository under Ohio law and will incur higher premiums for FDIC insurance of its accounts.

The Bank will be considered “adequately capitalized” until the Consent Order is removed by the FDIC and the Division.

A material failure to comply with the provisions of the Consent Order, Written Agreement or the MOU could result in additional enforcement actions by the FDIC, the Division or the FRB.

On March 4, 2011, Camco was notified by the FRB that by March 31, 2011 it must divest of activities conducted pursuant to section 4(k) of the BHC Act, which means Camco Title Agency, Inc., and it must decertify as a financial holding company. Camco complied with this request on by dissolving Camco Title Agency, Inc. on March 31, 2011and selling certain of the assets of Camco Title Agency, Inc. to a third party. Camco decertified as a financial holding company effective on March 31, 2011.

Transactions with Affiliates and Insiders. All transactions between banks and their affiliates must comply with Sections 23A and 23B of the Federal Reserve Act (the “FRA”) and the FRB’s Regulation W. An affiliate is any company or entity which controls, is controlled by or is under common control with the financial institution. In a holding company context, the parent holding company of a bank and any companies that are controlled by such parent holding company are affiliates of the institution. Generally, Sections 23A and 23B of the

FRA (i) limit the extent to which a financial institution or its subsidiaries may engage in “covered transactions” with any one affiliate up to an amount equal to 10% of such institution’s capital stock and surplus for any one affiliate and 20% of such capital stock and surplus for the aggregate of such transactions with all affiliates, and (ii) require that all such transactions be on terms substantially the same, or at least as favorable to the institution or the subsidiary, as those provided to a non-affiliate. The term “covered transaction” includes the making of loans, purchase of assets, issuance of a guarantee and similar types of transactions. Exemptions from Sections 23A or 23B of the FRA may be granted only by the FRB. Advantage was in compliance with these requirements at December 31, 2010.

Change in Control

Federal Law. The Federal Deposit Insurance Act (the “FDIA”) provides that no person, acting directly or indirectly or in concert with one or more persons, shall acquire control of any insured depository institution or holding company, unless 60-days prior written notice has been given to the primary federal regulator for that institution and such regulator has not issued a notice disapproving the proposed acquisition. Control, for purposes of the FDIA, means the power, directly or indirectly, alone or acting in concert, to direct the management or policies of an insured institution or to vote 25% or more of any class of securities of such institution. Control exists in situations in which the acquiring party has direct or indirect voting control of at least 25% of the institution’s voting shares, controls in any manner the election of a majority of the directors of such institution or is determined to exercise a controlling influence over the management or policies of such institution. In addition, control is presumed to exist, under certain circumstances where the acquiring party (which includes a group “acting in concert”) has voting control of at least 10% of the institution’s voting stock. These restrictions do not apply to holding company acquisitions. See “Holding Company Regulation”.

Ohio Law. A statutory limitation on the acquisition of control of an Ohio bank requires the written approval of the Division prior to the acquisition by any person or entity of a controlling interest. Control exists, for purposes of Ohio law, when any person or entity which, either directly or indirectly, or acting in concert with one or more other persons or entities, owns, controls, holds with power to vote, or holds proxies representing, 15% or more of the voting shares or rights of an association, or controls in any manner the election or appointment of a majority of the directors. Ohio law also requires that certain acquisitions of voting securities that would result in the acquiring shareholder owning 20%, 33-1/3% or 50% of the outstanding voting securities of Camco must be approved in advance by the holders of at least a majority of the outstanding voting shares represented at a meeting at which a quorum is present and a majority of the portion of the outstanding voting shares represented at such a meeting, excluding the voting shares by the acquiring shareholder. This statute was intended, in part, to protect shareholders of Ohio corporations from coercive tender offers.

Holding Company Regulation. As a bank holding company, Camco has registered with the FRB and is subject to FRB regulations, examination, supervision and reporting requirements.

Source of Strength Doctrine. FRB policy historically has required bank holding companies to act as a source of strength to their bank subsidiaries and to commit capital and financial resources to support those subsidiaries. The Dodd-Frank Act codifies this policy as a statutory requirement. Such support may be required by the FRB at times when Camco might otherwise determine not to provide it. Any capital loan by a bank holding company to any of its subsidiary banks is subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary banks. The BHC Act provides that in the event of a bank holding company’s bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to priority of payment.

Federal Reserve Requirements. FRB regulations currently require banks to maintain reserves of 3% of net transaction accounts (primarily NOW accounts) up to $58.8 million (subject to an exemption of up to $10.7 million). At December 31, 2010, Advantage was in compliance with its reserve requirements.

Properties

The following table provides the location of, and certain other information pertaining to, Camco’s office premises as of December 31, 2010, with dollars in thousands:

Office Location	Year facility commenced operations	Leased or owned	Net book value (1)
134 E. Court Street Washington Court House, Ohio	1963	Owned	$478.1

1050 Washington Ave. Washington Court House, Ohio	1996	Owned	470.6

1 N. Plum Street Germantown, Ohio	1998	Owned	436.0

675 West Main Street New Lebanon, Ohio	1998	Owned	58.6

2 East High Street London, Ohio	2004	Owned	506.9

3002 Harrison Avenue Cincinnati, Ohio	2000	Owned	950.7

1111 St. Gregory Street Cincinnati, Ohio	2000	Leased (2)	—

126 S. 9th Street Cambridge, Ohio	1998	Owned	71.1

226 Third Street Marietta, Ohio	1976	Owned	490.6

1925 Washington Boulevard Belpre, Ohio	1979	Owned	209.4

478 Pike Street Marietta, Ohio	1998	Leased (3)	477.5

814 Wheeling Avenue Cambridge, Ohio	1963	Owned	869.3

327 E. 3rd Street Uhrichsville, Ohio	1975	Owned	67.2

175 N. 11th Street Cambridge, Ohio	1981	Owned	284.6

209 Seneca Avenue Byesville, Ohio	1978	Leased (4)	—

547 S. James Street Dover, Ohio	2002	Owned	353.4

2497 Dixie Highway Ft. Mitchell, Kentucky	2001	Owned	520.9

401-7 Pike Street Covington, Kentucky	2001	Owned	75.5

7550 Dixie Highway Florence, Kentucky	2001	Owned	392.5

6901 Glenn Highway Cambridge, Ohio	1999	Owned (5)	1,044.8

1500 Grand Central Ave.- Suite #102 Vienna, West Virginia	2004	Leased (6)	118.9

123 Southgate Parkway Cambridge, Ohio	2005	Leased (7)	110.5

6360 Tylersville Road Mason, Ohio	2006	Leased (8)	127.9

1104 Eagleton Blvd. London, Ohio	2006	Leased (9)	248.2

828 Wheeling Avenue Cambridge, Ohio	2007	Leased (10)	—

440 Polaris Parkway Westerville, Ohio	2009	Leased (11)	—

(1)	Net book value amounts are for land, buildings, improvements and construction in progress.
(2)	The lease is on a month to month basis.
(3)	The lease expires in November 2017. Advantage has the option to renew for two five-year terms. The lease is for land only.
(4)	The lease expires in September 2015.
(5)	The Camco Financial Corporation staff re-located to 814 Wheeling Avenue, Cambridge. Building is currently vacant and listed with a local realtor.
(6)	The lease expires in October 2013. Advantage has the option to renew for three five-year terms.
(7)	The lease expires in June 2012. Advantage has the option to purchase at a cost of $120,000.
(8)	The lease expires in October 2016. Advantage has the option to renew the lease for two five-year terms.
(9)	The lease expires in May 2014. Advantage has the option to renew for three five-year terms.
(10)	The lease is a month to month tenancy. Advantage is currently negotiating a long-term lease.

(11)	The lease expires in August 2012.

Camco also owns furniture, fixtures and equipment. The net book value of such items totaled $1.6 million at December 31, 2010. See Note E of Notes to Consolidated Financial Statements below.

Legal Proceedings

In the ordinary course of their respective businesses or operations, Camco or its subsidiaries may be named as a plaintiff, a defendant, or a party to a legal proceeding or any of their respective properties may be subject to various pending and threatened legal proceedings and various actual and potential claims. In view of the inherent difficulty of predicting the outcome of such matters, Camco cannot state what the eventual outcome of any such matters will be; however, based on current knowledge and after consultation with legal counsel, management believes that these proceedings will not have a material adverse effect on the consolidated financial position, results of operations or liquidity of Camco.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis is intended to aid the reader in understanding and evaluating the results of operations and financial condition of the Company and its consolidated subsidiaries as of and for the three months ended March 31, 2011 and March 31, 2010, as of and for the years ended December 31, 2010 and 2009, and for the year ended December 31, 2008. This discussion is designed to provide more comprehensive information about the major components of the Company’s results of operations and financial condition, liquidity and capital resources than can be obtained from reading the financial statements alone. This discussion should be read in conjunction with, and is qualified in its entirety by reference to, the Company’s consolidated financial statements, including the related notes thereto, presented elsewhere in this prospectus.

General

Since its incorporation in 1970, Camco Financial Corporation has evolved into a full-service provider of financial products through its subsidiary Advantage Bank (“Advantage” or “Bank”). Utilizing a common marketing theme based on Camco’s commitment to personalized customer service, Camco has grown from $22.8 million of consolidated assets in 1970 to $815.0 million of consolidated assets at December 31, 2010. Camco’s rate of growth is largely attributable to its acquisitions and its continued expansion of product lines from the limited deposit and loan offerings which the Bank could offer in the heavily regulated environment of the 1970s to the wider array of financial service products that commercial banks currently offer.

Management believes that continued success in the financial services industry will be achieved by those institutions with a rigorous dedication to building value-added customer-oriented organizations. Toward this end, each of the Bank’s regions has the ability to make local decisions for customer contacts and services, however back-office operations are consolidated and centralized. Based on consumer and business preferences, the Bank’s management designs financial service products with a view towards differentiating each of the constituent regions from its competition. Management believes that the Bank regions’ ability to rapidly adapt to consumer and business needs and preferences is essential to them as community-based financial institutions competing against the larger regional and money-center bank holding companies.

Camco’s profitability depends primarily on its level of net interest income, which is the difference between interest income on interest-earning assets, principally loans and investment securities, and interest expense on deposit accounts and borrowings. In recent years, Camco’s operations have also been heavily influenced by its level of other income, including mortgage banking income and other fee income. Camco’s operations are also affected by general, administrative and other expenses, including employee compensation and benefits, occupancy expense, data processing, franchise taxes, advertising, other operating expenses and federal income tax expense.

Critical Accounting Policies

“Management’s Discussion and Analysis of Financial Condition and Results of Operations” is based upon Camco’s consolidated financial statements, which are prepared in accordance with US GAAP. The preparation of these financial statements requires Camco to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. Several factors are considered in determining whether or not a policy is critical in the preparation of financial statements. These factors include, among other things, whether the estimates are significant to the financial statements, the nature of the estimates, the ability to readily validate the estimates with other information including third parties or available prices, and sensitivity of the estimates to changes in economic conditions and whether alternative accounting methods may be utilized under US GAAP.

Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of mortgage servicing rights and the valuation of deferred tax assets. Actual results could differ from those estimates.

We believe the accounting estimates related to the allowance for loan losses, the capitalization, amortization, and valuation of mortgage servicing rights and deferred income taxes are “critical accounting estimates” because (i) the estimates are highly susceptible to change from period to period because they require us to make assumptions concerning the changes in the types and volumes of the portfolios, rates of future prepayments and anticipated economic conditions, and (ii) the impact of recognizing an impairment or loan loss could have a material effect on Camco’s assets reported on the balance sheet as well as its net earnings.

Allowance for Loan Losses. The procedures for assessing the adequacy of the allowance for loan losses reflect management’s evaluation of credit risk after careful consideration of all information available to management. In developing this assessment, management must rely on estimates and exercise judgment regarding matters where the ultimate outcome is unknown such as economic factors, developments affecting companies in specific industries and issues with respect to single borrowers. Depending on changes in circumstances, future assessments of credit risk may yield materially different results, which may require an increase or a decrease in the allowance for loan losses.

Each quarter, management analyzes the adequacy of the allowance for loan losses based on review of the loans in the portfolio along with an analysis of external factors (including current housing price depreciation, homeowners’ loss of equity, etc) and historical delinquency and loss trends. The allowance is developed through specific components: (i) the specific allowance for loans subject to individual analysis, (ii) the allowance for classified loans not otherwise subject to individual analysis and (iii) the allowance for non-classified loans (primarily homogenous).

Classified loans with indication or acknowledgment of deterioration are subject to individual analysis. Loan classifications are those used by regulators consisting of Special Mention, Substandard, Doubtful and Loss. In evaluating these loans for impairment, the measure of expected loss is based on the present value of the expected future cash flows discounted at the loan’s effective interest rate, a loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. All other classified assets and non-classified assets are combined with the homogenous loan pools and segregated into loan segments. The segmentation is based on grouping loans with similar risk characteristics (one-to-four family, home equity, etc.). Loss rate factors are developed for each loan segment which is used to estimate losses and determine an allowance. The loss factors for each segment are derived from historical delinquency, classification and charge-off rates and adjusted for economic factors and an estimated loss scenario.

The allowance is reviewed by management to determine whether the amount is considered adequate to absorb probable, incurred losses inherent in the loan portfolio. Management’s evaluation of the adequacy of the allowance is an estimate based on management’s current judgment about the credit quality of the loan portfolio. This evaluation includes specific loss estimates on certain individually reviewed loans, statistical loss estimates for loan pools that are based on historical loss experience, and general loss estimates that are based upon the size, quality and concentration characteristics of the various loan portfolios, adverse situations that may affect a borrower’s ability to repay and current economic and industry conditions. Also considered as part of that judgment is a review of the Bank’s trends in delinquencies and loan losses, as well as trends in delinquencies and losses for the region and nationally, and economic factors. While the Company strives to reflect all known risk factors in its evaluations, judgment errors may occur.

Mortgage Servicing Rights. To determine the fair value of its mortgage servicing rights (“MSRs”) each reporting quarter, the Company provides information to a third party valuation firm, representing loan information in each pooling period accompanied by escrow amounts. The third party then evaluates the possible impairment of MSRs as described below.

MSRs are recognized as separate assets or liabilities when loans are sold with servicing retained. A pooling methodology, in which loans with similar characteristics are “pooled” together, is applied for valuation purposes. Once pooled, each grouping of loans is evaluated on a discounted earnings basis to determine the present value of future earnings that the Bank could expect to realize from the portfolio. Earnings are projected from a variety of sources including loan service fees, net interest earned on escrow balances, miscellaneous income and costs to service the loans. The present value of future earnings is the estimated fair value for the pool calculated using consensus assumptions that a third party purchaser would utilize in evaluating a potential acquisition of the MSRs.

Events that may significantly affect the estimates used are changes in interest rates and the related impact on mortgage loan prepayment speeds and the payment performance of the underlying loans. The interest rate for net interest earned on escrow balances, which is supplied by management, takes into consideration the investment portfolio average yield as well as current short duration investment yields. Management believes this methodology provides a reasonable estimate. Mortgage loan prepayment speeds are calculated by the third party provider utilizing the Economic Outlook as published by the Office of Chief Economist of Freddie Mac in estimating prepayment speeds and provides a specific scenario with each evaluation. Based on the assumptions discussed, pre-tax projections are prepared for each pool of loans serviced. These earnings figures approximate the cash flow that could be received from the servicing portfolio. Valuation results are presented quarterly to management. At that time, management reviews the information and MSRs are marked to lower of amortized cost or fair value for the current quarter.

Deferred Income Taxes. Camco recognizes expense for federal income taxes currently payable as well as for deferred federal taxes for estimated future tax effects of temporary differences between the tax basis of assets and liabilities and amounts reported in the consolidated balance sheets. Realization of a deferred tax asset is dependent upon generating sufficient taxable income in either the carry forward or carry back periods to cover net operating losses generated by the reversal of temporary differences. A valuation allowance is provided by way of a charge to income tax expense if it is determined that it is more likely than not that some or all of the deferred tax asset will not be realized. If different assumptions and conditions were to prevail, the valuation allowance may not be adequate to absorb unrealized deferred taxes and the amount of income taxes payable may need to be adjusted by way of a charge or credit to expense. Furthermore, income tax returns are subject to audit by the IRS. Income tax expense for current and prior periods is subject to adjustment based upon the outcome of such audits. Camco believes it has adequately accrued for all probable income taxes payable. Accrual of income taxes payable and valuation allowances against deferred tax assets are estimates subject to change based upon the outcome of future events.

Analysis of Results of Operations and Financial Condition as of March 31, 2011

Overview

The deterioration in the economic conditions in the U.S. that began in 2008 and continues today has created challenges for the Company, including the following:

•	Volatile equity markets that declined significantly

•	Stress on the banking industry with significant financial assistance to many financial institutions, extensive regulatory and congressional scrutiny and regulatory requirements

•	Low interest rate environment particularly given the government involvement in the financial markets, and

•	Continued high levels of unemployment nationally and in our local markets

The above factors resulted in the continued movement of loans to nonperforming status during the past few years. In addition, many of these loans are collateral dependent real estate loans that the Bank is required to write down to fair value less estimated costs to sell, with the fair values determined primarily based on third party appraisals. During 2009 and continuing through 2011 appraised values decreased significantly even in comparison to appraisals received within the past 12 months. As a result, the Bank’s evaluation of the loan portfolio and allowance for loan losses resulted in higher than normal net charge-offs and the need to record higher provision for loan losses.

In the first quarter of 2011 the Company took steps to improve capital ratios through the reduction of assets and borrowings. Assets were reduced through the sale of $27.2 million in investments that created a gain of $1.2 million. The Bank used the proceeds of the sale to pay $21.0 million in FHLB borrowings including a prepayment penalty of $216,000.

The Company is addressing credit quality issues by directing the efforts of experienced workout specialists solely to manage the resolution of nonperforming assets. We continue to deal with the economic challenges in our markets, through our loan charge-offs and provision for loan losses as we recognize the results of these current economic conditions and issues related to higher than normal unemployment. The real estate market continues to create a very challenging environment as bankruptcies, foreclosures and unemployment continues to be high in Ohio.

It is the Company’s goal to remove the majority of the nonperforming assets from its balance sheet while still obtaining reasonable value for these assets. Given the current conditions in the real estate market, accomplishing this goal is a tremendous undertaking, requiring both time and considerable effort of staff. We believe that we are taking steps forward in managing our classified assets. We have devoted and will continue to devote substantial management resources toward the resolution of all delinquent and non-performing assets, but no assurance can be made that management’s efforts will be successful.

We have found that “core” deposit growth continues to be challenging but have continued to work with commercial borrowers to build banking relationships. The extended low rate environment and increased competition for deposits continue to put pressure on marginal funding costs, despite continued lower rates in 2010 and 2011.

Comparison of Results of Operations for the Three Months Ended March 31, 2011 and 2010

Camco’s net earnings for the three months ended March 31, 2011, totaled $652,000, an increase of $523,000, from the net earnings of $129,000 reported in the comparable 2010 period. On a per share basis, the net earnings during the first quarter of 2011 were $0.09, compared to $0.02 per share in the first quarter of 2010. The increase in earnings was primarily attributable to increased other income related to the gain on sale of investments, coupled with increased net interest income of $354,000 which was partially offset by increased general, administrative and other expenses of $485,000 and increased federal income taxes related to the sale of investments.

The Company has made it a priority to identify cost savings opportunities throughout its operations and is committed to maintaining cost control measures and believes that the effort will play a major role in improving its performance. The Company also believes that its technology allows it to be efficient in its back-office operations. In addition, as the level of nonperforming assets is reduced, the operating costs associated with carrying those assets, such as maintenance, legal proceedings, insurance and taxes will decrease.

Net Interest Income

Net interest income totaled $6.6 million for the three months ended March 31, 2011, an increase of $354,000, or 5.7%, compared to the three-month period ended March 31, 2010, generally reflecting the effects of a $39.8 million decrease in the average balance of interest bearing liabilities coupled with the average cost of funding decreasing by 43 basis points year to year. Net interest margin increased to 3.63% in the first quarter of 2011 compared to 3.25% in the first quarter of 2010.

The following table presents for the periods indicated the total dollar amount of interest income from average interest-earning assets and the resulting yields, and the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. The table does not reflect any effect of income taxes. Balances are based on the average of month-end balances which, in the opinion of management, do not differ materially from daily balances.

	2011			2010
Three Months Ended March 31,	Average outstanding balance	Interest earned / paid	Average yield/ rate	Average outstanding balance	Interest earned / paid	Average yield/ rate
(Dollars in thousands)
Interest-earning assets:
Loans receivable (1)	$640,908	$8,901	5.56%	$657,081	$9,280	5.65%
Securities	29,613	355	4.80%	55,294	578	4.18%
FHLB stock	14,888	339	9.11%	29,888	339	4.54%
Other Interest-bearing accounts	43,783	7	.06%	26,726	1	.01%

Total interest-earning assets	729,192	9,602	5.27%	768,989	10,198	5.30%
Noninterest-earning assets (2)	80,613			84,035

Total average assets	$809,805			$853,024

Interest-bearing liabilities:
Deposits	604,208	2,189	1.45%	612,881	2,945	1.92%
FHLB advances and other	97,342	803	3.30%	124,617	997	3.20%

Total interest-bearing liabilities	701,550	2,992	1.71%	737,498	3,942	2.14%
Noninterest-bearing deposits	50,613			40,192
Noninterest-bearing liabilities	11,392			14,670

Total average liabilities				792,360

Total average shareholders’ equity	46,250			60,664

Total liabilities and shareholders’ equity	$809,805			$853,024

Net interest income/Interest rate spread		$6,610	3.56%		$6,256	3.16%

Net interest margin (3)			3.63%			3.25%

Average interest-earning assets to average interest-bearing liabilities			103.94%			104.27%

(1)	Includes loans held for sale. Loan fees are immaterial.
(2)	Includes nonaccrual loans, mortgage servicing rights and allowance for loan losses
(3)	Net interest income as a percent of average interest-earning assets

Interest income on loans totaled $8.9 million for the three months ended March 31, 2011, a decrease of $379,000, or 4.1%, from the comparable 2010 period. The decrease resulted primarily from a decrease in the average balance outstanding of $16.2 million,, or 2.5%, from the comparable 2010 period. A nine basis point decrease in the average yield in the 2011 period also negatively impacted interest income on loans.

Interest income on securities totaled $355,000 for the three months ended March 31, 2011, a decrease of $223,000, or 38.6%, from the first quarter of 2010. The decrease was due primarily to a $29.6 million decrease in the average balance offset partially by a 62 basis point increase in the average yield, to 4.8% for the 2011 period.

Dividend income on FHLB stock was consistent with the previous year. Interest on such stock is paid a quarter in arrears, therefore, due to our redemption of $20.0 million in January 2011 the yield is inflated for the current period. Interest income will decrease in the 2nd quarter and we believe the yield on the asset will be comparable to previous year quarter. Interest income on other interest bearing accounts continues to be low due to higher balances needed to compensate for charges at correspondent banks leaving less balance for interest calculation offset partially by a slight increase in rates. We have increased cash on hand balances due to the sale of investments at the end of March 2011. We will continue to deploy cash when available by paying down advances, borrowings and higher cost brokered deposits in order to generate additional income.

Interest expense on deposits totaled $2.2 million for the three months ended March 31, 2011, a decrease of $756,000, or 25.7%, compared to the same quarter in 2010 due primarily to a 47 basis point decrease in the average cost of deposits to 1.45% in the current quarter, coupled with a $8.7 million, or 1.4%, decrease in average interest bearing deposits outstanding. While the cost of deposits was lower in the first quarter of 2011 compared to the first quarter of 2010, the cost in 2011 is expected to stabilize as rates have been at low levels for quite some time. However, we will continue to re-price certificates of deposit in 2011, which should decrease costs slightly if rates continue to be at the current low levels. Although, competitive pressures may limit our ability to reduce interest rates paid on deposits.

Interest expense on borrowings totaled $803,000 for the three months ended March 31, 2011 a decrease of $194,000, or 19.5%, from the same 2010 three-month period. The decrease resulted primarily from a $27.3 million, or 21.9%, decrease in the average borrowings outstanding offset partially by a 10 basis point increase in the average cost of borrowings to 3.30%.

Provision for Losses on Loans

A provision for losses on loans is charged to earnings to bring the total allowance for loan losses to a level considered appropriate by management based on historical experience, the volume and type of lending conducted by the Bank, the status of past due principal and interest payments, general economic conditions, particularly as such conditions relate to the Bank’s market areas, and other factors related to the collectability of the Bank’s loan portfolio.

Camco’s loan quality has been negatively impacted by worsening conditions within our market areas which has caused declines in real estate values and deterioration in the financial condition of some of our borrowers. These conditions have led Camco to downgrade the loan quality ratings on various loans through our loan review process. In addition, some of our loans became under-collateralized due to reductions in the estimated net realizable fair value of the underlying collateral. As a result, Camco’s provision for loan losses, net charge-offs and nonperforming loans have been significantly higher than historical levels since 2008.

Camco’s net loan charge-offs and provision for loan losses in recent quarters has been impacted by ongoing workout efforts on existing impaired loans. The efforts have included negotiating reduced payoffs and the sale of underlying collateral —or short sales coupled with charging down values to net realizable or fair value of the underlying collateral. Management believes these actions are prudent during the current economic environment.

Based upon an analysis of these factors, the continued economic outlook and new production we increased the provision for losses on loans to $1.0 million for the three months ended March 31, 2011, compared to $905,000 for the same period in 2010. We believe our loans are adequately reserved for probable losses inherent in our loan portfolio at March 31, 2011. However, there can be no assurance that the loan loss allowance will be adequate to absorb losses.

Other Income

Other income totaled $3.3 million for the three months ended March 31, 2011 an increase of $1.3 million, or 76.4%, from the comparable 2010 period. The increase in other income was primarily attributable to a $1.3 million increase in gain on sale of investments.

General, Administrative and Other Expense

General, administrative and other expense totaled $7.4 million for the three months ended March 31, 2011 an increase of $485,000 or 7.0%, from the comparable period in 2010. The increase in general, administrative and other expense was due to increases in real estate owned and loan expenses partially offset by decreases in professional services and franchise taxes.

The increase in real estate owned expense of $408,000 and loan expenses of $333,000 is reflective of the large real estate owned portfolio and expenses related to ownership such as real estate taxes, and upkeep of properties. These expenses were coupled with the continued falling of real estate values that have negatively impacted our portfolio values and caused a write down to fair market value. The increase in loan expenses are reflective of additional expenses related to classified assets and the legal aspects related to collection efforts or litigation.

The decrease in professional services is due to a decrease in legal expenses relating to classified assets. The decrease in franchise taxes is due to the adjusted accrual on prepaid taxes.

Federal Income Taxes

Federal income taxes totaled $548,000 for the three months ended March 31, 2011; an increase of $550,000, compared to the three months ended March 31, 2010. This increase reflects the change in our 100% valuation allowance that was taken in September 2010 on the Company’s deferred tax asset. The Company sold available for sale investments that were no longer carrying a deferred position and therefore had tax expense related to such transactions. During the quarter ended March 31, 2011, the Company generated approximately $12 million of taxable income, primarily due to the redemption of the FHLB stock which resulted in taxable income of approximately $10 million. At March 31, 2011, the Company has a federal net operating loss carry-forward of approximately $1 million available to offset future taxable income. As the Company executes plans to return to profitability, future earnings may benefit from the current operating loss carry-forwards.

A valuation allowance is recognized for the deferred tax asset if, based on the weight of available evidence, it is more-likely-than-not that some portion or the entire deferred tax asset will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. In making such judgments, significant weight is given to evidence that can be objectively verified. As a result of the increased credit losses, the consequence to the Bank resulted in a carry-forward loss position as of December 31, 2009. A cumulative loss position is considered significant negative evidence in assessing the realization of a deferred tax asset, which is difficult to overcome. Reversal of the valuation allowance can be realized in future tax returns based on estimates of projected taxable income.

Additional Capital

The Company’s Tier 1 capital at March 31, 2011 did not meet the requirements set forth in the Consent Order or the Memorandum of Understanding (the “MOU”) that Camco entered into with the Federal Reserve Board of Governors (“FRB”) on March 4, 2009 as those agreements are discussed under “Liquidity and Capital Resources” below. As a result the Company will need to increase capital levels to meet the standards set forth by the FDIC, Ohio Division and FRB. The rights offering is designed to address the need to increase the level of capital.

Discussion of Financial Condition Changes from December 31, 2010 to March 31, 2011

At March 31, 2011, Camco’s consolidated assets totaled $791.6 million, a decrease of $23.4 million, or 2.8%, from December 31, 2010. The decrease in total assets resulted primarily from decreases in investment securities and loans receivable offset partially by increases in cash and cash equivalents. Further deterioration of the residential loan market and fewer new purchases may continue to shift the loan portfolio toward commercial loans. The current loan rates may slow residential lending and the sale of fixed rate loans, therefore it is not likely that the profits on gain on sale will continue to be as strong in 2011 as previously experienced in 2010. Possible growth in deposits would most likely be used to reduce outstanding borrowings and brokered deposits or fund commercial loan volume which is expected in the second half of 2011. Management’s overall focus at the Bank has been on managing credit, reducing risk within the loan portfolio and enhancing liquidity and capital in a distressed economic environment. Continuous progress is being made on addressing these issues, but we expect the distressed economic environment to continue through 2011.

Cash and interest-bearing deposits in other financial institutions totaled $61.8 million at March 31, 2011, an increase of $32.7 million, or 112.2%, from December 31, 2010. In the first quarter of 2011, cash increased as we have begun to restructure the balance sheet and decrease assets and liabilities when possible to improve our capital position.

As of March 31, 2011, securities totaled $17.2 million, a decrease of $17.5 million, or 50.4%, from December 31, 2010, due to the sale of $25.9 million, principal repayments and maturities of $2.6 million and the change in the fair value of securities available for sale of $1.1 million for the three-month period ended March 31, 2011. These were offset partially by purchases of $12.6 million which were primarily investment securities at a weighted rate of 1.28%. Additionally, $20.0 million of FHLB stock was redeemed during the first quarter 2011.

Loans receivable, including loans held for sale, totaled $649.3 million at March 31, 2011, a decrease of $20.7 million, or 3.1%, from December 31, 2010. The decrease resulted primarily from principal repayments of $44.7 million and loan sales of $21.3 million offset partially by loan disbursements totaling $47.6 million. The volume of loans originated for sale in the secondary market during the first three months of 2011 decreased compared to the first quarter of 2010 by $35.9 million, or 43.0%. While prepayments have remained stable on residential mortgage loans, our ability to originate new residential mortgage loans has not been as strong as 2010. The reduction in residential real estate loan balances was intensified by the secondary market offering historically low long-term fixed rates during most of 2010. Additionally the American Recovery and Reinvestment Act of 2009 expanded the first-time homebuyer credit which resulted in higher loan activity during that time period.

Loan originations during the three-month period ended March 31, 2011, included $24.0 million of commercial loans, $19.9 million in loans secured by one- to four-family residential real estate and $3.7 million in consumer and other loans. Our intent is to continue to service our communities in 1-4 family residential, consumer and commercial real estate lending in future periods as a means of increasing the yield on our loan portfolio, and continue with our strategic plan of generating more commercial lending opportunities and core relationships. However, we have currently seen lending volumes of acceptable risk diminished somewhat due to a slowing economy and loan repayments are being used to reduce borrowings and maintain current liquidity levels.

During 2011, the yield on loans was 5.56% a decrease of 9 basis points as compared to 5.65% for 2010. The decrease in yield is due to lower average loan balances coupled with lower effective rates in the loan portfolio during 2011. As we continue to have adjustable rate loans re-price at the current lower rate environment and new loans are also at the lower market rates.

The allowance for loan losses totaled $17.3 million and $16.9 million at March 31, 2011, and December 31, 2010, representing 53.7% and 49.9% of nonperforming loans, respectively, at those dates. Nonperforming loans (loans with three payments or more delinquent plus nonaccrual loans) totaled $32.3 million and $33.8 million at March 31, 2011 and December 31, 2010, respectively, constituting 4.8% and 4.9% of total net loans during both periods, including loans held for sale, at those dates. First quarter 2011 provision for loan losses was impacted by continued specific reserves primarily due to three credits related to the decrease in values on the impaired loans. Net charge-offs totaled $539,000 for the first quarter of 2011.

The following table sets forth information with respect to Advantage’s nonperforming assets for the periods indicated.

(dollars in thousands)	March 31, 2011	December 31, 2010	December 31, 2009	December 31, 2008	December 31, 2007
Total nonperforming loans	$32,363	$33,779	$36,449	$53,528	$25,515
Other real estate owned	10,308	10,096	9,660	5,841	5,034

Total nonperforming assets	$42,671	$43,875	$46,109	$59,369	$30,549

Allowance for loan losses	$17,410	$16,870	$16,099	$15,747	$6,623

Nonperforming loans as a percent of total net loans	4.85%	5.04%	5.40%	6.91%	3.13%
Nonperforming assets to total assets	5.39%	5.38%	5.47%	5.93%	2.99%
Allowances for loan losses as a percent of nonperforming loans	53.8%	49.9%	44.2%	29.4%	26.0%
Memo section:
Troubled debt restructurings
Loans and leases restructured and in compliance with modified terms	$2,319	$7,122	$16,645	$11,440	$—

Loans and leases restructured and not in compliance with modified terms	$7,787	$9,276	$4,783	$12,882	$—

Nonaccrualstatus denotes loans greater than three payments past due, loans for which, in the opinion of management, the collection of additional interest is unlikely, or loans that meet nonaccrual criteria as established by regulatory authorities. Payments received on a nonaccrual loan are either applied to the outstanding principal balance or recorded as interest income, depending on management’s assessment of the collectability of the loan.

At March 31, 2011, the Company’s other real estate owned (REO) consisted of 161 repossessed properties with a net book value of $10.3 million. Initial loss is recorded as a charge to the allowance for loan losses. Thereafter, if there is a further deterioration in value, a specific valuation allowance is established and charged to operations. The Company reflects costs to carry REO as period costs in operations when incurred. When property is acquired through foreclosure or deed in lieu of foreclosure, it is initially recorded at the fair value of the related assets at the date of foreclosure, less estimated costs to sell the property.

The Company works with borrowers to avoid foreclosure if possible. Furthermore, if it becomes inevitable that a borrower will not be able to retain ownership of their property, the Company often seeks a deed in lieu of foreclosure in order to gain control of the property earlier in the recovery process. The strategy of pursuing deeds in lieu of foreclosure more aggressively should result in a reduction in the holding period for nonperforming assets and ultimately reduce economic losses.

Deposits totaled $655.6 million at March 31, 2011 a decrease of $3.8 million, or 0.6%, from the total at December 31, 2010. The following table details our deposit portfolio balances and the average rate paid on our deposit portfolio at March 31, 2011 and December 31, 2010:

	March 31, 2011		December 31, 2010		Change
(Dollars in thousands)	Balance	Rate	Balance	Rate	Balance	Rate
Noninterest-bearing demand	$49,257	0.00%	$46,597	0.00%	$2,660	.00
Interest-bearing demand	67,008	0.24	65,679	0.30	1,329	(.06)
Money market	103,673	0.69	96,294	0.69	7,379	.00
Savings	40,840	0.25	38,665	0.25	2,175	.00
Certificates of deposit — retail	382,832	1.91	392,098	1.93	(9,266)	(.02)
Certificates of deposit — brokered	11,987	3.60	12,483	3.60	(496)	.00

Total deposits	$655,597	1.33%	$651,816	1.38%	$3,781	(.05)

The decrease in certificates of deposits was primarily due to decreases in public funds and brokered deposits coupled with non-core customers (only certificate of deposit account). We continue to focus and implement our strategy of improving the long-term funding mix of the Bank’s deposit portfolio by developing “core relationships” with customers within our communities, small businesses and adding commercial and retail checking accounts. The Company is focused on its collection of core deposits. Core deposit balances, generated from customers throughout the Bank’s branch network, are generally a stable source of funds similar to long-term funding, but core deposits such as checking and savings accounts are typically less costly than alternative fixed-rate funding. The Company believes that this cost advantage makes core deposits a superior funding source, in addition to providing cross-selling opportunities and fee income possibilities. To the extent the Bank grows its core deposits, the cost of funds should decrease, thereby increasing the Bank’s net interest margin.

In 2010 we implemented a number of organizational and product development initiatives including a new suite of commercial and small business checking accounts, enhancements to our online business cash management system, and the launch of remote deposit capture solution. We believe these products will continue to help us be more competitive for business checking accounts. Additionally, in 2011 we plan to implement paperless statements which will be less costly and more efficient for many customers.

We anticipate an additional $12.2 million in pay downs of brokered deposits throughout 2011, this will help to maintain the Bank’s margin and by growing core deposits we will improve the long-term funding mix of the Bank’s deposit portfolio by aggregating small business, commercial and retail checking accounts.

Effective January 1, 2010 interest rates paid by Advantage on deposits became subject to limitations as a result of a consent order Advantage entered into with the FDIC and Ohio Division of Financial Institutions in July 2009 (“Consent Order”). Deposits solicited by the Bank cannot significantly exceed the prevailing rates in our market areas. The FDIC has implemented by regulation the statutory language “significantly exceeds” as meaning more than 75 basis points. Although the rule became effective January 1, 2010, Advantage has utilized these standards since mid year 2009.

Advances from the FHLB and other borrowings totaled $68.8 million at March 31, 2011, a decrease of $24.1 million, or 25.9%, from the total at December 31, 2010. The decrease in borrowings was primarily due to early payoff of $21.0 million of borrowings that had a prepayment penalty of $216,000. The sale of investments provided the cash to pay off such borrowings and decrease reliance on this non core funding.

Stockholders’ equity totaled $45.9 million at March 31, 2011, a decrease of $214,000, or .5%, from December 31, 2010. The decrease resulted primarily from the sale of investments which decreased accumulated other comprehensive income related to the fair value of our investment securities in the amount of $1.1 million offset partially by net earnings of $652,000.

Liquidity and Capital Resources

Liquidity is the Company’s ability to generate adequate cash flows to meet the demands of its customers and provide adequate flexibility for the Company to take advantage of market opportunities. Cash is used to fund loans, purchase investments, fund the maturity of liabilities, and at times to fund deposit outflows and operating activities. The Company’s principal sources of funds are deposits; amortization, prepayments and sales of loans; maturities, sales and principal receipts from securities; borrowings; and operations. Managing liquidity entails balancing the need for cash or the ability to borrow against the objectives of maximizing profitability and minimizing interest rate risk. The most liquid types of assets typically carry the lowest yields.

Camco is a single bank holding company and its primary ongoing source of liquidity is from dividends received from the Bank. Such dividends arise from the cash flow and earnings of the Bank. Ohio statutes impose certain limitations on the payment of dividends and other capital distributions by banks. Generally, absent approval of the Ohio Division, such statutes limit dividend and capital distributions to earnings of the current and two preceding years. Currently, the Consent Order prohibits the Bank from paying a dividend to Camco without prior approval of the FDIC and Ohio Division. Camco currently has $5.0 million outstanding trust preferred securities with a maturity date of 2037. If needed, Camco’s agreement regarding these securities provides for a deferment of interest payment for up to 20 consecutive quarters without default. Based on notification received from the FRB on April 30, 2009, Camco was required to exercise this provision to defer interest payments and has deferred a total of eight quarters as of March 31, 2011. If the Company desires to raise funds in the future, it may consider engaging in further offerings of preferred securities, debentures or other borrowings as well as issuance of capital stock, but any such strategic decisions would require regulatory approval. Further, as a result of entering into the MOU, Camco is prohibited from paying dividends to our stockholders without first obtaining the approval of the FRB. Our ability to pay dividends to stockholders is dependent on our net earnings. A continued decline in earnings, increases in loan losses, or higher regulatory capital reserve requirements may jeopardize our ability to pay dividends at historical levels.

The objective of the Bank’s liquidity management is to maintain ample cash flows to meet obligations for depositor withdrawals, fund the borrowing needs of loan customers, and to fund ongoing operations. Core relationship deposits are the primary source of the Bank’s liquidity. As such, the Bank focuses on deposit relationships with local business and consumer clients with a strategy to increase the number of services/products per client. The Company views such deposits as the foundation of its long-term liquidity because it believes such core deposits are more stable and less sensitive to changing interest rates and other economic factors compared to large time deposits or wholesale purchased funds.

We monitor and assess liquidity needs daily in order to meet deposit withdrawals, loan commitments and expenses. Camco’s liquidity contingency funding plan identifies liquidity thresholds and red flags that may evidence liquidity concerns or future crises. The contingency plan details specific actions to be taken by management and the Board of Directors. It also identifies sources of emergency liquidity, both asset and liability-based, should we encounter a liquidity crisis. In conjunction with the Company’s asset/liability and interest rate risk management activities, we actively monitor liquidity risk and analyze various scenarios that could impact or impair Camco’s ability to access emergency funding during a liquidity crisis.

Liquid assets consist of cash and interest-bearing deposits in other financial institutions, investments and mortgage-backed securities. Approximately $10.4 million, or 60.6%, of our investment portfolio is expected to mature or prepay during the next 12 months. While these maturities could provide a source of liquidity in the short term, public unit deposits and repurchase agreements limit our ability to use these funds freely due to the collateral requirements of such. State and local political subdivision deposits equaled $3.4 million at March 31, 2011, and $4.2 million at December 31, 2010.

Additional sources of liquidity include deposits, borrowings and principal and interest repayments on loans. While scheduled loan repayments and maturing investments are relatively predictable, deposit flows and early loan and security prepayments are more influenced by interest rates, general economic conditions, and competition and are difficult to predict.

Diversified and reliable sources of wholesale funds may be utilized to augment core deposit funding. Borrowings may be used on a long or short-term basis to compensate for reduction in other sources of funds or on a long term basis to support lending activities. The Bank utilizes its loan portfolio and FHLB stock to provide collateral to support its borrowing needs. Management believes that its focus on core relationship deposits coupled with access to borrowing through reliable counterparties provides reasonable and prudent assurance that ample liquidity is available. However, depositor or counterparty behavior could change in response to competition, economic or market situations or other unforeseen circumstances, which could have liquidity implications that may require different strategic or operational actions. One source of wholesale funding (pending regulatory approval) is brokered deposits. Consistent with its risk management policy and in response to the general tightening of credit and liquidity conditions in the financial markets at large, the Bank has utilized brokered deposits. At March 31, 2011, such deposits totaled approximately $12.3 million, exclusive of CDARS deposits.

Approximately $212.1 million of the Company’s certificate of deposit portfolio is scheduled to mature during the next 12 months. Depositors continue a preference toward short-term certificates or other issuances less than 18 months. The shorter term preference places additional liquidity pressure on the Company, however, management has seen a weakening in competition for deposits in the current economic environment. A material loss of these short-term deposits could force us to seek funding through contingency sources, which may negatively impact earnings.

FHLB advances are another funding source. In the past, Camco has depended heavily on borrowings to fund balance sheet growth. While significant strategic and tactical focus is currently being placed on deposit growth, borrowings and additional borrowing capacity at the FHLB are still vital sources of liquidity and growth funding. However, our total borrowing capacity at the FHLB is dependent on the level of eligible collateral assets held by the Bank and the Bank’s credit rating with the FHLB. Our total borrowing capacity with the FHLB increased slightly to $197.7 million at March 31, 2011, from $194.6 million at December 31, 2010. Management has been increasing the total line amount with additional pledging of the commercial real estate, home equity, multifamily and second mortgage loans in addition to the Bank’s 1-4 family portfolio. While this has increased the total capacity, the available capacity has also been increased by further pay downs of advances. The inability of the Bank to access contingency funding from the FHLB may significantly limit our growth and negatively affect earnings. We have improved on-balance-sheet liquidity in response to higher collateral maintenance requirements and decreases in our overall borrowing capacity.

We plan to continue to monitor our funding sources through brokered deposits and FHLB borrowings, but recognize that our current credit risk profile may restrict these sources. Our Funds Management Group will monitor the deposit rates in our markets to allow for competitive pricing in order to raise funds through deposits. Funds in excess of loan demand and available borrowing repayments will be held in short-term investments or federal funds sold. We are taking these actions to proactively prepare for the possibility of continued deterioration in the credit markets and increases in our nonperforming loans, which may reduce our borrowing capacity at the FHLB further.

The following table sets forth information regarding the Bank’s obligations and commitments to make future payments under contract as of March 31, 2011.

	Payments due by period
	Less than 1 year	1 - 3 Years	3 - 5 years	More than 5 years	Total
	(In thousands)
Contractual obligations:
Operating lease obligations	$268	$471	$411	$28	$1,178
Advances from the FHLB	5,000	37,261	20,299	6,282	68,842
Repurchase agreements	5,833	—	—	—	5,833
Certificates of deposit	212,108	137,466	45,573	—	395,147
Subordinated debentures (1)	—	—	—	5,000	5,000
Ohio equity funds for housing	779	204	290	137	1,410

Amount of commitments expiring per period:
Commitments to originate loans:
Revolving open-end lines secured by 1-4 residential properties	$43,433	$—	$—	$—	$43,433
Not secured by real estate	17,504	—	—	—	17,504
One- to four-family construction loan	632	—	—	—	632
Commercial real estate, other construction loan and land development	35,835	—	—	—	35,835
Commercial and industrial and other unused commitments	2,447	—	—	—	2,447
Letters of credit	397	—	—	—	397
Total contractual obligations	$324,236	$175,402	$66,573	$11,447	$577,658

(1)	The subordinated debentures are redeemable, at Camco’s option, commencing September 15, 2012.

The debentures mature on September 15, 2037.

We anticipate that we will have sufficient funds available to meet our current loan commitments. Based upon historical deposit flow data, the Bank’s competitive pricing in its market and management’s experience, we believe that a significant portion of our maturing certificates of deposit in the next 12 months will remain with the Bank, but recognize the significance of the risks discussed above.

Liquidity management is both a daily and long-term management process. In the event that we should require funds beyond our ability to generate them internally, additional funds are available through the use of FHLB advances, internet deposits, and through the sales of loans or securities.

The Board of Directors elected to defer further interest payments on the subordinated debt securities relating to the trust preferred securities of Camco Financial Corporation Trust 1. The Company has the right under the indenture for the subordinated debt securities to defer interest payments for up to 20 consecutive calendar quarters. The deferral provisions for the securities were intended to provide the Company with a measure of financial flexibility during times of financial stress due to market conditions, such as the current state of the financial and real estate markets.

As a result of the Company’s election to exercise its contractual right to defer interest payments on its subordinated debt securities, it is likely that the Company will not have access to the trust preferred securities market until the Company becomes current on those obligations. This may also adversely affect the Company’s ability in the market to obtain debt financing. Therefore, the Company is likely to have greater difficulty in obtaining financing and, thus, will have fewer sources to enhance its capital and liquidity position. In addition, the Company will be unable to pay dividends on its common stock until such time as the Company is current on interest payments on its subordinated debt securities. Currently there is no market for trust preferred securities.

Camco and Advantage are required to maintain minimum regulatory capital pursuant to federal regulations. The following tables present certain information regarding compliance by Camco and Advantage with applicable regulatory capital requirements at March 31, 2011:

	Actual		For capital Adequacy purposes				To be “well- capitalized” under prompt corrective action provisions
	Amount	Ratio	Amount		Ratio		Amount		Ratio
	(Dollars in thousands)
Total capital to risk-weighted assets:
Camco Financial Corporation	$58,450	9.32%	≥	$50,150	≥	8.0%	≥	$62,688	10.0%
Advantage Bank	$55,326	8.84%	≥	$50,043	≥	8.0%	≥	$62,553	10.0%

Tier I capital to risk-weighted assets:
Camco Financial Corporation	$50,512	8.06%	≥	$25,075	≥	4.0%	≥	$37,613	6.0%
Advantage Bank	$47,388	7.58%	≥	$25,022	≥	4.0%	≥	$37,532	6.0%

Tier I leverage to average assets:
Camco Financial Corporation	$50,512	6.18%	≥	$32,682	≥	4.0%	≥	$40,853	5.0%
Advantage Bank	$47,388	5.82%	≥	$32,551	≥	4.0%	≥	$40,689	5.0%

Federal law prohibits a financial institution from making a capital distribution to anyone or paying management fees to any person having control of the institution if, after such distribution or payment, the institution would be undercapitalized. Additionally, the payment of dividends by Advantage Bank to its parent and by Camco Financial Corporation to stockholders is subject to restriction by regulatory agencies. These restrictions normally limit dividends from the Bank to the sum of the Bank’s current and prior two years’ earnings, as defined by the agencies.

On March 4, 2009, Camco entered into a Memorandum of Understanding (the “MOU”) with the FRB. The MOU prohibits Camco from engaging in certain activities while the MOU is in effect, including, without the prior written approval of the FRB, (1) the declaration or payment of dividends to stockholders or (2) the repurchase of Camco’s stock.

On April 30, 2009, Camco was notified by the FRB that it had conducted a “surveillance review” as of December 31, 2008. Based on that review, the FRB notified Camco that it must (i) eliminate shareholder dividends and (ii) defer interest payments on its 30-year junior subordinated deferrable interest notes that were issued to its wholly-owned subsidiary, Camco Statutory Trust I, in its trust preferred financing that was completed in July 2007. These prohibitions were memorialized in a written agreement with the FRB on August 5, 2009 (the “Camco Agreement”). Camco and Camco Statutory Trust I, are permitted to defer interest and dividend payments, respectively, for up to five consecutive years without resulting in a default. As of March 31, 2011, Camco had deferred payments for eight quarters. Camco may not resume these dividend or interest payments until it receives approval from the FRB.

As a result of the surveillance review, Camco entered into a Written Agreement (the “Camco Agreement”) with the FRB on August 5, 2009. The Camco Agreement memorializes the requirements imposed on April 30, 2009 and requires Camco to obtain FRB approval prior to: (i) declaring or paying any dividends; (ii) receiving dividends or any other form of payment representing a reduction in capital from Advantage; (iii) making any distributions of interest, principal or other sums on subordinated debentures or trust preferred securities; (iv) incurring, increasing or guaranteeing any debt; or (v) repurchasing any Camco stock.

Advantage entered into the Consent Agreement with the FDIC and the State of Ohio, Division of Financial Institutions (“Ohio Division”) that provided for the issuance of an order by the FDIC and the Ohio Division, which order was executed by the FDIC and Ohio Division on July 31, 2009 (the “Bank Agreement”). The Consent Agreement requires Advantage to, among other things, (i) increase its Tier 1 risk based capital to 8%; and (ii)seek regulatory approval prior to declaring or paying any cash dividend. As a result of the Consent Agreement, Advantage is disqualified as a public depository under Ohio law and will incur higher premiums for FDIC insurance of its accounts. Advantage is not in compliance with the capital requirement of the Consent Order.

A material failure to comply with the provisions of the MOU, Camco Agreement or Consent Order could result in additional enforcement actions by the FDIC, the Ohio Division or the FRB.

As a result of the Consent Order and MOU, the Board of Directors has formed a compliance committee to oversee management’s response to all sections of the Consent Order and MOU. The committee will monitor compliance with such, including adherence to deadlines for submission to the FDIC, Ohio Division and FRB on any information required under the Consent Order and MOU.

As a result of the recent downturn in the financial markets, the availability of many sources of capital (principally to financial service companies) has become significantly restricted or has become increasingly costly as compared to the prevailing market rates prior to the downturn. Management cannot predict when or if the capital markets will return to more favorable conditions.

There can be no assurances that the Company will be successful in its efforts to raise additional capital during 2011. An equity financing transaction would result in substantial dilution to the Company’s current stockholders and could adversely affect the market price of the Company’s common stock. We are unable to predict if these efforts will be successful, either on a short-term or long-term basis. Should these efforts be unsuccessful, due to the regulatory restrictions which exist that prohibit dividends between the Bank and Camco, Camco may be unable to meet its financial obligations in the normal course of business.

Analysis of Results of Operations and Financial Condition as of December 31, 2010

Overview

During 2010, the economic environment for financial services companies continued to be challenging. We continued to execute our long-term strategic plan to diversify the balance sheet by strategically working to increase our commercial, commercial real estate and consumer loan portfolios and improve our funding mix by reducing borrowings and increasing transaction-based deposits.

“Core” deposit growth continued to be challenging in 2010. Competition for deposits continued to put pressure on marginal funding costs, despite continued low rates in 2010. During 2010, deposits decreased 1.2%, primarily due to our decrease in public funds and brokered deposits. The brokered deposits were not renewed in 2010 as loan balances decreased and cash was utilized to decrease higher yielding non “core” funding and borrowed funds.

The real estate market continued to create a very challenging environment for most financial institutions in 2010. In the first half of 2010, the homebuyer tax credit increased sales and temporarily propped up prices. However, bankruptcies, foreclosures and high unemployment continued in Ohio and the oversupply of housing continued to depress prices. We are working diligently to manage delinquencies and work with our loan customers in order to reduce losses for them, as well as our Company.

Nonperforming loans remained stable at $33.8 million at the end of 2010 compared to $36.4 million at the end of 2009. In 2010, we continued to deal with the economic challenges in our markets, through our loan charge-offs and provision for loan losses as we recognized the results of these current economic conditions and issues related to higher than normal unemployment. Net charge offs totaled $17.7 million during 2010 as we continued to work with borrowers during these economic conditions.

On March 4, 2011, Camco was notified by the FRB that by March 31, 2011 it must divest of activities conducted pursuant to section 4(k) of the BHC Act, which means Camco Title Agency, and it must decertify as a financial holding company. Camco complied with this request on by dissolving Camco Title Agency, Inc. on March 31, 2011and selling certain of the assets of Camco Title Agency, Inc. to a third party. Camco decertified as a financial holding company effective on March 31, 2011.

Comparison of Results of Operations for the Years Ended December 31, 2010 and December 31, 2009

General. Camco’s net loss of $14.6 million, or $2.02 per share for the year ended December 31, 2010, compared to a net loss of $11.2 million, or $1.56 per share for the same period in 2009. The increase in the net loss primarily reflects a decrease in other income related to the valuation of mortgage servicing rights an increase in general administrative and other expense and a 100% valuation on our deferred tax asset offset, partially by increased net interest income. Additionally, Camco continued to increase provisions as high levels of charge-offs continued in 2010. This is reflective of the impact of the distressed commercial real estate values and general economic conditions.

Net Interest Income. Net interest income for the year ended December 31, 2010, amounted to $26.4 million, an increase of $2.3 million, or 9.4%, compared to 2009, generally reflecting the effects of re-pricing of liabilities in the current lower interest rate environment. Net interest margin increased 59 basis points to 3.50% for the twelve months ending December 31, 2010 compared to 2.91% for the comparable period in 2009. The increase in net interest margin during the 2010 period, compared to the same period of 2009, was due primarily to lower volume of interest-bearing liabilities and a lower cost of interest-bearing liabilities in the 2010 period offset partially by a lower volume of interest-earning assets and a lower yield on those assets.

Margin pressure continued in 2010 due to the yield on assets continuing to decline. The loan portfolio has grown from previous year end and we are currently implementing strategies to continue the volume and diversification of the loan portfolio. Growth in commercial and consumer loan balances will support the margin as these types of loans are normally higher-yielding assets than adjustable rate mortgages.

We have continued with our strategies and offset decreased interest earned by decreasing the balances of our borrowed funds when applicable. Additionally, we continue to re-price deposits on a year to year comparison, which helped reduce overall deposit funding costs by 58 basis points throughout 2010. We also plan to continue to maintain cost of funds by banking our “commercial relationships” and retrieving deposits instead of borrowing at higher yields.

Interest income on loans totaled $37.6 million for the year ended December 31, 2010, a decrease of $2.6 million, or 6.5%, from the comparable 2009 total. The decrease resulted primarily from a 30 basis point decrease in the average yield, from 6.02% in 2009, to 5.72% in 2010, coupled with a $10.5 million, or 1.6%, decrease in the average balance of loans outstanding year to year. Interest income on securities totaled $1.9 million for the year ended December 31, 2010, a $1.2 million, or 38.2%, decrease from the 2009 period. The decrease was due primarily to a $32.5 million, or 42.2%, decrease in the average balance outstanding, offset partially by a 28 basis point increase in the average yield, to 4.29% in 2010. Interest income on FHLB stock decreased by $74,000, or 5.4%, due primarily to a 25 basis point decrease in the average yield, to 4.37% in 2010. Interest income on other interest-bearing deposits decreased by $21,000, or 77.8%, due primarily to a $31.8 million, or 57.7% decrease in the average balance outstanding year to year coupled with a 2 basis point decrease in the average yield to 0.03% in 2010.

Interest expense on deposits totaled $10.6 million for the year ended December 31, 2010, a decrease of $4.8 million, or 31.1%, compared to the year ended December 31, 2009. This was due primarily to a 58 basis point decrease in the average cost of deposits, to 1.74% for 2010, coupled with a $52.9 million, or 8.0%, decrease in the average balance of interest-bearing deposits outstanding year to year. Interest expense on borrowings totaled $3.9 million for the year ended December 31, 2010, a decrease of $1.4 million, or 26.4%, from 2009. The decrease resulted primarily from a $24.3 million, or 16.4%, decrease in the average balance outstanding year to year coupled with a 43 basis point decrease in the average rate to 3.11% in 2010.

Approximately $196.6 million, or 48.6%, of our certificate deposit portfolio will mature during 2011. While this presents an opportunity to continue reducing our cost of funds (as these deposits are re-pricing into a slightly lower interest rate environment) we continue to experience competition for deposits in our market areas. This competition is limiting our ability to further reduce the marginal cost of deposits to a level reflective of the general rate environment.

Continued decreases in interest rates could compress our net interest margin due to continued re-pricing between our loan and deposit portfolios. At the same time, the loan portfolio has not grown enough to offset these tighter spreads. As noted earlier, we plan to continue to diversify the loan portfolio by encouraging growth in commercial and consumer loan balances. This strategy should slow net interest margin compression as these types of loans are normally higher-yielding assets than conventional mortgage loans and investment securities.

Provision for Losses on Loans. A provision for losses on loans is charged to earnings to bring the total allowance for loan losses to a level considered appropriate by management based on historical experience, the volume and type of lending conducted by the Bank, the status of past due principal and interest payments, general economic conditions, particularly as such conditions relate to the Bank’s market areas, and other factors related to the collectability of the Bank’s loan portfolio. Key drivers of the provision are declines in commercial real estate values on existing impaired loans and loan downgrades. The higher allocation in recent years primarily reflects the impact of distressed commercial real estate values and general economic conditions on specific reserves for impaired loans, while the elevated level of charge-offs in the past three years has resulted in higher loss factors and charge offs related to classified loans. The allowance allocated to the real estate and consumer loan categories is based upon Camco’s allowance methodology for homogeneous pools of loans. The fluctuations and changes in these allocations are consistent with the changes in loan quality, loss experience and economic factors in each of the loan categories.

Nonperforming loans (three monthly payments or more delinquent plus nonaccrual loans) totaled $33.8 million at December 31, 2010, a slight increase from $32.8 million from December 31, 2009. Additionally, net charge offs totaled $18.9 million for the year ended December 31, 2010 compared to $22.5 million for the year ended December 31, 2009.

Based upon an analysis of these factors and the continued uncertain economic outlook, we added $18.5 million to the allowance for losses on loans for the twelve months ended December 31, 2010, compared to $21.8 million for the same period in 2009. We believe our loans are adequately reserved for at December 31, 2010. However, there can be no assurance that the loan loss allowance will be adequate to absorb losses on known classified assets or that the allowance will be adequate to cover losses in the future, understanding that all lending activity contains associated risks of loan losses. In addition, the mix and composition of both portfolio loans and nonperforming loans change from period to period. When the Company analyzes the allowance for loan losses various ratios are considered. As of December 31, 2010 the ratio of allowance for loan losses to nonperforming loans increased from the prior year and our loan reserves also increased, representing 2.46% of total net loans versus 2.38% at December 31, 2009.

Other Income. Other income totaled $7.4 million for the year ended December 31, 2010, a decrease of $897,000, or 10.9%, compared to 2009. The decrease in other income was primarily attributable to a $1.3 million decrease in the value of our mortgage servicing rights net offset partially by a $611,000 increase in gains on sales of loans.

The decrease in mortgage servicing rights net was due to increased volatility in the market, which in turn increased the prepayment speeds utilized to value the portfolio. At December 31, 2010, we serviced $485.6 million of one-to-four family residential mortgage loans for others, primarily Freddie Mac and Fannie Mae, which declined slightly from $497.0 million at December 31, 2009.

The increase in gain on sale of loans income for 2010 was due to increased spread on the gain achieved per loan offset partially be a decrease in loan sales of $19.8 million, or 18.2% compared to the prior year.

General, Administrative and Other Expense. General, administrative and other expense totaled $29.3 million for the year ended December 31, 2010, an increase of $1.2 million, or 4.3%, compared to 2009. The increase was due primarily to a $937,000 increase in loan expenses, a $765,000 increase in real estate owned and other expense and a $482,000 increase in employee compensation and benefits expense. These increases were offset partially by a decrease of FDIC insurance of $350,000, and decreases of $244,000 in occupancy and equipment and $265,000 in postage supplies and offices expense.

The increase in loan expenses relates to legal expenses incurred with respect to classified commercial assets and the costs of various consulting, legal and property management services necessary to properly assist management in the workout and/or foreclosure process and safeguarding of assets. Management has spent significant time and resources in workout initiatives for problem loans in order to mitigate their adverse impact on the balance sheet and operating results.

The increase in real estate owned and other expenses is reflective of falling real estate values that negatively impacted our portfolio value and caused write down to fair market value on properties held. In addition, the increase in properties taken into real estate owned due to foreclosures in 2010 resulted in increased expenses. As noted earlier, home values in Ohio have continued to decline from previous levels. These factors compounded by an uncertain economic outlook and high unemployment may result in continued expenses throughout 2011.

Employee compensation and benefits increased primarily due to normal merit increases, an increase in incentives related to commercial originations coupled with increased salary continuation and defined benefit retirement plan costs.

The decrease in FDIC premiums resulted from the non recurrence of certain expenses including the reorganization of the Deposit Insurance Fund assessment of premiums by the FDIC which was coupled with increased premium rates which occurred in 2009.

In November 2010, the FDIC issued a final rule to implement provisions of the Dodd-Frank Act that provide for temporary unlimited coverage for non-interest bearing transaction accounts. The separate coverage for non-interest bearing transaction accounts became effective on December 31, 2010 and terminates on December 31, 2012.

The decrease in occupancy and equipment was due to decreased depreciation and repairs. The decreases in postage, supplies and office expenses relates to 2009 including additional incurred expenses related to the termination of a merger and additional re-advertising of our branches and brand and re-ordering of pre-printed materials and supplies to regular inventory levels.

Federal Income Taxes. The Federal income taxes totaled $518,000 for the year ended December 31, 2010, an increase of $6.8 million, compared to the benefit provision recorded in 2009. During the third quarter of 2010, management performed an analysis on its deferred tax assets and determined a full valuation allowance was necessary. The current year increase reflects a 100% valuation allowance on the Company’s deferred tax asset. As the Company executes plans to return to profitability, future earnings will benefit from operating loss carry-forwards.

A valuation allowance is recognized for a deferred tax asset if, based on the weight of available evidence, it is more-likely-than-not that some portion or the entire deferred tax asset will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. In making such judgments, significant weight is given to evidence that can be objectively verified. As a result of the increased credit losses, the consequence to the Bank resulted in a carry-forward loss position as of December 31, 2010. A cumulative loss position is considered significant negative evidence in assessing the realization of a deferred tax asset, which is difficult to overcome. Reversal of the valuation allowance is possible in the future when the Company returns to profitability.

Comparison of Results of Operations for the Years Ended December 31, 2009 and December 31, 2008

General. Camco’s net loss for the year ended December 31, 2009, totaled $11.2 million, a decrease in loss of $4.1 million, or 26.8%, from the $15.3 million of net loss reported in 2008. The decrease in the net loss was primarily due to additional expense in 2008 of $6.7 million in goodwill impairment charges, and additional impairment of $3.4 million in mortgage servicing rights, and $628,000 of expenses relating to the termination of the First Place Financial Corporation merger which was offset partially by a $7.0 million increase in the provision for loan losses and a $1.2 million increase in the federal taxes benefit.

Net Interest Income. Net interest income for the year ended December 31, 2009, amounted to $24.1 million, a decrease of $1.7 million, or 6.5%, compared to 2008, generally reflecting the effects of a $100.7 million decrease in the average balance of interest earning assets. Net interest margin increased to 2.91% for the twelve months ending December 31, 2009 compared to 2.77% for the comparable period in 2008. The increase in net interest margin during the 2009 period, compared to the same period of 2008, was due, nearly equally, to a lower volume of interest-earning assets and a lower yield on those assets offset partially by lower volume of interest-bearing liabilities and a lower cost of interest-bearing liabilities in the 2009 period.

Interest income on loans totaled $40.2 million for the year ended December 31, 2009, a decrease of $10.2 million, or 20.3%, from the comparable 2008 total. The decrease resulted primarily from a 56 basis point decrease in the average yield, from 6.58% in 2008, to 6.02% in 2009, coupled with a $99.5 million, or 13.0%, decrease in the average balance of loans outstanding year to year. Interest income on securities totaled $3.1 million for the year ended December 31, 2009, a $1.3 million, or 29.4%, decrease from the 2008 period. The decrease was due primarily to a $21.3 million, or 21.7%, decrease in the average balance outstanding, coupled with a 44 basis point decrease in the average yield, to 4.01% in 2009. Interest income on FHLB stock decreased by $155,000, or

10.1%, due primarily to a 61 basis point decrease in the average yield, to 4.62% in 2009 offset partially by a $543,000 increase in the average balance outstanding year to year. Interest income on other interest-bearing deposits decreased by $405,000, or 93.8%, due primarily to a 116 basis point decrease in the average yield, to 0.05% in 2009 offset partially by a $19.5 million, increase in the average balance outstanding year to year.

Interest expense on deposits totaled $15.3 million for the year ended December 31, 2009, a decrease of $7.4 million, or 32.5%, compared to the year ended December 31, 2008, due primarily to a 99 basis point decrease in the average cost of deposits, to 2.32% for 2009, coupled with a $24.3 million, or 3.5%, decrease in the average balance of interest-bearing deposits outstanding year to year. Interest expense on borrowings totaled $5.2 million for the year ended December 31, 2009, a decrease of $3.0 million, or 36.4%, from 2008. The decrease resulted primarily from a $46.2 million, or 23.8%, decrease in the average balance outstanding year to year coupled with a 70 basis point decrease in the average rate to 3.54% in 2009.

Provision for Losses on Loans. A provision for losses on loans is charged to earnings to bring the total allowance for loan losses to a level considered appropriate by management based on historical experience, the volume and type of lending conducted by the Bank, the status of past due principal and interest payments, general economic conditions, particularly as such conditions relate to the Bank’s market areas, and other factors related to the collectability of the Bank’s loan portfolio. Key drivers of the provision are declines in commercial real estate values on existing impaired loans and loan downgrades. The higher allocation in recent quarters primarily reflects the impact of distressed commercial real estate values and general economic conditions on specific reserves for impaired loans, while the elevated level of charge-offs in the fourth quarter and 2009 resulted in higher loss factors and charge offs related to classified loans. The allowance allocated to the real estate and consumer loan categories is based upon Camco’s allowance methodology for homogeneous pools of loans. The fluctuations and changes in these allocations are consistent with the changes in loan quality, loss experience and economic factors in each of the loan categories. Nonperforming loans (three monthly payments or more delinquent plus nonaccrual loans) totaled $32.8 million at December 31, 2009, a decrease from $53.5 million from December 31, 2008. Additionally, net charge offs totaled $21.4 million for the year ended December 31, 2009 compared to $6.6 million, for the year ended December 31, 2008.

Based upon an analysis of these factors and the continued uncertain economic outlook, we added $21.8 million to the allowance for losses on loans for the twelve months ended December 31, 2009, compared to $14.8 million for the same period in 2008. We believe our loans are adequately reserved for at December 31, 2009. However, there can be no assurance that the loan loss allowance will be adequate to absorb losses on known classified assets or that the allowance will be adequate to cover losses in the future, understanding that all lending activity contains associated risks of loan losses. In addition, the mix and composition of both portfolio loans and nonperforming loans change from period to period. As of December 31, 2009 the ratio of allowance for loan losses to nonperforming loans increased from the prior year and our loan reserves also increased, representing 2.38% of total net loans versus 2.04% at December 31, 2008.

Other Income. Other income totaled $8.3 million for the year ended December 31, 2009, an increase of $4.6 million, or 122.8%, compared to 2008. The increase in other income was primarily attributable to a $3.3 million increase in the value of our mortgage servicing rights coupled with a $907,000 increase in gains on sales of loans.

The increase in mortgage servicing rights was due to decreased prepayment speeds. Balances remained consistent year to year at $497.0 million and $497.4 million at December 31, 2009 and 2008 respectively. The servicing portfolios include one-to-four family residential mortgage loans for others, which are primarily sold to Freddie Mac and Fannie Mae.

The increase in gain on sale of loans income for 2009 was due to an increase in loan sales of $63.2 million year to year.

General, Administrative and Other Expense. General, administrative and other expense totaled $28.1 million for the year ended December 31, 2009, a decrease of $7.1 million, or 20.1%, compared to 2008. The decrease was due primarily to a $6.7 million of expense relating to impairment charges taken on goodwill coupled with $628,000 in merger and acquisition related charges in 2008. These decreases were offset partially by an increase of FDIC insurance of $2.1 million in 2009.

The increase in FDIC premiums resulted from increases in premium rates and deposit balances along with the decreased credits issued in 2008 relating to the reorganization of the Deposit Insurance Fund assessment of premiums by the FDIC.

Federal Income Taxes. The benefit for Federal income taxes totaled $6.3 million for the year ended December 31, 2009, an increase of $1.2 million, compared to the benefit provision recorded in 2008. The effective tax rates amounted to 36.0% and 25.0% for the years ended December 31, 2009 and 2008, respectively. The increase in federal income tax benefit was primarily attributable to tax credits related to our investment in affordable housing partnerships totaling $571,000 in 2009 compared to $198,000 in 2008. Additionally the tax-exempt character of earnings on bank-owned life insurance supplements the difference between the effective rate of tax benefits and the statutory corporate tax rate for the years ended December 31, 2009 and 2008.

AVERAGE BALANCE, YIELD, RATE AND VOLUME DATA

The following table presents for the periods indicated the total dollar amount of interest income from average interest-earning assets and the resulting yields, and the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. The table does not reflect any effect of income taxes. Balances are based on the average of month-end balances which, in the opinion of management, do not differ materially from daily balances. Some items in the prior-year financial statements were reclassified to conform to the current year’s presentation, including the reclassification of nonaccrual loans, mortgage servicing rights and the allowance for loan losses from loans receivable to noninterest-earning assets.

	Year ended December 31,
	2010			2009			2008
	Average outstanding balance	Interest earned / paid	Avg yield/ rate	Average outstanding balance	Interest earned / paid	Avg yield/ rate	Average outstanding balance	Interest earned / paid	Average yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable (1)	$657,296	$37,602	5.72%	$667,746	$40,231	6.02%	$767,202	$50,446	6.58%
Securities (2)	44,426	1,906	4.29%	76,886	3,085	4.01%	98,212	4,369	4.45%
FHLB Stock	29,888	1,307	4.37%	29,888	1,381	4.62%	29,345	1,536	5.23%
Interest-bearing deposits and other	23,311	6	0.03%	55,074	27	0.05%	35,610	432	1.21%

Total interest-earning assets	754,921	40,821	5.41%	829,594	44,724	5.39%	930,369	56,783	6.10%

Noninterest-earning assets (3)	89,823			105,626			94,220

Total Average Assets	$844,744			$935,220			$1,024,597

Interest-bearing liabilities:
Deposits	$608,933	$10,575	1.74%	$661,806	$15,349	2.32%	$686,116	$22,728	3.31%
FHLB advances and other	123,899	3,859	3.11%	148,223	5,245	3.54%	194,458	8,246	4.24%

Total interest-bearing liabilities	732,832	14,434	1.97%	810,029	20,594	2.54%	880,574	30,974	3.52%

Noninterest-bearing deposits	43,658			37,256			37,918
Noninterest-bearing liabilities	13,084			16,606			20,619

Total Average Liabilities	789,574			863,891			939,111

Total Average Stockholders’ equity	55,170			71,329			85,486

Net interest income/Interest rate spread	$844,744	$26,387	3.44%	$935,220	$24,130	2.85%	$1,024,597	$25,809	2.58%

Net interest margin (4)			3.50%			2.91%			2.77%
Average interest-earning assets to average interest-bearing liabilities			103.01%			105.42%			105.65%

(1)	Includes loans held for sale. Loan fees are immaterial.
(2)	Includes securities designated as available for sale and held to maturity
(3)	Includes nonaccrual loans, mortgage servicing rights and allowance for loan losses
(4)	Net interest income as a percent of average interest-earning assets

Rate/Volume Table

The following table describes the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected Camco’s interest income and expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (change in volume multiplied by prior year rate), (ii) changes in rate (change in rate multiplied by prior year volume) and (iii) total changes in rate and volume. The combined effects of changes in both volume and rate, that are not separately identified, have been allocated proportionately to the change due to volume and change due to rate.

	2010 Increase/(decrease) due to			2009 Increase/(decrease) due to
Year ended December 31	Volume	Rate	Total	Volume	Rate	Total
	(In thousands)
Interest income attributable to:
Loans receivable (1)	$(622)	$(2,007)	$(2,629)	$(6,207)	$(4,008)	$(10,215)
Securities	(1,410)	231	(1,179)	(885)	(399)	(1,284)
Interest-bearing deposits and other	(12)	(83)	(95)	565	(1,125)	(560)

Total interest income	(2,044)	(1,859)	(3,903)	(6,527)	(5,532)	(12,059)

Interest expense attributable to:
Deposits	(1,152)	(3,622)	(4,774)	(780)	(6,599)	(7,379)
Borrowings	(801)	(585)	(1,386)	(1,769)	(1,232)	(3,001)

Total Interest expense	(1,953)	(4,207)	(6,160)	(2,549)	(7,831)	(10,380)

Increase (decrease) in net interest income	$(91)	$2,348	$2,257	$(3,978)	$2,299	$(1,679)

(1)	Includes loans held for sale.

Yields Earned and Rates Paid

The following table sets forth the weighted-average yields earned on Camco’s interest-earning assets, the weighted-average interest rates paid on Camco’s interest-bearing liabilities and the interest rate spread between the weighted-average yields earned and rates paid by Camco at the dates indicated. This does not reflect the spread that may eventually be achieved in 2011 or beyond due to possible changes in weighted-average yields earned on interest-earning assets and paid on interest-bearing liabilities in the upcoming year.

	At December 31,
	2010	2009
Weighted-average yield on:
Loan portfolio (1)	5.62%	5.88%
Investment portfolio (2)	4.59	4.34
Total interest-earning assets	5.53	5.71

Weighted-average rate paid on:
Deposits	1.38	1.89
FHLB advances	3.17	3.61
Total interest-bearing liabilities	1.60	2.11

Interest rate spread	3.93%	3.60%

(1)	Excludes loans held for sale and the allowance for loan losses.
(2)	Includes earnings on FHLB stock and investment securities. Taxable equivalent yield used.

Discussion of Financial Condition Changes from December 31, 2010 to December 31, 2009

At December 31, 2010, Camco’s consolidated assets totaled $815.0 million, a decrease of $27.7 million, or 3.3%, from the December 31, 2009 total. The decrease in total assets was comprised primarily of decreases in securities and cash and interest bearing deposits in other financial institutions which were offset partially by the increase in loans receivable net. Further deterioration of the residential loan market and fewer new purchases may continue to shift the loan portfolio toward commercial loans. The current loan rates may slow residential lending and the sale of fixed rate loans, therefore it is not likely that the profits on gain on sale will continue to be as strong in 2011. Possible growth in deposits would most likely be used to reduce outstanding borrowings and brokered deposits or fund commercial loan growth which is expected in the second half of 2011. Management’s overall focus at the Bank has been on managing credit, reducing risk within the loan portfolio and enhancing liquidity and capital in a deteriorating economic environment. Continuous progress is being made on addressing these issues, but we expect the distressed economic environment to continue through 2011.

Cash and interest-bearing deposits in other financial institutions totaled $29.1 million at December 31, 2010 a decrease of $9.0 million, or 23.7%, from December 31, 2009 levels. This decrease is reflective of our decision to rely on “core” relationships and discontinuing purchases of brokered deposits and bidding on public funds during 2010. Securities totaled $34.7 million at December 31, 2010, a decrease of $23.3 million, or 40.2%, from the total at December 31, 2009. Investment security purchases totaled $2.2 million, and principal repayments totaled $25.5 million. The yield on securities purchased during the period was 4.26%.

Approximately 13.2% of the securities portfolio is expected to mature or prepay during 2011. We have kept the duration and average life of the securities portfolio weighted throughout the upcoming years in order to provide liquidity and to reduce borrowings, when available.

At December 31, 2010, other than $2.6 million of municipal bonds, all of our debt securities were issued and guaranteed by US Government sponsored enterprises such as Freddie Mac, Fannie Mae, Ginnie Mae and the FHLB. We held no private-label mortgage-backed securities or collateralized debt obligations.

Loans receivable net and loans held for sale totaled $670.0 million at December 31, 2010, an increase of $10.6 million, or 1.6%, from the total at December 31, 2009. The increase resulted primarily from loan disbursements and purchases totaling $268.3 million and an increase of $18.5 million of provision relating to our allowance for loan and leases partially offset by repayments of $144.6 million, loan sales of $88.7 million and

$6.0 million of transfers to real estate owned. Loan origination volume, including purchases of loans, increased from the comparable 2009 period by $23.2 million, or 9.5%, while the volume of loan sales decreased by $19.8 million, or 18.2% year to year. The number of loans originated for sale in the secondary market continued to increase significantly as rates decreased and customers re-financed at the current lower rates. Instead of selling adjustable rate loans, we have typically held adjustable-rate mortgage loans for investment as an integral part of our strategy.

Loan originations during the 12 month period were comprised primarily of $123.5 million in commercial loans, $121.4 million of loans secured by one- to four-family residential real estate and $23.5 million in consumer and other loans. Our intent is to expand commercial real estate lending in future periods as a means of increasing the yield on our loan portfolio and continue with our strategic plan of moving to a more “bank” like institution. However, lending volumes of acceptable risk have diminished somewhat due to a slowing economy and loan repayments are being used to reduce borrowings and maintain liquidity.

During 2010, the yield on loans was 5.72% a decrease of 30 basis points as compared to 6.02% for 2009. The decrease in yield is due to lower average loan balances coupled with lower effective rates in the loan portfolio during 2010. Adjustable rate loans re-priced lower to the current rate environment and new loans are also at the lower market rates.

The allowance for loan losses totaled $16.9 million and $16.1 million at December 31, 2010 and 2009, respectively, representing 49.9% and 44.2% of nonperforming loans at those dates. Nonperforming loans (three monthly payments or more delinquent plus nonaccrual loans) totaled $33.8 million and $36.4 million at December 31, 2010 and 2009, respectively, constituting 4.9% and 5.4% of total net loans, including loans held for sale, at those dates. Net charge-offs totaled $17.7 million for 2010 and were primarily comprised of $6.5 million of non residential real estate and commercial and $6.0 million of 1-4 family loans with the additional $5.2 million being numerous loans and loan types.

The following table details delinquent and nonaccrual loans at December 31, 2010 and 2009:

	Loans 30- 59 Days Past Due	Loans 60- 89 Days Past Due	Non Accrual	Accruing Loans 90 or More Days Past Due	Loans 30- 59 Days Past Due	Loans 60- 89 Days Past Due	Non Accrual	Accruing Loans 90 or More Days Past Due
(in thousands)	2010				2009
Construction	$75	$—	$1,791	$—	$—	$—	$1,244	$305

Land, Farmland, Ag Loans	—	—	—	—	476	—	3,139	333
Residential	5,701	1,794	21,498	—	5,610	453	21,604	—
Commercial	—	2,766	7,717	—	2,495	198	4,152	2,853
Consumer	36	3	39	—	22	55	148	—

Commercial and industrial	85	—	706	—	14	103	515	110
Multi Family	85	—	2,028	—	79	808	2,046	—

Total	$5,982	$4,563	$33,779	$—	$8,696	$1,617	$32,848	$3,601

Although we believe that the allowance for loan losses at December 31, 2010 is adequate to cover losses inherent in the loan portfolio at that date based upon the available facts and circumstances, there can be no assurance that additions to the allowance for loan losses will not be necessary in future periods, which could adversely affect our results of operations. Although unemployment rates in our markets and Ohio in general are higher than the national average, the rates have experienced a significant decline over the past year. This can be viewed as a positive sign and a small economic recovery. Ohio registered the nation’s eighth-highest state foreclosure rate in 2010. Additionally, Ohio is experiencing declining values of residential real estate. However, Ohio in general has not experienced significant increases in home values over the past five years like many regions in the U.S., which should comparatively mitigate losses on loans. Nonetheless, these factors, compounded by a very uncertain national economic outlook, may continue to increase the level of future losses beyond our current expectations.

At December 31, 2010, the Company’s real estate owned (REO) consisted of 150 repossessed properties with a net book value of $10.1 million compared to $9.7 million at December 31, 2009. Initial loss is recorded as a charge to the allowance for loan losses within 90 days of being transferred to REO. Thereafter, if there is a further deterioration in value, a specific valuation allowance is established and charged to operations. The Company reflects costs to carry REO as period costs in operations when incurred. When property is acquired through foreclosure or deed in lieu of foreclosure, it is initially recorded at the fair value of the related assets at the date of foreclosure, less estimated costs to sell the property.

The Company works with borrowers to avoid foreclosure if possible and we continue to aggressively work with borrowers to mitigate additional losses. If it becomes inevitable that a borrower will not be able to retain ownership of their property, the Company often seeks a deed in lieu of foreclosure in order to gain control of the property earlier in the recovery process. The strategy of pursuing deeds in lieu of foreclosure should result in a reduction in the holding period for nonperforming assets and ultimately reduce economic losses.

Deposits totaled $651.8 million at December 31, 2010 a decrease of $8.1 million, or 1.2% from December 31, 2009. The following table details our deposit portfolio balances and the average rate paid on our deposit portfolio at December 31, 2010 and December 31, 2009:

	December 31, 2010		December 31, 2009		Change
			(In thousands)
	Balance	Rate	Balance	Rate	Balance	Rate
Noninterest-bearing demand	$46,597	0.00%	$38,911	0.00%	$7,691	0.00%
Interest-bearing demand	65,679	0.30	70,564	0.43	(4,885)	(0.13)
Money market	96,294	0.69	96,172	0.68	122	(0.01)
Savings	38,665	0.25	36,638	0.25	2,027	0.00
Certificates of deposit — retail	392,098	1.93	385,622	2.70	6,476	(0.77)
Certificates of deposit — brokered	12,483	3.60	31,995	3.19	(19,512)	0.41

Total deposits	$651,816	1.38%	$659,902	1.89%	$(8,081)	(0.51)

The decrease was primarily due to decreases in brokered certificates of deposits, interest-bearing demand accounts and public funds. We continue to focus and implement our strategy of improving the long-term funding mix of the Bank’s deposit portfolio by developing “core relationships” with small businesses, and adding commercial and retail checking accounts. In 2009, we implemented a number of organizational and product development initiatives including a new suite of commercial and small business checking accounts, enhancements to our online business cash management system, and the launch of a remote deposit capture solution. We believe these products will continue to help us be more competitive for business checking accounts. See “Liquidity and Capital Resources” in this MD&A for further discussion on our deposit strategy and additional liquidity risks.

We have reduced the rates offered on some of our accounts and feel we are competitive with current markets and are planning on strategic growth of “core relationships”. We also believe that if we are able to maintain the majority of retail certificates of deposit maturing in 2011 we will continue to slightly decrease our cost of funds which will help us remain stable and possibly incur some reduction of costs in 2011. To reduce interest rate risk over the long term, we will increase our efforts to lengthen the duration of our deposit structure and our FHLB borrowings.

We anticipate continuing to pay down brokered deposits in 2011 which will help maintain the Bank’s margin, by growing core deposits. In the future, we do not expect to use brokered deposits for liquidity position but may be used in contingency funding if needed. We acknowledge that brokered deposits are not core, franchise-enhancing deposits, and we intend to continue our strategy of improving the long-term funding mix of the Bank’s deposit portfolio by aggregating small business, commercial and retail checking accounts.

Advances from the FHLB and other borrowings decreased by $4.4 million, or 4.5%, to a total of $92.9 million at December 31, 2010. The Company continues to focus on our strategy of growing and replacing a portion of these funding sources with core relationship deposits (checking, savings, money market and CD accounts) in 2011 as they mature. Approximately $12.0 million of advances are expected to mature in 2011.

Stockholders’ equity totaled $46.1 million at December 31, 2010, a decrease of $14.4 million, or 23.8% from December 31, 2009. The decrease resulted primarily from a net loss of $14.6 million.

During 2009, management was notified by the FDIC that for Advantage to be categorized as “adequately-capitalized” under the regulatory framework the Bank must have Tier 1 leverage to average assets equating to 8.00%. To be categorized as “adequately-capitalized” Camco and Advantage must maintain this minimum capital ratio per the FDIC. At December 31, 2010 the Bank’s Tier 1 capital was 5.61%. A failure to comply with the provisions of either agreement could result in additional enforcement actions by the FDIC, the Division or the FRB.

Liquidity and Capital Resources

Liquidity is the Company’s ability to generate adequate cash flows to meet the demands of its customers and provide adequate flexibility for the Company to take advantage of market opportunities. Cash is used to fund loans, purchase investments, fund the maturity of liabilities, and at times to fund deposit outflows and operating activities. The Company’s principal sources of funds are deposits; amortization, prepayments and sales of loans; maturities, sales and principal receipts from securities; borrowings; and operations. Managing liquidity entails balancing the need for cash or the ability to borrow against the objectives of maximizing profitability and minimizing interest rate risk. The most liquid types of assets typically carry the lowest yields.

Camco is a single bank holding company and its primary ongoing source of liquidity is from dividends received from the Bank. Such dividends arise from the cash flow and earnings of the Bank. Ohio statutes impose certain limitations on the payment of dividends and other capital distributions by banks. Generally, absent approval of the Division, such statutes limit dividend and capital distributions to earnings of the current and two preceding years. Currently, the Consent Order prohibits the Bank from paying a dividend to Camco without prior approval of the FDIC and Division. Camco currently has $5.0 million outstanding trust preferred securities with a maturity date of 2037. If needed, Camco’s agreement regarding these securities provides for a deferment of interest payment for up to 20 consecutive quarters without default. Based on notification received from the FRB on April 30, 2009, Camco was required to exercise this provision to defer interest payments and has deferred a total of seven quarters as of December 31, 2010. See Note K to the Financial statements in Item 8 below. If the Company desires to raise funds in the future, it may consider engaging in further offerings of preferred securities, debentures or other borrowings as well as issuance of capital stock, but any such strategic decisions would require regulatory approval. Further, as a result of entering into the Written Agreement, and MOU with the FRB on March 4, 2009, we are prohibited from paying dividends to our stockholders without first obtaining the approval of the FRB. Our ability to pay dividends to stockholders is dependent on our net earnings. A continued decline in earnings increases in loan losses, or higher regulatory capital reserve requirements may jeopardize our ability to pay dividends at historical levels.

We monitor and assess liquidity needs daily in order to meet deposit withdrawals, loan commitments and expenses. Camco’s liquidity contingency funding plan identifies liquidity thresholds and red flags that may evidence liquidity concerns or future crises. The contingency plan details specific actions to be taken by management and the Board of Directors. It also identifies sources of emergency liquidity, both asset and liability-based, should we encounter a liquidity crisis. In conjunction with the Company’s asset/liability and interest rate risk management activities, we actively monitor liquidity risk and analyze various scenarios that could impact or impair Camco’s ability to access emergency funding during a liquidity crisis.

Liquid assets consist of cash and interest-bearing deposits in other financial institutions, investments and mortgage-backed securities. Approximately $4.4 million, or 13.2%, of our investment portfolio is expected to mature or prepay during 2011. These maturities could provide a significant source of liquidity and due to not replacing or pricing public fund deposits and repurchase agreements our ability to use these funds freely will increase in 2011. State and local political subdivision deposits equaled $4.2 million at December 31, 2010, and $22.2 million at December 31, 2009. We may implement additional product strategies to lessen this restriction on our investment portfolio to increase our liquidity options.

Additional sources of liquidity include deposits, borrowings and principal and interest repayments on loans. While scheduled loan repayments and maturing investments are relatively predictable, deposit flows and early loan and security prepayments are more influenced by interest rates, general economic conditions, and competition and are difficult to predict.

Diversified and reliable sources of wholesale funds are utilized to augment core deposit funding. Borrowings may be used on a long or short-term basis to compensate for reduction in other sources of funds or on a long term basis to support lending activities. The Bank utilizes certain loans and FHLB stock to provide collateral to support its borrowing needs. However, depositor or counterparty behavior could change in response to competition, economic or market situations or other unforeseen circumstances, which could have liquidity implications that may require different strategic or operational actions. One source of wholesale funding is brokered deposits. Consistent with its risk management policy and in response to the general tightening of credit and liquidity conditions in the financial markets at large, the Bank has utilized brokered deposits. At December 31, 2010, such deposits totaled approximately $12.3 million, exclusive of CDARS deposits.

Approximately $196.6 million of the Company’s certificate of deposit portfolio is scheduled to mature during 2011. Depositors continue a preference toward short-term certificates or other issuances less than 18 months. This places additional liquidity pressure on the Company as competition for deposits is very strong in Ohio, Kentucky and West Virginia. A material loss of these short-term deposits could force us to seek funding through contingency sources, which may negatively impact earnings.

FHLB advances are another funding source. In the past, Camco has depended heavily on borrowings to fund balance sheet growth. While significant strategic and tactical focus is currently being placed on deposit growth, borrowings and additional borrowing capacity at the FHLB are still vital sources of liquidity. We have approximately $92.9 million of additional borrowing capacity available as of December 31, 2010. However, our total borrowing capacity at the FHLB is dependent on the level of eligible collateral assets held by the Bank and the Bank’s credit rating with the FHLB. Our total borrowing capacity with the FHLB increased to $194.6 million at December 31, 2010, from $167.0 million at December 31, 2009. This capacity has increased due to the additional pledging of our commercial estate and home equity lines of credit. We have improved off-balance-sheet liquidity in response to higher collateral maintenance requirements.

We plan to continue to monitor our funding sources through brokered deposits and FHLB borrowings, but recognize that our current credit risk profile may restrict these sources. Our Funds Management Group will monitor the deposit rates in our markets to allow for competitive pricing in order to raise funds through deposits.

The following table sets forth information regarding the Bank’s obligations and commitments to make future payments under contract as of December 31, 2010.

	Payments due by period
	Less than 1 year	1-3 years	3-5 years	More than 5 years	Total
	(In thousands)
Contractual obligations:
Operating lease obligations	$360	$495	$438	$28	$1,321
Advances from the Federal Home Loan Bank	12,000	49,044	25,553	6,337	92,934
Repurchase agreements	6,530	—	—	—	6,530
Certificates of deposit	195,864	156,106	52,435	—	404,405
Subordinated debentures(1)	—	—	—	5,000	5,000
Ohio Equity Funds for Affordable Housing	779	204	290	137	1,410
Amount of commitments per period
Commitments to originate loans:
Revolving, open-end lines	45,069	—	—	—	45,069
1-4 family residential construction	13,309	—	—	—	13,309
Commercial real estate, other construction loan and land development loans	14,159	—	—	—	14,159
Commercial real estate, construction, and land development loans not secured by real estate	9,595	—	—	—	9,595
Other unused commitments	9,151	—	—	—	9,151
Stand-by letters of credit	397	—	—	—	397

Total contractual obligations	$307,213	$205,849	$78,716	$11,502	$603,280

(1)	The subordinated debentures are redeemable at par, at Camco’s option, commencing September 15, 2012. The debentures mature on September 15, 2037.

We anticipate that we will have sufficient funds available to meet our current loan commitments. Based upon historical deposit flow data, the Bank’s competitive pricing in its market and management’s experience, we believe that a significant portion of our “core” maturing certificates of deposit in 2011 will remain with the Bank, but recognize the significance of the risks discussed above.

Liquidity management is both a daily and long-term management process. In the event that we should require funds beyond our ability to generate them internally, additional funds are available through the use of FHLB advances, internet deposits, and through the sales of loans and/or securities.

Off-Balance Sheet Arrangements

We engage in off-balance sheet credit-related activities that could require us to make cash payments in the event that specified future events occur. The contractual amounts of these activities represent the maximum exposure to the Bank (as further described in financial statement footnote Note J — Commitments). However, certain off-balance sheet commitments are expected to expire or be only partially used; therefore, the total amount of commitments does not necessarily represent future cash requirements. These off-balance sheet activities are necessary to meet the financing needs of the Bank’s customers.

MANAGEMENT

Directors

Set forth below is information concerning our directors. The members of our Board of Directors are elected by the stockholders. Our Board of Directors is divided into three classes. Each director will hold office until his successor is elected and qualified, or until his earlier death, resignation or removal.

Under Delaware law and Camco’s Bylaws, the three nominees receiving the greatest number of votes will be elected as directors. Abstentions, shares not voted by brokers, and votes withheld are not counted toward the election of directors. Stockholders are not permitted to cumulate votes in the election of directors.

Name	Age	Position(s) held	Director Since	Term Expires
Andrew S. Dix	38	Director	2007	2014
James D. Douglas	62	Director	2010	2012
Terry A. Feick	61	Director	2000	2013
Edward D. Goodyear	63	Director	2006	2013
James E. Huston	49	Chairman, CEO, and President	2008	2012
Carson K. Miller	65	Director	2002	2014
Jeffrey T. Tucker	53	Lead Independent Director	1988	2014
J. Timothy Young	64	Director	2005	2013

Andrew S. Dix is the publisher of The Daily Jeffersonian in Cambridge, Ohio, where he has worked since 2006 when he was hired as assistant publisher. Prior to joining The Daily Jeffersonian , he was the Advertising Director for The Alliance Review from 1998 to 2006. As a resident of New Concord, Ohio and publisher of the local newspaper, Mr. Dix brings valuable leadership and management skills to the Board as well as providing key relationships to and insights about Camco’s market areas.

James D. Douglas was appointed to the Camco Board in October 2010 to fill a newly-created vacancy. Mr. Douglas is the President of JRC Advisor Services, LLC in Westerville, Ohio, a consulting services company he formed that focuses on transportation/logistics activities as well as management development and other general management issues. He has been President of JRC Advisor Services, LLC since 2004. Prior to establishing JRC Advisor Services, LLC, he was employed in various operating and financial positions for over 35 years in the transportation and logistics industry including over 25 years with Union Pacific Corporation and most recently with Gemini Air Cargo and World Airways, Inc. Mr. Douglas has a Bachelor of Business Administration degree from the University of Iowa and graduated from the Advanced Management Program at Harvard University in 1990. He has actively served on the Business Advisory Committee and the Professional Accounting Council of the University of Iowa. He also served on the Board of Directors of Best Transport, Inc., Worthington, Ohio, from 2005 through 2007 and the Board of Trustees of Mary Baldwin College, Staunton, Virginia, from 1996 through 2000. This experience brings valuable management, financial and general business knowledge to the Board of Directors, as well as the Audit and Compensation Committee.

Terry A. Feick retired as the Superintendent of Schools for the Washington Court House City Schools in Ohio in December 2001, a position he had held since 1991. As superintendent, Mr. Feick supervised overall operations of a school district with 2,400 students and approximately 350 employees with an operating budget of $20.0 million. Mr. Feick was interim Principal at Belle Aire School in Washington Court House, Ohio from August 2007 through December 2008. Mr. Feick’s community connections enable the Board to better serve its constituencies. Additionally, Mr. Feick served on the Board of Directors for First Federal in Washington Court House, a predecessor to Advantage Bank, beginning in 1993 and served as the Board Chair during 1999 and 2000. Mr. Feick’s leadership and quality insights have allowed him to help guide Camco in his role as a director.

Edward D. Goodyear is a Certified Public Accountant and retired in October 2008 as the Treasurer of The Dispatch Printing Company, publisher of the Columbus Dispatch, Columbus, Ohio, a position he had held since 1999. Currently, he is a self-employed farm consultant and manager performing services in London, Ohio.

Mr. Goodyear previously served as a director of The Citizens Bank of London from 1984 through 2004 when it was acquired by Camco, and was Chairman of its Audit Committee. His extensive financial experience and expertise and background through his business experience and his professional certifications are invaluable as chairman of the Audit and Risk Management Committee. He provides valuable financial guidance to the Board in evaluating Camco’s historical and future performance.

James E. Huston was named Chief Executive Officer, President and Chairman of the Board on December 31, 2008. Mr. Huston worked as an independent consultant for financial institutions from July 2006 through December 2008, including for Camco from September 2008 through December 2008. From February 2006 until July 2006, Mr. Huston served as the interim Chief Financial Officer for the Federal Home Loan Bank of Des Moines. Mr. Huston was employed by First Consumers National Bank in Portland, Oregon, from November 2001 until November 2005, serving as the Chief Executive Officer from March 2002 until November 2005. Mr. Huston served as Executive Vice President and Chief Financial Officer of Aames Financial Corporation, Los Angeles, California, from August 2000 to November 2001. He was employed by Bank One Corporation, Columbus, Ohio from 1992 to 2000 where he held several executive positions, including Senior Vice President and Chief Financial Officer, Bank One Consumer Financial Services from May 1997 to August 2000. Mr. Huston’s role as President and Chief Executive Officer of Camco provides him with intimate knowledge of the organization and its operations through his day-to-day management. In addition, Mr. Huston has served as an independent consultant, CFO, CEO, and EVP at various financial institutions. This extensive experience and banking knowledge allow him to provide valuable perspective to the Board of Directors in the areas of finance, audit, accounting and regulatory and strategic issues relating to all aspects of Camco’s business.

Carson K. Miller has been the owner of Carson Miller Rare Coins & Currency, an Internet-based business, since 2002. Dr. Miller retired in 2002 as President Emeritus and founding President of Washington State Community College in Marietta, Ohio, a position he had held since 1985. He was responsible for the development, financing, construction, and staffing of the college campus that now serves southeast Ohio and northern West Virginia. During his tenure, Dr. Miller expanded the college’s enrollment to nearly 3,000 students enrolled in technical and lower division baccalaureate programs. The campus also developed opportunities in bachelor and master degree programs. He also has industrial experience as a technician and engineer with the Timken Company, Canton, OH, and served in the United States Air Force from 1969 to 1973. This broad experience brings valuable executive leadership and decision making skills to the Board.

Jeffrey T. Tucker is a Certified Public Accountant and sole member of the accounting firm Tucker & Tucker CPAs, LLC, Cambridge, Ohio, a position he has held since 1984. Mr. Tucker was named Lead Independent Director in February 2009. Mr. Tucker brings significant financial expertise and business knowledge to the Board, both through his business experience and his professional certifications. His extensive financial experience and background are also invaluable as Lead Independent Director and chairman of the Corporate Governance Committee.

J. Timothy Young, a Certified Financial Planner, is the Senior Vice President of Hamilton Capital Management, Inc., Columbus, Ohio, a position he has held since 2003. From 2000 to 2003, Mr. Young was self-employed as an attorney and consultant representing individuals and businesses. Mr. Young’s experience managing segments of business operations and advising companies on strategic financial issues, allow him to provide an important perspective and structured operational experience to the Board.

The members of the Board of Advantage Bank, each of whom is also a director of Camco, entered into a consent agreement (“Consent Order”) with the Federal Deposit Insurance Corporation (“FDIC”) and the State of Ohio, Division of Financial Institutions (“Ohio Division”) that provided for the issuance of an order by the FDIC and the Ohio Division, which order was executed by the FDIC and Ohio Division on July 31, 2009. While neither Advantage Bank nor its officers or directors admitted or denied any wrongdoing, each of the Camco directors is a party to the Consent Order except for Mr. Douglas who was appointed to the Board in 2010.

Executive Officers

The following information is supplied for certain executive officers of Camco and Advantage Bank who do not serve on Camco’s Board of Directors.

David S. Caldwell, 48, has served as the Senior Vice President in charge of retail banking and financial services of Advantage Bank since December 2001. From July 2001 through December 2001, Mr. Caldwell served as Division President of the Cambridge Division of Advantage Bank. Mr. Caldwell joined Camco in September 2000 and previously served as President and Chief Executive Officer of Westwood Homestead Savings Bank in Cincinnati, Ohio. Prior to joining Westwood Homestead Savings Bank, Mr. Caldwell served for three years as a Senior Vice President of Central Carolina Bank & Trust, Durham, North Carolina.

Laurence S. Christ, 56, has served as Senior Vice President in charge of credit services of Advantage Bank since April 2009. Mr. Christ was with Merrill Lynch Commercial Finance Corporation in Chicago, Illinois from July 2006 through March 2009 as Director of Investment Real Estate Lending. Previously, he was Vice President, Chief Credit Officer (Central Ohio) for Fifth Third Bank in Columbus, Ohio from December 2001 through January 2006 and with Bank One in Columbus, Ohio from October, 1998 through November 2001 ending as Vice President, Credit Approval Officer. He began his commercial banking career in 1982 with Texas Commerce Bank in Houston, Texas.

Troy D. Greenwalt, 45, has served as Senior Vice President in charge of commercial banking of Advantage Bank since March 2009. Mr. Greenwalt has 22 years of banking experience that includes retail management, operations, sales and training for consumer and commercial lending. Prior to joining Advantage Bank, Mr. Greenwalt was Vice President Director of Banking and Team Leader for Merrill Lynch from August 2006 until March 2009. His prior experience includes serving as senior Vice President Assistant Marketing Manager and Vice President Senior Sales Executive with Huntington National Bank, Columbus, Ohio from January 1995 until July 2006.

John E. Kirksey, 53, has served as the Senior Vice President, Chief Financial Officer and Treasurer of Camco and Advantage Bank since March 2011. Previously, Mr. Kirksey was Vice President/Planning and Analysis Manager, Retail Banking for JPMorgan Chase from 2002 to 2008, Vice President/Senior Finance Manager, Retail Group for JPMorgan Chase from 1997 to 2002 and Vice President/Strategic Planning for Banc One Corporation in1996. At Bank One, Richmond, Mr. Kirksey served as Chief Financial Officer from 1989 to 1996.

Kristina K. Tipton, 46, has served as the Vice President, Principal Accounting Officer of Camco and Advantage Bank since May 2008. Previously, Mrs. Tipton served as Vice President of Advantage Bank and the Corporate Controller of Camco Financial Corporation from January 2006 to May 2008. Prior to January 2006, Mrs. Tipton served as AVP Corporate Controller and Assistant Corporate Controller, and was initially hired in July 1999 as Senior Staff Accountant. Other prior accounting experience in Mrs. Tipton’s 23 years includes serving as Treasurer of Caldwell Savings & Loan and Accounting Assistant at Detroit Diesel Remanufacturing — East.

Edward A. Wright, 49, has served as the Senior Vice President in charge of operations and information services of Advantage Bank since May 2001. Mr. Wright joined Cambridge Savings Bank in 1984 and served as Vice President and Chief Operating Officer of Cambridge Savings Bank from May 1998 until May 2001.

Director Independence

The Board has determined that each director is independent under Rule 5605(a)(2) of Nasdaq’s listing rules, except Mr. Huston.

Each of the members of the Compensation Committee is “independent” within the meaning of the listing standards of Nasdaq, is a “non-employee director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934 and is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986.

Each of the members of the Audit and Risk Management Committee is “independent” within the meaning of the listing standards of Nasdaq.

Each of the members of the Corporate Governance and Nominating Committee is “independent” within the meaning of the listing standards of Nasdaq.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation for the CEO and Camco’s other two most highly compensated executive officers who received total compensation in excess of $100,000 during 2010 for services rendered to Camco and its subsidiaries (the “Named Executive Officers”):

Name & Principal Position	Year	Salary ($)	Stock Awards ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)	Total ($)
James E. Huston	2010	300,900	—	138,553	148,954	25,871	614,278
President, CEO and Chairman	2009	295,000	125,000	109,500	309,750	21,874	861,124
David S. Caldwell	2010	146,982	—	10,896	11,783	15,644	185,305
SVP,	2009	144,100	—	—	21,687	16,765	218,876
Retail Banking

Troy D. Greenwalt (4)	2010	142,100	—	14,074	15,218	5,322	176,714
SVP,	2009	110,385	—	—	15,802	2,847	129,034
Commercial Lending

(1)	The amounts reflect the dollar amount recognized for financial statement reporting purposes during the life of the option for the fair value of the award. Assumptions used in the calculation of these amounts are discussed in “Note M — Benefit Plans — Stock Option Plans” to Camco’s audited financial statements for the fiscal year ended December 31, 2010.
(2)	The calculation of the cash portion of the 2010 performance-based incentive plan earned by the Named Executive Officers is set forth above. The values represent the award earned in the respective fiscal year although it is paid in the early part of the following year.
(3)	The amounts listed include the benefits and perquisites in the table following the footnotes.
(4)	Mr. Greenwalt was hired on March 18, 2009.

Name	401(k) Matching Contribution ($)	Car Allowance ($)	Club Dues ($)	Split Dollar Life Insurance ($)	Other ($)	Total ($)
James E. Huston	12,036	4,709	7,926	—	1,200	25,871
David S. Caldwell	5,879	5,369	2,991	205	1,200	15,644
Troy D. Greenwalt	2,842	1,280	—	—	1,200	5,322

2010 Performance-Based Incentive Award Plan

Camco uses annual cash and equity incentives to focus attention on current strategic priorities and drive achievement of corporate objectives. Incentive plan awards for the Named Executive Officers are based on the achievement of corporate performance objectives which are established annually by Camco’s Compensation Committee and approved by the Board (excluding Mr. Huston).

The Compensation Committee set specific threshold, target and maximum dollar amounts and weightings for each of the corporate goals, including pre-tax earnings and levels of classified assets and non-performing loans. For Mr. Caldwell, there were additional criteria of budget and loan and deposit balances. If the threshold is not met for a particular goal, no award is paid for that goal.

The amounts listed under “Non-Equity Incentive Plan Compensation” represent cash awards that were made to the Named Executive Officers based on Camco’s results in 2010. The amounts were based on the extent to which the 2010 corporate goals were accomplished.

Outstanding Equity Awards At Fiscal Year-End

The following table details unexercised stock option awards for the Named Executive Officers at December 31, 2010.

Option Awards						Stock Awards
Name	Number Of Securities Underlying Unexercised Options (#) Exercisable (1)		Number Of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)		Market Value of Shares of Stock That Have Not Vested ($)
James E. Huston	75,000	(2)	—	$2.50	1/23/19	37,500	(3)	54,750
	32,908		131,633	$2.51	2/25/20
David S. Caldwell	2,500		—	$11.36	11/20/11
	4,851		—	$16.13	01/22/13
	1,426		—	$17.17	01/27/14
	3,100		—	$16.51	01/27/15
	4,697		—	$14.10	02/01/16
	966		242	$12.35	01/23/17
	1,624		1,083	$8.92	01/22/18
	2,290		9,163	$2.51	2/25/20
Troy D. Greenwalt	1,669		6,676	$2.51	2/25/20

(1)	Unless otherwise noted, all grants vest 20% immediately and 20% in each of the following four years.
(2)	Options are immediately exercisable on grant date.
(3)	Shares granted vest in four equal annual installments beginning on January 23, 2010.

Pension Benefits

The following table details post-retirement pension benefit plans for certain of the Named Executive Officers who have salary continuation agreements with Camco.

Name	Plan Name	Present Value of Accumulated Benefit ($)(1)
James E. Huston	Salary Continuation Agreement	79,397
David S. Caldwell	2002 Salary Continuation Agreement	225,973

(1)	The present value of the accumulated benefit for each officer is the accrual balance as of December 31, 2010, determined using a discount rate of 6.00%.

Under the Salary Continuation Agreement with Mr. Huston, upon (i) termination of employment after Mr. Huston reaches age 65, (ii) an involuntary termination of employment by Camco, (iii) termination of employment following a Change in Control, or (iv) termination of employment following Mr. Huston’s death, he will receive $20,000 annually, divided into 12 monthly payments, for 15 years. If Mr. Huston’s employment is otherwise terminated before he reaches age 65, except for cause, he will receive a pro-rated amount of the annual benefit; $8,000 as of December 31, 2010. If Mr. Huston’s employment is terminated for “Just Cause,” as defined in his employment agreement, he will receive no benefit under the Salary Continuation Agreement.

Under the 2002 Salary Continuation Agreement with Mr. Caldwell, upon termination of employment after Mr. Caldwell reaches age 65 or termination following Mr. Caldwell’s death, he will receive $140,900 annually, divided into 12 monthly payments, for 15 years. If Mr. Caldwell’s employment is terminated before he reaches age 65 following a disability or change of control, as those terms are defined in his Salary Continuation Agreement, he will receive a pro-rated amount of the annual benefit; $22,769 as of December 31, 2010. If Mr. Caldwell’s employment is otherwise terminated before he reaches age 65, except for cause, he will receive a pro-rated amount of the annual benefit; $18,215 as of December 31, 2010. If Mr. Caldwell’s employment is terminated for cause, as defined in his Salary Continuation Agreement, he will receive no benefits.

Non-qualified Deferred Compensation

Mr. Caldwell is the only Named Executive Officer who has entered into an Executive Deferred Compensation Agreement under which he may elect to defer annually a stated maximum amount of his salary and cash incentives until a specified date or until he is no longer employed by Camco. The maximum annual amount of deferral permitted for Mr. Caldwell is $25,000. Interest is credited on the deferral amounts at an annual rate equal to 75% of Camco’s return on average equity (ROAE) rate for the preceding year, not to exceed an ROAE of 20%. There was no interest credited for 2010 as Camco’s 2009 ROAE was negative. Camco does not make any contributions to his deferred account.

Other Compensation

The Named Executive Officers are eligible to participate in Camco’s broad-based employee benefit plans, such as medical, disability and term life insurance programs. Camco believes these benefits are reasonable and help Camco attract and retain employees for key positions.

Due to the geographic distance between Camco’s office locations, Camco determined it would be beneficial to provide certain Named Executive Officers either a company car or a car allowance. Camco provides a company car for Messrs. Huston, Caldwell and Greenwalt. Camco provided a car allowance to Mr. Caldwell prior to August 2010 when a company car was provided. Camco also pays for country club dues for all Named Executive Officers, and paid for an additional club membership for Mr. Huston.

Flexible payment universal life insurance policies, which are carried on the books of Camco as tax-free earning assets and provide Camco with cost recovery of the benefit provided, have been purchased on the lives of certain employees, including Mr. Caldwell. No other Named Executive Officer currently has such a policy. Upon the death of Mr. Caldwell, his beneficiary will receive two times his base salary for the 12 months preceding the month in which he dies, up to a maximum of $300,000. The current death benefit for Mr. Caldwell is $293,964.

Employment and Change of Control Agreements

Camco entered into an employment agreement with Mr. Huston on December 31, 2008. The term of the Agreement provides for daily renewal so that the remaining unexpired term of the agreement is always 24 months. The term continues to renew until Camco gives Mr. Huston written notice of non-renewal. Then, the employment term ends on the date that is 24 months after the notice, unless the parties agree that the employment term ends on an earlier date. Each year through the employment term, the amount of Mr. Huston’s annual salary will be reviewed by the Board or a committee. The agreement provides for a base salary of not less than $295,000 and a performance review not less often than annually.

Under the agreement, Mr. Huston is entitled to participate in Camco cash and equity incentive plans which provide for the payment of certain bonuses upon the achievement of corporate performance objectives. His potential cash award will range from 0% to 150% of his base salary and he will be eligible to earn an equity award of options for shares equaling up to 200% of his base salary. The agreement also provides for the inclusion of Mr. Huston in any formally established employee benefit, bonus, pension and profit-sharing plans for which senior management personnel are eligible and provides for vacation and sick leave.

Upon a termination of employment after a Change of Control (as defined in the agreement), Mr. Huston will be entitled to an amount equal to two times his “base amount” as such term is defined in Section 280G of the Internal Revenue Code, with an additional amount not to exceed .99 times the “base amount” that may be awarded at the discretion of the Camco Board. This payment may be reduced under certain conditions described in the agreement. In addition, upon a Change of Control, Mr. Huston will be entitled to continued health, life and disability insurance benefits until the earlier of 18 months or the date on which he is eligible to be included in another employer’s benefit plans.

If Camco terminates Mr. Huston because of a medically diagnosable condition, he will receive a lump sum payment equal to 50% of his current annual salary within 90 days following termination. At Mr. Huston’s expense, Camco shall provide health, life, and disability insurance benefits substantially equal to those being provided at the date of termination until the earlier of 18 months or the date on which he is employed full-time by another employer.

If Camco terminates Mr. Huston for other than Just Cause (as defined in the agreement) or a medically diagnosable condition and not in connection with a Change of Control, Camco will pay to Mr. Huston a lump sum equal to his then current annual salary for the number of months remaining in the agreement and provide him with health, life and disability insurance until the earliest of 18 months, the end of the term of the agreement or the date on which he is eligible to be included in another employer’s benefit plans.

During Mr. Huston’s employment and for a period of 24 months after his termination, Mr. Huston has agreed that he will not compete with Camco nor solicit any of its customers or employees.

Camco has change of control agreements with Mr. Caldwell and Mr. Greenwalt. Each agreement is for a term of one year, and provides for annual performance reviews by the Board of Directors, at which time the Board of Directors may extend the agreement for an additional one-year period. Under the agreements, if the officer is terminated by Camco for any reason other than just cause, within six months prior to a change of control, or within one year after a change of control, Camco will pay the officer (1) an amount equal to two times his annual compensation and (2) the premiums required to maintain coverage under the health insurance plan in which the officer is a participant immediately prior to the change of control until the earlier of (i) the second anniversary of the termination or (ii) the date the officer is included in another employer’s benefit plans. Camco defines annual compensation as base salary. The amounts that would have been payable at December 31, 2010 were: Mr. Caldwell — $293,964 and Mr. Greenwalt — $284,200. The officer is also entitled to payments if he voluntarily terminates his employment within twelve months following a change of control for good reason, which is defined in the agreements as: (1) the capacity or circumstances in which the officer is employed are changed (including, without limitation, a reduction in responsibilities or authority, or a reduction in salary); (2) the officer is required to move his personal residence, or perform his principal executive functions, more than thirty-five miles from his primary office as of the date of the agreement; or (3) Camco otherwise breaches the agreement.

If Camco terminates any of the Named Executive Officers for Cause, Camco has no obligations to the executive after the date of termination.

Compensation of Directors

During 2010, each non-employee director of Camco received a retainer of $5,000 for service on the Board of Camco and $416.67 for each Board meeting attended, with one paid absence per year, up to a total of 12 paid meetings. Each director of Camco is also a director of Advantage Bank. During 2010, each non-employee director received a retainer of $6,000 for service on the Board of Advantage Bank and $500 per Board meeting attended, with one paid absence per year, up to a total of 12 paid meetings. The Lead Independent Director also receives an additional $3,000 per year paid semi-annually by each of Camco and Advantage Bank for additional duties performed. In addition, non-employee directors received a fee of $300 for each scheduled committee meeting attended. The chair of each committee received an additional fee of $200 or $300 per meeting. Meeting fees are not paid for telephonic meetings or conference calls. Camco does not pay fees to directors who are also employees.

The total compensation paid to each non-employee director is set forth in the table below:

Name	Fees Earned Or Paid in Cash(1)
Andrew S. Dix	$26,100
James D. Douglas (2)	6,100
Terry A. Feick	26,000
Edward D. Goodyear	26,700
Carson K. Miller	23,383
Jeffrey T. Tucker	33,600
J. Timothy Young	25,800

(1)	Each of the following directors contributed a portion of his fees received to the Director Deferred Compensation Plan. These deferred fees were as follows: Mr. Dix — $26,100; Messrs. Feick and Goodyear — $11,000; Mr. Douglas — $2,750; Mr. Tucker — $18,500; and Mr. Young — $12,900. Deferred fees are invested in Camco stock that is purchased and held by the Director Deferred Compensation Plan.
(2)	Mr. Douglas was appointed to fill a newly-created vacancy in October 2010.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table details beneficial owners of more than 5% of Camco’s common stock on June 30, 2011:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
Ryan Heslop Ariel Warszawski Firefly Value Partners, LP FVP GP, LLC Firefly Management Company GP, LLC FVP Master Fund, L.P. FVP US-Q, LP c/o dms Corporate Services, Ltd. PO Box 1344 dms House 20 Genesis Close Grand Cayman, KY 1-1108 Cayman Islands(2)	713,088	9.90%

Jeffrey L. Gendell 55 Railroad Avenue 3rd Floor Greenwich, Connecticut 06830(3)	375,342	5.21%

(1)	Based on 7,205,595 outstanding shares on June 30, 2011.
(2)	Based on information contained in a Schedule 13G/A filed on January 11, 2011, Ryan Heslop, Ariel Warszawski, Firefly Value Partners, LP, FVP GP, LLC and Firefly Management Company GP, LLC reported shared voting power and dispositive power with FVP Master Fund, L.P. as to 713,088 shares of common stock.
(3)	Based on information contained in a Schedule 13G/A filed on May 16, 2011, Jeffrey L. Gendell was reported to have shared voting power and shared dispositive power as to 375,342 shares of common stock, Tontine Financial Partners, L.P. and Tontine Management, L.L.C. were each reported to have shared voting power and shared dispositive power as to 43,587 shares of common stock and Tontine Asset Associates, LLC was reported to have shared voting power and shared dispositive power as to 331,755 shares of common stock.

The following table sets forth certain information regarding the number of shares of common stock of Camco beneficially owned by each incumbent director and nominee of Camco and by all directors and executive officers of Camco as a group as of June 30, 2011:

Name and address(1)	Sole voting and investment power(2)	Shared voting and/or investment power	Percentage of shares outstanding
James E. Huston	211,098	200	2.85%
James D. Douglas	1,285	—	*
David S. Caldwell	38,613	11,062	*
Edward D. Goodyear	16,137	22,767	*
Troy D. Greenwalt	10,501	—	*
Jeffrey T. Tucker(3)	20,987	16,529	*
Terry A. Feick	5,742	22,175	*
Carson K. Miller	7,441	7,173	*
J. Timothy Young	942	11,111	*
Andrew S. Dix	19,663	—	*
All directors and executive officers as a group (13 persons)	369,010	115,904	6.73%

*	Less than 1% of the outstanding shares.
(1)	Each of the persons listed in this table may be contacted at the address of Camco, 814 Wheeling Avenue, Cambridge, Ohio 43725.
(2)	Includes the following number of shares that may be acquired upon the exercise of options: Mr. Caldwell — 25,980; Mr. Feick — 5,742; Mr. Greenwalt — 5,214; Mr. Huston — 159,289; Mr. Miller — 5,742; Mr. Tucker — 5,742; and Mr. Young — 742.
(3)	Includes 4,306 shares in a revocable trust that Mr. Tucker has investment authority over. Mr. Tucker disclaims pecuniary beneficial interest in these shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Some of the directors and executive officers of Camco have banking relationships with Advantage Bank. All loans made to directors and executive officers (i) were made in the ordinary course of business; (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Camco; and (iii) did not involve more than the normal risk of collectability or present other unfavorable features.

The Board of Directors reviews all related party transactions. All loans to directors and executive officers are approved by a majority of the independent directors even though such loans are not made on favorable terms. The Code of Ethics provides that if any director or executive officer has an interest in a transaction involving Camco, it must be reported to the Audit Committee. The Audit Committee will determine if a conflict exists and the disinterested directors will approve or disapprove the transaction.

THE RIGHTS OFFERING

The following describes the rights offering in general and assumes, unless specifically provided otherwise, that you are a record holder of our common stock on the record date. If you hold your shares in a brokerage account or through a broker, dealer, custodian bank or other nominee, please also refer to “— Method of Exercising Subscription Rights — Subscription by Beneficial Owners”.

The Subscription Rights

We are distributing to holders of shares of our common stock as of 5:00 p.m., Eastern Standard time, on [            ], 2011, which is the record date for the rights offering, at no charge, non-transferable subscription rights to purchase shares of our common stock at $[        ] per share. Each holder of record of our common stock will receive one subscription right for each share of our common stock owned by such holder as of 5:00 p.m., Eastern Time, on [            ], 2011. Each subscription right entitles the holder to a basic subscription privilege and an over-subscription privilege. The subscription rights entitle the holders of our common stock to purchase an aggregate of [            ] shares of our common stock for an aggregate purchase price of $22.5 million. The shares to be issued in the rights offering, like our existing shares of common stock, will be traded on the NASDAQ Global Market under the symbol “CAFI.”

Basic Subscription Privilege. The basic subscription privilege of each subscription right provides the holder of the subscription right the opportunity to purchase [            ] shares of our common stock, subject to delivery of the required documents and payment of the subscription price of $[        ] per share, prior to the expiration of the rights offering. Fractional shares of our common stock resulting from the exercise of the basic subscription privilege will be eliminated by rounding down to the nearest whole share. You may exercise all or a portion of your basic subscription privilege or you may choose not to exercise any subscription rights at all. However, if you exercise less than your full basic subscription privilege, you will not be entitled to purchase shares under your oversubscription privilege.

Over-Subscription Privilege. In the event that you purchase all of the shares of common stock available to you pursuant to your basic subscription privilege, you may also choose to purchase a portion of any shares of our common stock that are not purchased by other stockholders through the exercise of their basic subscription privileges. If sufficient shares of common stock are available, we will seek to honor the oversubscription requests in full. If, however, over-subscription requests exceed the number of shares of common stock available to be purchased pursuant to the over-subscription privilege, we will allocate the available shares of common stock among stockholders who over-subscribed by multiplying the number of shares requested by each stockholder through the exercise of their over-subscription privileges by a fraction equal to (i) the number of shares available to be issued through over-subscription privileges divided by (ii) the total number of shares requested by all subscribers through the exercise of their over-subscription privileges. As described above for the basic subscription privilege, we will not issue fractional shares through the exercise of over-subscription privileges.

In order to properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege at the time you deliver payment related to your basic subscription privilege. Because we will not know the actual number of unsubscribed shares prior to the expiration of the rights offering, if you wish to maximize the number of shares you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares of our common stock that may be available to you. For that calculation, you must assume that no stockholder other than you will subscribe for any shares of our common stock pursuant to their basic subscription privilege.

We can provide no assurances that you will be able to purchase the number of shares issuable upon the exercise of your over-subscription privilege in full. We will not be able to satisfy any orders for shares pursuant to the over-subscription privilege if all of our stockholders exercise their basic subscription privileges in full. We can only honor an over-subscription privilege to the extent sufficient shares of our common stock are available following the exercise of subscription rights under the basic subscription privileges.

To the extent the aggregate subscription price of the actual number of unsubscribed shares available to you pursuant to the over-subscription privilege is less than the amount you paid in connection with the exercise of the over-subscription privilege, you will be allocated only the number of unsubscribed shares actually available to you, and any excess subscription payments will be returned to you promptly, without interest or penalty.

To the extent the amount you paid in connection with the exercise of the over-subscription privilege is less than the aggregate subscription price of the actual number of unsubscribed shares available to you pursuant to the over-subscription privilege, you will be allocated the number of unsubscribed shares for which you actually paid in connection with the over-subscription privilege.

Reasons for the Stock Offering

We are engaging in the stock offering to raise equity capital to improve Advantage’s capital position and to retain additional capital at Camco. See “Use of Proceeds.” Our board of directors has chosen to raise capital through a rights offering to give our stockholders the opportunity to limit ownership dilution by buying additional shares of common stock. Our board of directors also considered several alternative capital raising methods prior to concluding that the rights offering was the appropriate option under the current circumstances. We believe that the rights offering will strengthen our financial condition by generating additional cash and increasing our capital position; however, our board of directors is making no recommendation regarding your exercise of the subscription rights. We cannot assure you that we will not need to seek additional financing or engage in additional capital offerings in the future.

Reoffer of Remaining Shares

In the event all or any portion of the subscription rights are not exercised by the holders of common stock prior to the expiration of the rights offering, we may offer those remaining shares of common stock to the public at $[        ] per share.

Method of Exercising Subscription Rights

One non-transferable subscription right is being distributed for each share of our common stock that you owned as of 5:00 p.m., Eastern Time, on [            ], 2011. The exercise of subscription rights is irrevocable and may not be cancelled or modified. You may exercise your subscription rights as follows:

Subscription by Registered Holders. If you are a registered holder of shares of our common stock, the number of rights you may exercise pursuant to your basic subscription privilege is indicated on the enclosed rights certificate. You may exercise your subscription rights by properly completing and executing the rights certificate and forwarding it, together with your full payment, to the subscription agent at the address set forth below under “—Subscription Agent,” to be received prior to 5:00 p.m., Eastern Time, on [            ], 2011.

Subscription by Beneficial Owners. If you are a beneficial owner of shares of our common stock that are registered in the name of a custodian bank, broker, dealer or other nominee, you will not receive a rights certificate. Instead, one subscription right will be issued to the nominee record holder for each share of our common stock that you own at the record date. If you are not contacted by your nominee, you should promptly contact your nominee in order to subscribe for shares of our common stock in the rights offering.

If you hold your shares of common stock in the name of a custodian bank, broker, dealer or other nominee, your nominee will exercise the subscription rights on your behalf in accordance with your instructions. Your nominee may establish a deadline that may be before the 5:00 p.m., Eastern Time, [            ], 2011 expiration date that we have established for the rights offering.

Payment Method

As described in the instructions accompanying the rights certificate, payments submitted to the subscription agent must be made in full United States currency by:

•	check payable to Registrar and Transfer Company, the subscription agent;

•	bank check or bank draft payable to Registrar and Transfer Company, the subscription agent, drawn upon a United States bank; or

•	money order payable to Registrar and Transfer Company, the subscription agent.

Payment will be deemed to have been received by the subscription agent only upon the subscription agent’s receipt of any certified check, bank check or bank draft drawn upon a United States bank or money order or, in the case of an uncertified personal check, receipt and clearance of such check.

Please note that funds paid by uncertified personal check may take at least seven business days to clear. Accordingly, if you wish to pay by means of an uncertified personal check, we urge you to make payment sufficiently in advance of the expiration date to ensure that the subscription agent receives cleared funds before that time. We also urge you to consider payment by means of a certified check, bank check, bank draft or money order.

Your subscription rights will not be considered exercised unless the subscription agent actually receives from you, your custodian bank, broker, dealer or other nominee, as the case may be, all of the required documents and your full subscription price payment (and your payment has cleared) prior to 5:00 p.m., Eastern Standard time, on [                    ], the scheduled expiration date of the rights offering.

You should read and follow the instructions accompanying the rights certificate carefully. As described in the instructions accompanying the rights certificate, in certain cases additional documentation or signature guarantees may be required.

The method of delivery of payments of the subscription amount to the subscription agent will be at the risk of the holders of subscription rights. If sent by mail, we recommend that you send those documents and payments by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent. Do not send or deliver these materials to us.

There is no sales fee or commission payable by you. We will pay all fees charged by the subscription agent and the information agent. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the subscription rights.

Medallion Guarantee May Be Required

Your signature on your rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

•	you provide on the rights certificate that shares are to be delivered in your name and to your address of record, as imprinted on the face of the rights certificate; or

•	you are an eligible institution.

Limit on How Many Shares of Common Stock You May Purchase in the Rights Offering

Each participant in this offering is subject to an overall beneficial ownership limit of 4.9%, calculated with respect to the approximately [            ] shares of common stock potentially outstanding after the consummation of this rights offering if all rights are exercised. Any rights exercised by a rights holder for common stock subscribed for by that holder that would cause such holder to exceed the 4.9% ownership limit will not be considered exercised or subscribed for by that holder. The portion of the subscription price paid by a holder for common stock not considered subscribed for will be returned to that holder, without interest or penalty, as soon as practicable after completion of this offering.

We will also require each rights holder exercising its rights to represent to us that, together with any of its affiliates or any other person with whom it is acting in concert or as a partnership, syndicate or other group for the purpose of acquiring, holding or disposing of our securities, it will not beneficially own more than 4.9% of our outstanding shares of common stock, calculated based on the approximately [            ] shares potentially outstanding after the consummation of this rights offering if all rights are exercised.

Any rights holder found to be in violation of such representation will have granted to us with respect to any such excess shares (1) an irrevocable proxy and (2) a right for a limited period of time to repurchase such excess shares at the lesser of the subscription price and the market price for such shares, each as set forth in more detail in the subscription rights election form.

In addition, we will not issue shares of common stock pursuant to the exercise of basic subscription rights or over-subscription rights to any person or entity who, in our sole opinion, could be required to obtain prior clearance or approval from or submit a notice to any state or federal bank regulatory authority to acquire, own or control such shares if, as of [            ], 2011, such clearance or approval has not been obtained and/or any required waiting period has not expired. If we elect not to issue shares in such case, such shares will become available to satisfy over-subscription by other stockholders pursuant to subscription rights and will thereafter be available in the public reoffer of shares.

Missing or Incomplete Subscription Information

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the fullest extent possible based on the amount of the payment received, subject to the availability of shares under the over-subscription privilege and the elimination of fractional shares. Any excess subscription payments received by the subscription agent will be returned promptly, without interest or penalty, following the expiration of the rights offering.

If you deliver your rights certificate and other documents or payment in a manner different from that described in this prospectus, we may not honor the exercise of your subscription rights.

Expiration Date

The subscription period during which you may exercise your subscription rights expires at 5:00 p.m., Eastern Time, on [            ], 2011. If you do not exercise your subscription rights prior to that time, your subscription rights will expire and will no longer be exercisable. We will not be required to issue shares of our common stock to you if the subscription agent receives your rights certificate or your subscription payment after that time. We have the option to extend the rights offering without notice to you. In no event will the expiration date be later than [            ], 2011. We may extend the expiration of the rights offering by giving oral or written notice to the information agent prior to the expiration of the rights offering. If we elect to extend the expiration of the rights offering, we will issue a press release announcing such extension no later than the next business day after the board of directors extends the rights offering.

If you hold your shares of common stock in the name of a custodian bank, broker, dealer or other nominee, your nominee will exercise the subscription rights on your behalf in accordance with your instructions. Your nominee may establish a deadline that may be before the 5:00 p.m., Eastern Time, [            ], 2011, expiration date that we have established for the rights offering.

Conditions, Withdrawal and Termination

We reserve the right to withdraw the rights offering at any time for any reason. We may terminate the rights offering if at any time before completion of the rights offering there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the rights offering that in the sole judgment of our board of directors would or might make the rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of the rights offering. If we terminate the rights offering, all affected subscription rights will expire without value, and all subscription payments received by the information agent will be returned promptly, without interest or penalty.

Subscription Agent

The subscription agent for the stock offering is Registrar and Trust Company. The subscription agent will maintain the list of subscriptions and calculate any necessary allocations of over-subscription privileges. If your shares are held in the name of a broker, dealer, custodian bank or other nominee, then you should send your subscription documents and subscription payment to that record holder. If you are the record holder, then you should send your rights certificate and other documents, and subscription payment to the address provided below. If sent by mail, we recommend that you send documents and payments by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent. Do not send or deliver these materials to Camco.

By Mail:	By Express Mail or Overnight Courier:

Information Agent

We have appointed ParaCap Group LLC as information agent for the offering. Any questions or requests regarding Camco, Advantage or the stock offering or any questions regarding completing a rights certificate or submitting payment in the rights offering may be directed to ParaCap Group LLC at (                    )         -             (toll free) Monday through Friday (except bank holidays), between 9:00 a.m. and 4:00 p.m., Eastern Time. We will pay the fees and expenses of the information agent and have also agreed to indemnify the information agent from certain liabilities that it may incur in connection with the rights offering.

No Fractional Shares

We will not issue fractional shares in connection with the rights offering. Fractional shares of our common stock resulting from the exercise of the basic subscription privileges and the oversubscription privileges will be eliminated by rounding down to the nearest whole share. Any excess subscription payments received by the information agent will be returned promptly, without interest.

Notice to Nominees

If you are a custodian bank, broker, dealer or other nominee who holds shares of our common stock for the account of others on the record date, you should notify the beneficial owners of the shares for whom you are the nominee of the rights offering as soon as possible to learn their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owners with respect to their subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial holder so instructs, you should complete the rights certificate and submit it to the subscription agent together with the form entitled “Nominee Holder Certification” and with the proper payment. We will provide the Nominee Holder Certification form to you with your rights offering materials. If you did not receive this form, you should contact the subscription agent to request a copy. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our common stock on the record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the Nominee Holder Certification form.

In the case of subscription rights that you hold of record on behalf of others through the Depository Trust Company (“DTC”), those subscription rights may be exercised by instructing DTC to transfer the subscription rights from your DTC account to the subscription agent’s DTC account, and by delivering to the subscription agent the required certification as to the number of shares subscribed for pursuant to the exercise of the subscription rights of the beneficial owners on whose behalf you are acting, together with payment of the full subscription price.

Beneficial Owners

If you are a beneficial owner of shares of our common stock and will receive your subscription rights through a custodian bank, broker, dealer or other nominee, we will ask your nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your custodian bank, broker, dealer or other nominee act for you, as described above. To indicate your decision with respect to your subscription rights, you should follow the instructions of your nominee. If you wish instead to obtain a separate rights certificate, you should contact your nominee as soon as possible and request that a rights certificate be issued to you. You should contact your nominee if you do not receive notice of the rights offering, but you believe you are entitled to participate in the rights offering. We are not responsible if you do not receive the notice by mail or otherwise from your nominee or if you receive notice without sufficient time to respond to your nominee by the deadline established by your nominee, which may be before the 5:00 p.m., Eastern Time, [            ], 2011, expiration date.

Non-Transferability of Subscription Rights

The subscription rights granted to you are non-transferable and, therefore, you may not sell, transfer or assign your subscription rights to anyone. The subscription rights will not be listed for trading on the NASDAQ Global Market or any other stock exchange or market. The shares of our common stock issuable upon exercise of the subscription rights will be listed on the NASDAQ Global Market under the ticker symbol “CAFI.”

Validity of Subscriptions

We will resolve, in our sole discretion, all questions regarding the validity and form of the exercise of your subscription rights, including time of receipt and eligibility to participate in the rights offering. Our determination will be final and binding. Once made, subscriptions and directions are irrevocable, and we will not accept any alternative, conditional or contingent subscriptions or directions. We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless waived by us in our sole discretion. None of Camco, the information agent or the subscription agent shall be under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to our right to withdraw or terminate the rights offering, only when a properly completed and duly executed rights certificate and any other required documents and the full subscription payment have been received by the subscription agent. Our interpretations of the terms and conditions of the rights offering will be final and binding.

Escrow Arrangements; Return of Funds

Registrar and Transfer Company, the subscription agent, will hold funds received in payment for shares of our common stock in a segregated account pending completion of the rights offering. The subscription agent will hold this money in escrow until the rights offering is completed or is withdrawn and canceled. If the rights offering is canceled for any reason, all subscription payments received by the subscription agent will be returned to subscribers, without interest or penalty as soon as practicable.

Uncertificated Shares of Common Stock

All shares of our common stock that you purchase in the rights offering will be issued in book-entry, or uncertificated, form. When issued, the shares will be registered in the name of the subscription rights holder of record. As soon as practicable after the expiration of the rights offering, the subscription agent will arrange for issuance to each subscription rights holder of record that has validly exercised its subscription rights the shares of common stock purchased in the rights offering. Subject to state securities laws and regulations, we have the discretion to delay distribution of any shares you may have elected to purchase by exercise of your rights in order to comply with state securities laws.

Rights of Subscribers

You will have no rights as a stockholder with respect to the shares of our common stock purchased in the rights offering until your account, or your account at your broker, dealer, custodian bank or other nominee, is credited with such shares.

Foreign Stockholders

We will not mail this prospectus or rights certificates to stockholders with addresses that are outside the United States or that have an army post office or foreign post office address. The subscription agent will hold these rights certificates for their account. To exercise subscription rights, our foreign stockholders must notify the subscription agent prior to 5:00 p.m., Eastern Time, at least three business days prior to the expiration of the rights offering (or, if the rights offering is extended, on or before three business days prior to the extended expiration date) and demonstrate to the satisfaction of the information agent and the subscription agent that the exercise of such subscription rights does not violate the laws of the jurisdiction of such stockholder.

No Revocation or Change

Once you submit the rights certificate or have instructed your nominee of your subscription request, you are not allowed to revoke or change the exercise or request a refund of monies paid, unless we are required by law to grant revocation rights. All exercises of subscription rights are irrevocable, unless we are required by law to grant revocation rights, even if you learn information about us that you consider to be unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase the shares of our common stock offered pursuant to the rights offering.

Regulatory Limitation

We will not issue shares of common stock pursuant to the exercise of basic subscription rights or oversubscription rights to any person or entity, who, in our sole opinion, could be required to obtain prior clearance or approval from or submit a notice to any state or federal bank regulatory authority to acquire, own or control such shares if, as of [            ], 2011, such clearance or approval has not been obtained and/or any required waiting period has not expired. If we elect not to issue shares in such case, such shares will become available to satisfy oversubscriptions by other stockholders pursuant to subscription rights and will be available thereafter in the public reoffer of shares.

Material U.S. Federal Income Tax Treatment of Rights Distribution

For U.S. federal income tax purposes, you should not recognize gain or loss upon receipt or exercise of these subscription rights to purchase shares of our common stock for the reasons described below in “Material U.S. Federal Income Tax Consequences.”

No Recommendation to Rights Holders

Our board of directors is making no recommendation regarding your exercise of the subscription rights. Stockholders who exercise subscription rights risk investment loss on new money invested. We cannot predict the price at which our shares of common stock will trade and, therefore, we cannot assure you that the market price for our common stock will be above the subscription price or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price. You are urged to make your decision based on your own assessment of our business and the rights offering. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

Shares of Our Common Stock Outstanding After the Rights Offering

As of July 7, 2011, we had 7,205,595 shares of our common stock issued and outstanding. Assuming no options are exercised prior to the expiration of the rights offering and assuming all shares are sold in the rights offering, we expect approximately [            ] shares of our common stock will be outstanding immediately after completion of the stock offering.

Other Matters

We are not making the rights offering in any state or other jurisdiction in which it is unlawful to do so, nor are we distributing or accepting any offers to purchase any shares of our common stock from subscription rights holders who are residents of those states or other jurisdictions or who are otherwise prohibited by federal or state laws or regulations to accept or exercise the subscription rights. We may delay the commencement of the rights offering in those states or other jurisdictions, or change the terms of the rights offering, in whole or in part, in order to comply with the securities laws or other legal requirements of those states or other jurisdictions. Subject to state securities laws and regulations, we also have the discretion to delay allocation and distribution of any shares you may elect to purchase by exercise of your subscription rights in order to comply with state securities laws. We may decline to make modifications to the terms of the rights offering requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions or if you are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights, you will not be eligible to participate in the rights offering. However, we are not currently aware of any states or jurisdictions that would preclude participation in the rights offering.

THE REOFFERING OF REMAINING SHARES

Acceptance of Nonbinding Subscriptions During Pendency of Rights Offering

We will permit persons and entities who are not stockholders eligible to participate in the rights offering to submit nonbinding subscriptions to purchase shares of our common stock, if any, that remain available for purchase following the expiration date of the rights offering. Prospective purchasers should complete, date and sign the preliminary subscription agreement which accompanies this prospectus and return it to Registrar and Transfer Company, [                    ].

Preliminary subscriptions are NOT binding on subscribers. DO NOT send payment for shares of common stock with your preliminary subscription. Upon completion of the rights offering, we will furnish to all persons who previously submitted preliminary subscriptions a prospectus supplement that sets forth the results of the rights offering and the amount of unsubscribed shares of common stock, accompanied by an acknowledgement of subscription. A copy of the acknowledgement of subscription will accompany this prospectus. Upon receipt of the prospectus supplement, each subscriber will be asked to do the following:

•	complete, sign and date the acknowledgement of subscription;

•	make a check payable to “[ ]” in an amount equal to the subscription price of $[ ] per share multiplied by the number of shares of common stock subscribed for; and

•	return the completed acknowledgement of subscription and check to Registrar and Transfer Company, [ ].

Upon receipt by Camco of the acknowledgement of subscription, the preliminary subscription agreement will become binding on and irrevocable by the subscriber until the expiration date of the reoffer period.

Discretion to Accept Subscriptions

We have the right, in our sole discretion, to accept or reject any subscription in whole or in part on or before the reoffer expiration date. We generally will accept subscriptions in the order in which they are received. As a result, you may not receive any or all of the shares for which you subscribe. We will notify subscribers as soon as practicable following the reoffer expiration date as to whether and to what extent their subscriptions have been accepted. If we do not accept all or a portion of a subscription, we will return to the subscriber the unaccepted portion of the subscription funds, without interest.

Expiration Date and Cancellation Rights

The reoffer period will expire at the earlier of 5:00 p.m. Eastern Time, on [            ], 2011 or the date on which we have accepted subscriptions for all shares remaining for purchase as reflected in the prospectus supplement.

We may cancel the reoffer of remaining shares of common stock at any time for any reason, including following the expiration date. If we cancel the public offering of any remaining shares of common stock, we will return all subscription payments promptly, without interest or penalty.

Escrow Arrangements; Return of Funds

Registrar and Transfer Company, the subscription agent, will hold funds received with an acknowledgement of subscription in a segregated account. The subscription agent will hold these funds in escrow until such time as we accept the subscription or until the reoffering is cancelled. If the reoffering of remaining shares is cancelled, the subscription agent will return the subscription payments promptly, without interest or penalty.

No Revocation or Change

Once you submit the acknowledgement of subscription and your payment, you will not be allowed to revoke your subscription or request a refund of monies paid. All acknowledgements of subscriptions are irrevocable, even if you learn information about us that you consider to be unfavorable. You should not submit an acknowledgement of subscription unless you are certain that you wish to purchase shares of our common stock at the subscription price.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is based upon our certificate of incorporation, our bylaws and applicable provisions of law. We have summarized certain portions of the certificate of incorporation and bylaws below. The summary is not complete. The certificate of incorporation and bylaws are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. You should read the certificate of incorporation and bylaws for the provisions that are important to you.

Common Stock

At July 7, 2011, we were authorized to issue 29,900,000 shares of common stock, $1.00 par value per share. There were 7,205,595 shares of common stock outstanding as of July 7, 2011. At our annual meeting of stockholders held on May 24, 2011, our stockholders approved an amendment to our certificate of incorporation, which increased the authorized shares of common stock from 14,900,000 shares to 29,900,000 shares.

Dividend Rights

Holders of our common stock are entitled to receive such dividends as may be declared by our board of directors out of legally available funds, and to receive pro rata any assets distributable to holders of our common stock upon our liquidation. However, agreements with our regulators prohibit us from declaring or paying dividends to stockholders without the prior approval of the FRB.

Voting Rights

Holders of our common stock are entitled to vote for the election of directors and upon all other matters, which may be submitted to a vote of stockholders generally, with each share being entitled to one vote. Our common stockholders do not possess cumulative voting rights. This means that holders of more than 50% of our common stock (on a fully diluted basis) voting for the election of directors can elect all of the directors, and holders of the remaining shares will not be able to elect any directors.

Directors are elected by a plurality of the votes cast at the meeting (i.e., the nominees receiving the highest number of votes will be elected regardless of whether such votes constitute a majority of the shares represented at the meeting). Any other matter submitted to the stockholders at a meeting at which a quorum is present shall be decided by the vote of the holders of a majority of the shares represented in person or by proxy at the meeting, unless the matter is one upon which a different vote is required by applicable law, our certificate of incorporation or our bylaws, each as amended, in which case such express provision shall govern and control the decision of such matter. Vacancies on Camco’s board may be filled by a majority of the directors then in office. If a majority of the directors then in office constitutes less than a majority of the board, any stockholders holding at least 10% of Camco’s stock may ask the Delaware Court to order an election to fill the vacancy and replace directors selected by those directors in office. Camco’s certificate of incorporation authorizes the removal of a director for cause by a vote of not less than 80% of the outstanding shares of common stock entitled to vote in the election of directors.

Liquidation Rights

In the event of any liquidation, dissolution or winding up of Camco, the holders of our common stock would be entitled to receive, after payment or provision for payment of all our debts and liabilities, all of our assets available for distribution. Holders of our preferred stock, if any such shares are then outstanding, may have a priority over the holders of common stock in the event of any liquidation or dissolution. We have no preferred stock currently outstanding.

Other Rights

Common stockholders have no preemptive rights to purchase additional securities that may be issued by us in the future. There are no redemption or conversion provisions applicable to our common stock, and holders of our common stock are not liable for any further capital call or assessment.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Registrar and Transfer Company.

Preferred Stock

Our certificate of incorporation authorizes us to issue 100,000 shares of preferred stock. As of the date of this prospectus, we do not have any preferred stock outstanding.

Our Board of Directors is authorized to issue one or more classes, or one or more series within a class, of preferred stock in the future and to fix the designations, preferences, rights, powers, including voting powers and par value, if any (or qualifications, limitations and restrictions) of such preferred stock. As a result, the Board of Directors could adversely affect the rights of the holders of common stock without a vote of such shareholders.

Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws

The following is a summary of certain provisions of our certificate of incorporation and bylaws that may have the effect of discouraging, delaying or preventing a change of control, change in management or an unsolicited acquisition proposal that a stockholder might consider favorable, including proposals that might result in the payment of a premium over the market price for the shares held by our stockholders. This summary does not purport to be complete and is qualified in its entirety by reference to the documents referenced.

While these provisions of our certificate of incorporation and bylaws might be deemed to have some “anti-takeover” effect, the principal effect of these provisions is to protect our stockholders generally and to provide our board of directors and stockholders a reasonable opportunity to evaluate and respond to unsolicited acquisition proposals.

Business Combination Approval Requirement. Camco’s certificate of incorporation requires the approval of the holders of (i) at least 80% of Camco’s outstanding shares of voting stock, and (ii) at least a majority of Camco’s outstanding shares of voting stock, not including shares held by a “Substantial Stockholder,” to approve certain “Business Combinations” as defined below, and related transactions. Under Delaware law, absent this provision, Business Combinations, including mergers, consolidations and sales of substantially all of the assets of Camco must, subject to certain exceptions, be approved by the vote of the holders of a majority of Camco’s outstanding voting shares. The increased voting requirements in Camco’s certificate of incorporation apply in connection with Business Combinations involving a “Substantial Stockholder,” except in cases where the proposed transaction has been approved by three-fourths of the members of Camco’s board of directors, provided that a majority of the members on the board are continuing directors (a continuing director being defined as a person who was (i) a member of the board on May 26, 1987, (ii) elected by the stockholders or appointed by the board after May 26, 1987, and prior to the date as of which the Substantial Stockholder in question became a Substantial Stockholder, or (iii) designated as a continuing director prior to his or her initial election or appointment as a director by three-fourths of the board if and only if a majority of the board at the time of appointment consisted of continuing directors).

The term “Substantial Stockholder” is defined to include any individual, corporation, partnership or other entity, except for Camco or a subsidiary of Camco, that owns beneficially or controls, directly or indirectly, 15% or more of the outstanding voting stock of Camco. A “Business Combination” is defined to include:

•

any merger or consolidation of Camco or a subsidiary of Camco with or into any Substantial Stockholder or with or into any other corporation which, after such merger or consolidation, would be an Affiliate of a Substantial Stockholder, as defined in Camco’s certificate of incorporation;

•

any sale, lease, exchange, mortgage, transfer, pledge or other disposition of all or a substantial part of the assets of Camco, or of a subsidiary of Camco, to any Substantial Stockholder (the term “substantial part” is defined to include more than 10% of Camco’s total assets);

•

the adoption of any plan or proposal for the liquidation or dissolution of Camco, if, as of the record date for the determination of stockholders who are entitled to vote on the plan or proposal, any person is a Substantial Stockholder;

•

the issuance or transfer of Camco Equity Securities, as defined in Camco’s certificate of incorporation, that have an aggregate value equaling or exceeding 60% of Camco’s stockholders’ equity to a Substantial Stockholder in exchange for cash, securities or other property; or

•

any reclassification of the securities of Camco, any recapitalization of Camco or any reorganization, merger, or consolidation of Camco that has the effect of increasing, directly or indirectly, a Substantial Stockholder’s proportionate share of outstanding shares of any class of equity securities of Camco or a subsidiary of Camco.

The board of directors of Camco believes that these provisions are in the best interests of Camco’s stockholders because they encourage prospective acquirers to negotiate a proposed acquisition with the directors. These provisions could, however, adversely affect the market value of Camco’s stock or deprive stockholders of the opportunity to sell their shares for premium prices.

Authorized But Unissued Stock. Our certificate of incorporation authorizes the issuance of 29,900,000 shares of common stock and 100,000 shares of preferred stock. A large quantity of authorized but unissued shares may deter potential takeover attempts because of the ability of our board of directors to authorize the issuance of some or all of these shares to a friendly party, or to the public, which would make it more difficult for a potential acquirer to obtain control. This possibility may encourage persons seeking to acquire us to negotiate directly with our board of directors. The authorized but unissued common stock also could facilitate acquisitions by us.

Our authorized but unissued shares of preferred stock could also have anti-takeover effects. Under certain circumstances, any or all of such preferred stock could be used as a method of discouraging, delaying or preventing a change in control of us. For example, our board of directors could designate and issue a series of preferred stock in an amount that sufficiently increases the number of outstanding shares to overcome a vote by the holders of common stock or with rights and preferences that include special voting rights to veto a change in control. The preferred stock could also be used in connection with the issuance of a stockholder rights plan, sometimes referred to as a “poison pill.” For example, a class or series of preferred stock could be designated that would be convertible into common stock upon the acquisition by a third party of a specified percentage of our voting stock. Typically, under most stockholder rights plans, if a third party acquires the specified percentage (usually 15% to 20%) of a corporation’s voting stock, the stockholders of that corporation (other than the stockholder who purchased the specified percentage interest in the corporation) have the right to purchase shares of the corporation’s common stock at a discount to the market price. This results in dilution to the third party, both economically and in terms of its percentage ownership of the corporation’s shares. Our board of directors is able to implement a stockholder rights plan without further action by our stockholders. Use of the preferred stock in the foregoing manner could delay or frustrate a merger, tender offer or proxy contest, the removal of incumbent directors or the assumption of control by stockholders, even if such proposed actions would be beneficial to our stockholders. This could include discouraging bids for us even if such bid represents a premium over our then-existing trading price and thereby prevent stockholders from receiving the maximum value for their shares.

Classified Board of Directors. A classified board of directors may have an anti-takeover effect by making it more difficult for an entity that owns a majority of a company’s shares (or which is able successfully to solicit a majority) to force an immediate change in the composition of a majority of the company’s board of directors. Our bylaws provide that our board of directors will be divided into three classes, with each class elected to serve a term of three years. Accordingly, only one-third of our board of directors is elected each year, and thus even a majority stockholder could not elect a majority of our board of directors in less than two years, which has the effect of delaying the time within which an acquirer may gain control of our board of directors. This delay would also likely encourage potential acquirers to negotiate with our board of directors prior to attempting to gain control of us.

Limited Ability To Call Special Meetings of Stockholders. A potential acquirer may wish to call a special meeting of stockholders of a target to consider removing directors or to consider an acquisition offer. It could also call a meeting or series of meetings to harass management and disrupt the target’s business. Thus, limited rights of stockholders to call special meetings can have an anti-takeover effect. Our certificate of incorporation provides that special meetings of stockholders of Camco may be called only by the president or by a majority of our board of directors.

No Cumulative Voting for Directors. Cumulative voting permits a stockholder to cumulate his total stockholder votes for a single candidate in an election of directors. For example, a stockholder holding 1,000 shares in an election for five directors could cumulate all 5,000 votes for one director. Cumulative voting may make it easier for a potential acquirer or dissident stockholder to gain a board seat. Our certificate of incorporation does not provide for cumulative voting in the election of directors.

Action by Written Consent of Stockholders. Our Bylaws prohibit our stockholders from taking action by written consent with respect to actions that are required or permitted to be taken by our stockholders at a meeting. As a practical matter, this requirement prohibits a potential acquirer from accomplishing its objective through written consent instead of at a meeting.

PLAN OF DISTRIBUTION

Directors, Executive Officers and Employees

Our directors and executive officers may participate in the solicitation of the exercise of subscription rights for the purchase of common stock. These persons will not receive any commissions or compensation in connection with these activities, other than their normal compensation, but they will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with any solicitation. Other trained employees of Advantage may assist in the rights offering in ministerial capacities, providing clerical work in effecting an exercise of subscription rights or answering questions of a ministerial nature. Other questions of prospective purchasers will be directed to our executive officers or registered representatives of ParaCap Group LLC, our financial and marketing advisor and information agent. Our other employees have been instructed not to solicit the exercise of subscription rights for the purchase of shares of common stock or to provide advice regarding the exercise of subscription rights. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and the solicitation of subscription rights and the sales of the common stock underlying such subscription rights will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of our common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the shares of common stock.

Financial Advisor

We have engaged ParaCap Group LLC, a broker-dealer registered with the Financial Industry Regulatory Authority, as our financial and marketing advisor in connection with the rights offering pursuant to an agency agreement between ParaCap Group LLC, and us. ParaCap Group LLC is an investment banking firm with significant experience in advising financial institutions. In the ordinary course of its investment banking business, ParaCap Group LLC is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

In its capacity as our financial and marketing advisor, ParaCap Group LLC provided advice to us regarding the structure of the rights offering as well as with respect to marketing the shares of our common stock to be issued in the rights offering and will use its best efforts to assist us in soliciting the exercise of subscription rights for the puchase of shares of our common stock.

ParaCap Group LLC has not prepared any report or opinion constituting a recommendation or advice to us or our stockholders; however, ParaCap Group LLC may be requested to prepare an opinion addressed to our board of directors prior to the closing of the rights offering as to the fairness, from a financial point of view and, as of the date of such opinion and subject to the assumptions and qualifications contained in such opinion, of the consideration to be paid to Camco in connection with the rights offering. ParaCap Group LLC expresses no opinion and makes no recommendation to holders of the subscription rights as to the purchase by any person of shares of our common stock. ParaCap Group LLC also expresses no opinion as to the prices at which shares to be distributed in connection with the rights offering may trade if and when they are issued or at any future time.

As compensation for its services, we have agreed to pay ParaCap Group LLC the following amounts:

•	An initial retainer fee of $10,000 and an additional monthly retainer fee of $10,000;

•

A placement fee equal to (i) 1.5% of the aggregate gross dollar amount of the rights subscribed to in the rights offering by the Company’s existing stockholders pursuant to their basic subscription privileges, plus (ii) 6.0% of the aggregate gross proceeds of any amounts raised through the exercise of over-subscription privileges; and

•	An opinion fee of $75,000 upon the delivery of fairness opinion, if requested by the Company.

ParaCap Group LLC may in the future provide other investment banking services to us and will receive compensation for such services. In the ordinary course of its business as a broker-dealer, ParaCap Group LLC may also purchase securities from and sell securities to us and may actively trade our equity or debt securities for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Subscription for and Delivery of Shares

As soon as practicable after the record date for the rights offering, we will distribute the subscription rights and rights certificates to individuals who owned shares of our common stock at 5:00 p.m., Eastern Time, on [            ], 2011.

If your shares are held in the name of a broker, dealer, custodian bank or other nominee, then you should send your subscription documents and subscription payment to that record holder. If you are the record holder, then you should send your rights certificate and other documents, and subscription payment to the address provided below. If sent by mail, we recommend that you send documents and payments by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent. Do not send or deliver these materials to Camco.

By Mail:	By Express Mail or Overnight Courier:

See “The Rights Offering—Method of Exercising Subscription Rights.” If you have any questions regarding Camco, Advantage, or the stock offering, or you have any questions regarding completing a rights certificate or submitting payment in the rights offering, please call our information agent, ParaCap Group LLC at (                    )        -            (toll free), Monday through Friday (except bank holidays), between 9:00 a.m. and 4:00 p.m., Eastern Time.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general summary of certain material U.S. federal income tax consequences to U.S. holders (as defined below) of the rights offering and the ownership and disposition of common stock received upon exercise of subscription rights or, if applicable, upon exercise of the over-subscription privilege. This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations, administrative rulings, judicial authorities and other applicable existing U.S. federal income tax authorities, all of which are subject to change or differing interpretations, possibly with retroactive effect which could result in U.S. federal income tax consequences different from those discussed below. No assurance can be given that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax results described in this discussion, and no ruling from the IRS has been, or is expected to be, sought with respect to the matters discussed below.

This summary does not provide a complete analysis of all potential tax considerations. This summary is only applicable to U.S. holders of common stock who acquire the subscription rights pursuant to the terms of the rights offering, have held the existing common stock with respect to which the subscription rights are received, and will hold the subscription rights and common stock received upon exercise of the subscription rights or, if applicable, the over-subscription privilege, as capital assets (generally, property held for investment) within the meaning of Section 1221 of the Code. This summary does not address all U.S. federal tax consequences that may be relevant to holders in light of their personal circumstances or particular situations, such as holders who may be subject to special tax treatment under the Code, including (without limitation) dealers in securities or currencies, financial institutions, insurance companies, regulated investment companies, real estate investment trusts, tax-exempt entities or traders in securities that elect to use a mark-to-market method of accounting for their securities, persons holding subscription rights or common stock as part of a hedging, integrated or conversion transaction or a straddle, persons that acquired subscription rights or common stock in connection with employment or other performance of services, persons with a functional currency other than the U.S. dollar and foreign taxpayers. This summary does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, any U.S. federal non-income, state, local or foreign tax consequences, estate or gift tax consequences or alternative minimum tax consequences, nor does it address any tax considerations to persons other than U.S. holders.

For purposes of this discussion, a “U.S. holder” means a beneficial owner of subscription rights or our common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust (i) the administration of which is subject to the primary supervision of a court within the United States and for which one or more U.S. persons (within the meaning of the Code) have authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) is the beneficial owner of subscription rights or common stock received upon exercise of subscription rights or, if applicable, the over-subscription privilege, the U.S. federal income tax treatment of a partner in such a partnership generally will depend upon the status of the partner and the activities of the partnership. Such a partner or partnership should consult with its own tax advisor as to the U.S. federal income tax consequences of the receipt, exercise or lapse of the subscription rights and of the ownership and disposition of common stock received upon exercise of subscription rights or, if applicable, the over-subscription privilege.

Holders of common stock are urged to consult with their own tax advisors as to the specific tax consequences of the rights offering and the ownership and disposition of common stock received upon exercise of subscription rights or, if applicable, the over-subscription privilege to them, including the applicable federal, state, local and foreign tax consequences of the rights offering and the ownership and disposition of common stock received upon exercise of subscription rights or, if applicable, the over-subscription privilege to them and the effect of possible changes in tax laws.

Taxation of Subscription Rights

Receipt of Subscription Rights. Your receipt of subscription rights pursuant to the rights offering should be treated as a nontaxable distribution with respect to your existing common stock for U.S. federal income tax purposes, and the following discussion assumes that you will qualify for such nontaxable treatment. If, however, the rights offering does not qualify as nontaxable, you would be treated as receiving a taxable distribution equal to the fair market value of the subscription rights on their distribution date. The distribution would be taxed as a dividend to the extent made out of our current or accumulated earnings and profits; any excess would be treated first as a return of your basis (investment) in your common stock to the extent thereof, and then as capital gain. In such case, the expiration of the subscription rights would result in a capital loss.

If the fair market value of the subscription rights you receive is less than 15% of the fair market value of your existing common stock on the date you receive the subscription rights, the subscription rights will be allocated a basis of zero for U.S. federal income tax purposes, unless you elect to allocate basis between your existing common stock and the subscription rights in proportion to the relative fair market values of the existing common stock and the subscription rights determined on the date of receipt of the subscription rights. If you choose to allocate basis between your existing common stock and the subscription right, you must make this election on a statement included with your tax return for the taxable year in which you receive the subscription rights. Such an election is irrevocable. The fair market value of the subscription rights on the date the subscription rights are distributed is uncertain, and we have not obtained, and do not intend to obtain, an appraisal of the fair market value of the subscription rights on that date. In determining the fair market value of the subscription rights, you should consider all relevant facts and circumstances, including any difference between the subscription price of the subscription rights and the trading price of our common stock on the date that the subscription rights are distributed, the length of the period during which the subscription rights may be exercised and the fact that the subscription rights are non-transferable.

On the other hand, if the fair market value of the subscription rights you receive is 15% or more of the fair market value of your existing common stock on the date you receive the subscription rights, then you must allocate your basis in your existing common stock between the existing common stock and the subscription rights you receive in proportion to their fair market values determined on the date you receive the subscription rights.

Your holding period in a subscription right will include your holding period in the common stock with respect to which the subscription right was distributed.

Exercise of Subscription Rights. Generally, you will not recognize gain or loss on the exercise of a subscription right in the rights offering. Your tax basis in new shares of common stock acquired when you exercise a subscription right in the rights offering or, if applicable, upon exercise of the over-subscription privilege generally will be equal to your adjusted tax basis, if any, in the subscription right plus the subscription price. The holding period of a share of common stock acquired when you exercise a subscription right in the rights offering or, if applicable, upon exercise of the over-subscription privilege will begin on the date of exercise.

If you exercise a subscription right received in the rights offering after disposing of the common stock with respect to which such subscription right is received, then certain aspects of the tax treatment of the exercise of the subscription right are unclear, including (1) the allocation of tax basis between the common stock previously sold and the subscription right, (2) the impact of such allocation on the amount and timing of gain or loss recognized with respect to the common stock previously sold, and (3) the impact of such allocation on the tax basis of common stock acquired through exercise of the subscription right. If you exercise a subscription right received in the rights offering after disposing of the common stock with respect to which the subscription right is received, you should consult with your tax advisor.

Non-Exercising Subscription Rights. If you do not exercise your subscription rights, you should not recognize a capital loss for U.S. federal income tax purposes and any portion of the tax basis in your existing common stock previously allocated to the subscription right not exercised should be re-allocated to the existing common stock.

Taxation of Common Stock

Distributions. Distributions with respect to common stock acquired upon exercise of subscription rights or the over-subscription privilege will be taxable as dividend income when actually or constructively received to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. To the extent that the amount of a distribution exceeds our current or accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of your adjusted tax basis in such common stock and thereafter as capital gain from the sale or other disposition of such common stock.

Under current law, if certain requirements are met, distributions constituting dividend income received by certain non-corporate U.S. holders, including individuals, in respect of common stock prior to January 1, 2013 are subject to U.S. federal income tax at a maximum rate of 15%. Under current law, dividend income received by such U.S. holders on or after January 1, 2013 would be subject to U.S. federal income tax at ordinary income rates. Distributions constituting dividend income to U.S. holders that are domestic corporations may qualify for the dividends-received deduction. You should consult with your own tax advisor regarding the availability of the reduced U.S. federal income tax rate for dividend income and the dividends-received deduction in light of your particular circumstances.

Dispositions. If you sell or otherwise dispose of the common stock acquired upon exercise of subscription rights or the over-subscription privilege, you generally will recognize capital gain or loss equal to the difference between the amount realized on the sale or other disposition and your adjusted tax basis in the common stock. Such capital gain or loss will be long-term capital or loss if your holding period for the common stock is more than one year. Under current law, long-term capital gain recognized by a non-corporate U.S. holder, including an individual, generally is subject to U.S. federal income tax at a maximum rate of 15%. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

You may be subject to information reporting and/or backup withholding with respect to dividend payments on or the gross proceeds from the disposition of our common stock acquired through the exercise of subscription rights or, if applicable, the over-subscription privilege. Backup withholding may apply under certain circumstances if you (1) fail to furnish your social security or other taxpayer identification number (“TIN”), (2) furnish an incorrect TIN, (3) fail to report interest or dividends properly, or (4) fail to provide a certified statement, signed under penalty of perjury, that the TIN provided is correct, that you are not subject to backup withholding and that you are a U.S. person. Any amount withheld from a payment under the backup withholding rules is allowable as a credit against (and may entitle you to a refund with respect to) your U.S. federal income tax liability, provided that the required information is furnished to the IRS. Certain persons are exempt from backup withholding, including corporations and financial institutions. You are urged to consult with your own tax advisor as to your qualification for exemption from backup withholding and the procedure for obtaining such exemption.

LEGAL MATTERS

The validity of the shares of common stock issuable upon exercise of the rights and offered by this prospectus will be passed upon for us by Vorys, Sater, Seymour and Pease LLP.

EXPERTS

The consolidated financial statements included in this prospectus and registration statement have been included in reliance upon the report of Plante & Moran PLLC, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov and on our web site at http://www.camcofinancial.com. Information on our web site is not part of this prospectus. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street NE, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

We have filed a registration statement, of which this prospectus is a part, covering the securities offered hereby. As allowed by SEC rules, this prospectus does not contain all of the information and exhibits included in the registration statement. We refer you to the information and exhibits included in the registration statement for further information. This prospectus is qualified in its entirety by such information and exhibits.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

CAMCO FINANCIAL CORPORATION

CAMCO FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

December 31,

(In thousands, except share data)

	2010	2009
ASSETS

Cash and due from banks	$13,143	$20,490
Interest-bearing deposits in other financial institutions	15,971	17,663

Cash and cash equivalents	29,114	38,153
Securities available-for-sale, at market	30,768	55,950
Securities held-to-maturity, at cost	3,948	2,113
Loans held for sale — at lower of cost or market	2,208	475
Loans receivable — net	667,840	659,022
Office premises and equipment — net	9,928	10,870
Real estate acquired through foreclosure	10,096	9,660
Federal Home Loan Bank stock — at cost	29,888	29,888
Accrued interest receivable	3,521	3,979
Mortgage servicing rights — at lower of cost or market	3,841	4,433
Prepaid expenses and other assets	4,426	5,712
Cash surrender value of life insurance	19,388	18,838
Prepaid and refundable federal income taxes	—	3,562

Total assets	$814,966	$842,655

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits	$651,816	$659,902
Other borrowings	11,530	11,941
Advances from the Federal Home Loan Bank	92,934	97,291
Advances by borrowers for taxes and insurance	2,413	1,909
Accounts payable and accrued liabilities	10,170	11,098

Total liabilities	768,863	782,141

Commitments	—	—

Stockholders’ equity
Preferred stock — $1 par value; authorized 100,000 shares; no shares outstanding	—	—
Common stock — $1 par value; authorized 14,900,000 shares; 8,884,508 shares issued at December 31, 2010 and 2009	$8,885	$8,885
Additional paid-in capital	60,260	60,124
Retained earnings	136	14,695
Accumulated other comprehensive income	1,030	1,049
Unearned compensation	(94)	(125)
Treasury stock – 1,678,913 shares at December 31, 2010 and 2009, at cost	(24,114)	(24,114)

Total equity	46,103	60,514

Total liabilities and stockholders’ equity	$814,966	$842,655

CAMCO FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

For the years ended December 31, 2010, 2009 and 2008

(In thousands, except per share data)

	2010	2009	2008
Interest and dividend income
Loans	$37,602	$40,231	$50,446
Investment securities	1,906	3,085	4,369
Other interest-bearing accounts	1,313	1,408	1,968

Total interest income	40,821	44,724	56,783
Interest expense
Deposits	10,575	15,349	22,728
Borrowings	3,859	5,245	8,246

Total interest expense	14,434	20,594	30,974

Net interest income	26,387	24,130	25,809

Provision for losses on loans	18,460	21,792	14,793

Net interest income after provision for losses on loans	7,927	2,338	11,016
Other income
Rent and other	702	970	792
Title fees	950	723	479
Loan servicing fees	1,269	1,264	1,308
Gain on sale of loans	1,882	1,271	364
Mortgage servicing rights — net	(593)	703	(2,625)
Service charges and other fees on deposits	2,276	2,277	2,387
Gain on sale of investment securities	—	—	2
Gain on sale of premises and equipment	1	127	1
Income on cash surrender value life insurance	877	926	1,000

Total other income	7,364	8,261	3,708
General, administrative and other expense
Employee compensation and benefits	12,935	12,453	13,279
Occupancy and equipment	3,003	3,247	3,374
Federal deposit insurance premiums	2,121	2,471	406
Data processing	1,127	1,190	1,152
Advertising	358	525	938
Franchise taxes	928	1,018	1,202
Postage, supplies and office expenses	1,129	1,394	1,341
Travel, training and insurance	399	315	404
Professional services	1,981	1,692	1,355
Transaction processing	740	895	1,009
Real estate owned and other expenses	3,077	2,312	2,074
Loan expenses	1,534	597	1,319
Goodwill impairment	—	—	6,683
Merger expenses	—	4	628

Total general, administrative and other expense	29,332	28,113	35,164

Loss before federal income taxes	(14,041)	(17,514)	(20,440)

Federal income taxes	518	(6,297)	(5,116)

NET LOSS	(14,559)	$(11,217)	$(15,324)

LOSS PER SHARE
Basic	$(2.02)	$(1.56)	$(2.14)

Diluted	$(2.02)	$(1.56)	$(2.14)

CAMCO FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

For the years ended December 31, 2010, 2009 and 2008

(In thousands)

	2010	2009	2008

Net loss	$(14,559)	$(11,217)	$(15,324)
Other comprehensive income net of tax effects:

Unrealized holding gains (losses) on securities during the year, net of taxes of $(10), $11 and $536 in 2010, 2009 and 2008, respectively	(19)	21	1,040

Reclassification adjustment for realized gains included in operations, net of taxes of $0, $0 and $1 for the years ended December 31, 2010, 2009 and 2008, respectively	—	—	(1)

Comprehensive loss	$(14,578)	$(11,196)	$(14,285)

CAMCO FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

For the years ended December 31, 2010, 2009 and 2008

(In thousands, except per share data)

	Shares outstanding	Common stock	Additional paid-in capital	Retained earnings	Accumulated other comprehensive income (loss)	Unearned compensation	Treasury stock	Total stockholders’ equity

Balance at January 1, 2008	7,155,595	$8,835	$59,842	$44,083	$(12)	$—	$(24,114)	$88,634

Cash dividends declared — $0.02625 per share	—	—	—	(1,872)	—	—	—	(1,872)
Stock Option Expense	—	—	54	—	—	—	—	54
Net loss for the year ended December 31, 2008	—	—	—	(15,324)	—	—	—	(15,324)
Change in accounting — split dollar life insurance	—	—	—	(832)	—	—	—	(832)
Unrealized gains on securities designated as available for sale, net of related tax benefits	—	—	—	—	1,040	—	—	1,040

Balance at December 31, 2008	7,155,595	$8,835	$59,896	$26,055	$1,028	$—	$(24,114)	$71,700

Cash dividends declared — $0.02 per share	—	—	—	(143)	—	—	—	(143)
Stock Option Expense	—	—	153	—	—	—	—	153
Net loss for the year ended December 31, 2009	—	—	—	(11,217)	—	—	—	(11,217)
Restricted shares granted	50,000	50	75	—	—	(125)	—	—
Unrealized gains of securities designated as available for sale, net of related tax benefits	—	—	—	—	21	—	—	21

Balance at December 31, 2009	7,205,595	$8,885	$60,124	$14,695	$1,049	$(125)	$(24,114)	$60,514

Stock Option Expense	—	—	136	—	—	—	—	136
Net loss for the year ended December 31, 2010	—	—	—	(14,559)	—	—	—	(14,559)
Restricted shares expense	—	—	—	—	—	31	—	31
Unrealized losses of securities designated as available for sale, net of related tax benefits	—	—	—	—	(19)	—	—	(19)

Balance at December 31, 2010	7,205,595	$8,885	$60,260	$136	$1,030	$(94)	$(24,114)	$46,103

CAMCO FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 31, 2010, 2009 and 2008 (In thousands)

	2010	2009	2008
Cash flows from operating activities:
Net loss for the year	$(14,559)	$(11,217)	$(15,324)
Adjustments to reconcile net loss to net cash provided by operating activities:
Amortization of premiums and discounts on investment and mortgage-backed securities — net	13	(20)	58
Amortization of mortgage servicing rights — net	592	360	3,229
Depreciation and amortization	1,304	1,413	1,352
Stock option, restricted stock expenses	167	153	54
Deferred federal income taxes	817	(2,373)	(4,403)
Provision for losses on loans	18,460	21,792	14,793
Amortization of deferred loan origination fees	52	468	343
Loss and provision on real estate acquired through foreclosure	1,689	1,069	1,364
Gain on sale of investment securities	—	—	(2)
Gain on sale of premises and equipment, net	(1)	(127)	(1)
Federal Home Loan Bank stock dividends	—	—	(1,166)
Net increase in cash surrender value of life insurance	(710)	(766)	(825)
Gain on sale of loans	(1,882)	(1,271)	(364)
Loans originated for sale in the secondary market	(90,430)	(106,771)	(44,346)
Proceeds from sale of mortgage loans in the secondary market	90,579	109,752	45,694
Impairment of goodwill	—	—	6,683
Increase (decrease) in cash, due to changes in:
Accrued interest receivable	458	139	3,988
Prepaid expenses and other assets	4,041	3,315	(1,388)
Accounts payable and other liabilities	(928)	(5,731)	29

Net cash provided by operating activities	9,662	10,185	9,768

Cash flows provided by (used in) investing activities:
Proceeds from sale of investment securities designated as available for sale	—	—	4,254
Purchase of securities designated as available for sale	—	(27,019)	(50,175)
Purchase of securities designated as held to maturity	(2,159)	—	(24,104)
Principal repayments and maturities of investment-securities held to maturity	318	11,333	13,513
Principal repayments and maturities of investment securities available for sale	25,146	56,432	50,962
Net (increase)decrease in loans	(33,321)	66,086	31,100
Purchase of premises and equipment	(374)	(476)	(366)
Proceeds from sale of office premises and equipment	13	189	2
Proceeds from sale of real estate acquired through foreclosure	3,866	4,025	3,825
Proceeds from surrender of life insurance	160	4,460	—

Net cash provided by (used in) investing activities	(6,351)	115,030	29,011

Net cash provided by operating and investing activities (balance carried forward)	$3,311	$125,215	$38,779

CAMCO FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

For the years ended December 31, 2010, 2009 and 2008

(In thousands)

	2010	2009	2008
Net cash provided by operating and investing activities (balance brought forward)	$3,311	$125,215	$38,779

Cash flows provided by financing activities:

Net increase (decrease) in deposits	(8,086)	(64,054)	31,772
Proceeds from Federal Home Loan Bank advances	84,000	44,000	79,600
Repayment of Federal Home Loan Bank advances	(88,357)	(113,815)	(111,558)
Net change in repurchase agreements and other borrowings	(411)	(4,786)	(5,190)
Dividends paid on common stock	—	(143)	(2,953)
Net increase (decrease) in advances by borrowers for taxes and insurance	504	(549)	(1,169)

Net cash used in financing activities	(12,350)	(139,347)	(9,498)

Net increase (decrease) in cash and cash equivalents	(9,039)	(14,132)	29,281
Cash and cash equivalents at beginning of year	38,153	52,285	23,004

Cash and cash equivalents at end of year	$29,114	$38,153	$52,285

Supplemental disclosure of cash flow information:

Cash paid during the year for:

Interest on deposits and borrowings	$14,457	$20,726	$30,396

Cash paid for income taxes	$—	$144	$250

Transfers from loans to real estate acquired through foreclosure	$5,991	$9,631	$6,574

CAMCO FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Camco Financial Corporation (“Camco” or the “Company”) is a bank holding company whose business activities are limited primarily to holding the common stock of Advantage Bank (“Advantage” or the “Bank”). Advantage conducts a general banking business within Ohio, West Virginia and northern Kentucky which consists of attracting deposits from the general public and applying those funds to the origination of loans for residential, consumer and nonresidential purposes. Advantage’s profitability is significantly dependent on net interest income, which is the difference between interest income generated from interest-earning assets (i.e. loans and investments) and the interest expense paid on interest-bearing liabilities (i.e. customer deposits and borrowed funds). Net interest income is affected by the relative amounts of interest-earning assets and interest-bearing liabilities and the interest received or paid on these balances. The level of interest rates paid or received by Advantage can be significantly influenced by a number of factors, such as governmental monetary policy, that are outside of management’s control.

The consolidated financial information presented herein has been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and general accounting practices within the financial services industry. In preparing financial statements in accordance with U.S. GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from such estimates.

The following is a summary of the Company’s significant accounting policies which have been consistently applied in the preparation of the accompanying consolidated financial statements. Some items in the prior-year financial statements were reclassified to conform to the current year’s presentation.

1.Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

2.Investment Securities

Investment securities are classified as held to maturity or available for sale upon acquisition. Securities classified as held to maturity are carried at cost only if the Company has the positive intent and ability to hold these securities to maturity. Securities designated as available for sale are carried at fair value with resulting unrealized gains or losses recorded to stockholders’ equity. Realized gains and losses on sales of securities are recognized on the trade date using the specific identification method. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

3.Federal Home Loan Bank Stock

The Bank is a member of the Federal Home Loan Bank (FHLB) of Cincinnati. Members are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest in additional amounts. FHLB stock is classified as restricted stock and is recorded at redemption value which approximates fair value. The Company periodically evaluates the stock for impairment based on ultimate recovery of par value.

CAMCO FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued).

4.Loans Receivable

Loans held in the portfolio are stated at the principal amount outstanding, adjusted for deferred loan origination fees and costs and the allowance for loan losses.

The accrual of interest on loans is discontinued at the time the loan is three monthly payments delinquent unless the credit is well secured and in the process of collection. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful. Uncollectible interest on loans that are contractually past due is charged off, or an allowance is established based on management’s periodic evaluation. The allowance is established by a charge to interest income equal to all interest previously accrued and not received, and income is not recognized until, in management’s judgment, the borrower’s ability to make periodic interest and principal payments has returned to normal, in which case the loan is returned to accrual status.

Loans held for sale are carried at the lower of cost (less principal payments received) or fair value (market value), calculated on an aggregate basis. At December 31, 2010 and 2009, loans held for sale were carried at cost.

5.Loan Origination and Commitment Fees

Currently, the Company accounts for loan origination fees and costs by deferring all loan origination fees received, net of certain direct origination costs, on a loan-by-loan basis and amortizing the interest income using the interest method, giving effect to actual loan prepayments. Fees received for loan commitments are deferred and amortized over the life of the related loan using the interest method.

6.Allowance for Loan Losses

It is the Company’s policy to provide valuation allowances for estimated losses on loans based upon past loss experience, current trends in the level of delinquent and problem loans, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral and current economic conditions in the Bank’s primary market areas. When the collection of a loan becomes doubtful, or otherwise troubled, the Company records a charge-off or an allowance equal to the difference between the fair value of the property securing the loan and the loan’s carrying value. Such provision is based on management’s estimate of the fair value of the underlying collateral, taking into consideration the current and currently anticipated future operating or sales conditions. As a result, such estimates are particularly susceptible to changes that could result in a material adjustment to results of operations in the near term. Recovery of the carrying value of such loans is dependent to a great extent on economic, operating, and other conditions that may be beyond the Company’s control.

The Company accounts for impaired loans by measurements based upon the present value of expected future cash flows discounted at the loan’s effective interest rate or, as an alternative, at the loan’s observable market price or fair value of the collateral.

A loan is defined as impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. In applying the provisions, the Company considers its investment in owner-occupied one- to four-family residential loans, home equity lines of credit and consumer installment loans to be homogeneous and therefore excluded from separate identification for evaluation of impairment. With respect to the Company’s investment in multi-family, non-owner occupied residential, commercial and nonresidential loans, and its evaluation of any impairment thereon, such loans are generally collateral-dependent and as a result are carried as a practical expedient at the lower of cost or fair value. It is the Company’s policy to charge off unsecured credits that are more than ninety days delinquent.

CAMCO FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE — A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued).

7.Real Estate Acquired Through Foreclosure

Real estate acquired through foreclosure is carried at the lower of the loan’s unpaid principal balance (cost) or fair value less estimated selling expenses at the date of acquisition. Real estate loss provisions are recorded if the fair value of the property subsequently declines below the amount determined at the recording date. In determining the lower of cost or fair value at acquisition, costs relating to development and improvement of property are capitalized. Costs relating to holding real estate acquired through foreclosure, net of rental income, are charged against earnings as incurred.

8.Office Premises and Equipment

Office premises and equipment are carried at cost and include expenditures which extend the useful lives of existing assets. Maintenance, repairs and minor renewals are expensed as incurred. For financial reporting, depreciation and amortization are provided on the straight-line method over the useful lives of the assets, estimated to be ten to fifty years for buildings and improvements and three to twenty-five years for furniture, fixtures and equipment. An accelerated depreciation method is used for tax reporting purposes.

9.Mortgage Servicing Rights

The Company accounts for mortgage servicing rights (“MSRs”) as separate assets. Mortgage servicing rights result from the origination of mortgage loans and the subsequent sale of those loans with servicing rights retained. At that time, an allocation of the cost of the loan is considered the mortgage servicing right asset.

The Company assesses the rights for impairment quarterly. Impairment is measured based on fair value. The mortgage servicing rights recorded by the Bank are segregated into pools for valuation purposes, using as pooling criteria the loan term and coupon rate.

To determine the fair value of the MSRs each reporting quarter, information is transmitted to a third party provider who assists in determining the fair value of MSRs, as described below.

Servicing assets are recognized as separate assets when loans are sold with servicing retained. A pooling methodology to the servicing valuation, in which loans with similar characteristics are “pooled” together, is applied for valuation purposes. Once pooled, each grouping of loans is evaluated on a discounted earnings basis to determine the present value of future earnings that a purchaser could expect to realize from the portfolio. Earnings are projected from a variety of sources including loan service fees, interest earned on float, net interest earned on escrow balances, miscellaneous income and costs to service the loans. The present value of future earnings is the estimated market value for the pool, calculated using consensus assumptions that a third party purchaser would utilize in evaluating a potential acquisition of the servicing. Events that may significantly affect the estimates used are changes in interest rates and the related impact on mortgage loan prepayment speeds and the payment performance of the underlying loans. The interest rate for float is also calculated utilizing the current period fed funds rate. Mortgage loan prepayment speeds are calculated by taking into consideration Advantage Bank’s historical trends when estimating prepayment speeds and helped provide scenarios with each evaluation. Based on the assumptions, pre-tax projections are prepared for each pool of loans serviced. These earning figures approximate the cash flow that could be received from the servicing portfolio. Valuation results are presented quarterly to management. At that time, the information is reviewed and MSRs are marked to the lower of amortized cost or fair value for the current quarter.

CAMCO FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE — A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued).

9.Mortgage Servicing Rights (continued)

The Company recorded capitalization related to mortgage servicing rights totaling approximately $1.0 million, $1.2 million and $604,000, for the years ended December 31, 2010, 2009 and 2008, respectively.

The Company recorded amortization related to mortgage servicing rights totaling approximately $1.6 million, $360,000 and $3.3 million, for the years ended December 31, 2010, 2009 and 2008, respectively. The carrying value of the Company’s mortgage servicing rights, which approximated their fair value, totaled approximately $3.8 million and $4.4 million at December 31, 2010 and 2009 respectively. Fair value was determined using discount rates ranging from 7.5% to 9.0% in 2010 and 2009, and prepayment speeds ranging from 6.0% to 33.6% in 2010 and from 6.0% to 31.4% in 2009.

At December 31, 2010 and 2009, the Bank was servicing mortgage loans of approximately $485.6 million and $497.0 million, respectively, which were sold to the Federal Home Loan Mortgage Corporation, Federal National Mortgage Association and other investors.

10.Goodwill

In prior years, the Company expanded through mergers and acquisitions accounted for under the purchase method of accounting. Under the purchase method, the Company is required to allocate the cost of an acquired company to the assets acquired, including identified intangible assets, and liabilities assumed based on their estimated fair values at the date of acquisition. The excess cost over the net assets acquired represents goodwill.

Goodwill is not amortized but is tested for impairment when indicators of impairment exist, or at least annually. Potential goodwill impairment exists when the fair value of the reporting unit (as defined by US GAAP) is less than its carrying value. In 2008, the goodwill was determined to be impaired and was written off through the income statement.

11.Federal Income Taxes

Income taxes are provided based on the liability method of accounting, which includes the recognition of deferred tax assets and liabilities for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. In general, the Company records deferred tax assets when the event giving rise to the tax benefit has been recognized in the Consolidated Financial Statements.

A valuation allowance is recognized to reduce any deferred tax assets that, based upon available information, it is more-likely-than-not all, or any portion, of the deferred tax asset will not be realized. Assessing the need for, and amount of, a valuation allowance for deferred tax assets requires significant judgment and analysis of evidence regarding realization of the deferred tax assets. In most cases, the realization of deferred tax assets is dependent upon the Company generating a sufficient level of taxable income in future periods, which can be difficult to predict. In 2010, the Company recorded a full valuation allowance against the net deferral tax asset.

The calculation of tax liabilities is complex and requires the use of estimates and judgment since it involves the application of complex tax laws that are subject to different interpretations by the Company and the various tax authorities. These interpretations are subject to challenge by the tax authorities upon audit or to reinterpretation based on management’s ongoing assessment of facts and evolving case law.

From time-to-time and in the ordinary course of business, the Company is involved in inquiries and reviews by tax authorities that normally require management to provide supplemental information to support certain tax positions taken in the tax returns. Uncertain tax positions are initially recognized in the financial statements when it is more

CAMCO FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE — A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued).

likely than not the position will be sustained upon examination by the tax authorities. Management believes it has taken appropriate positions on its tax returns, although the ultimate outcome of any tax review cannot be predicted with certainty. Still, no assurance can be given that the final outcome of these matters will not be different than what is reflected in the current and historical financial statements.

12.Earnings (Loss) Per Share

Basic earnings (loss) per common share is computed based upon the weighted-average number of common shares outstanding during the year. Diluted earnings (loss) per common share is computed including the dilutive effect of additional potential common shares issuable under outstanding stock options. Diluted earnings (loss) per share is not computed for periods in which an operating loss is sustained. The computations were as follows for the years ended December 31:

For the years ended (in thousands, except per share information)	2010	2009	2008
BASIC:
Net loss	$(14,559)	$(11,217)	$(15,324)

Weighted average common shares outstanding	7,206	7,202	7,156

Loss per share — Basic	$(2.02)	$(1.56)	$(2.14)

DILUTED:
Net loss	$(14,559)	$(11,217)	$(15,324)

Weighted average common shares outstanding	7,206	7,202	7,156
Dilutive effect of stock options	0	0	0

Total common shares and dilutive potential common shares	7,206	7,202	7,156

Diluted loss per share	$(2.02)	$(1.56)	$(2.14)

Options to purchase 463,642, 260,833 and 260,703 shares of common stock at December 31, 2010, 2009 and 2008, respectively, were excluded from the computation of diluted earnings per share for those years because of the loss incurred.

13.Cash and Cash Equivalents

Cash and cash equivalents consist of cash and due from banks and interest-bearing deposits in other financial institutions with original maturities of three months or less.

14.Advertising

Advertising costs are expensed when incurred.

CAMCO FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE — A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued).

15.New Accounting Pronouncements

In July 2010, the FASB issued ASU 2010-20, Receivables (Topic 310), Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses. This ASU requires a greater level of disaggregated information about the credit quality of loan and leases and the allowance for loan and lease losses. This ASU also requires additional disclosures related to past due information, credit quality indicators and information related to loans modified in a troubled debt restructuring. This ASU is effective for interim and annual reporting periods ending on or after December 15, 2010. We adopted this statement effective December 31, 2010.

In January 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2011-01, Deferral of the Effective Date of Disclosures about Troubled Debt Restructurings in Update No. 2010-20 , which temporarily delays the effective date for public entities of the disclosures about troubled debt restructurings (“TDRs”) in ASU 2010-20, Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses. The deferral will allow the FASB to complete its deliberations on what constitutes a TDR, and to coordinate the effective dates of the new disclosures about TDRs for public entities in ASU 2010-20 and the guidance for determining what constitutes a TDR. We do not expect the adoption of this guidance to have a material impact on our consolidated financial statements.

16.Reclassifications

Some items in the prior year financial statements were reclassified to conform to the current presentation.

CAMCO FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE B — INVESTMENT SECURITIES

The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair values of investment securities at December 31, 2010 and 2009 are as follows:

	2010
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
	(In thousands)
Available for sale:
U.S. Government sponsored enterprises	$2,010	$55	$—	$2,065
Corporate equity securities	157	—	59	98
Mortgage-backed securities	27,040	1,565	—	28,605

Total investment securities available for sale	$29,207	$1,620	$59	$30,768

Held to maturity:
Municipal bonds	$2,608	$32	$36	$2,604
Mortgage-backed securities	1,340	52	3	1,389

Total investment securities held to maturity	$3,948	$84	$39	$3,993

	2009
	Amortized cost	Gross unrealized losses	Gross unrealized gains	Estimated fair value
	(In thousands)
Available for sale:
U.S. Government sponsored enterprises	$14,514	$88	$38	$14,564
Corporate equity securities		157	69	88
Mortgage-backed securities	39,690	1,609	1	41,298

Total investment securities available for sale	$54,361	$1,697	$108	$55,950

Held to maturity:
Municipal bonds	$501	$57	$—	$558
Mortgage-backed securities	1,612	36	6	1,642

Total investment securities held to maturity	$2,113	$93	$6	$2,200

CAMCO FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE — B — INVESTMENT SECURITIES (continued).

The amortized cost and estimated fair value of investment securities at December 31, 2010 by contractual term to maturity are shown below.

	Available for Sale		Held to Maturity
	Amortized cost	Estimated fair value	Amortized cost	Estimated fair value
	(In thousands)
Due in one year or less	$—	$—	$250	$258
Due after one year through five years	2,010	2,065	120	127
Due after five years through ten years	—	—	70	83
Due after ten years	—	—	2,168	2,136

Subtotal	2,010	2,065	2,608	2,604

Mortgage-backed securities	27,040	28,605	1,340	1,389

Corporate equity securities	157	98	—	—

Total	$29,207	$30,768	$3,948	$3,993

Proceeds from sales of investment securities during the years ended December 31, 2010, 2009 and 2008, totaled $0, $0 and $4.3 million respectively, resulting in gross realized gains of $0, $0 and $2,000 in those respective years.

CAMCO FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE — B — INVESTMENT SECURITIES (continued).

At December 31, 2010 and 2009, there were $2.3 million and $5.2 million securities in an unrealized loss position less than twelve months and $11.1 million and $520,000 securities in an unrealized loss position more than twelve months, respectively. The table below indicates the length of time individual securities have been in a continuous unrealized loss position at December 31, 2010 and 2009.

	2010
	Less than 12 months		More than 12 months
	Fair value	Unrealized losses	Fair value	Unrealized losses
	(In thousands)
Available for sale:
Corporate equity securities	$—	$—	$98	$59
Held to maturity:
Municipal bonds	2,112	36	—	—

Mortgage-backed securities	—	—	11	3
Total	$2,112	$36	$109	$62

	2009
	Less than 12 months		More than 12 months
	Fair value	Unrealized losses	Fair value	Unrealized losses
	(In thousands)
Available for sale:
U.S. Government sponsored enterprises	$4,976	$38	$—	$—
Corporate equity securities	43	55	45	14
Mortgage-backed securities	45	1	—	—
Held to maturity:
Mortgage-backed securities	25	1	522	5

Total	$5,089	$95	$567	$19

Management has the intent and ability to hold these securities for the foreseeable future and the decline in the fair value is primarily due to an increase in market interest rates. The fair values are expected to recover as securities approach maturity dates.

At December 31, 2010 and 2009, approximately $13.9 million and $34.0 million, respectively, of investment securities were pledged in accordance with federal and state requirements to secure deposits and repurchase agreements.

CAMCO FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE — C — LOANS RECEIVABLE

Loans receivable at December 31 are summarized as follows:

	2010	2009
	(In thousands)
Construction	$26,530	$5,798
Land, Farmland, Agriculture	12,454	23,867
Residential	375,583	434,367
Commercial / Non-residential	163,951	135,371
Consumer	3,828	4,068
Commercial and industrial	28,943	25,668
Multi Family	74,342	46,138

Total	685,631	675,277

Less:
Unamortized yield adjustments	(921)	(156)
Allowance for loan losses	(16,870)	(16,099)

Loans receivable — net	$667,840	$659,022

The Bank, in the ordinary course of business, has granted loans to certain of its directors, executive officers, and their related interests. Such loans are made on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than normal risk of collectability. The aggregate dollar amount of these loans totaled approximately $663,000 and $691,000 at December 31, 2010 and 2009, respectively. During 2010, no related party loans were made and repayments totaled $28,000.

NOTE — D — ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is a reserve established through a provision which is charged to expense and represents management’s best estimate of probable losses that could be incurred within the existing portfolio of loans. The allowance is necessary to reserve for estimated loan losses and risks inherent in the loan portfolio. The Company’s allowance for possible loan loss methodology is based on historical loss experience by type of credit and internal risk grade, specific homogeneous risk pools and specific loss allocations, with adjustments for current events and conditions. The provision for possible loan losses reflects loan quality trends, including the levels of and trends related to non-accrual loans, past due loans, potential problem loans, criticized loans and net charge-offs or recoveries, among other factors. The amount of the provision reflects not only the necessary allowance for possible loan losses related to newly identified criticized loans, but it also reflects actions taken related to other loans including, among other things, any necessary increases or decreases in required allowances for specific loans or loan pools.

CAMCO FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The current level of the allowance is directionally consistent with classified assets, non-accrual and delinquency. While management utilizes its best judgment and information available, the ultimate adequacy of the allowance is dependent upon a variety of factors beyond the Company’s control, including, among other things, the performance of the Company’s loan portfolio, the economy, changes in interest rates and comments of the regulatory authorities toward loan classifications.

The Company’s allowance for possible loan losses consists of three elements: (i) specific valuation allowances on probable losses on specific loans; (ii) historical valuation allowances based on historical loan loss experience for similar loans with similar characteristics and trends, adjusted, as necessary, to reflect the impact of current conditions; and (iii) general valuation allowances based on general economic conditions and other qualitative risk factors both internal and external to the Company.

Loans identified as losses by management, internal loan review and/or bank examiners are charged-off. Furthermore, consumer loan accounts are charged-off automatically based on regulatory requirements.

Change in the allowance for loan losses is summarized as follows:

(in thousands)	Construction	Consumer	Multi- Family	Land, Farm & Ag Loans	Residential	Commercial & Non- Residential	C&I	Total
Allowance for credit losses:

Beginning balance December 31, 2009	$338	$98	$731	$628	$10,519	$3,148	$637	$16,099

Charge-offs	(482)	(28)	(1,535)	(2,283)	(7,530)	(3,688)	(3,399)	(18,945)

Recoveries	39	9	103	247	490	157	211	1,256

Provision	271	167	3,561	2,257	4,571	4,021	3,612	18,460

Ending balance December 31, 2010	$166	$246	$2,860	$849	$8,050	$3,638	$1,061	$16,870

Ending balance

Individually evaluated for impairment	$—	$—	$—	$—	$256	$1,171	$170	$1,597

Collectively evaluated for impairment	$166	$246	$2,860	$849	$7,794	$2,467	$891	$15,273
Portfolio balances:

Collectively evaluated for impairment	$26,530	$3,828	$71,162	$10,905	$369,755	$155,326	$27,607	$665,113
Individually evaluated for impairment
With no related allowance	—	—	3,180	1,549	3,122	4,122	706	12,679
With related allowance	—	—	—	—	2,706	4,503	630	7,839

Ending balance	$26,530	$3,828	$74,342	$12,454	$375,583	$163,951	$28,943	$685,631

Activity in the allowance for loan losses is summarized as follows for the previous two years ended December 31:

(in thousands)	2009	2008

Balance at beginning of year	$15,747	$6,623
Provision for losses on loans	21,792	14,793
Charge-offs of loans	(22,546)	(6,567)
Recoveries	1,106	898

Balance at end of year	$16,099	$15,747

CAMCO FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Non-accrual and Past Due Loans. Loans are considered past due if the required principal and interest payments have not been received as of the date such payments were due. Loans are placed on non-accrual status when, the loan is three payments past due as well as when required by regulatory provisions. Loans may be placed on non-accrual status regardless of whether or not such loans are considered past due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is recognized when the loan is returned to accrual status and all the principal and interest amounts contractually due is brought current for a minimum of six months or future payments are reasonably assured.

Non accrual loans, segregated by class of loans at December 31, 2010 were as follows:

(in thousands)
Construction	$1,791
Land, Farmland, Agriculture	—
Residential / prime	6,776
Residential / subprime	14,722
Commercial / Non-residential	7,717
Consumer	39
Commercial and industrial	706
Multi Family	2,028

Total	$33,779

Nonaccrual and nonperforming loans totaled approximately $33.8 million, $36.4 million and $53.5 million at December 31, 2010, 2009 and 2008, respectively. Interest income that would have been recognized had such nonaccrual loans performed pursuant to contractual terms totaled approximately $2.2 million, $2.1 million and $2.0 million for the years ended December 31, 2010, 2009 and 2008, respectively.

An age analysis of past due loans, segregated by class of loans, as of December 31, 2010 were as follows:

(in thousands)	Loans 30- 59 Days Past Due	Loans 60 - 89 or More Days Past Due	Loans 90+ Days Past Due	Total Past Due	Current	Total Loans	Accruing Loans 90 Days Past Due
Construction	$75	$—	$1,057	$1,132	$25,398	$26,530	$—
Land, Farmland, Ag Loans	—	—	—	—	12,454	12,454	—
Residential / prime	624	343	5,366	6,333	280,266	286,599	—
Residential / subprime	5,077	1,451	11,119	17,647	71,337	88,984	—
Commercial	—	2,766	3,301	6,067	157,884	163,951	—
Consumer	36	3	18	57	3,771	3,828
Commercial and industrial	85	—	706	791	28,152	28,943	—
Multi Family	85	—	1,685	1,770	72,572	74,342	—

Total	$5,982	$4,563	$23,252	$33,797	$651,834	$685,631	$—

CAMCO FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Impaired loans. Loans are considered impaired when, based on current information and events, it is probable the Company will be unable to collect all amounts due in accordance with the original contractual terms of the loan agreement, including scheduled principal and interest payments. Impairment is evaluated in total for smaller-balance loans of a similar nature and on an individual loan basis for other larger commercial credits. If a loan is impaired, a specific valuation allowance is allocated, if necessary, so that the loan is reported net, of collateral if payment is expected solely from the collateral or at the present value of estimated future cash flows using the loan’s existing rate or at the loan’s fair sale value. Interest payments on impaired loans are typically applied to principal unless collectability of the principal amount is reasonably assured in which case interest is recognized on an accrual basis. Impaired loans or portions of loans are charged off when deemed uncollectible.

We have included the following information with respect to impairment measurements relating to collateral-dependent loans for better understanding of our process and procedures relating to fair value of financial instruments:

•

Based on policy, a loan is typically deemed impaired (nonperforming) once it has gone over three payments or 90 days delinquent. Our management of the troubled credit will vary as will the timing of valuations, loan loss provision and charge offs based on a multitude of factors such as, cash flow of the business/borrower, responsiveness of the borrower, communication with the commercial banker, property inspections, property deterioration, and delinquency. Typically, a nonperforming, non-homogeneous collateral dependent loan will be valued and adjusted (if needed) within a 90 day period after determination of impairment. If impaired, the collateral is then evaluated and an updated appraisal is most typically ordered. Upon receipt of an appraisal or other valuation, we complete an analysis to determine if the impaired loan requires a specific reserve or to be charged down to estimated net realizable value. The time frame may be as short as 30 days or as much as 180 days, when an appraisal is ordered.

•

Camco’s credit risk management process consistently monitors key performance metrics across both the performing and non performing assets to identify any further degradation of credit quality. Additionally, impaired credits are monitored in weekly loan committee asset quality discussions, monthly Asset Classification Committee meetings and quarterly loan loss reserve reviews. Strategy documents and exposure projections are completed on a monthly basis to ensure that the current status of the troubled asset is clearly understood and reported.

•

The Asset Classification Committee oversees the management of all impaired loans and any subsequent loss provision or chargeoff that is considered. When a loan is deemed impaired, the valuation is obtained to determine any existing loss that may be present as of the valuation date. Policy dictates that any differences from fair market value, less costs to sell, are to be recognized as loss during the current period (loan loss provision or chargeoff). Any deviations from this policy will be identified by amount and contributing reasons for the policy departure during our quarterly reporting process.

•

Camco’s policies dictate that an impaired loan subject to partial chargeoff will remain in a nonperforming status until it is brought current. Typically, this occurs when a loan is paid current and completes a period on on-time payments that demonstrate that the loan can perform. Camco monitors through various system reports any loan whose terms have been modified. These reports identify troubled debt restructures, modification, and renewals.

•	When circumstances do not allow for updated collateral or Camco determines that an appraisal is not needed, the underlying collateral’s fair market value is estimated in the following ways:

•	Camco personnel property inspections combined with original appraisal review

•	Auditor values

•	Broker price opinions

•	Various on-line fair market value estimations programs (i.e. Freddie Mac, Fannie Mae, etc).

CAMCO FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Year-end impaired loans are set forth in the following table:

2010	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Construction	$1,549	$5,558	$—	$3,389	$—
Land, Farmland, Ag Loans	—	—	—	—	—
Residential	3,122	4,854	—	3,866	19
Commercial	4,122	8,239	—	5,765	6
Consumer	—	—	—	—	—
Commercial and industrial	706	1,208	—	1,035	11
Multi Family	3,180	5,166	—	3,786	3

Total	$12,679	$25,025	$—	$17,841	$39

With a related specific allowance recorded:
Construction	$—	$—	$—	$—	$—
Land, Farmland, Ag Loans	—	—	—	—	—
Residential	2,706	3,306	256	3,078	—
Commercial	4,503	4,521	1,171	4,589	131
Consumer	—	—	—	—	—
Commercial and industrial	630	630	170	383	—
Multi Family	—	—	—	—	—

Total	$7,839	$8,457	$1,597	$8,050	$131

The Bank’s impaired loan information for previous years is as follows:

	2009	2008
	(In thousands)
At December 31:
Impaired loans with related allowance	$7,509	$25,012
Impaired loans with no related allowance	18,473	24,370

Total impaired loans	$25,982	$49,382

Allowance on impaired loans	$4,399	$5,609

	2009	2008
	(In thousands)
For the year ended December 31:
Average balance of impaired loans	$40,544	$25,936
Cash basis interest income recognized on impaired loans	$1,044	$267

The Company categorizes loans and leases into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Company analyzes loans and leases individually by classifying the loans and leases as to credit risk. The loans monitored utilizing the risk categories listed below refer to commercial, commercial and industrial, construction, land, farmland and agriculture loans. All non-homogeneous loans are monitored through delinquency reporting. This analysis is performed on a quarterly basis. The Company uses the following definitions for risk ratings:

•	Uncriticized Assets

Uncriticized assets exhibit no material problems, credit deficiencies or payment problems. These assets generally are well protected by the current net worth and paying capacity of the obligor or by the value of the asset or underlying collateral. Such credits are graded as follows: Excellent (1), Good (2), Satisfactory (3) or Watch (4).

•	Special Mention Assets (Grade 5)

Special Mention Assets have potential weaknesses or pose an unwarranted financial risk that deserves management’s close attention. If left uncorrected, these weaknesses may result in deterioration of the repayment prospects for the asset or in the Bank’s credit position at some future date. Special Mention Assets are not adversely classified and do not expose the Bank to sufficient risk to warrant adverse classification.

•	Substandard Assets (Grade 6)

An asset classified Substandard is protected inadequately by the current net worth and paying capacity of the obligor, or by the collateral pledged, if any. Assets so classified must have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected. The possibility that liquidation would not be timely requires a substandard classification even if there is little likelihood of total loss.

CAMCO FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Assets classified as Substandard may exhibit one or more of the following weaknesses:

•	The primary source of repayment is gone or severely impaired and the Bank may have to rely upon a secondary source.

•	Loss does not seem likely but sufficient problems have arisen to cause the Bank to go to abnormal lengths to protect its position in order to maintain a high probability of repayment.

•	Obligors are unable to generate enough cash flow for debt reduction.

•	Collateral has deteriorated.

•	The collateral is not subject to adequate inspection and verification of value (if the collateral is expected to be the source of repayment).

•	Flaws in documentation leave the Bank in a subordinated or unsecured position if the collateral is needed for the repayment of the loan.

•	For assets secured by real estate, the appraisal does not conform to FDIC appraisal standards or the assumptions underlying the appraisal are demonstrably incorrect.

•	Doubtful Assets (Grade 7)

An asset classified Doubtful has all the weaknesses inherent in one classified as Substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

•	Loss Assets (Grade 8)

An asset, or portion thereof, classified loss is considered uncollectible and of such little value that its continuance on the books is not warranted. This classification does not mean that the asset has absolutely no recovery or salvage value; rather, it is not practical or desirable to defer writing off an essentially worthless asset (or portion thereof), even through partial recovery may occur in the future.

CAMCO FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Loans and leases not meeting the criteria above that are analyzed individually as part of the above described process are considered to be pass rated loans and leases. As of December 31, 2010, and based on the most recent analysis performed, the risk category of loans and leases is as follows:

	(Dollars in Thousands)
	Pass	Watch	Special Mention	Substandard	Total
Construction	$12,743	$10,514	$329	$2,944	$26,530
Land, Farmland, Ag Loans	11,822	632	—	—	12,454
Commercial	124,478	11,982	6,158	21,333	163,951
Commercial and industrial	22,488	4,416	165	1,874	28,943
Multi Family	66,074	1,861	3,227	3,180	74,342

Total	$237,575	$29,405	$9,879	$29,331	$306,190

Homogeneous loans are monitored at 60+ days delinquent. See page 63 segregated by class of loans related to residential and consumer.

NOTE — E — OFFICE PREMISES AND EQUIPMENT

Office premises and equipment at December 31, is summarized as follows:

	2010	2009
	(In thousands)
Land	$2,120	$2,120
Buildings and improvements	13,107	13,134
Furniture, fixtures and equipment	8,796	9,325

	24,023	24,579
Less accumulated depreciation and amortization	14,095	13,709

	$9,928	$10,870

Depreciation expense amounted to $1.2 million, $1.3 million, and $1.3 million for years ended December 31, 2010, 2009 and 2008.

CAMCO FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE — F — DEPOSITS

Deposit balances by type at December 31, 2010 and 2009, are summarized as follows:

(Dollars in thousands)	Amount 2010	Amount 2009
Noninterest-bearing checking accounts	$46,597	$38,911
NOW accounts	65,679	70,564
Money market demand accounts	96,294	96,172
Passbook and statement savings accounts	38,665	36,638
Certificates of deposit	404,581	417,617

Total deposits	$651,816	$659,902

At December 31, 2010 and 2009, the Company had certificate of deposit accounts with balances in excess of $100,000 totaling $114.3 million and $136.3 million, respectively.

The contractual maturities of outstanding certificates of deposit are summarized as follows at December 31, 2010:

Year ending December 31:	(In thousands)
2011	$196,550
2012	133,342
2013	22,410
2014	39,196
2015	13,083

Total certificate of deposit accounts	$404,581

CAMCO FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE — G — ADVANCES FROM THE FEDERAL HOME LOAN BANK

The following table summarizes the types of advances from the Federal Home Loan Bank of Cincinnati (FHLB) at December 31:

2010

	Weighted- Average Rate	Weighted- Average Maturity (years)	Balance (in thousands)
Fixed-rate, balloon	3.25%	4.50	$226
Fixed-rate, interest only	2.09	1.75	43,000
Fixed-rate, amortizing	6.04	7.17	1,708
Fixed-rate, interest only, convertible	3.84	3.79	28,000
Fixed-rate, interest only, putable	4.34	3.32	20,000

Total	3.17%	2.81	$92,934

2009

	Weighted- Average Rate	Weighted- Average Maturity (years)	Balance (in thousands)
Overnight repurchase-based	3.25%	0.01	$234
Fixed-rate, interest only	2.52	1.17	32,000
Fixed-rate, amortizing	6.02	7.89	2,057
Fixed-rate, interest only, convertible	3.88	3.62	38,000
Fixed-rate, interest only, putable	4.39	3.43	25,000

Total	3.61%	2.86	$97,291

Convertible fixed-rate advances may be converted to floating-rate advances, on a quarterly basis, at the option of the FHLB. Putable fixed-rate advances may be terminated, on a quarterly basis after a fixed period of time, at the option of the FHLB. The Company may only repay convertible and putable advances upon conversion or termination by the FHLB without penalty, prior to maturity.

CAMCO FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE — G — ADVANCES FROM THE FEDERAL HOME LOAN BANK AND OTHER BORROWINGS (continued).

Advances from the FHLB, collateralized at December 31, 2010, by a blanket agreement using substantially all of the Bank’s one- to four- family and multi-family mortgage portfolios and the Bank’s investment in FHLB stock, are as follows:

Maturing year Ending December 31,	Interest rate range	(Dollars in thousands)
2011	0.80%-4.93%	$12,000
2012	1.05%-4.70%	24,000
2013	1.80%-6.05%	25,127
2014	4.26%-6.10%	5,244
2015	3.25%-4.05%	20,226
Thereafter	3.95%-7.00%	6,337

		$92,934

NOTE—H — OTHER BORROWINGS

In July 2007, the Company formed a special purpose entity, Camco Statutory Trust I (Trust), for the sole purpose of issuing $5.0 million trust preferred securities. Additionally, Camco issued subordinated debentures to the Trust in exchange for the proceeds of the offering of the trust preferred securities. The subordinated debentures represent the sole asset of the Trust. The subordinated debentures are due on September 15, 2037 (Due Date). The subordinated debentures carry a fixed rate of interest of 6.648% until September 15, 2012, at which point the interest rate becomes variable at 133 basis points over the three month LIBOR rate. The Company may redeem the subordinated debentures any time prior to the Due Date as follows:

Call Date	Terms
9/15/2011	Callable at 100.785% of par
9/15/2012	Callable until Due Date at par

Camco and Camco Statutory Trust I are permitted to defer interest and dividend payments, respectively, for up to five consecutive years without resulting in a default. These dividends have been deferred since April, 2009.

Obligations for securities sold under agreements to repurchase were $6.5 million and $6.9 million for December 31, 2010 and 2009 respectively. They were collateralized at December 31, 2010 and 2009, by investment securities with an amortized cost including accrued interest of approximately $8.7 million and $6.4 million and a market value of approximately $9.1 million and $6.7 million, respectively. The maximum balance of repurchase agreements outstanding at any month-end during the years ended December 31, 2010 and 2009, was $9.1 million and $15.2 million, respectively, and the average month-end balance outstanding for 2010 and 2009 was approximately $6.8 million and $8.9 million, respectively.

CAMCO FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE — I — FEDERAL INCOME TAXES

The provision for income taxes consists of the following:

	Year Ended December 31,
	2010	2009	2008
	(Dollars in thousands)
Income Taxes:
Federal current expense (benefit)	$(299)	$(3,924)	$(713)
Federal deferred expense (benefit)	(5,038)	(2,373)	(4,403)
Valuation expense	5,855	—	—

Total Income Tax (Benefit)	$518	$(6,297)	$(5,116)

A reconciliation of the rate of taxes which are payable at the federal statutory rate are summarized as follows:

	2010	2009	2008
	(In thousands)
Federal income taxes computed at the expected statutory rate	$(4,774)	$(5,955)	$(6,950)
Increase (decrease) in taxes resulting from:
Nontaxable dividend and interest income	(21)	(10)	(13)
Increase in cash surrender value of life insurance — net	(209)	(258)	(265)
Goodwill impairment	—	—	2,272
Valuation allowance for deferred tax assets	5,855	—	—
Surrender of bank owned life insurance & penalty	70	452	—
Other	(403)	(526)	(160)

Federal income tax provision per consolidated financial statements	$518	$(6,297)	$(5,116)

The components of the Company’s net deferred tax liability at December 31 is as follows:

Taxes (payable) refundable on temporary differences at statutory rate:	2010	2009
	(In thousands)
Deferred tax assets:
General loan loss allowance	$5,736	$5,495
Deferred loan fees	316	185
Deferred compensation	1,097	1,111
Other assets	782	526
Non accrual interest	350	56
Tax credits and low income housing credits	1,342	1,202
NOL carryforward	4,506	1,035

Total deferred tax assets	14,129	9,610
Deferred tax liabilities:
FHLB stock dividends	$(5,017)	$(5,017)
Mortgage servicing rights	(1,306)	(1,507)
Book versus tax depreciation	(771)	(976)
Original issue discount	(583)	(525)
Unrealized gains on securities designated as available for sale	(530)	(540)
Purchase price adjustments	(162)	(162)
Other liabilities, net	95	(76)

Total deferred tax liabilities	(8,274)	(8,803)

Valuation Allowance	5,855	—

Net deferred tax asset (liability)	$—	$807

Camco is currently in process of an Internal Revenue Service audit for tax year 2009. The Company does not expect any changes to its tax positions as a result of the audit.

CAMCO FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE I — FEDERAL INCOME TAXES (continued).

At December 31, 2010, the Company has a $13 million net operating loss carry forward available to reduce future income taxes through 2029. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the reversal of deferred tax assets and liabilities (including the impact of carryforward periods), projected future taxable income and tax-planning strategies in making this assessment. Based upon the Company’s cumulative three year loss position and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is likely that the Company will be able to realize the benefits of these deductible differences. The amount of the deferred tax asset considered realizable, however, could change in the near term if estimates of future taxable income during the carryforward period change.

For years prior to 1996, the Bank was allowed a special bad debt deduction generally limited to 8% of otherwise taxable income, subject to certain limitations based on aggregate loans and savings account balances at the end of the year. If the amounts that qualified as deductions for federal income taxes are later used for purposes other than for bad debt losses, including distributions in liquidation, such distributions will be subject to federal income taxes at the then current corporate income tax rate. The percentage of earnings bad debt deduction had accumulated to approximately $12.1 million as of December 31, 2010. The amount of the unrecognized deferred tax liability relating to the cumulative bad debt deduction was approximately $4.1 million at December 31, 2010.

NOTE J — COMMITMENTS

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers, including commitments to extend credit. Such commitments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the consolidated statement of financial condition. The contract or notional amounts of the commitments reflect the extent of the Bank’s involvement in such financial instruments.

The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as those utilized for on-balance-sheet instruments.

The following table summarizes the Bank’s outstanding commitments to originate adjustable and fixed-rate loans at December 31:

(in thousands)	Fixed Rate Loans	Adjustable Rate Loans	Unused lines of Credit HELOC & Other	Stand by letters of credit
2010	$42,521	$2,734	$46,028	$397
2009	$4,984	$44,831	$54,286	$493

Management believes that all loan commitments are able to be funded through cash flow from operations and existing liquidity. Fees received in connection with these commitments have not been recognized in earnings.

CAMCO FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE J — COMMITMENTS (continued).

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral on loans may vary but the preponderance of loans granted generally include a mortgage interest in real estate as security.

The Company has entered into lease agreements for office premises and equipment under operating leases which expire at various dates through the year ended December 31, 2017. The following table summarizes minimum payments due under lease agreements by year:

Year ending December 31,	(In thousands)
2011	$360
2012	294
2013	201
2014	160
2015	168
2016 and thereafter	138

$1,321

Rental expense under operating leases totaled approximately $400,000, $395,000 and $395,000 for the years ended December 31, 2010, 2009 and 2008, respectively.

NOTE K — REGULATORY MATTERS AND REGULATORY CAPITAL

Camco and Advantage are subject to the regulatory capital requirements of the Federal Reserve Board (the “FRB”) and Advantage is subject to the requirements of the Federal Deposit Insurance Corporation (the “FDIC”). Failure to meet minimum capital requirements can initiate certain mandatory — and possibly additional discretionary — actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company and Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

The FRB and FDIC have adopted risk-based capital ratio guidelines to which the Company is subject. The guidelines establish a systematic analytical framework that makes regulatory capital requirements more sensitive to differences in risk profiles among banking organizations. Risk-based capital ratios are determined by allocating assets and specified off-balance sheet commitments to four risk-weighting categories, with higher levels of capital being required for the categories perceived as representing greater risk.

CAMCO FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE K — REGULATORY MATTERS AND REGULATORY CAPITAL (continued).

These guidelines divide the capital into two tiers. The first tier (“Tier I”) includes common equity, certain non-cumulative perpetual preferred stock (excluding auction rate issues) and minority interests in equity accounts of consolidated subsidiaries, less goodwill and certain other intangible assets (except mortgage servicing rights and purchased credit card relationships, subject to certain limitations). Supplementary (“Tier II”) capital includes, among other items, cumulative perpetual and long-term limited-life preferred stock, mandatory convertible securities, certain hybrid capital instruments, term subordinated debt and the allowance for loan losses, subject to certain limitations, less required deductions. Banks and bank holding companies are required to maintain a total risk-based capital ratio of 8%, of which 4% must be Tier I capital. The regulatory agencies may, however, set higher capital requirements when particular circumstances warrant. Banks experiencing or anticipating significant growth are expected to maintain capital ratios, including tangible capital positions, well above the minimum levels.

The following tables present certain information regarding compliance by Camco and Advantage with applicable regulatory capital requirements at December 31, 2010:

	Actual		For capital Adequacy purposes					To be “well - capitalized” under prompt corrective action provisions
	Amount	Ratio	Amount			Ratio		Amount			Ratio
	(Dollars in thousands)
Total capital to risk-weighted assets:
Camco Financial Corporation	$57,849	8.96%	≥	$	51,635	≥	8.0%	≥	$	64,544	10.0%
Advantage Bank(1)	$54,593	8.48%	≥	$	51,525	≥	8.0%	≥	$	64,406	10.0%

Tier I capital to risk-weighted assets:
Camco Financial Corporation	$49,689	7.70%	≥	$	25,818	≥	4.0%	≥	$	38,726	6.0%
Advantage Bank(1)	$46,433	7.21%	≥	$	25,762	≥	4.0%	≥	$	38,643	6.0%

Tier I leverage to average assets:
Camco Financial Corporation	$49,689	5.98%	≥	$	33,241	≥	4.0%	≥	$	41,551	5.0%
Advantage Bank (1)	$46,433	5.61%	≥	$	33,103	≥	4.0%	≥	$	41,378	5.0%

CAMCO FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE K — REGULATORY MATTERS AND REGULATORY CAPITAL (continued).

Federal law prohibits a financial institution from making a capital distribution to anyone or paying management fees to any person having control of the institution if, after such distribution or payment, the institution would be undercapitalized. Additionally, the payment of dividends by Advantage Bank to its parent and by Camco Financial Corporation to stockholders is subject to restriction by regulatory agencies. These restrictions normally limit dividends from the Bank to the sum of the Bank’s current and prior two years’ earnings, as defined by the agencies.

On March 4, 2009, Camco entered into a MOU with the FRB. The MOU prohibits Camco from engaging in certain activities while the MOU is in effect, including, without the prior written approval of the FRB, (1) the declaration or payment of dividends to stockholders or (2) the repurchase of Camco’s stock.

On April 30, 2009, Camco was notified by the FRB that it had conducted a “surveillance review” as of December 31, 2008. Based on that review, the FRB notified Camco that it must (i) eliminate shareholder dividends and (ii) defer interest payments on its 30-year junior subordinated deferrable interest notes that were issued to its wholly-owned subsidiary, Camco Statutory Trust I, in its trust preferred financing that was completed in July 2007. These prohibitions were memorialized in a written agreement with the FRB on August 5, 2009. Camco and Camco Statutory Trust I are permitted to defer interest and dividend payments, respectively, for up to five consecutive years without resulting in a default. Camco may not resume these dividend or interest payments until it receives approval from the FRB.

As a result of the surveillance review, Camco entered into a Written Agreement (the “Camco Agreement”) with the FRB on August 5, 2009. The Camco Agreement memorializes the requirements imposed on April 30, 2009 and requires Camco to obtain FRB approval prior to: (i) declaring or paying any dividends; (ii) receiving dividends or any other form of payment representing a reduction in capital from Advantage; (iii) making any distributions of interest, principal or other sums on subordinated debentures or trust preferred securities; (iv) incurring, increasing or guaranteeing any debt; or (v) repurchasing any Camco stock.

Advantage entered into a consent agreement with the FDIC and the Division that provided for the issuance of an order by the FDIC and the Division, which order was executed by the FDIC and Division on July 31, 2009 (the “Consent Order”). The Consent Order requires Advantage to, among other things, (i) increase its Tier 1 risk based capital to 8%; and (ii) seek regulatory approval prior to declaring or paying any cash dividend. As a result of the Consent Order, Advantage is disqualified as a public depository under Ohio law and will incur higher premiums for FDIC insurance of its accounts. Currently, Advantage is not in compliance with the Tier 1 capital requirement of the Consent Order.

A material failure to comply with the provisions of either agreement could result in additional enforcement actions by the FDIC, the Ohio Division or the Federal Reserve.

CAMCO FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE K — REGULATORY MATTERS AND REGULATORY CAPITAL (continued).

The Company’s Tier 1 capital did not meet the requirements set forth in the Bank Agreement or Camco Agreement. As a result the Company will need to increase capital levels to meet the standards set forth by the FDIC, Division and FRB. The Company has engaged an investment banking firm and is in the process of developing a capital plan that may include balance sheet reduction, the sale of branches, issuing common stock, preferred stock, debt or some combination of those issuances, or other financing alternatives that will be treated as capital. Although, the Company anticipates raising additional capital, the Board of Directors has not yet determined the type, timing, amount, or terms of possible securities to be issued in the offering, and there are no assurances that an offering will be completed or that the Company will succeed in this endeavor. In addition, a transaction, which would likely involve equity financing would result in substantial dilution to current stockholders and could adversely affect the price of the Company’s common stock.

The following tables present certain information regarding compliance by Camco and Advantage with applicable regulatory capital requirements at December 31, 2009:

	Actual		For capital Adequacy purposes				To be “well- capitalized” under prompt corrective action provisions
	Amount	Ratio	Amount		Ratio		Amount			Ratio
	(Dollars in thousands)
Total capital to risk-weighted assets:
Camco Financial Corporation	$71,971	11.43%	≥$	50,389	≥	8.0%	≥	$	62,987	10.0%
Advantage Bank	$67,285	10.72%	≥$	50,225	≥	8.0%	≥	$	62,780	10.0%

Tier I capital to risk-weighted assets:
Camco Financial Corporation	$64,022	10.16%	≥$	25,219	≥	4.0%	≥	$	37,792	6.0%
Advantage Bank	$59,336	9.45%	≤$	25,112	≥	4.0%	≥	$	37,668	6.0%

Tier I leverage to average assets:
Camco Financial Corporation	$64,022	7.33%	≥$	34,945	≥	4.0%	≥	$	43,681	5.0%
Advantage Bank (1)	$59,336	6.82%	≥$	34,784	≥	4.0%	≥	$	43,479	5.0%

(1)	Due to the consent order Advantage cannot be considered well capitalized until such order is lifted by the FDIC and the Ohio Division

CAMCO FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE L — FAIR VALUE

As a financial services Corporation, the carrying value of certain financial assets and liabilities is impacted by the application of fair value measurements, either directly or indirectly. In certain cases, an asset or liability is measured and reported at fair value on a recurring basis, such as available-for-sale investment securities. In other cases, management must rely on estimates or judgments to determine if an asset or liability not measured at fair value warrants an impairment write-down or whether a valuation reserve should be established. Given the inherent volatility, the use of fair value measurements may have a significant impact on the carrying value of assets or liabilities, or result in material changes to the financial statements, from period to period.

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

Cash and Cash Equivalents: The carrying amount reported in the consolidated statements of financial condition for cash and cash equivalents is deemed to approximate fair value.

Investment Securities: Fair values for investment securities are based on quoted market prices and dealer quotes.

Loans Held for Sale: Fair value for loans held for sale is the contracted sales price of loans committed for delivery, which is determined on the date of sale commitment.

Loans Receivable: The loan portfolio has been segregated into categories with similar characteristics, such as one- to four-family residential real estate, multi-family residential real estate, installment and other. These loan categories were further delineated into fixed-rate and adjustable-rate loans. The fair values for the resultant loan categories were computed via discounted cash flow analysis, using current interest rates offered for loans with similar terms to borrowers of similar credit quality.

Federal Home Loan Bank Stock: The carrying amount presented in the consolidated statements of financial condition is deemed to approximate fair value.

Accrued Interest Receivable and Payable: The carrying value for accrued interest approximates fair value.

Deposits: The fair values of deposits with no stated maturity, such as money market demand deposits, savings and NOW accounts have been analyzed by management and assigned estimated maturities and cash flows which are then discounted to derive a value. The fair value of fixed-rate certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

Advances from the Federal Home Loan Bank: The fair value of these advances is estimated using the rates currently offered for similar advances of similar remaining maturities or, when available, quoted market prices.

CAMCO FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE L — FAIR VALUE (continued).

Repurchase Agreements: The fair value of repurchase agreements is based on the discounted value of contractual cash flows using rates currently offered for similar maturities.

Subordinated Debentures: The fair value of subordinated debentures is based on the discounted value of contractual cash flows using rates currently offered for smaller maturities.

Advances by Borrowers for Taxes and Insurance: The carrying amount of advances by borrowers for taxes and insurance is deemed to approximate fair value.

Commitments to Extend Credit: For fixed-rate and adjustable-rate loan commitments, the fair value estimate considers the difference between current levels of interest rates and committed rates. At December 31, 2010 and 2009, the fair value of loan commitments was not material.

Based on the foregoing methods and assumptions, the carrying value and fair value of the Company’s financial instruments are as follows:

	December 31,
	2010		2009
	Carrying value	Fair value	Carrying value	Fair value
	(In thousands)
Financial assets
Cash and cash equivalents	$29,114	$29,114	$38,153	$38,153
Investment securities available for sale	30,768	30,768	55,950	55,950
Investment securities held to maturity	3,948	3,993	2,113	2,200
Loans held for sale	2,208	2,254	475	485
Loans receivable	667,840	643,646	659,022	646,990
Federal Home Loan Bank stock	29,888	29,888	29,888	29,888
Accrued interest receivable	3,521	3,521	3,979	3,979

Financial liabilities
Deposits	$651,816	$642,893	$659,902	$647,149
Advances from the Federal Home Loan Bank	92,934	97,711	97,291	101,924
Repurchase agreements	6,530	6,530	6,941	6,941
Subordinated debentures	5,000	4,839	5,000	4,768

Advances by borrowers for taxes and insurance	2,413	2,413	1,909	1,909
Accrued interest payable	1,646	1,646	1,669	1,669

CAMCO FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE L — FAIR VALUE (continued).

Listed below are three levels of inputs that Camco uses to measure fair value:

Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2: Level 1 inputs for assets or liabilities that are not actively traded. Also consists of an observable market price for a similar asset or liability. This includes the use of “matrix pricing” used to value debt securities absent the exclusive use of quoted prices.

Level 3: Consists of unobservable inputs that are used to measure fair value when observable market inputs are not available. This could include the use of internally developed models, financial forecasting, etc.

Fair value is defined as the price that would be received to sell an asset or transfer a liability between market participants at the balance sheet date. When possible, the Company looks to active and observable markets to price identical assets or liabilities. When identical assets and liabilities are not traded in active markets, the Company looks to observable market data for similar assets and liabilities. However, certain assets and liabilities are not traded in observable markets and Camco must use other valuation methods to develop a fair value. The fair value of impaired loans is based on the fair value of the underlying collateral, which is estimated through third party appraisals or internal estimates of collateral values.

The following table presents financial assets and liabilities measured on a recurring basis for balances at December 31, 2010 and 2009:

(in thousands)	Balance at	Fair Value Measurements at Reporting Date Using
	December 31,	Level 1	Level 2	Level 3
2010
Securities available for sale

U.S. government sponsored enterprises	$2,065	$—	$2,065	$—
Corporate equity securities	98	—	98	—
Mortgage-backed securities	28,605	—	28,605	—
2009
Securities available for sale

U.S. government sponsored enterprises	$14,564	$—	$14,564	$—
Corporate equity securities	88	—	88	—
Mortgage-backed securities	41,298	—	41,298	—

CAMCO FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE L — FAIR VALUE (continued).

The following table presents financial assets and liabilities measured on a non-recurring basis:

(in thousands)	Fair Value Measurements at Reporting Date Using
	Balance at, December 31,	Level 1	Level 2	Level 3	Change in fair value for the year ended December 31,
2010
Impaired loans	$20,518	—	—	$20,518	$11,990
Real estate acquired through foreclosure	10,096	—	—	10,096	1,224

2009
Impaired loans	$25,982	—	—	$25,982	$13,081
Real estate acquired through foreclosure	9,660	—	—	9,660	945

Impaired loans are measured and reported at fair value when management believes collection of contractual interest and principal payments is doubtful. Management’s determination of the fair value for these loans represents the estimated net proceeds to be received from the sale of the collateral based on observable market prices and market value provided by independent, licensed or certified appraisers.

Fair value for real estate acquired through foreclosure is generally determined by obtaining recent appraisals on the properties. Other types of valuing include broker price opinions and valuations pertaining to the current and anticipated deterioration in the regional economy and real estate market, as evidenced by, among other things, a net out migration of the local population, unemployment rates, increasing vacancy rates, borrower delinquencies, declining property values and rental prices, differences between foreclosure appraisals and real estate owned sales prices, and an increase in concessions and other forms of discounting or other items approved by our asset classification committee. The fair value under such appraisals is determined by using one of the following valuation techniques: income, cost or comparable sales. The fair value is then reduced by management’s estimate for the direct costs expected to be incurred in order to sell the property. Holding costs or maintenance expenses are recorded as period costs when occurred and are not included in the fair value estimate.

CAMCO FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE M — BENEFIT PLANS

The Company has a non-contributory retirement plan which provides benefits to certain key officers. The Company’s future obligations under the plan have been provided for via the purchase of single premium key man life insurance of which the Company is the beneficiary. The Company recorded expense related to the plan totaling approximately $172,000, $62,000 and $21,000 during the years ended December 31, 2010, 2009 and 2008, respectively.

The Company also has a 401(k) Salary Savings Plan covering substantially all employees. Contributions by the employees are voluntary and are subject to matching contributions by the employer under a fixed percentage, which may be increased at the discretion of the Board of Directors. Total expense under this plan was $304,000, $267,000 and $330,000 for the years ended December 31, 2010, 2009 and 2008, respectively.

Stock Option Plans

The Company follows a fair-value based method for valuing stock-based compensation that measures compensation cost at the grant date based on the fair value of the award.

The fair value of each option grant is estimated on the date of grant using the modified Black-Scholes options-pricing model. The following table details the fair value and assumptions used to value stock options as of the grant date that were granted in 2010 and 2009:

	2010	2009
Fair value, calculated	$1.65	$1.43
Exercise Price	$2.51	$2.46
Risk-free interest rate	3.61%	2.66%
Expected stock price volatility	51.62%	61.00%
Expected dividend yield	—	1.63%
Expected Life	10 years	10 years

The following information applies to options outstanding at December 31, 2010:

	Options outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted- Average Remaining Contractual Life (Years)	Weighted- Average Exercise Price	Number Exercisable	Weighted- Average Exercise Price
$1.89 - $2.50	328,279	8.9	$2.50	132,125	$2.48
$8.92 - $9.75	21,514	7.1	8.92	12,894	8.92
$11.36 - $14.16	57,974	4.7	13.41	56,143	13.45
$14.55 - $17.17	55,875	3.4	16.45	55,875	16.45

	463,642	7.6	$5.84	257,037	$8.24

CAMCO FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE M — BENEFIT PLANS (continued)

Stock Option Plans (continued)

A summary of unvested options as of, and changes during the year ended, December 31, 2010, were as follows:

Number
Unvested options:
Beginning of period	25,382
Granted	260,729
Forfeited	(14,160)
Vested during the period	(65,346)

Unvested options at December 31	206,605

The total intrinsic value of options exercised during the years ended December 31, 2010, 2009, and 2008, was $0 as no options were exercised in the respective years.

As of December 31, 2010, there was $308,000 of total unrecognized compensation cost related to non-vested stock options. The unrecognized compensation cost is expected to be recognized over a weighted-average period of 2.0 years.

A summary of the status of the Company’s stock option plans as of December 31, 2010, 2009 and 2008, and changes during the years ending on those dates is presented below:

	2010		2009		2008
	Shares	Weighted average exercise price	Shares	Weighted average exercise price	Shares	Weighted average exercise price

Outstanding at beginning of year	260,833	$10.59	260,703	$14.11	318,238	$15.10
Granted	260,729	2.51	80,000	2.46	47,167	9.07
Exercised	—	—	—	—	—	—
Forfeited and Expired	(57,920)	12.21	(79,870)	13.96	(104,702)	14.84

Outstanding at end of year	463,642	$5.84	260,833	$10.59	260,703	$14.11

Options exercisable at year-end	257,037	$8.24	235,451	$10.54	195,717	$15.01

Weighted-average fair value of options granted during the year		$1.65		$1.43		$0.74

CAMCO FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE N — CAMCO FINANCIAL CORPORATION CONDENSED FINANCIAL INFORMATION

The following condensed financial statements summarize the financial position of the Company as of December 31, 2010 and 2009, and the results of its operations and its cash flows for each of the years ended December 31, 2010, 2009 and 2008:

CAMCO FINANCIAL CORPORATION

STATEMENTS OF FINANCIAL CONDITION

December 31,

(In thousands)

	2010	2009
ASSETS

Cash in Advantage	$3,882	$796
Interest-bearing deposits in other financial institutions	262	395
Investment securities designated as available for sale	98	88
Investment in Advantage	47,886	60,874
Investment in Camco Title	1,095	857
Office premises and equipment — net	1,048	1,145
Cash surrender value of life insurance	1,285	1,247
Other assets	694	1,043

Total assets	$56,250	$66,445

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable and other accrued liabilities	$1,301	$931
Borrowings	5,000	5,000
Payable to Advantage	3,846	—

Total liabilities	10,147	5,931

Stockholders’ equity	46,103	60,514

Total liabilities and stockholders’ equity	$56,250	$66,445

CAMCO FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE N — CAMCO FINANCIAL CORPORATION CONDENSED FINANCIAL INFORMATION (continued).

CAMCO FINANCIAL CORPORATION

STATEMENTS OF OPERATIONS

Year ended December 31,

(In thousands)

	2010	2009	2008
Income
Dividends from Advantage	$—	$—	$2,000
Dividends from Camco Title	—	—	250
Interest and other income	57	61	68
Equity in undistributed loss of Advantage	(12,963)	(10,555)	(16,168)
Excess distribution from Camco Title	237	225	(179)

Total loss	(12,669)	(10,269)	(14,029)
Interest expense	343	343	343
General, administrative and other expense	907	1,073	1,601

Loss before federal income tax credits	(13,919)	(11,685)	(15,973)
Federal income tax (credits)	640	(468)	(649)

Net loss	$(14,559)	$(11,217)	$(15,324)

CAMCO FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE N — CAMCO FINANCIAL CORPORATION CONDENSED FINANCIAL INFORMATION (continued).

CAMCO FINANCIAL CORPORATION

STATEMENTS OF CASH FLOWS

Year ended December 31,

(In thousands)

	2010	2009	2008
Cash flows from operating activities:
Net loss for the year	$(14,559)	$(11,217)	$(15,324)
Adjustments to reconcile net loss to net cash flows provided by operating activities:
Equity in undistributed earnings (loss) of Advantage	12,963	10,555	16,168
Equity in undistributed earnings of Camco Title	(237)	(225)	179
Depreciation and amortization	98	14	48
Increase (decrease) in cash due to changes in:
Prepaid expenses and other assets	30	1	40
Accounts payable and other liabilities	211	283	51
Accrued federal income taxes	4,482	(128)	(611)
Deferred federal income taxes	3	(2)	27

Net cash provided by (used in) operating activities	2,991	(719)	578

Cash flows from investing activities:
Net increase in cash surrender value of life insurance	(38)	(38)	(37)
(Increase) decrease in interest-bearing deposits in other financial institutions	133	(182)	(113)

Net cash provided by (used in) investing activities	95	(220)	(150)

Cash flows from financing activities:
Dividends paid	—	(143)	(2,953)

Net cash used in financing activities	—	(143)	(2,953)

Net increase (decrease) in cash and cash equivalents	3,086	(1,082)	(2,525)

Cash and cash equivalents at beginning of year	796	1,878	4,403

Cash and cash equivalents at end of year	$3,882	$796	$1,878

CAMCO FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE O — QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The following table summarizes the Company’s quarterly results for the years ended December 31, 2010 and 2009.

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,
	(In thousands, except per share data)
2010:

Total interest income	$10,222	$10,292	$10,109	$10,198
Total interest expense	3,214	3,542	3,736	3,942

Net interest income	7,008	6,750	6,373	6,256
Provision for losses on loans (2)	936	11,407	5,212	905
Other income	2,602	1,442	1,602	1,718
General, administrative and other expenses	7,604	7,811	6,975	6,942

Earnings (loss) before income taxes (credits)	1,070	(11,026)	(4,212)	127
Federal income taxes (credits) (1)	61	572	(113)	(2)

Net earnings (loss)	$1,009	$(11,598)	$(4,099)	$129

Earnings (loss) per share:
Basic	$0.14	$(1.61)	$(0.57)	$0.02

Diluted	$0.14	$(1.61)	$(0.57)	$0.02

(1)	The change in 3rd quarter federal income taxes is related to 100% deferred tax valuation.
(2)	The second and third quarter results were affected by sizeable loan charge offs that were taken and the subsequent need to replenish the allowance for loan and lease losses through a provision of $5.2 million and $11.4 million respectively. The Credit Administration unit received information related to several larger commercial credits that resulted in partial and full write downs based on impairment and collateral dependency that was not received during the first quarter of 2010.

CAMCO FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE O — QUARTERLY RESULTS OF OPERATIONS (UNAUDITED) (continued).

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,
	(In thousands, except per share data)
2009:

Total interest income	$10,616	$10,987	$11,234	$11,887
Total interest expense	4,394	4,808	5,350	6,042

Net interest income	6,222	6,179	5,884	5,845
Provision for losses on loans (2)	19,914	440	790	648
Other income	2,424	1,612	2,262	1,963
General, administrative and other expenses	6,968	7,249	6,893	7,003

Earnings before income taxes	(18,236)	102	463	157
Federal income taxes (1)	(6,427)	(253)	461	(78)

Net earnings (loss)	$(11,809)	$355	$2	$235

Earnings (loss) per share:
Basic	$(1.64)	$0.05	$0.00	$0.03

Diluted	$(1.64)	$0.05	$0.00	$0.03

(1)	The change in 2nd quarter federal income taxes is related to the surrender of bank owned life insurance.
(2)	The fourth quarter results were significantly affected by sizeable loan charge offs that were taken and the subsequent need to replenish the allowance for loan and lease losses through a provision of $19.9 million. The Credit Administration unit received substantial information related to several larger commercial credits that resulted in partial and full writedowns based on impairment and collateral dependency that was not received during prior quarters of 2009. Additionally consistent with accounting standards the company was required to consider events subsequent to December 31, 2009 to determine the end of year loss position. Specifically, during the fourth quarter and early 2010 we received information on three significant commercial relationships that required a total writedown or full specific loss reserve totaling $10.1 million. (included is a previously reported $2.6 million fraudulent loan). Additionally, we received specific fourth quarter information relating to our identified concentration in non owner occupied investors. A total of $1.8 million was required to be written off on four investors during the fourth quarter of 2009.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

Camco Financial Corporation

We have audited the accompanying consolidated statement of financial condition of Camco Financial Corporation as of December 31, 2010 and 2009, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Camco Financial Corporation as of December 31, 2010 and 2009, and the consolidated results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note K, the Company’s bank subsidiary is not in compliance with revised minimum regulatory capital requirements under a formal regulatory agreement with the banking regulators. Failure to comply with the regulatory agreement may result in additional regulatory enforcement actions.

/s/ Plante & Moran PLLC

March 29, 2011
Columbus, Ohio

CAMCO FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (In thousands, except share data)

	March 31, 2011	December 31, 2010
	(unaudited)
ASSETS

Cash and due from banks	$12,163	$13,143
Interest-bearing deposits in other financial institutions	49,614	15,971

Cash and cash equivalents	61,777	29,114
Securities available for sale, at market	13,402	30,768
Securities held to maturity, at cost	3,804	3,948
Loans held for sale — at lower of cost or fair value	1,249	2,208
Loans receivable — net	648,090	667,840
Office premises and equipment — net	9,667	9,928
Real estate acquired through foreclosure	10,308	10,096
Federal Home Loan Bank stock — at cost	9,888	29,888
Accrued interest receivable	3,218	3,521
Mortgage servicing rights — at lower of cost or market	4,111	3,841
Prepaid expenses and other assets	6,491	4,426
Cash surrender value of life insurance	19,562	19,388

Total assets	$791,567	$814,966

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits	$655,597	$651,816
Other Borrowings	10,833	11,530
Advances from the Federal Home Loan Bank	68,842	92,934
Advances by borrowers for taxes and insurance	1,373	2,413
Accounts payable and accrued liabilities	9,033	10,170

Total liabilities	745,678	768,863

Commitments	—	—

Stockholders’ equity:

Preferred stock — $1 par value; authorized 100,000 shares; no shares outstanding	—	—
Common stock — $1 par value; authorized 14,900,000 shares; 8,884,508 shares issued at March 31, 2011 and December 31, 2010	8,885	8,885
Unearned compensation	(55)	(94)
Additional paid-in capital	60,418	60,260
Retained earnings	788	136
Accumulated other comprehensive income net of related tax effects	(33)	1,030
Treasury stock -1,678,913 shares at March 31, 2011 and December 31, 2010, at cost	(24,114)	(24,114)

Total stockholders’ equity	45,889	46,103

Total liabilities and stockholders’ equity	$791,567	$814,966

CAMCO FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF EARNINGS

For the three months ended March 31,

(In thousands, except per share data)

	2011	2010
	(unaudited)
Interest and dividend income
Loans	$8,901	$9,280
Investment securities	355	578
Other interest-earning accounts	346	340

Total interest and dividend income	9,602	10,198
Interest Expense
Deposits	2,189	2,945
Borrowings	803	997

Total interest expense	2,992	3,942

Net interest income	6,610	6,256
Provision for losses on loans	1,013	905

Net interest income after provision for losses on loans	5,597	5,351

Other income
Late charges, rent and other	362	409
Loan servicing fees	307	317
Service charges and other fees on deposits	503	518
Gain on sale of loans	92	229
Mortgage servicing rights — net	271	30
Gain on sale of investments	1,278	—
Income on cash surrender value life	217	215

Total other income	3,030	1,718

General, administrative and other expenses
Employee compensation and benefits	3,378	3,385
Occupancy and equipment	761	742
Federal deposit insurance premiums	545	478
Data processing	284	280
Advertising	86	81
Franchise taxes	170	265
Postage, supplies and office expenses	218	293
Travel, training and insurance	122	78
Professional services	382	575
Transaction processing	168	193
Real estate owned and other expenses	830	422
Loan expenses	483	150

Total general, administrative and other expense	7,427	6,942

Earnings before federal income taxes	1,200	127

Federal income taxes	548	(2)

NET EARNINGS	$652	$129

EARNINGS PER SHARE
Basic	$.09	$.02

Diluted	$.09	$.02

CAMCO FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

For the three months ended March 31,

(In thousands)

	2011	2010
	(unaudited)
Net earnings	$652	$129

Other comprehensive income, net of tax:
Unrealized holding gains on securities during the period, net of tax effects of $(114) and $35 in 2011 and 2010, respectively	221	68

Reclassification adjustment for realized gains included in net earnings, net of taxes of $(435) and $0 in 2011 and 2010, respectively (71) (44) (7)	(1,278)	—

Comprehensive income (loss)	$(405)	$197

CAMCO FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the three months ended March 31,

(In thousands)

	2011	2010
	(unaudited)
Cash flows from operating activities:
Net earnings for the period	$652	$129
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Amortization of deferred loan origination fees	(39)	38
Amortization of premiums and discounts on investment and mortgage-backed securities — net	4	6
Amortization of mortgage servicing rights — net	(304)	103
Depreciation and amortization	313	289
Provision for losses on loans	1,013	905
Stock option expense	158	138
Deferred compensation	39	31
Provisions for losses on REO	216	77
(Gain) loss on sale of real estate acquired through foreclosure	(24)	3
Gain on sale of loans	(92)	(229)
Gain on sale of investments	(1,278)	—
Loans originated for sale in the secondary market	(20,346)	(13,302)
Proceeds from sale of loans in the secondary market	21,397	12,406
Net increase in cash surrender value of life insurance	(174)	(173)

Increase (decrease) in cash due to changes in:
Accrued interest receivable	303	121
Prepaid expenses and other assets	(1,516)	(283)
Accrued interest and other liabilities	(1,137)	(1,136)

Net cash provided by (used in) operating activities	(815)	(877)

Cash flows provided by (used in) investing activities:
Principal repayments, maturities on securities held to maturity	143	56
Principal repayments, maturities on securities available for sale	2,435	8,169
Purchases of investment securities designated as available for sale	(12,615)	—
Proceeds from sale of investments	27,209	—
Redemption of FHLB Stock	20,000	—
Loan principal repayments	44,735	42,791
Loan disbursements	(27,225)	(70,179)
Additions to office premises and equipment	(52)	(169)
Proceeds from sale of life insurance	—	160
Proceeds from sale of real estate acquired through foreclosure	896	596

Net cash provided by (used in) investing activities	55,526	(18,576)

Net cash provided by (used in) operating and investing activities balance carried forward	54,711	(19,453)

CAMCO FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

For the three months ended March 31,

(In thousands)

	2011	2010
Net cash provided by (used in) operating and investing activities (balance brought forward)	$54,711	$(19,453)

Cash flows provided by (used in) financing activities:
Net increase (decrease) in deposits	3,781	(10,548)
Proceeds from Federal Home Loan Bank advances and other borrowings	20,221	64,397
Repayment of Federal Home Loan Bank advances and other borrowings	(45,010)	(43,386)
Decrease in advances by borrowers for taxes and insurance	(1,040)	(869)

Net cash provided by (used in) financing activities	(22,048)	9,594

Increase (decrease) in cash and cash equivalents	32,663	(9,859)

Cash and cash equivalents at beginning of period	29,114	38,153

Cash and cash equivalents at end of period	$61,777	$28,294

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest on deposits and borrowings	$2,967	$4,283
Income taxes paid	—	—
Transfers from loans to real estate acquired through foreclosure	1,300	1,389

CAMCO FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1.	Basis of Presentation

The accompanying unaudited consolidated financial statements were prepared in accordance with instructions for Form 10-Q and, therefore, do not include information or footnotes necessary for a complete presentation of financial position, results of operations and cash flows in conformity with accounting principles generally accepted in the United States of America (“US GAAP”). Accordingly, these financial statements should be read in conjunction with the consolidated financial statements and notes thereto of Camco Financial Corporation (“Camco” or the “Company”) included in Camco’s Annual Report on Form 10-K for the year ended December 31, 2010. However, all adjustments (consisting only of normal recurring accruals) which, in the opinion of management, are necessary for a fair presentation of the consolidated financial statements have been included. The results of operations for the three month period ended March 31, 2011, are not necessarily indicative of the results which may be expected for the entire year.

2.	Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Camco and its two wholly-owned subsidiaries: Advantage Bank (“Advantage” or the “Bank”) and Camco Title Agency, Inc. All significant intercompany balances and transactions have been eliminated.

On March 31, 2011, Camco Financial Corporation dissolved Camco Title Agency, Inc. and sold certain of its assets to a third party. The balance sheet and results of operations of Camco Title are not material to the Company’s consolidated financial statements. For the three months ended 2011, Camco Title’s operations resulted in net income of $15,000.

3.	Critical Accounting Policies

“Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as disclosures found elsewhere in this quarterly report, are based upon Camco’s consolidated financial statements, which are prepared in accordance with US GAAP. The preparation of these financial statements requires Camco to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. Several factors are considered in determining whether or not a policy is critical in the preparation of financial statements. These factors include, among other things, whether the estimates are significant to the financial statements, the nature of the estimates, the ability to readily validate the estimates with other information including third parties or available prices, and sensitivity of the estimates to changes in economic conditions and whether alternative accounting methods may be utilized under US GAAP.

Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of mortgage servicing rights and the valuation of deferred tax assets. Actual results could differ from those estimates.

We believe the accounting estimates related to the allowance for loan losses, the capitalization, amortization, and valuation of mortgage servicing rights and deferred income taxes are “critical accounting estimates” because: (1) the estimates are highly susceptible to change from period to period because they require us to make assumptions concerning the changes in the types and volumes of the portfolios, rates of future prepayments, and anticipated economic conditions, and (2) the impact of recognizing an impairment or loan loss could have a material effect on Camco’s assets reported on the balance sheet as well as its net earnings.

Allowance for Loan Losses

The procedures for assessing the adequacy of the allowance for loan losses reflect management’s evaluation of credit risk after careful consideration of all information available to management. In developing this assessment, management must rely on estimates and exercise judgment regarding matters where the ultimate outcome is unknown such as economic factors, developments affecting companies in specific industries and issues with respect to single borrowers. Depending on changes in circumstances, future assessments of credit risk may yield materially different results, which may require an increase or a decrease in the allowance for loan losses.

Each quarter, management analyzes the adequacy of the allowance for loan losses based on review of the loans in the portfolio along with an analysis of external factors (including current housing price depreciation, homeowners’ loss of equity, etc) and historical delinquency and loss trends. The allowance is developed through specific components; 1) the specific allowance for loans subject to individual analysis, 2) the allowance for classified loans not otherwise subject to individual analysis and 3) the allowance for non-classified loans (primarily homogenous).

Classified loans with indication or acknowledgment of deterioration are subject to individual analysis. Loan classifications are those used by regulators consisting of Watch, Special Mention, Substandard, Doubtful and Loss. In evaluating these loans for impairment, the measure of expected loss is based on the present value of the expected future cash flows discounted at the loan’s effective interest rate, a loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. All other classified assets and non-classified assets are combined with the homogenous loan pools and segregated into loan segments. The segmentation is based on grouping loans with similar risk characteristics (one-to-four family, home equity, etc.). Loss rate factors are developed for each loan segment which is used to estimate losses and determine an allowance. The loss factors for each segment are derived from historical delinquency, classification, and charge-off rates and adjusted for economic factors and an estimated loss scenario. While the Company strives to reflect all known risk factors in its evaluations, judgment errors may occur.

The allowance is reviewed by management to determine whether the amount is considered adequate to absorb probable, incurred losses inherent in the loan portfolio. Management’s evaluation of the adequacy of the allowance is an estimate based on management’s current judgment about the credit quality of the loan portfolio. This evaluation includes specific loss estimates on certain individually reviewed loans, statistical loss estimates for loan pools that are based on historical loss experience, and general loss estimates that are based upon the size, quality, and concentration characteristics of the various loan portfolios, adverse situations that may affect a borrower’s ability to repay, and current economic and industry conditions. Also considered as part of that judgment is a review of the Bank’s trends in delinquencies and loan losses, as well as trends in delinquencies and losses for the region and nationally, and economic factors. While the Company strives to reflect all known risk factors in its evaluations, judgment errors may occur.

Mortgage Servicing Rights

To determine the fair value of its mortgage servicing rights (“MSRs”) each reporting quarter, the Company provides information to a third party valuation firm, representing loan information in each pooling period accompanied by escrow amounts. The third party then evaluates the possible impairment of MSRs as described below.

MSRs are recognized as separate assets or liabilities when loans are sold with servicing retained. A pooling methodology, in which loans with similar characteristics are “pooled” together, is applied for valuation purposes. Once pooled, each grouping of loans is evaluated on a discounted earnings basis to determine the present value of future earnings that the Bank could expect to realize from the portfolio. Earnings are projected from a variety of sources including loan service fees, net interest earned on escrow balances, miscellaneous income and costs to service the loans. The present value of future earnings is the estimated fair value for the pool, calculated using consensus assumptions that a third party purchaser would utilize in evaluating a potential acquisition of the MSR’s.

Events that may significantly affect the estimates used are changes in interest rates and the related impact on mortgage loan prepayment speeds and the payment performance of the underlying loans. The interest rate for net interest earned on escrow balances, which is supplied by management, takes into consideration the investment portfolio average yield as well as current short duration investment yields. Management believes this methodology provides a reasonable estimate. Mortgage loan prepayment speeds are calculated by the third party provider utilizing the Economic Outlook as published by the Office of Chief Economist of Freddie Mac in estimating prepayment speeds and provides a specific scenario with each evaluation. Based on the assumptions discussed, pre-tax projections are prepared for each pool of loans serviced. These earnings figures approximate the cash flow that could be received from the servicing portfolio. Valuation results are presented quarterly to management. At that time, management reviews the information and MSR’s are marked to lower of amortized cost or fair value for the current quarter.

Deferred Income Taxes

Camco recognizes expense for federal income taxes currently payable as well as for deferred federal taxes for estimated future tax effects of temporary differences between the tax basis of assets and liabilities and amounts reported in the consolidated balance sheets. Realization of a deferred tax asset is dependent upon generating sufficient taxable income in the carry forward periods to cover net operating losses generated by the reversal of temporary differences. A valuation allowance is provided by way of a charge to income tax expense if it is determined that it is more likely than not that some or all of the deferred tax asset will not be realized. If different assumptions and conditions were to prevail, the valuation allowance may not be adequate to absorb unrealized deferred taxes and the amount of income taxes payable may need to be adjusted by way of a charge or credit to expense. Furthermore, income tax returns are subject to audit by the IRS. Income tax expense for current and prior periods is subject to adjustment based upon the outcome of such audits. Camco believes it has adequately accrued for all probable income taxes payable. Accrual of income taxes payable and valuation allowances against deferred tax assets are estimates subject to change based upon the outcome of future events.

4.	Earnings Per Share

Basic earnings per common share is computed based upon the weighted-average number of common shares outstanding during the period. Diluted earnings per common share is computed including the dilutive effect of additional potential common shares issuable under outstanding stock options. The computations were as follows for the period ended March 31:

	For the three months ended March 31,
(in thousands, except per share information)	2011	2010
BASIC:
Net earnings	$652	$129

Weighted average common shares outstanding	7,206	7,206

Earnings per share — Basic	$0.09	$0.02

DILUTED:
Net earnings	$652	$129

Weighted average common shares outstanding	7,206	7,206
Dilutive effect of stock options	—	33

Total common shares and dilutive potential common shares	7,206	7,239

Earnings per share — Diluted	$0.09	$0.02

Anti-dilutive options to purchase 606,241 and 139,500 shares of common stock with respective weighted-average exercise prices of $4.95 and $13.85 were outstanding at March 31, 2011 and 2010, respectively, but were excluded from the computation of common share equivalents for each of the three month periods, because the exercise prices were greater than the average market price of the common shares.

5.	Stock Option Plans

The Company follows a fair-value based method for valuing stock-based compensation that measures compensation cost at the grant date based on the fair value of the award.

The fair value of each option grant is estimated on the date of grant using the modified Black-Scholes options-pricing model. The following table details the fair value and assumptions used to value stock options as of the grant date that were granted during the three months ended March 31, 2011 and 2010:

	2011	2010
Fair value, calculated	$1.50	$1.65
Exercise Price	$2.15	$2.51
Risk-free interest rate	3.58%	3.61%
Expected stock price volatility	57.30%	51.62%
Expected dividend yield	—	—
Expected Life	10 years	10 years

A summary of the status of the Company’s stock option plans as of March 31, 2011 and December 31, 2010, and changes during the periods ending on those dates is presented below:

	Three Months ended March 31, 2011		Year ended December 31, 2010
	Shares	Weighted- average exercise price	Shares	Weighted- average exercise price
Outstanding at beginning of period	463,642	$5.84	260,833	$10.59
Granted	156,538	2.15	260,729	2.51
Exercised	—	—	—
Forfeited	(13,939)	3.07	(57,920)	12.21
Expired	—	—	—	—

Outstanding at end of period	606,241	$4.95	463,642	$5.84

Options exercisable at period end	334,921	$6.99	257,037	$8.24

Weighted-average fair value of options granted during the year		$1.50		$1.65

The following information applies to options outstanding at March 31, 2011:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted-Average Remaining Contractual Life (Years)	Weighted- Average Exercise Price	Number Exercisable	Weighted- Average Exercise Price
$2.15 – $2.51	472,257	9.05	$2.39	204,877	$2.45
$8.92	21,135	6.81	8.92	17,195	8.92
$11.36 – $14.16	56,974	4.39	13.44	56,974	13.44
$16.13 – $17.17	55,875	3.15	16.45	55,875	16.45

	606,241	7.99	$4.95	334,921	$6.99

6.	Fair Value

As a bank holding company, the carrying value of certain financial assets and liabilities is impacted by the application of fair value measurements, either directly or indirectly. In certain cases, an asset or liability is measured and reported at fair value on a recurring basis, such as available-for-sale investment securities. In other cases, management must rely on estimates or judgments to determine if an asset or liability not measured at fair value warrants an impairment write-down or whether a valuation reserve should be established. Given the inherent volatility, the use of fair value measurements may have a significant impact on the carrying value of assets or liabilities, or result in material changes to the financial statements, from period to period.

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

Cash and Cash Equivalents: The carrying amount reported in the consolidated statements of financial condition for cash and cash equivalents is deemed to approximate fair value.

Investment Securities: Fair value for investment securities is based on quoted market prices and dealer quotes.

Loans Held for Sale: Fair value for loans held for sale is the contracted sales price of loans committed for delivery, which is determined on the date of sale commitment.

Loans Receivable: The loan portfolio has been segregated into categories with similar characteristics, such as one- to four-family residential real estate, multi-family residential real estate, installment and other. These loan categories were further delineated into fixed-rate and adjustable-rate loans. The fair values for the resultant loan categories were computed via discounted cash flow analysis, using current interest rates offered for loans with similar terms to borrowers of similar credit quality.

Federal Home Loan Bank Stock: The carrying amount presented in the consolidated statements of financial condition is deemed to approximate fair value.

Accrued Interest Receivable and Payable: The carrying value for accrued interest approximates fair value.

Deposits: The fair values of deposits with no stated maturity, such as money market demand deposits, savings and NOW accounts have been analyzed by management and assigned estimated maturities and cash flows which are then discounted to derive a value. The fair value of fixed-rate certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

Advances from the Federal Home Loan Bank: The fair value of these advances is estimated using the rates currently offered for similar advances of similar remaining maturities or, when available, quoted market prices.

Repurchase Agreements: The fair value of repurchase agreements is based on the discounted value of contractual cash flows using rates currently offered for similar maturities.

Subordinated Debentures: The fair value of subordinated debentures is based on the discounted value of contractual cash flows using rates currently offered for smaller maturities.

Advances by Borrowers for Taxes and Insurance: The carrying amount of advances by borrowers for taxes and insurance is deemed to approximate fair value.

Based on the foregoing methods and assumptions, the carrying value and fair value of the Company’s financial instruments are as follows:

	March 31, 2011		December 31, 2010
	Carrying value	Fair value	Carrying value	Fair value
		(In thousands)
Financial assets
Cash and cash equivalents	$61,777	$61,777	$29,114	$29,114
Investment securities available for sale	13,402	13,402	30,768	30,768
Investment securities held to maturity	3,804	3,865	3,948	3,993
Loans held for sale	1,249	1,270	2,208	2,254
Loans receivable	648,090	623,653	667,840	643,646
Federal Home Loan Bank stock	9,888	9,888	29,888	29,888
Accrued interest receivable	3,218	3,218	3,521	3,521

Financial liabilities
Deposits	$655,597	$642,387	$651,816	$642,893
Advances from the Federal Home Loan Bank	68,842	72,869	92,934	97,711
Repurchase agreements	5,833	5,833	6,530	6,530
Subordinated debentures	5,000	4,860	5,000	4,839
Advances by borrowers for taxes and insurance	1,373	1,373	2,413	2,413
Accrued interest payable	1,671	1,671	1,646	1,646

Listed below are three levels of inputs that Camco uses to measure fair value:

Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2: Level 1 inputs for assets or liabilities that are not actively traded. Also consists of an observable market price for a similar asset or liability. This includes the use of “matrix pricing” used to value debt securities absent the exclusive use of quoted prices.

Level 3: Consists of unobservable inputs that are used to measure fair value when observable market inputs are not available. This could include the use of internally developed models, financial forecasting, etc.

Fair value is defined as the price that would be received to sell an asset or transfer a liability between market participants at the balance sheet date. When possible, the Company looks to active and observable markets to price identical assets or liabilities. When identical assets and liabilities are not traded in active markets, the Company looks to observable market data for similar assets and liabilities. However, certain assets and liabilities are not traded in observable markets and Camco must use other valuation methods to develop a fair value. The fair value of impaired loans is based on the fair value of the underlying collateral, which is estimated through third party appraisals or internal estimates of collateral values.

The following table presents financial assets and liabilities measured on a recurring basis:

		Fair Value Measurements at Reporting Date Using
(in thousands)	Balance	Level 1	Level 2	Level 3
March 31, 2011
Securities available for sale:
U.S. government sponsored enterprises	$11,071	$—	$11,071	$—
Corporate equity securities	98	—	98	—
Mortgage-backed securities	2,233	—	2,233	—
December 31, 2010
Securities available for sale:
U.S. government sponsored enterprises	$9,579	$—	$9,579	$—
Corporate equity securities	83	—	83	—
Mortgage-backed securities	38,218	—	38,218	—

The following table presents financial assets and liabilities measured on a non-recurring basis:

		Fair Value Measurements at Reporting Date Using
(in thousands)	Balance	Level 1	Level 2	Level 3
March 31, 2011
Impaired loans	$18,506			$18,506
Real estate acquired through foreclosure	10,308			10,308

December 31, 2010
Impaired loans	35,571			35,571
Real estate acquired through foreclosure	10,373			10,096

Impaired loans are measured and reported at fair value when management believes collection of contractual interest and principal payments is doubtful. Management’s determination of the fair value for these loans represents the estimated net proceeds to be received from the sale of the collateral based on observable market prices and market value provided by independent, licensed or certified appraisers.

Fair value for real estate acquired through foreclosure is generally determined by obtaining recent appraisals on the properties. Other types of valuing include broker price opinions and valuations pertaining to the current and anticipated deterioration in the regional economy and real estate market, as evidenced by, among other things, changes in the local population, unemployment rates, increasing vacancy rates, borrower delinquencies, declining property values and rental prices, differences between foreclosure appraisals and real estate owned sales prices, and an increase in concessions and other forms of discounting or other items approved by our asset classification committee. The fair value under such appraisals is determined by using one of the following valuation techniques: income, cost or comparable sales. The fair value is then reduced by management’s estimate for the direct costs expected to be incurred in order to sell the property. Holding costs or maintenance expenses are recorded as period costs when occurred and are not included in the fair value estimate.

7.	Allowance for Loan Losses

The allowance for loan losses is a reserve established through a provision which is charged to expense and represents management’s best estimate of probable losses that could be incurred within the existing portfolio of loans. The allowance is necessary to reserve for estimated loan losses and risks inherent in the loan portfolio. The Company’s allowance for possible loan loss methodology is based on historical loss experience by type of credit and internal risk grade, specific homogeneous risk pools and specific loss allocations, with adjustments for current events and conditions. The provision for possible loan losses reflects loan quality trends, including the levels of and trends related to non-accrual loans, past due loans, potential problem loans, criticized loans and net charge-offs or recoveries, among other factors. The amount of the provision reflects not only the necessary allowance for possible loan losses related to newly identified criticized loans, but it also reflects actions taken related to other loans including, among other things, any necessary increases or decreases in required allowances for specific loans or loan pools.

The current level of the allowance is directionally consistent with classified assets, non-accrual loans and delinquency. While management utilizes its best judgment and information available, the ultimate adequacy of the allowance is dependent upon a variety of factors beyond the Company’s control, including, among other things, the performance of the Company’s loan portfolio, the economy, changes in interest rates and comments of the regulatory authorities toward loan classifications.

The Company’s allowance for possible loan losses consists of three elements: (i) specific valuation allowances on probable losses on specific loans; (ii) historical valuation allowances based on historical loan loss experience for similar loans with similar characteristics and trends, adjusted, as necessary, to reflect the impact of current conditions; and (iii) general valuation allowances based on general economic conditions and other qualitative risk factors both internal and external to the Company.

Loans identified as losses by management, internal loan review and/or bank examiners are charged-off. Furthermore, consumer loan accounts are charged-off automatically based on regulatory requirements.

Change in the allowance for loan losses for the quarter ended March 31, 2011 and loan balances as of March 31,

2011 are summarized as follows:

(in thousands)	Construction	Consumer	Multi- Family	Land, Farm & Ag Loans	Residential	Commercial & Non- Residential	C&I	Total
Allowance for credit losses:
Beginning balance December 31, 2010	$166	$246	$2,860	$849	$8,050	$3,638	$1,061	$16,870
Charge-offs	—	(2)	—	—	(710)	(266)	(9)	(987)
Recoveries	—	1	6	195	135	88	89	514
Provision (1)	(2)	33	(511)	(262)	487	1,968	(700)	1,013

Ending balance March 31, 2011	$164	$278	$2,355	$782	$7,962	$5,428	$441	$17,410

Ending balance
Individually evaluated for impairment	$—	$—	$197	$—	$867	$3,230	$28	$4,322

Collectively evaluated for impairment	$164	$278	$2,158	$782	$7,095	$2,198	$413	$13,088

Portfolio balances:
Collectively evaluated for impairment	$34,720	$3,644	$74,523	$13,724	$355,182	$138,583	$28,064	$648,440
Individually evaluated for impairment
With no related allowance	—	—	779	508	3,505	111	16	4,919
With related allowance	—	—	1,108	329	2,815	9,269	66	13,587

Ending balance	$34,720	$3,644	$76,410	$14,561	$361,502	$147,963	$28,146	$666,946

(1)	Reclassification of portfolio balance between C & I and Commercial & Non Residential created a portion of the change in provision for the current period.

Change in the allowance for loan losses for the year ended December 31, 2010 and loan balances as of December 31, 2010 are summarized as follows:

(in thousands)	Construction	Consumer	Multi- Family	Land, Farm & Ag Loans	Residential	Commercial & Non- Residential	C&I	Total
Allowance for credit losses:
Beginning balance January 1, 2010	$338	$98	$731	$628	$10,519	$3,148	$637	$16,099
Charge-offs	(482)	(28)	(1,535)	(2,283)	(7,530)	(3,688)	(3,399)	(18,945)
Recoveries	39	9	103	247	490	157	211	1,256
Provision	271	167	3,561	2,257	4,571	4,021	3,612	18,460

Ending balance December 31, 2010	$166	$246	$2,860	$849	$8,050	$3,638	$1,061	$16,870

Ending balance
Individually evaluated for impairment	$—	$—	$—	$—	$256	$1,171	$170	$1,597
Collectively evaluated for impairment	$166	$246	$2,860	$849	$7,794	$2,467	$891	$15,273
Portfolio balances:
Collectively evaluated for impairment	$26,530	$3,828	$71,162	$10,905	$369,755	$155,326	$27,607	$665,113
Individually evaluated for impairment
With no related allowance	—	—	3,180	1,549	3,122	4,122	706	12,679
With related allowance	—	—	—	—	2,706	4,503	630	7,839

Ending balance	$26,530	$3,828	$74,342	$12,454	$375,583	$163,951	$28,943	$685,631

Non-accrual and Past Due Loans. Loans are considered past due if the required principal and interest payments have not been received as of the date such payments were due. Loans are placed on non-accrual status when, the loan is three payments past due as well as when required by regulatory provisions. Loans may be placed on non-accrual status regardless of whether or not such loans are considered past due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is recognized when the loan is returned to accrual status and all the principal and interest amounts contractually due is brought current for a minimum of six months or future payments are reasonably assured.

Nonaccrual and nonperforming loans totaled approximately $32.4 million and $33.8 million at March 31, 2011 and December 31, 2010, respectively.

The following table details non performing loans at March 31, 2011 and December 31, 2010:

(in thousands)	Non Accrual March 31, 2011	Non Accrual December 31, 2010
Construction	$23	$1,791
Land, Farmland, Ag Loans	1,052	—
Residential	20,198	21,498
Commercial	9,032	7,717
Consumer	130	39
Commercial and industrial	41	706
Multi Family	1,887	2,028

Total	$32,363	$33,779

An age analysis of past due loans, segregated by class of loans were as follows:

March 31, 2011 (in thousands)	Loans 30- 59 Days Past Due	Loans 60 - 89 or More Days Past Due	Loans 90+ Days Past Due	Total Past Due	Current	Total Loans	Accruing Loans 90 Days Past Due
Construction	$—	$—	$—	$—	$34,720	$34,720	$—
Land, Farmland, Ag Loans	73	—	859	932	13,629	14,561	—
Residential / prime	563	443	5,980	6,986	267,173	274,159	—
Residential / subprime	4,870	2,399	9,621	16,890	70,453	87,343	—
Commercial	915	2,798	4,479	8,192	139,771	147,963	—
Consumer	109	—	115	224	3,420	3,644
Commercial and industrial	90	66	16	172	27,974	28,146	—
Multi Family	—	342	1,545	1,887	74,523	76,410	—

Total	$6,620	$6,048	$22,615	$35,283	$631,663	$666,946	$—

December 31, 2010 (in thousands)	Loans 30- 59 Days Past Due	Loans 60 - 89 or More Days Past Due	Loans 90+ Days Past Due	Total Past Due	Current	Total Loans	Accruing Loans 90 Days Past Due
Construction	$75	$—	$1,057	$1,132	$25,398	$26,530	$—
Land, Farmland, Ag Loans	—	—	—	—	12,454	12,454	—
Residential / prime	624	343	5,366	6,333	280,266	286,599	—
Residential / subprime	5,077	1,451	11,119	17,647	71,337	88,984	—
Commercial	—	2,766	3,301	6,067	157,884	163,951	—
Consumer	36	3	18	57	3,771	3,828
Commercial and industrial	85	—	706	791	28,152	28,943	—
Multi Family	85	—	1,685	1,770	72,572	74,342	—

Total	$5,982	$4,563	$23,252	$33,797	$651,834	$685,631	$—

Although we believe that the allowance for loan losses at March 31, 2011 is adequate to cover losses inherent in the loan portfolio at that date based upon the available facts and circumstances, there can be no assurance that additions to the allowance for loan losses will not be necessary in future periods, which could adversely affect our results of operations. Unemployment rates in our markets and Ohio in general, are higher than the national average however the rates have experienced a significant decline over the past year. This can be viewed as a positive sign and a small economic recovery. Ohio registered the nation’s 12th-highest state foreclosure rate in the first quarter of 2011. This represents a 22.66% decrease from fourth quarter 2010 and 25.66% decrease from first quarter 2010. Although, Ohio is still experiencing some decline in values of residential real estate. Although Ohio in general has not experienced significant increases in home values over the past five years like many regions in the U.S., which should comparatively mitigate losses on loans. Nonetheless, these factors, compounded by a very uncertain national economic outlook, may continue to increase the level of future losses beyond our current expectations.

Impaired loans. Loans are considered impaired when, based on current information and events, it is probable Advantage will be unable to collect all amounts due in accordance with the original contractual terms of the loan agreement, including scheduled principal and interest payments. Impairment is evaluated in total for smaller-balance loans of a similar nature and on an individual loan basis for other larger commercial credits. If a loan is impaired, a specific valuation allowance is allocated, if necessary, so that the loan is reported net, of collateral if payment is expected solely from the collateral or at the present value of estimated future cash flows using the loan’s existing rate or at the loan’s fair sale value. Interest payments on impaired loans are typically applied to principal unless collectability of the principal amount is reasonably assured in which case interest is recognized on an accrual basis. Impaired loans or portions of loans are charged off when deemed uncollectible.

We have included the following information with respect to impairment measurements relating to collateral-dependent loans for better understanding of our process and procedures relating to fair value of financial instruments:

•

Based on policy, a loan is typically deemed impaired (nonperforming) once it has gone over three payments or 90 days delinquent. Our management of the troubled credit will vary as will the timing of valuations, loan loss provision and charge offs based on a multitude of factors such as, cash flow of the business/borrower, responsiveness of the borrower, communication with the commercial banker, property inspections, property deterioration, and delinquency. Typically, a nonperforming, non-homogeneous collateral dependent loan will be valued and adjusted (if needed) within a 90 day period after determination of impairment. If impaired, the collateral is then evaluated and an updated appraisal is most typically ordered. Upon receipt of an appraisal or other valuation, we complete an analysis to determine if the impaired loan requires a specific reserve or to be charged down to estimated net realizable value. The time frame may be as short as 30 days or as much as 180 days, when an appraisal is ordered.

•

Camco’s credit risk management process consistently monitors key performance metrics across both the performing and non-performing assets to identify any further degradation of credit quality. Additionally, impaired credits are monitored in weekly loan committee asset quality discussions, monthly Asset Classification Committee meetings and quarterly loan loss reserve reviews. Strategy documents and exposure projections are completed on a monthly basis to ensure that the current status of the troubled asset is clearly understood and reported.

•

The Asset Classification Committee oversees the management of all impaired loans and any subsequent loss provision or charge off that is considered. When a loan is deemed impaired, the valuation is obtained to determine any existing loss that may be present as of the valuation date. Policy dictates that any differences from fair market value, less costs to sell, are to be recognized as loss during the current period (loan loss provision or charge off). Any deviations from this policy will be identified by amount and contributing reasons for the policy departure during our quarterly reporting process.

•

Camco’s policies dictate that an impaired loan subject to partial charge off will remain in a nonperforming status until it is brought current. Typically, this occurs when a loan is paid current and completes a period of on-time payments that demonstrate that the loan can perform. Camco monitors through various system reports any loan whose terms have been modified. These reports identify troubled debt restructures, modifications, and renewals.

•	When circumstances do not allow for updated appraisal or Camco determines that an appraisal is not needed, the underlying collateral’s fair market value is estimated in the following ways:

•	Camco personnel property inspections combined with original appraisal review

•	Broker price opinions

•	Various on-line fair market value estimations programs (i.e. Freddie Mac, Fannie Mae, etc).

Impaired loans are set forth in the following table:

March 31, 2011	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Construction	$—	$—	$—	$—	$—
Land, Farmland, Ag Loans	508	999	—	509	19
Residential	3,505	5,087	—	3,518	46
Commercial	111	111	—	123	—
Consumer	—	—	—	—	—
Commercial and industrial	16	217	—	36	—
Multi Family	779	2,249	—	821	—

Total	$4,919	$8,663	$—	$5,007	$65

With a related specific allowance recorded:
Construction	$—	$—	$—	$—	$—
Land, Farmland, Ag Loans	329	444	—	328	—
Residential	2,815	3,506	867	2,907	3
Commercial	9,269	12,177	3,230	9,286	28
Consumer	—	—	—	—	—
Commercial and industrial	66	66	28	66	—
Multi Family	1,108	1,624	197	1,108	—

Total	$13,587	$17,817	$4,322	$13,695	$31

December 31, 2010	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Construction	$1,549	$5,558	$—	$3,389	$—
Land, Farmland, Ag Loans	—	—	—	—	—
Residential	3,122	4,854	—	3,866	19
Commercial	4,122	8,239	—	5,765	6
Consumer	—	—	—	—	—
Commercial and industrial	706	1,208	—	1,035	11
Multi Family	3,180	5,166	—	3,786	3

Total	$12,679	$25,025	$—	$17,841	$39

With a related specific allowance recorded:
Construction	$—	$—	$—	$—	$—
Land, Farmland, Ag Loans	—	—	—	—	—
Residential	2,706	3,306	256	3,078	—
Commercial	4,503	4,521	1,171	4,589	131
Consumer	—	—	—	—	—
Commercial and industrial	630	630	170	383	—
Multi Family	—	—	—	—	—

Total	$7,839	$8,457	$1,597	$8,050	$131

The Company categorizes loans and leases into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Company analyzes loans and leases individually by classifying the loans and leases as to credit risk. The loans monitored utilizing the risk categories listed below refer to commercial, commercial and industrial, construction, land, farmland and agriculture loans. All non-homogeneous loans are monitored through delinquency reporting. This analysis is performed on a quarterly basis. The Company uses the following definitions for risk ratings:

•	Uncriticized Assets

Uncriticized assets exhibit no material problems, credit deficiencies or payment problems. These assets generally are well protected by the current net worth and paying capacity of the obligor or by the value of the asset or underlying collateral. Such credits are graded as follows: Excellent (1), Good (2), Satisfactory (3) or Watch (4).

•	Special Mention Assets (Grade 5)

Special Mention Assets have potential weaknesses or pose an unwarranted financial risk that deserves management’s close attention. If left uncorrected, these weaknesses may result in deterioration of the repayment prospects for the asset or in the Bank’s credit position at some future date. Special Mention Assets are not adversely classified and do not expose the Bank to sufficient risk to warrant adverse classification.

•	Substandard Assets (Grade 6)

An asset classified Substandard is protected inadequately by the current net worth and paying capacity of the obligor, or by the collateral pledged, if any. Assets so classified must have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected. The possibility that liquidation would not be timely requires a substandard classification even if there is little likelihood of total loss.

Assets classified as Substandard may exhibit one or more of the following weaknesses:

•	The primary source of repayment is gone or severely impaired and the Bank may have to rely upon a secondary source.

•	Loss does not seem likely but sufficient problems have arisen to cause the Bank to go to abnormal lengths to protect its position in order to maintain a high probability of repayment.

•	Obligors are unable to generate enough cash flow for debt reduction.

•	Collateral has deteriorated.

•	The collateral is not subject to adequate inspection and verification of value (if the collateral is expected to be the source of repayment).

•	Flaws in documentation leave the Bank in a subordinated or unsecured position if the collateral is needed for the repayment of the loan.

•	For assets secured by real estate, the appraisal does not conform to FDIC appraisal standards or the assumptions underlying the appraisal are demonstrably incorrect.

•	Doubtful Assets (Grade 7)

An asset classified Doubtful has all the weaknesses inherent in one classified as Substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

•	Loss Assets (Grade 8)

An asset, or portion thereof, classified loss is considered uncollectible and of such little value that its continuance on the books is not warranted. This classification does not mean that the asset has absolutely no recovery or salvage value; rather, it is not practical or desirable to defer writing off an essentially worthless asset (or portion thereof), even through partial recovery may occur in the future.

Loans and leases not meeting the criteria above that are analyzed individually as part of the above described process are considered to be pass rated loans and leases.

Based on the most recent analysis performed, the risk category of non-homogenous loans and leases is as follows:

	(Dollars in Thousands)
March 31, 2011	Pass	Watch	Special Mention	Substandard	Total
Construction	$21,129	$13,568	$—	$23	$34,720
Land, Farmland, Ag Loans	11,772	259	329	2,201	14,561
Commercial	108,773	12,931	3,689	22,569	147,962
Commercial and industrial	22,313	5,076	156	601	28,146
Multi Family	62,939	6,931	3,505	3,035	76,410

Total	$226,926	$38,765	$7,679	$28,429	$301,799

December 31, 2010	Pass	Watch	Special Mention	Substandard	Total
Construction	$12,743	$10,514	$329	$2,944	$26,530
Land, Farmland, Ag Loans	11,822	632	—	—	12,454
Commercial	124,478	11,982	6,158	21,333	163,951
Commercial and industrial	22,488	4,416	165	1,874	28,943
Multi Family	66,074	1,861	3,227	3,180	74,342

Total	$237,605	$29,405	$9,879	$29,331	$306,220

Homogeneous loans are monitored at 60+ days delinquent. See the above schedule related to change in allowance for loans which includes all class of loans including the loans related to residential and consumer.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the fees and expenses payable by us in connection with the sale of the securities being registered hereunder, all of which will be borne by us. All amounts shown are estimates except for the SEC registration fee.

SEC registration fee		$2,612.25
Subscription and information agent fees and expenses	$
Legal fees and expenses	$
Accounting fees and expenses	$
Printing costs	$
Mailing and other miscellaneous expenses	$

Total	$

Item 14.	Indemnification of Directors and Officers.

Delaware General Corporation Law

Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, by reason of the fact that the person is or was a director or officer of the corporation or is or was serving at the corporation’s request as a director, officer, employee or agent of another entity, against expenses, judgments, fines, settlements and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe the person’s conduct was unlawful. In the case of an action by or in the right of the corporation, however, such indemnification may only apply to expenses actually and reasonably incurred in connection with the defense or settlement of the action and no such indemnification may be made in respect of any claim, issue or matter as to which that person shall have been adjudged to be liable to the corporation unless and only to the extent an appropriate court determines that such person is fairly and reasonably entitled to indemnification for such expenses the court deems proper. To the extent that such person has been successful on the merits or otherwise in defending any action, suit or proceeding referred to above or any claim, issue or matter therein, the corporation must indemnify such person against the expenses actually and reasonably incurred by such person in connection therewith.

Article Seven of the Company’s 2003 Amended and Restated By-Laws requires the Company to indemnify its directors and officers to the fullest extent permitted under the DGCL, provided, that, the Company shall only make such indemnification upon a determination that the director or officer met the applicable standard of conduct.

Article Seven of the Company’s 2003 Amended and Restated By-Laws also authorizes the Company to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Company.

Item 15.	Recent Sales of Unregistered Securities.

Not applicable.

Item 16.	Exhibits.

ITEM	DESCRIPTION	DOCUMENT REFERENCE

Exhibit 3(i)	Third Restated Certificate of Incorporation of Camco Financial Corporation, as amended	Incorporated by reference to Camco’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, Film no. 04668873 (“2003 Form 10-K”), Exhibit 3(i)

Exhibit 3(ii)	2003 Amended and Restated By-Laws of Camco Financial Corporation	Incorporated by reference to Camco’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, Exhibit 3(ii)

Exhibit 4	Letter of Agreement to Furnish Copies of Long-term Debt Instruments and Agreements	Filed herewith

Exhibit 5	Opinion of Vorys, Sater, Seymour and Pease LLP	To be filed by amendment

Exhibit 10(i)	Employment Agreement dated December 31, 2008, by and between Camco Financial Corporation and James E. Huston	Incorporated by reference to Camco’s 8-K filed on January 7, 2009, film no. 09512081 (“2009 8-K”), Exhibit 10

Exhibit 10(ii)	Form of 2002 Salary Continuation Agreement, including individualized Schedule A’s for each participant	Incorporated by reference to Camco’s 2003 Form 10-K, Exhibit 10(iv)

Exhibit 10(iii)	Form of 1996 Salary Continuation Agreement, including Schedule A for Edward A. Wright	Incorporated by reference to Camco’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 film no. 05684554 (“2004 Form 10-K”), Exhibit 10(iv)

Exhibit 10(iv)	Form of Executive Deferred Compensation Agreement	Incorporated by reference to Camco’s 2003 Form 10-K, Exhibit 10(vi)

Exhibit 10(v)	First Ashland Financial Corporation 1995 Stock Option and Incentive Plan	Incorporated by reference to Camco’s Form S-8 filed on June 10, 2002, File Number 333-90142, Exhibit 4.01

Exhibit 10(vi)	Incentive Stock Option Award Agreement Pursuant to the First Ashland Financial Corporation 1995 Stock Option and Incentive Plan	Incorporated by reference to Camco’s 2004 Form 10-K, Exhibit 10(vii)

Exhibit 10(vii)	Non-Qualified Stock Option Award Agreement Pursuant to the First Ashland Financial Corporation 1995 Stock Option and Incentive Plan	Incorporated by reference to Camco’s 2004 Form 10-K, Exhibit 10(viii)

Exhibit 10(xiii)	Camco Financial Corporation 2002 Equity Incentive Plan	Incorporated by reference to Camco’s Form S-8 filed on June 10, 2002, File Number 333-90152, Exhibit 4.01

Exhibit 10(ix)	Incentive Stock Option Award Agreement Pursuant to the Camco Financial Corporation 2002 Equity Incentive Plan	Incorporated by reference to Camco’s Form 8-K filed on February 2, 2005, film no. 05570393 (“2005 8-K”), Exhibit 10.5

ITEM	DESCRIPTION	DOCUMENT REFERENCE

Exhibit 10(x)	Non-Qualified Stock Option Award Agreement Pursuant to the Camco Financial Corporation 2002 Equity Incentive Plan	Incorporated by reference to Camco’s 2004 Form 10-K, Exhibit 10(xi)

Exhibit 10(xi)	Camco Financial Corporation 1995 Stock Option and Incentive Plan	Incorporated by reference to Camco’s Form S-8 filed on June 10, 2002, File Number 333-90166, Exhibit 4.01

Exhibit 10(xii)	Westwood Homestead Financial Corporation 1997 Stock Option and Incentive Plan	Incorporated by reference to Camco’s Form S-8 filed on January 5, 2000, File Number 333-94113, Exhibit 4.01

Exhibit 10(xiv)	Incentive Stock Option Award Agreement Pursuant to the Westwood Homestead Financial Corporation 1997 Stock Option Plan	Incorporated by reference to the 2005 8-K, Exhibit 10.4

Exhibit 10(xv)	Non-Qualified Stock Option Award Agreement Pursuant to the Westwood Homestead Financial Corporation 1997 Stock Option Plan	Incorporated by reference to the 2005 8-K, Exhibit 10.3

Exhibit 10(xvi)	2010 Incentive Award Plan	Incorporated by reference to the Form 8-K filed on February 1, 2010, as amended by the Form 8-K on February 5, 2010

Exhibit 10(xvii)	Change of Control Agreement including Attachment A listing participants	Incorporated by reference to Camco’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (“2008 Form 10-K”), Exhibit 10(xvii)

Exhibit 10(xviii)	Restricted Stock Award Agreement of James E. Huston	Incorporated by reference to the 2008 Form 10-K, Exhibit 10(xviii)

Exhibit 10(xix)	Stock Option Award Agreement of James E. Huston	Incorporated by reference to the 2008 Form 10-K, Exhibit 10(xix)

Exhibit 10 (xx)	First Amendment to Westwood 1997 Stock Option and Incentive Plan	Incorporated by reference to the 2008 Form 10-K, Exhibit 10(xx)

Exhibit 10 (xxi)	First Amendment to Camco 2002 Equity Incentive Plan	Incorporated by reference to the 2008 Form 10-K, Exhibit 10(xxi)

Exhibit 10 (xxii)	Second Amendment to Change of Control Agreements	Incorporated by reference to the 2008 Form 10-K, Exhibit 10(xxii)

Exhibit 10 (xxiii)	First Amendment to Salary Continuation Agreements	Incorporated by reference to the 2008 Form 10-K, Exhibit 10(xxiii)

Exhibit 10 (xxiv)	Cease and Desist Order	Incorporated by reference to the 2009 Form 10-K, Exhibit 10(xxiv)

ITEM	DESCRIPTION	DOCUMENT REFERENCE

Exhibit 10 (xxv)	2010 Camco Financial Stock Option And Incentive Plan	Incorporated by reference as Exhibit A to the Definitive Proxy on April 19, 2010

Exhibit 10 (xxvi)	Incentive Stock Option Award Agreement Pursuant to the Camco Financial Corporation 2010 Stock Option and Incentive Plan	Incorporated by reference to the Form 8-K filed on March 10, 2011, Exhibit 10.1

Exhibit 10 (xxvii)	Non-Qualified Stock Option Award Agreement Pursuant to the Camco Financial Corporation 2010 Stock Option and Incentive Plan	Incorporated by reference to the Form 8-K filed on March 10, 2011, Exhibit 10.2

Exhibit 10 (xxviii)	Change of Control Agreement with John E. Kirksey	Incorporated by reference to the Form 8-K filed on March 30, 2011, Exhibit 10

Exhibit 21	Subsidiaries of Camco	Filed herewith

Exhibit 23(i)	Consent of Plante & Moran PLLC	Filed herewith

Exhibit 23(ii)	Consent of Vorys, Sater, Seymour and Pease LLP	To be filed by amendment

Exhibit 24	Power of Attorney	Filed herewith

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(7)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Cambridge, State of Ohio, on August 12, 2011.

Camco Financial Corporation

By	/s/ James E. Huston James E. Huston,
Chairman, President, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

By	/s/ Jeffrey T. Tucker* Jeffrey T. Tucker,	By	/s/ James D. Douglas* James D. Douglas,
	Lead Director		Director

Date: August 12, 2011		Date: August 12, 2011

By	/s/ Carson K. Miller* Carson K. Miller,	By	/s/ Terry A. Feick* Terry A. Feick,
	Director		Director

Date: August 12, 2011		Date: August 12, 2011

By	/s/ Edward D. Goodyear* Edward D. Goodyear,	By	/s/ Andrew S. Dix* Andrew S. Dix,
	Director		Director

Date: August 12, 2011		Date: August 12, 2011

By	/s/ J. Timothy Young* J. Timothy Young,	By	/s/ Kristina K. Tipton Kristina K. Tipton,
	Director		Corporate Controller
(Principal Accounting Officer)

Date: August 12, 2011		Date: August 12, 2011

By	/s/ John E. Kirksey John E. Kirksey,	By	/s/ James E. Huston James E. Huston,
	Senior Vice President, Chief Financial Officer, Treasurer		Chairman, President, Chief Executive Officer
	(Principal Financial Officer)		(Principal Executive Officer)

Date: August 12, 2011			Date: August 12, 2011

*	The above-named directors of the Company sign this registration statement by John E. Kirksey, their attorney-in-fact, pursuant to the Power of Attorney signed by each of the above-named directors, which Power of Attorney is filed with this Registration Statement on Form S-1 all in the capacities indicated and on August 12, 2011.

By:	/s/ John E. Kirksey
John E. Kirksey
Attorney-in-Fact

EXHIBIT INDEX

ITEM	DESCRIPTION	DOCUMENT REFERENCE

Exhibit 3(i)	Third Restated Certificate of Incorporation of Camco Financial Corporation, as amended	Incorporated by reference to Camco’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, Film no. 04668873 (“2003 Form 10-K”), Exhibit 3(i)

Exhibit 3(ii)	2003 Amended and Restated By-Laws of Camco Financial Corporation	Incorporated by reference to Camco’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, Exhibit 3(ii)

Exhibit 4	Letter of Agreement to Furnish Copies of Long-term Debt Instruments and Agreements	Filed herewith

Exhibit 5	Opinion of Vorys, Sater, Seymour and Pease LLP	To be filed by amendment

Exhibit 10(i)	Employment Agreement dated December 31, 2008, by and between Camco Financial Corporation and James E. Huston	Incorporated by reference to Camco’s 8-K filed on January 7, 2009, film no. 09512081 (“2009 8-K”), Exhibit 10

Exhibit 10(ii)	Form of 2002 Salary Continuation Agreement, including individualized Schedule A’s for each participant	Incorporated by reference to Camco’s 2003 Form 10-K, Exhibit 10(iv)

Exhibit 10(iii)	Form of 1996 Salary Continuation Agreement, including Schedule A for Edward A. Wright	Incorporated by reference to Camco’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 film no. 05684554 (“2004 Form 10-K”), Exhibit 10(iv)

Exhibit 10(iv)	Form of Executive Deferred Compensation Agreement	Incorporated by reference to Camco’s 2003 Form 10-K, Exhibit 10(vi)

Exhibit 10(v)	First Ashland Financial Corporation 1995 Stock Option and Incentive Plan	Incorporated by reference to Camco’s Form S-8 filed on June 10, 2002, File Number 333-90142, Exhibit 4.01

Exhibit 10(vi)	Incentive Stock Option Award Agreement Pursuant to the First Ashland Financial Corporation 1995 Stock Option and Incentive Plan	Incorporated by reference to Camco’s 2004 Form 10-K, Exhibit 10(vii)

Exhibit 10(vii)	Non-Qualified Stock Option Award Agreement Pursuant to the First Ashland Financial Corporation 1995 Stock Option and Incentive Plan	Incorporated by reference to Camco’s 2004 Form 10-K, Exhibit 10(viii)

Exhibit 10(xiii)	Camco Financial Corporation 2002 Equity Incentive Plan	Incorporated by reference to Camco’s Form S-8 filed on June 10, 2002, File Number 333-90152, Exhibit 4.01

Exhibit 10(ix)	Incentive Stock Option Award Agreement Pursuant to the Camco Financial Corporation 2002 Equity Incentive Plan	Incorporated by reference to Camco’s Form 8-K filed on February 2, 2005, film no. 05570393 (“2005 8-K”), Exhibit 10.5

ITEM	DESCRIPTION	DOCUMENT REFERENCE

Exhibit 10(x)	Non-Qualified Stock Option Award Agreement Pursuant to the Camco Financial Corporation 2002 Equity Incentive Plan	Incorporated by reference to Camco’s 2004 Form 10-K, Exhibit 10(xi)

Exhibit 10(xi)	Camco Financial Corporation 1995 Stock Option and Incentive Plan	Incorporated by reference to Camco’s Form S-8 filed on June 10, 2002, File Number 333-90166, Exhibit 4.01

Exhibit 10(xii)	Westwood Homestead Financial Corporation 1997 Stock Option and Incentive Plan	Incorporated by reference to Camco’s Form S-8 filed on January 5, 2000, File Number 333-94113, Exhibit 4.01

Exhibit 10(xiv)	Incentive Stock Option Award Agreement Pursuant to the Westwood Homestead Financial Corporation 1997 Stock Option Plan	Incorporated by reference to the 2005 8-K, Exhibit 10.4

Exhibit 10(xv)	Non-Qualified Stock Option Award Agreement Pursuant to the Westwood Homestead Financial Corporation 1997 Stock Option Plan	Incorporated by reference to the 2005 8-K, Exhibit 10.3

Exhibit 10(xvi)	2010 Incentive Award Plan	Incorporated by reference to the Form 8-K filed on February 1, 2010, as amended by the Form 8-K on February 5, 2010

Exhibit 10(xvii)	Change of Control Agreement including Attachment A listing participants	Incorporated by reference to Camco’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (“2008 Form 10-K”), Exhibit 10(xvii)

Exhibit 10(xviii)	Restricted Stock Award Agreement of James E. Huston	Incorporated by reference to the 2008 Form 10-K, Exhibit 10(xviii)

Exhibit 10(xix)	Stock Option Award Agreement of James E. Huston	Incorporated by reference to the 2008 Form 10-K, Exhibit 10(xix)

Exhibit 10 (xx)	First Amendment to Westwood 1997 Stock Option and Incentive Plan	Incorporated by reference to the 2008 Form 10-K, Exhibit 10(xx)

Exhibit 10 (xxi)	First Amendment to Camco 2002 Equity Incentive Plan	Incorporated by reference to the 2008 Form 10-K, Exhibit 10(xxi)

Exhibit 10 (xxii)	Second Amendment to Change of Control Agreements	Incorporated by reference to the 2008 Form 10-K, Exhibit 10(xxii)

Exhibit 10 (xxiii)	First Amendment to Salary Continuation Agreements	Incorporated by reference to the 2008 Form 10-K, Exhibit 10(xxiii)

Exhibit 10 (xxiv)	Cease and Desist Order	Incorporated by reference to the 2009 Form 10-K, Exhibit 10(xxiv)

ITEM	DESCRIPTION	DOCUMENT REFERENCE

Exhibit 10 (xxv)	2010 Camco Financial Stock Option And Incentive Plan	Incorporated by reference as Exhibit A to the Definitive Proxy on April 19, 2010

Exhibit 10 (xxvi)	Incentive Stock Option Award Agreement Pursuant to the Camco Financial Corporation 2010 Stock Option and Incentive Plan	Incorporated by reference to the Form 8-K filed on March 10, 2011, Exhibit 10.1

Exhibit 10 (xxvii)	Non-Qualified Stock Option Award Agreement Pursuant to the Camco Financial Corporation 2010 Stock Option and Incentive Plan	Incorporated by reference to the Form 8-K filed on March 10, 2011, Exhibit 10.2

Exhibit 10 (xxviii)	Change of Control Agreement with John E. Kirksey	Incorporated by reference to the Form 8-K filed on March 30, 2011, Exhibit 10

Exhibit 21	Subsidiaries of Camco	Filed herewith

Exhibit 23(i)	Consent of Plante & Moran PLLC	Filed herewith

Exhibit 23(ii)	Consent of Vorys, Sater, Seymour and Pease LLP	To be filed by amendment

Exhibit 24	Power of Attorney	Filed herewith